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TABLE OF CONTENTS 2

As filed with the Securities and Exchange Commission on October 11, 2013

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CARDIODX, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	8071 (Primary Standard Industrial Classification Code Number)	65-1198370 (I.R.S. Employer Identification Number)

CardioDx, Inc.
2500 Faber Place
Palo Alto, California 94303
(650) 475-2788
(Address, including zip code and telephone number,
of Registrant's principal executive offices)

David L. Levison
President and Chief Executive Officer
CardioDx, Inc.
2500 Faber Place
Palo Alto, California 94303
(650) 475-2788
(Name, address, including zip code and telephone number,
including area code, of agent for service)

Copies to:

Mark B. Weeks David G. Peinsipp Cooley LLP 3175 Hanover Street Palo Alto, California 94304 (650) 843-5000	Bruce K. Dallas Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, California 94025 (650) 752-2000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

                  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.

                  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

                  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

                  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

                  Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer	Non-accelerated filer (Do not check if a smaller reporting company)	Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common Stock, $0.001 par value per share	$86,250,000	$11,109

(1)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)

Includes offering price of any additional shares that the underwriters have the option to purchase.

(3)

Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, based on an estimate of the proposed maximum aggregate offering price.

                  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus dated October 11, 2013

PROSPECTUS

                Shares

Common Stock

              This is CardioDx's initial public offering. We are selling                        shares of our common stock.

              We expect the public offering price to be between $            and $            per share. Currently, no public market exists for the shares. After pricing of the offering, we expect that the shares will trade on the NASDAQ Global Market under the symbol "CDX."

              We are an "emerging growth company" under federal securities laws and, as such, will be subject to reduced public company reporting requirements.

              Investing in the common stock involves risks that are described in the "Risk Factors" section beginning on page 12 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us(1)	$	$

(1)

See "Underwriting."

              The underwriters may also exercise their option to purchase up to an additional                        shares from us, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus.

              Entities affiliated with certain of our existing stockholders have indicated an interest in purchasing an aggregate of approximately $             million in shares of our common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters could determine to sell more, less or no shares to any of these potential investors and any of these potential investors could determine to purchase more, less or no shares in this offering.

              Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              The shares will be ready for delivery on or about                        , 2013.

BofA Merrill Lynch	Jefferies

Piper Jaffray	William Blair

The date of this prospectus is                        , 2013.

CARDIODX®

Are you experiencing any of the following symptoms?

- Chest discomfort
- Fatigue
- Shortness of breath
- Dizziness
- Heartburn
- Abdominal discomfort
- Nausea

Corus® CAD is a simple, sex-specific blood test that can help your doctor determine whether or not your symptoms are due to a blockage in your heart.

CORUS CAD
Gene Expression Test By CardioDx

Ask your doctor about Corus CAD today!

              We and the underwriters have not authorized anyone to give any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

              Through and including                        , 2013 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

              Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons who come into possession of this prospectus and any applicable free writing prospectus we have prepared in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions in this offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction.

i

PROSPECTUS SUMMARY

              This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should read the entire prospectus carefully, including the sections titled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus. Unless the context suggests otherwise, references in this prospectus to "CardioDx," the "Company," "we," "us" and "our" refer to CardioDx, Inc.

Company Overview

              We are a molecular diagnostics company developing and commercializing novel, proprietary tests that help improve treatment decisions, enhance patient outcomes and reduce the overall cost of care. We use genomic technologies to provide healthcare professionals with critical, actionable information to improve patient care and management. Our product strategy addresses the needs of three key healthcare constituents: patients, healthcare providers and public and private payers. Our initial focus is on diagnostics for cardiovascular diseases, specifically coronary artery disease, or CAD, arrhythmia and heart failure.

              Our Corus® CAD test is the first and only commercially available blood-based gene expression test that provides a current-state assessment for non-diabetic patients with symptoms that are suggestive of obstructive CAD. Corus CAD helps clinicians rule out obstructive CAD as the cause of these symptoms. Ruling out CAD as the cause of these symptoms can help avoid significant costs, risks and inconveniences associated with unnecessary referrals, non-invasive imaging and invasive coronary angiography, also known as cardiac catheterization. Our test has been clinically validated in independent patient cohorts, including two prospective, multicenter U.S. trials, PREDICT and COMPASS. Corus CAD became commercially available in 2009 and, through June 30, 2013, we have delivered results for over 40,000 tests. In August 2012, the Corus CAD test received Medicare Part B coverage, making the test a covered benefit for the estimated 48 million Medicare beneficiaries in the U.S.

              Cardiovascular diseases, or CVDs, are the leading cause of death worldwide. In the U.S., CAD, one of the most common CVDs, accounts for nearly one in six deaths according to the American Heart Association. We estimate that approximately three million non-diabetic patients in the U.S. with no prior revascularization, such as stenting or bypass surgery, and no prior myocardial infarction (heart attack) visit their primary care provider each year complaining of symptoms that may be suggestive of obstructive CAD. Studies have shown that only approximately 10% of patients who present to their primary care providers with symptoms suggestive of obstructive CAD actually have obstructive CAD, while the remaining approximately 90% of patients have symptoms that stem from other conditions, most of which are typically less urgent, such as musculoskeletal disorders, gastrointestinal disease and psychosocial syndromes. Nevertheless, patients' and providers' concern that the symptoms could be due to a cardiac cause, coupled with providers' concern for malpractice claims, have led physicians to over-refer patients to specialists and aggressively pursue costly and time-consuming cardiac diagnostic work-ups. We estimate that the total amount spent in the U.S. each year on these diagnostic work-ups, including non-invasive and invasive tests, in the non-diabetic population with no prior revascularization or myocardial infarction is approximately $6.7 billion. The $6.7 billion accounts for procedural costs for patients initially evaluated in the primary care setting or cardiology offices.

              Despite the significant cost and use of existing non-invasive diagnostic tests such as myocardial perfusion imaging, or MPI, stress echocardiography and exercise electrocardiogram, only approximately 40% of patients who are referred for elective invasive coronary angiography are found to have actionable, obstructive CAD. The over-utilization of non-invasive and invasive cardiac diagnostic testing has a negative impact on three key healthcare constituents:

•

patients, who undergo unnecessary physician visits, testing and invasive procedures and are exposed to substantial medical risks, including procedural complications, side effects and high levels of radiation;

•

providers, who spend time and resources pursuing incorrect diagnoses, resulting in potential delays in delivering appropriate treatment and lower patient satisfaction; and

•

payers, who experience higher overall healthcare costs, including those resulting from unnecessary tests and referrals to specialists.

              In light of the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively, the PPACA, both public and private payers are focused on lowering healthcare costs—or at least ameliorating the current rapid expansion of costs—and increasing efficiency of care. Managed care organizations and other payers continue to look for ways to promote interventions that are more effective for select groups of patients and that therefore provide an appropriate balance of benefits, risks and costs. As healthcare reform is implemented, we expect that there will be even more emphasis placed on avoiding procedures that have a low probability of changing a clinical decision, especially in large patient populations with high treatment costs such as the CAD market. We believe the gatekeeper nature of the Corus CAD test is well suited for this evolving healthcare landscape.

Market Opportunity

              CVDs are the leading cause of death worldwide, representing 30% of all global deaths. The World Health Organization estimates that in 2008, 17.3 million people died from some form of CVD, mainly coronary heart disease and stroke. In the U.S. alone, according to the American Heart Association, CVDs accounted for almost 800,000 deaths in 2009, or about one in three deaths. The American Heart Association projects that by 2030, over 40% of the U.S. population will have some form of CVD.

              CAD is a subset of cardiovascular disease and is one of the most common types of heart disease. In 2008, an estimated 7.3 million people worldwide died of CAD. In the U.S., CAD caused one in six deaths in 2009. According to the American Heart Association, in 2010, CAD alone was projected to cost $108.9 billion in the U.S., including the cost of healthcare services, medications and lost productivity, with the total projected annual cost reaching $218.7 billion by 2030.

              The heightened public awareness of CAD and its symptoms and morbidity rates lead many patients to seek medical advice at the first sign of symptoms. Each year in the U.S. alone, approximately three million non-diabetic patients with no prior revascularization or myocardial infarction present in primary care offices with symptoms that can be suggestive of CAD. An additional approximately eight million patients present directly to hospital emergency departments each year with chest pain.

              Currently, those patients who present in outpatient settings undergo a number of different diagnostic tests and procedures in connection with the typical patient work-up to assess for obstructive CAD. These tests and procedures include, but are not limited to:

•

non-invasive testing such as exercise electrocardiogram, stress echocardiography, MPI and cardiac computed tomographic angiography; and

•

invasive coronary angiography.

              There is significant variation among clinicians in the type, number and sequence of tests ordered to evaluate patients with typical or atypical symptoms suggestive of obstructive CAD. Discordant or indeterminate results from such tests are common particularly because of the subjectivity in interpreting the test results, and they can lead to additional testing or premature or unnecessary referral for invasive coronary angiography. The currently available non-invasive and invasive diagnostic tests for ruling out obstructive CAD in patients presenting with typical or atypical symptoms have substantial medical risks including complications, side effects and radiation exposure. Additionally, current usual care results in significant patient inconvenience, including loss of time associated with multiple referrals from one clinician to another, waiting periods to schedule additional appointments and the duration of the tests or procedures ordered, as well as other inconveniences associated with the tests or procedures.

              We estimate that the total amount spent on non-invasive and invasive procedures for the non-diabetic patient population who initially present in primary care or cardiology offices with no prior revascularization or myocardial infarction in the U.S. is approximately $6.7 billion per year. Of this amount, approximately $3.7 billion is spent on MPIs, and $2.1 billion is spent on invasive coronary angiographies.

              Despite the significant cost and widespread use of existing non-invasive diagnostic tests such as MPI, the majority of patients referred for invasive coronary angiography do not have obstructive CAD. In 2010, data from the National Cardiovascular Data Registry, or NCDR, revealed that only approximately 40% of nearly 400,000 patients undergoing elective invasive coronary angiography had obstructive CAD. Of the approximately 60% of patients who underwent catheterization but were found not to have obstructive CAD, the significant majority (approximately 85%) of these patients had undergone at least one non-invasive diagnostic test for CAD prior to their catheterization.

              A clear need exists for a more accurate, safer and more convenient test to initially rule out patients with a low risk of obstructive CAD as the source of their symptoms. A better clinical paradigm would accurately rule out patients early in the diagnosis process, reducing unnecessary procedures, referrals, costs and risks, thereby benefiting patients, providers and payers.

Our Solution

              Corus CAD is our clinically validated blood-based test for ruling out obstructive CAD in patients with symptoms suggestive of obstructive CAD. Our intended use population includes non-diabetic patients with, among other things, no prior revascularization or myocardial infarction. Corus CAD is a proprietary gene expression test that measures the expression levels of 23 distinct messenger RNA, or mRNA, sequences, the majority of which are known to be associated with atherosclerosis and involved in inflammation, cell death, and adaptive and innate immunity. In addition to gene expression levels, the Corus CAD algorithm incorporates the age and gender of the patient, which are also known to affect the likelihood of coronary disease. The test requires only a single routine blood draw, and the test result is generally available within 48 to 72 hours. The Corus CAD test does not subject patients to risks associated with other tests or procedures, including complications, side effects and radiation exposure, or delays associated with scheduling and performing other tests or procedures. The Corus CAD test yields a score along a 1 to 40 scale, with a lower score representing a lower likelihood of obstructive CAD. Used as an initial test, the Corus CAD test helps primary care clinicians and cardiologists evaluate whether to refer a patient for further cardiac testing or investigate other causes for the patient's symptoms. We perform the Corus CAD test in our clinical laboratory, which has been certified according to the Clinical Laboratory Improvement Amendments of 1988, or CLIA, under the regulations of the Centers for Medicare & Medicaid Services, or CMS, and also has been accredited by the College of American Pathology, or CAP. In connection with our planned move to a new facility in the second quarter of 2014 to replace our existing corporate headquarters, including our laboratory space, we plan to seek the same certifications for our new laboratory space. However, there can be no assurance that we will be successful in obtaining all the applicable laboratory certifications necessary to continue operations at the new facility.

              Two prospective, multi-center clinical trials, PREDICT and COMPASS, validated the performance of the Corus CAD test in determining the likelihood of obstructive CAD in patient populations previously referred for invasive coronary angiography and MPI, respectively. MPI is a widely used non-invasive test to evaluate patients suspected of having obstructive CAD. In the COMPASS trial, at a score threshold of 15 or less, Corus CAD showed a sensitivity of 89% and a negative predictive value, or NPV, of 96%, compared to MPI, which showed a sensitivity of 27% and NPV of 88%. Sensitivity is the proportion of patients with disease who test positive. NPV is the proportion of patients who test negative who do not have disease. The COMPASS results demonstrate that a low Corus CAD score (test score 15) has higher overall diagnostic accuracy than MPI for determining the absence of obstructive CAD. We believe the improved sensitivity and NPV of Corus CAD over MPI better position the Corus CAD test to identify low-risk patients initially presenting with typical or atypical symptoms suggestive of CAD.

              We have developed a robust evidence package to support the performance and utility of Corus CAD, which we use to educate clinicians and payers. In August 2012, our Corus CAD test received Medicare Part B coverage from Palmetto GBA, or Palmetto, the regional Medicare Administrative Contractor, or MAC, in California, for dates of service from January 1, 2012. On September 16, 2013, the regional MAC in California transitioned from Palmetto to Noridian Healthcare Solutions, LLC, or Noridian. The coverage for Corus CAD remains effective following this transition. Our coverage by Noridian provides for reimbursement at a fixed payment amount established by Palmetto for tests performed for Medicare patients throughout the U.S. so long as the tests are performed in our California laboratory. We believe our evidence package has been significantly enhanced in 2013 due to the publication of the COMPASS study and a recent clinical utility study and we will continue to generate, present and publish evidence to support further adoption of Corus CAD by clinicians and payers. However, we have not received a positive coverage decision for Corus CAD from any commercial third-party payer to date, and we have recently received non-coverage decisions from some large third-party payers.

              We believe the gatekeeper nature of the Corus CAD test benefits patients, providers and payers by improving the quality and efficiency of care.

Commercialization Strategy

              Our goal is for Corus CAD to be the primary first-line test used in a diagnostic work-up to assess the likelihood of obstructive CAD in symptomatic, non-diabetic patients. To succeed, we must significantly increase the commercial adoption of Corus CAD by:

•

broadening payer coverage and reimbursement;

•

expanding our sales presence;

•

increasing market awareness;

•

expanding our clinical and economic utility data; and

•

pursuing relationships with commercial partners.

Future Growth Opportunities

              We believe we can leverage our research expertise and commercial experience to develop additional revenue opportunities. Our research and development efforts focus on three principal areas:

•

product line extensions or enhancements to expand the scope of our intended use population and indications or the development of additional algorithms that target specific patient populations, including the development of a Corus CAD test appropriate for diabetics;

•

new product development in other areas of CVD, including our ongoing arrhythmia program; and

•

technology platform development to increase efficiency and lower costs in our testing and laboratory operations.

Financial Overview

              Prior to Corus CAD receiving Medicare Part B coverage in August 2012, we maintained a limited commercial sales force as we focused our efforts primarily on (1) developing and validating our test algorithm, (2) obtaining the necessary certifications and licensures for our laboratory, (3) launching and establishing early commercial experience with our test and (4) generating the clinical validity, clinical utility and economic value data necessary to create a robust evidence package that would be used to obtain reimbursement of our test and support clinician adoption. As a result, we generated nominal revenue and incurred significant operating losses over this period.

              Subsequent to Corus CAD receiving Medicare Part B coverage in August 2012, and in anticipation of additional positive private payer decisions, we began to expand our commercial presence by increasing the size of our sales force and enhancing our marketing efforts. In the six months ended June 30, 2013, we delivered results for 7,644 tests and generated $2.9 million in revenue. As of June 30, 2013, our total stockholders' deficit was $105.9 million and we had $46.8 million in cash, cash equivalents and investments.

Risks That We Face

              Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled "Risk Factors" immediately following this prospectus summary. These risks include, among others, the following:

•

Our financial results currently depend almost entirely on the sales of one product, our Corus CAD test, and we will need to generate significant revenue from this test in order to achieve profitability.

•

We have a limited commercial history. We have incurred significant losses since our inception, and we expect to incur losses for the current fiscal year and the next several years.

•

Our strategy depends on achieving greater market acceptance of our Corus CAD test, which will require us to expand our sales and marketing capabilities in order to increase demand for the test, expand geographically and receive favorable reimbursement determinations from third-party payers.

•

Health insurers and other third-party payers may decide not to cover our diagnostic products or may provide inadequate reimbursement, which could jeopardize our commercial prospects.

•

Medicare reimbursements currently comprise a significant portion of our revenue, and we may not be able to maintain or increase the number of our tests reimbursed by Medicare or their reimbursement levels.

•

If we are unable to compete successfully, we may be unable to increase or sustain our revenue or achieve profitability.

•

Healthcare reform measures could hinder or prevent the commercial success of Corus CAD.

•

Changes in Medicare Administrative Contractor services could alter current Medicare coverage or payment amounts.

•

Our Medicare Part B coverage is not a formal coverage determination by CMS, and any future adverse coverage decisions by CMS could substantially reduce our revenue.

•

We do not currently have any issued patents covering Corus CAD. We may be unable to obtain, maintain and enforce the patent and other intellectual property rights necessary to protect our technologies and tests.

•

Our business is subject to complex and sometimes unpredictable government regulations. If we fail to comply with these regulations, we could incur significant fines and penalties.

Corporate Information

              We were incorporated in Delaware as CardioDx, Inc. in July 2003. Our principal executive offices are located at 2500 Faber Place, Palo Alto, California 94303, and our telephone number is (650) 475-2788. Our website address is www.cardiodx.com. Information contained on or accessible through our website is not a part of this prospectus and should not be relied upon in determining whether to make an investment decision.

              CardioDx®, the CardioDx logo, Corus® and other trade names, trademarks or service marks of CardioDx appearing in this prospectus are the property of CardioDx. Trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective holders. We do not intend our use or display of other companies' trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other companies.

              We are an "emerging growth company" as defined in the recently enacted Jumpstart Our Business Startups Act, or the JOBS Act, and therefore we may take advantage of certain exemptions from various public company reporting requirements, including not being required to have our internal controls over financial reporting audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments. We may take advantage of these exemptions until we are no longer an "emerging growth company." In addition, the JOBS Act provides that an "emerging growth company" can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption, and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not "emerging growth companies." We will remain an "emerging growth company" until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of this offering, (b) in which we have total annual gross revenue of at least $1.0 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

 The Offering

Common stock offered by us	shares
Common stock to be outstanding after this offering	shares
Option to purchase additional shares	The underwriters have an option to purchase up to additional shares of our common stock.
Use of proceeds

We estimate that our net proceeds from this offering will be approximately $         million (or $         million if the underwriters exercise their option to purchase additional shares in full), based on an assumed initial public offering price of $         per share, the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use the net proceeds from this offering as follows:
	•	approximately $ million to provide working capital to expand our commercial organization, including sales and marketing personnel;
	•	approximately $ million to fund continuing operating losses as we seek additional payer reimbursement coverage determinations for Corus CAD;
	•	approximately $ million to conduct additional clinical and marketing activities to enhance our evidence package for Corus CAD; and
	•	approximately $ million for research and development purposes as well as for general corporate purposes.

We may also use a portion of the net proceeds from this offering for acquisitions of, or investments in, technologies, solutions or businesses that complement our business, although we have no present commitments or agreements to enter into such acquisitions or investments. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our commercialization efforts, the status of additional payer reimbursement coverage determinations for Corus CAD and the results of our research and development efforts. In particular, if we do not obtain positive coverage decisions from commercial payers in a timely manner, we may decide to postpone expansion of our commercial organization, including sales and marketing personnel, and reallocate that portion of the net proceeds from this offering to clinical and marketing activities to obtain such positive coverage decisions and to fund continuing operating losses during that additional time.

proceeds from this offering for general corporate purposes. Accordingly, we will have broad discretion over the uses of the net proceeds from this offering. Pending these uses, we intend to invest the net proceeds from this offering in short-term, investment-grade interest-bearing securities such as money market funds, certificates of deposit, commercial paper and guaranteed obligations of the U.S. government. See "Use of Proceeds" for additional information.

Risk factors	See "Risk Factors" beginning on page 12 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.
Proposed NASDAQ Global Market symbol	CDX

              Entities affiliated with certain of our existing stockholders have indicated an interest in purchasing an aggregate of approximately $             million in shares of our common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters could determine to sell more, less or no shares to any of these potential investors and any of these potential investors could determine to purchase more, less or no shares in this offering. Any shares purchased by these potential investors that are our affiliates will be subject to lock-up restrictions described in the section of this prospectus entitled "Shares Eligible for Future Sale."

              The number of shares of our common stock to be outstanding after this offering is based on 126,921,989 shares of our common stock (including preferred stock on an as-converted basis) outstanding as of June 30, 2013, and excludes:

•

22,564,815 shares of common stock issuable upon the exercise of outstanding stock options as of June 30, 2013, pursuant to our 2004 Stock Plan, or our 2004 Plan, at a weighted-average exercise price of $0.32 per share;

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2,924 shares of common stock issuable upon the exercise of common stock warrants outstanding as of June 30, 2013, at a weighted-average exercise price of $7.05 per share;

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3,653,201 shares of common stock issuable upon the exercise of preferred stock warrants outstanding as of June 30, 2013, at a weighted-average exercise price of $1.34 per share;

•

4,005,085 shares of common stock reserved for future issuance under our 2004 Plan as of June 30, 2013, which shares will cease to become available for future issuance at the time our 2013 Equity Incentive Plan, or our 2013 Plan, becomes effective in connection with this offering;

•

38,569,900 shares of common stock reserved for future issuance under our 2013 Plan (which consist of (i) 12,000,000 shares of common stock reserved for issuance under our 2013 Plan; (ii) 4,005,085 shares of common stock reserved for issuance under our 2004 Plan as of June 30, 2013, which shares will be added to the shares reserved under the 2013 Plan upon its effectiveness; and (iii) up to 22,564,815 additional shares as of June 30, 2013 that may be added to the 2013 Plan upon the expiration, termination, forfeiture or other reacquisition of any shares of common stock issuable upon the exercise of stock awards outstanding under the 2004 Plan), which will become effective upon the execution and delivery of the underwriting agreement for this offering; and

•

            shares of common stock to be reserved for issuance under our 2013 Employee Stock Purchase Plan, to be effective in connection with this offering, as well as any automatic increases in the number of shares of common stock reserved for future issuance under this benefit plan.

              In addition, unless we specifically state otherwise, all information in this prospectus assumes:

•

a 1-for-            reverse stock split of our common stock and preferred stock to be effected prior to this offering;

•

the filing of our amended and restated certificate of incorporation in Delaware and the adoption of our amended and restated bylaws, each of which will occur immediately prior to the completion of this offering;

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the automatic conversion of all outstanding shares of our preferred stock into an aggregate of 126,757,156 shares of common stock immediately prior to the closing of this offering;

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the automatic conversion of all outstanding preferred stock warrants into warrants to purchase an aggregate of 3,653,201 shares of common stock immediately prior to the closing of this offering;

•

no exercise of outstanding options or outstanding warrants; and

•

no exercise of the underwriters' option to purchase up to an additional            shares of common stock.

 Summary Financial Data

              The following tables summarize our financial data. You should read this summary financial data together with the sections titled "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as our financial statements and related notes included elsewhere in this prospectus.

              We have derived the statements of operations data for the years ended December 31, 2011 and 2012 from our audited financial statements that are included elsewhere in this prospectus. We have derived the statements of operations data for the six months ended June 30, 2012 and 2013 and the balance sheet data as of June 30, 2013 from our unaudited interim financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected for the full year or for any period in the future.

	Year Ended December 31,		Six Months Ended June 30,
	2011	2012	2012	2013
	(in thousands, except share and per share data)
			(unaudited)
Statements of Operations Data:
Revenue	$1,527	$$2,475	$466	$2,874
Operating expenses:
Cost of revenue	5,981	4,680	2,269	3,027
Research and development	9,194	8,312	4,160	5,317
Sales and marketing	5,704	7,989	3,243	7,103
General and administrative	6,143	7,221	3,189	5,599

Total operating expenses	27,022	28,202	12,861	21,046

Loss from operations	(25,495)	(25,727)	(12,395)	(18,172)
Interest income	71	71	29	58
Interest expense	(297)	—	—	—
Other income (expense), net	(256)	17	61	(302)

Net loss	(25,977)	(25,639)	(12,305)	(18,416)
Gain on extinguishment of convertible preferred stock(1)	76,288	—	—	—
Accretion and dividends on convertible preferred stock to redemption value	(5,945)	(9,194)	(3,963)	(5,827)
Net income attributable to participating securities	(44,316)	—	—	—

Net income (loss) attributable to common stockholders	$50	$(34,833)	$(16,268)	$(24,243)

Net income (loss) per share attributable to common stockholders(2) :
Basic and diluted	$0.58	$(371.67)	$(189.75)	$(172.86)

Weighted average shares of common stock used in computing net income (loss) per share attributable to common stockholders:
Basic and diluted	85,625	93,721	85,735	140,248

Pro forma net loss per share of common stock, basic and diluted (unaudited)		$(0.26)		$(0.15)

Weighted-average shares used in computing pro forma net loss per share of common stock, basic and diluted (unaudited)		97,685,267		126,890,167

(1)

See Note 10 within the notes to our financial statements appearing elsewhere in this prospectus for a description of the adjustment to net loss resulting from the extinguishment of the preferred stock in connection with the February 2011 recapitalization.

(2)

See Note 2 within the notes to our financial statements appearing elsewhere in this prospectus for a description of the method used to calculate basic and diluted net income (loss) per common share and pro forma basic and diluted net loss per common share.

	As of June 30, 2013
	Actual	Pro Forma(1)	Pro Forma As Adjusted(2)
	(in thousands)
	(unaudited)
Balance Sheet Data:
Cash, cash equivalents and investments	$46,826	$46,826	$
Working capital	43,952	43,952
Total assets	54,152	54,152
Convertible preferred stock	152,986	—		—
Total stockholders' equity (deficit)	(105,857)	47,926

(1)

Gives effect to the automatic conversion of all outstanding shares of preferred stock into 126,757,156 shares of common stock immediately prior to the closing of this offering, the reclassification of the preferred stock warrant liability of $797,000 as of June 30, 2013 into stockholders' equity and the filing and effectiveness of our amended and restated certificate of incorporation in Delaware.

(2)

Reflects, in addition to the pro forma adjustments set forth above, the sale by us of shares of common stock in this offering at an assumed initial public offering price of $            per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS

              Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the other information included in this prospectus, including our financial statements and related notes and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," before you decide to purchase shares of our common stock. If any of the following risks actually occurs, it may harm our business, prospects, financial condition and operating results. As a result, the trading price of our common stock could decline, and you could lose part or all of your investment.

Risks Related to Our Business

Our financial results currently depend almost entirely on the sales of one product, our Corus CAD test, and we will need to generate significant revenue from this test in order to achieve profitability.

              We expect to continue to derive substantially all of our revenue from sales of one product, our Corus® CAD test for coronary artery disease, or CAD, for the foreseeable future. We currently have no other products for sale and may never be able to develop products other than Corus CAD. If we are unable to increase sales and establish significant levels of adoption of and reimbursement for our Corus CAD test, we may never be able to achieve profitability. There is not currently widespread awareness or adoption of the Corus CAD test among clinicians, and we have limited reimbursement coverage for the Corus CAD test available through government and private payers in the U.S. In addition, we have a relatively small sales force that offers Corus CAD in a total of 34 U.S. communities in 14 states. Our ability to increase sales and establish significant levels of adoption and reimbursement for our Corus CAD test is uncertain, and we may never be able to achieve profitability for many reasons, including, among others:

•

Corus CAD may not achieve widespread adoption among clinicians and payers;

•

third-party payers, such as insurance companies and government insurance programs, may decide not to reimburse for Corus CAD, or may set the amounts of such reimbursements at prices that do not allow us to cover our expenses;

•

the results of our clinical trials and any additional clinical and economic utility data that we may develop, present and publish may not reach the level of statistical or clinical significance required to convince clinicians or payers of the value of Corus CAD;

•

our sales and marketing efforts may fail to effectively reach clinicians and third-party payers and communicate the benefits of using Corus CAD;

•

a more effective or less expensive diagnostic test for CAD may be developed;

•

the U.S. Food and Drug Administration, or FDA, or other regulatory bodies may adopt new regulations that impose significant restrictions on our ability to market and sell Corus CAD; and

•

we may fail to adequately protect our intellectual property relating to Corus CAD.

We have a limited commercial history. We have incurred significant losses since our inception, and we expect to incur losses for the current fiscal year and the next several years.

              We have a limited commercial history. Substantially all of our revenue to date has been derived from our Corus CAD test, which we launched in June 2009, but for which we did not generate meaningful revenue until we received Medicare Part B coverage in August 2012. Our limited commercial history may make it difficult to evaluate our current business and makes predictions about our future results, prospects or viability subject to significant uncertainty. We will continue to encounter risks and difficulties frequently experienced by early commercial-stage companies, including scaling up our infrastructure and headcount, and may encounter unforeseen expenses, difficulties or delays in connection with our expansion.

              We incurred a net loss of $18.4 million and $25.6 million for the six months ended June 30, 2013 and the year ended December 31, 2012, respectively, and have incurred significant losses since our inception in 2003. As of June 30, 2013, we had an accumulated deficit of $165.9 million. We anticipate incurring losses for the next several years as we increase expenses to support our efforts to increase market share for the Corus CAD test and develop and commercialize new diagnostic tests.

              Historically, our losses have resulted principally from research and development programs, our sales and marketing efforts, our general and administrative expenses and costs associated with performing unreimbursed tests. We expect to continue to incur significant operating expenses and anticipate that our expenses and losses will increase due to costs relating to, among other things:

•

expansion of the size and geographic reach of our sales force and our marketing capabilities to increase market awareness and acceptance of our Corus CAD test;

•

developing, presenting and publishing additional clinical and economic utility data intended to increase payer coverage and clinician adoption;

•

expansion of our operating capabilities;

•

development of, and, as necessary, pursuit of regulatory approvals for, new diagnostic tests;

•

maintenance, expansion and protection of our intellectual property portfolio and trade secrets;

•

any future clinical trials;

•

employment of additional clinical, quality control, scientific, customer service, laboratory, billing and reimbursement and management personnel; and

•

employment of operational, financial, accounting and information systems personnel, consistent with expanding our operations and our status as a newly public company following this offering.

              To become profitable, we must succeed in increasing sales of our Corus CAD test or develop and commercialize new tests with significant market potential. We may never succeed in these activities and may never generate revenue that is sufficient to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain consistently profitable would decrease the market price of our common stock and could significantly impair our ability to raise capital, expand our business or continue to pursue our growth strategy.

Our strategy depends on achieving greater market acceptance of our Corus CAD test, which will require us to expand our sales and marketing capabilities in order to increase demand for the test, expand geographically and receive favorable reimbursement determinations from third-party payers. If we are unsuccessful in one or more of these efforts, we may not be able to increase our revenue and achieve profitability.

              In order to achieve greater market acceptance of our Corus CAD test, we must continue to demonstrate to clinicians, healthcare thought leaders and third-party payers that the test is clinically useful and cost-effective and, further, that our test provides improved or additional benefits over existing or alternative diagnostic tests and procedures.

              We do not believe our current sales and marketing capacity is sufficient to achieve the level of market awareness and sales required for us to attain significant commercial success for our Corus CAD test, to expand our geographic presence or to successfully commercialize any other diagnostic tests we may develop. In order to increase sales of our Corus CAD test, we will need to:

•

expand our direct sales force in the U.S. by recruiting additional sales representatives in selected communities;

•

appropriately educate clinicians, healthcare thought leaders and third-party payers regarding the clinical benefits and cost effectiveness of our Corus CAD test, which may require us to conduct expensive, additional clinical trials;

•

establish, expand and manage coverage and reimbursement arrangements with third-party payers, and develop, present and publish additional clinical and economic utility data to enhance our evidence package to aid in that effort;

•

convince clinicians that performing the test provides a long-term reputational and economic benefit to their practice; and

•

establish appropriate collaboration arrangements with third-party commercial partners who can help expand our commercial reach.

              We have limited experience selling and marketing our Corus CAD test nationally or internationally. We intend to hire additional sales and marketing personnel with experience in the diagnostic, medical device or pharmaceutical industries. We may face competition from other companies in these industries, some of whom are much larger than we are and some of whom can pay significantly greater compensation and benefits than we can in seeking to attract and retain qualified sales and marketing employees. If we are unable to hire and retain qualified sales and marketing personnel, our business will suffer.

Health insurers and other third-party payers may decide not to cover our diagnostic products or may provide inadequate reimbursement, which could jeopardize our commercial prospects.

              Successful commercialization of Corus CAD depends, in large part, on the availability of coverage and adequate reimbursement from government and commercial payers. For new diagnostic tests, private and government payers decide whether to cover the test, the reimbursement amount for a covered test and the specific conditions for reimbursement. Clinicians and patients may not order a diagnostic test unless third-party payers pay a substantial portion of the test price. Coverage determinations and reimbursement levels and conditions are critical to the commercial success of a diagnostic product, and if we are not able to secure positive coverage determinations and reimbursement levels, our business would be materially adversely affected.

              Coverage and reimbursement by a commercial payer may depend on a number of factors, including a payer's determination that our current and future tests are:

•

not experimental or investigational;

•

medically necessary;

•

appropriate for the specific patient;

•

cost-saving or cost-effective; and

•

supported by peer-reviewed publications.

              In addition, several entities conduct technology assessments of new medical tests and devices and provide the results of their assessments for informational purposes to other parties. These assessments may be used by third-party payers and healthcare providers as grounds to deny coverage for or refuse to use a test or procedure. We believe we have received a negative technology assessment from one of these entities and could receive more.

              Since each payer makes its own decision as to whether to establish a policy to reimburse for a test, seeking payer coverage and other approvals is a time-consuming and costly process. We cannot assure you that adequate coverage and reimbursement for the Corus CAD test or future tests will be provided in the future by any third-party payer. We are currently pursuing coverage with several commercial third-party payers. However, we have not received a positive coverage decision for Corus CAD from any commercial third-party payer to date, and we have recently received non-coverage decisions from some large third-party payers. We cannot predict if or when such payers will revisit their coverage decisions or if or when we will receive a positive coverage determination, and we may receive additional non-coverage determinations.

              Our Corus CAD test has received a positive coverage determination from Palmetto GBA, or Palmetto, and Noridian Healthcare Solutions, LLC, or Noridian. We have not received a national coverage decision with respect to Corus CAD in connection with Medicare Part B, nor have state Medicaid programs issued positive coverage decisions. On September 16, 2013, the regional Medicare Administrative Contractor, or MAC, in California transitioned from Palmetto to Noridian. However, Palmetto continues to establish coverage, coding and reimbursement policies for Corus CAD and other molecular diagnostics in our MAC region pursuant to the MolDx program for molecular diagnostics, while Noridian processes claims for tests performed in our MAC region. We cannot predict whether Noridian will continue to provide coverage at the same reimbursement levels or with the same breadth of coverage in the future, or if it will continue to cover the test at all.

              The local coverage determination under the MolDx program expressly finds that Corus CAD "meets criteria for analytical and clinical validity, and clinical utility as a reasonable and necessary Medicare benefit." A coverage article formally attached to the local coverage determination provides additional specific guidance relating to the coverage determination. The article provides that Corus CAD is covered for symptomatic Medicare patients with specified typical or atypical symptoms suggestive of obstructive CAD. Patients presenting with atypical symptoms must also present with at least one specified "common CAD Risk Factor," such as hypertension, obesity, family history of heart disease, tobacco use and age (males aged 50 and older and females aged 60 and older). The article also provides guidance with respect to coding procedures. Palmetto may modify the coverage article at any time, whereas revisions to the local coverage determination are subject to a public notice and comment period. In addition, while we believe Medicare Advantage plans should cover the Corus CAD test in accordance with the local coverage determination and the related coverage article, Medicare Advantage plans might not view the specific breadth of coverage specified in the coverage article (as opposed to the local coverage determination) as binding.

              We perform all Corus CAD tests in our sole laboratory located in California. Under Medicare regulations, when filing Medicare claims for a laboratory test, providers must file claims to the MAC responsible for the Medicare jurisdiction where the test is performed. For example, if our laboratory in California performs the Corus CAD test on a sample from a patient from Texas, the reimbursement claim is filed with the MAC for California. As a result, Noridian's local coverage determination and local coverage article for Corus CAD apply to tests performed for Medicare beneficiaries nationwide, because these tests are performed in our California laboratory.

              If third-party payers decide not to cover our diagnostic tests or if they offer inadequate payment amounts, our ability to generate revenue from Corus CAD could be limited. Payment for diagnostic tests furnished to Medicare beneficiaries is typically made based on a fee schedule set by the Centers for Medicare & Medicaid Services, or CMS. In recent years, payments under these fee schedules have decreased and may decrease further. Any third-party payer may stop or lower payment at any time, which could substantially reduce our revenue.

Medicare reimbursements currently comprise a significant portion of our revenue, and we may not be able to maintain or increase the number of our tests reimbursed by Medicare or their reimbursement levels.

              Our Corus CAD test currently receives Medicare Part B coverage through a local coverage determination and a related local coverage article issued under the MolDx program. Noridian provides for reimbursement at a fixed payment amount specified by Palmetto for samples drawn for qualified Medicare patients throughout the U.S. so long as the tests are performed in our California laboratory. Medicare Fee-for-Service accounted for 76% and 74% of our revenue for the six months ended June 30, 2013 and the year ended December 31, 2012, respectively.

              We believe that as a result of Noridian's local coverage determination, Medicare Advantage patients, which are covered by commercial payers, should also be covered for Corus CAD tests on terms consistent with Noridian's conditions of coverage. Although we are pursuing agreements with Medicare Advantage payers to facilitate faster and consistent payment, we currently have agreements covering approximately 40% of the Medicare Advantage lives in the U.S. and cannot assure you that we will be successful in obtaining additional agreements. As of June 30, 2013, revenue from Medicare Advantage plans has not been significant.

              We may not be able to maintain or increase the number of our tests reimbursed by Medicare or by Medicare Advantage programs or their reimbursement amounts for a variety of reasons, including:

•

the recent change in our regional MAC from Palmetto to Noridian may result in a change in reimbursement practices for Medicare claims submitted by us or others;

•

any policy level review of our test by CMS could result in a reduction or denial of coverage for our test for all Medicare patients on a nationwide basis;

•

the assignment of a specific billing code to our test by CMS may result in periodic reductions in the per test amount reimbursed for our tests by Medicare as well as other third-party payers; and

•

payment amounts under the current general billing code used for our test may in the future increase or decrease for various reasons, including changes to Medicare's fee schedule, as well as geographic adjustments.

              Medicare or other third-party payers that provide reimbursement for our tests may suspend, revoke or discontinue coverage at any time, or may reduce the reimbursement rates payable to us. A negative coverage determination by CMS or by MACs or any reductions in reimbursement rates could substantially impact our business. Currently, patients in the Medicare Fee-for-Service program do not have co-insurance or co-payments for clinical laboratory testing. On several occasions, Congress has considered imposing a 20% co-insurance amount for clinical laboratory services, which would require patients to pay a portion of the cost of their clinical laboratory testing. Medicare Advantage plans may require co-insurance or co-payments from patients for their clinical laboratory testing.

If we are unable to compete successfully, we may be unable to increase or sustain our revenue or achieve profitability.

              Our principal competition comes from existing diagnostic methods, technologies and products used by primary care clinicians and cardiologists to diagnose patients who initially present with typical and/or atypical symptoms suggestive of coronary artery disease. These methods, technologies and products include a patient history and physical examination, exercise electrocardiogram, stress echocardiography and myocardial perfusion imaging, or MPI, ordered in the primary care office setting, and MPI, cardiac computed tomography angiography, or CCTA, and invasive coronary angiography, ordered in the cardiology office setting. Established, traditional diagnostic methods have been used for many years and are therefore difficult to change or supplement. The companies that sell products used by clinicians to diagnose patients who initially present with symptoms suggestive of obstructive CAD under traditional methods include diagnostic imaging companies such as GE Healthcare, a business unit of General Electric Company, Siemens AG and Koninklijke Philips N.V., commercial laboratories such as Laboratory Corporation of America Holdings and Quest Diagnostics Incorporated, as well as cardiac-specific testing companies.

              The molecular diagnostics industry is subject to rapidly changing technology, and others may invent and commercialize technology platforms such as next-generation sequencing approaches that could compete with our test or could make our test or any test we may sell in the future obsolete. As more information regarding cardiovascular genomics becomes available to the public, we anticipate that more products aimed at identifying targeted treatment options will be developed and that these products may compete with ours. In addition, competitors may develop their own versions of our tests in countries where we have not applied for patents or where our patents have not issued and compete with us in those countries, including encouraging the use of their test by clinicians or patients in other countries.

              Our Corus CAD test is considered a relatively expensive test. We have raised the list price of our test in the past and we may change the price of our test in the future. Any pricing increases could impact reimbursement of and demand for our test. Many of our present and potential competitors have widespread brand recognition and substantially greater financial and technical resources and development, production and marketing capabilities than we do. Others may develop lower-priced, less complex tests that could be viewed by clinicians and payers as functionally equivalent to our test, which could force us to lower the list price of our test and negatively impact our operating margins and our ability to achieve profitability. In addition, if costs borne by payers for imaging modalities and invasive cardiac procedures decrease significantly, the potential costs savings to a payer from using Corus CAD may decrease. Some competitors have developed tests cleared for marketing by the FDA. There may be a marketing differentiation or perception that an FDA-cleared test is more desirable than our Corus CAD test, and that may discourage adoption and reimbursement of our tests. In addition, certain specialty clinicians may have financial incentives to order tests, or a series of tests, from our competitors, and may therefore choose not to use the Corus CAD test. If we are unable to compete successfully against current or future competitors, we may be unable to increase market acceptance for our test, which could prevent us from increasing or sustaining our revenue or achieving profitability and could cause the market price of our common stock to decline.

If our sole laboratory facility becomes inoperable, we will be unable to perform our test and our business will be harmed.

              We do not have redundant clinical reference laboratory facilities outside of our Palo Alto, California laboratory facility. As discussed below, in connection with the planned move to a new facility in Redwood City in the second quarter of 2014 to replace our existing corporate headquarters, we plan to replace our existing laboratory facility. Palo Alto and Redwood City are situated near active earthquake fault lines. The facilities may be harmed or rendered inoperable by natural or manmade disasters, including earthquakes, flooding and power outages, which may render it difficult or impossible for us to perform our test for some period of time. The inability to perform our test or the backlog of tests that could develop if our current or future facility is inoperable for even a short period of time may result in the loss of customers or harm our reputation, and we may be unable to regain those customers in the future. Although we possess insurance for damage to our property and the disruption of our business, this insurance may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, if at all. In addition, our lease agreement covering our Palo Alto, California laboratory facility is scheduled to expire in July 2014, subject to our right to extend for two years based on market rates. On October 10, 2013, we entered into a lease agreement for approximately 70,000 square feet of laboratory and office space in Redwood City, California, including space that will serve as a replacement for our corporate headquarters and our existing laboratory facilities. This lease is scheduled to expire on the eighth anniversary of the rent commencement date, which is the later of February 1, 2014 or the date the premises are ready for occupancy. We expect to move our laboratory and offices to this Redwood City location during the second quarter of 2014. We do not plan to renew or extend our current leases for laboratory and office space in Palo Alto, California. We cannot assure you that the new facility will be ready for occupancy by the time the lease for our current laboratory facility expires, or that we will be able to obtain all the applicable laboratory certifications necessary to continue operations at the new facility.

              We may not be able, or it may take considerable time, to replicate our testing processes or results in the new facility in Redwood City, California. This new facility will be subject to certification under CLIA and licensing by several states, including California and New York, which could take a significant amount of time and result in delays in our ability to begin operations in our new facility. Our facility and the equipment we use to perform our test would be costly to replace and could require substantial lead time to repair or replace. In order to rely on a third party to perform our test, we could only use another facility with established state licensure and Clinical Laboratory Improvement Amendments of 1988, or CLIA, certification under the scope of which Corus CAD tests could be performed following validation and other required procedures. We cannot assure you that we would be able to find another CLIA-certified facility willing to comply with the required procedures, that this laboratory would be willing to perform the tests for us on commercially reasonable terms or that such laboratory would be able to meet our quality standards. In order to establish a redundant clinical reference laboratory facility, we would have to spend considerable time and money securing adequate space, constructing the facility, recruiting and training employees and establishing the additional operational and administrative infrastructure necessary to support a second facility.

We rely on single suppliers for some of our materials and may not be able to find replacements or immediately transition to alternative suppliers.

              We rely on several sole suppliers for certain laboratory reagents and materials which we use to perform our tests. For example, we rely on a single supplier, PreAnalytiX, for the PaxGENE® blood collection tubes needed for our Corus CAD test. We also rely on single suppliers for signal generating- and RNA-extraction reagents. Although we are seeking to establish secondary suppliers for these materials, we may not be successful in establishing secondary suppliers on acceptable terms, if at all. Should our supply chain and procurement abilities be compromised, our ability to continuously operate would be impaired until an alternative supplier is tested and qualified, which would damage our reputation and harm our business.

If the utility of our test is not supported by reviews in peer-reviewed medical publications, the rate of adoption of our test by clinicians and the coverage and reimbursement determinations by third-party payers for our tests may be negatively affected.

              Clinicians typically take a long time to adopt new products, testing practices and clinical treatments, partly because of perceived liability risks and the uncertainty of third-party reimbursement. It is critical to the success of our sales efforts that we educate a sufficient number of clinicians, clinicians and administrators about our Corus CAD test and our future tests, if any, and demonstrate the clinical benefits of these tests. It is likely that clinicians may not adopt, and third-party payers may not cover or adequately reimburse for, our tests unless they determine, based on published peer-reviewed journal articles and the experience of other clinicians, that our tests provide accurate, reliable and cost-effective information that is useful in assessing the current likelihood of obstructive CAD.

              As the healthcare reimbursement system in the U.S. evolves to place greater emphasis on comparative effectiveness and outcomes data, we cannot predict whether we will have sufficient data, or whether the data we have will be presented to the satisfaction of any payers seeking such data in the process of determining coverage for Corus CAD.

              The administration of clinical and economic utility studies is expensive and demands significant attention from our management team. Data collected from these studies may not be positive or consistent with our existing data, or may not be statistically significant or compelling to the medical community. If the results obtained from our ongoing or future studies are inconsistent with certain results obtained from our previous studies, adoption of Corus CAD would suffer and our business would be harmed.

              Peer-reviewed publications regarding our tests may be limited by many factors, including delays in the completion of, poor design of, or lack of compelling data from clinical studies that would be the subject of the article. If our tests or the technology underlying our current test or future tests do not receive sufficient favorable exposure in peer-reviewed publications, the rate of clinician adoption of our test and positive reimbursement coverage decisions for our test could be negatively affected. The publication of clinical data in peer-reviewed journals is a crucial step in commercializing and obtaining reimbursement for tests such as ours, and our inability to control when, if ever, results are published may delay or limit our ability to derive sufficient revenue from any product that is the subject of a study.

Defects in our Corus CAD test could result in substantial product liabilities or professional liabilities that exceed our resources.

              The marketing, sale and use of our Corus CAD test could lead to the filing of product liability claims if someone were to allege that our test failed to perform as it was designed. For example, a defect in one of our tests could lead to a false positive or false negative result, affecting the eventual diagnosis. A product liability or professional liability claim could result in substantial damages and be costly and time-consuming for us to defend. Although we maintain product and professional liability insurance, our insurance may not fully protect us from the financial impact of defending against product liability or professional liability claims or any judgments, fines or settlement costs arising out of any such claims. Any product liability or professional liability claim brought against us, with or without merit, could increase our insurance rates or prevent us from securing insurance coverage in the future. Additionally, any product liability lawsuit could cause injury to our reputation, result in the recall of our products or cause current clinical partners to terminate existing agreements and potential clinical partners to seek other partners, any of which could impact our results of operations.

If we are unable to support demand for the Corus CAD test, including successfully managing the evolution of our technology platform, our business could suffer.

              As our test volume grows, we will need to continue to ramp up our testing capacity, implement increases in scale and related processing, customer service, billing and systems process improvements and expand our internal quality assurance program, technology platform to support testing on a larger scale. We will also need additional certified laboratory scientists and other scientific and technical personnel to process higher volumes of our tests. We cannot assure you that any increases in scale, related improvements and quality assurance will be successfully implemented or that appropriate personnel will be available. As additional products are developed, we may need to bring new equipment on-line, implement new systems, technology, controls and procedures and hire personnel with different qualifications.

              The value of our Corus CAD test depends, in large part, on our ability to perform the tests on a timely basis and at an exceptionally high quality standard, and on our reputation for such timeliness and quality. Failure to implement necessary procedures, transition to new equipment or processes or to hire the necessary personnel could result in higher costs of processing or an inability to meet market demand. There can be no assurance that we will be able to perform tests on a timely basis at a level consistent with demand, that our efforts to scale our commercial operations will not negatively affect the quality of test results or that we will be successful in responding to the growing complexity of our testing operations. If we encounter difficulty meeting market demand or quality standards for our tests, our reputation could be harmed, and our future prospects and our business could suffer.

              In addition, our growth may place a significant strain on our management, operating and financial systems and our sales, marketing and administrative resources. As a result of our growth, our operating costs may escalate even faster than planned, and some of our internal systems may need to be enhanced or replaced. If we cannot effectively manage our expanding operations and our costs, we may not be able to grow effectively or we may grow at a slower pace, and our business could be adversely affected.

Security breaches, loss of data and other disruptions could compromise sensitive information related to our business or prevent us from accessing critical information and expose us to liability, which could adversely affect our business and our reputation.

              In the ordinary course of our business, we and our third-party billing and collections provider collect and store sensitive data, including legally-protected health information, credit card information and personally identifiable information about our customers, payers, patients and collaboration partners. We also store sensitive intellectual property and other proprietary business information, including that of our customers, payers and collaboration partners. We manage and maintain our applications and data utilizing a combination of on-site systems, managed data center systems and cloud-based data center systems. These applications and data encompass a wide variety of business critical information, including research and development information, commercial information and business and financial information.

              We face four primary risks relative to protecting this critical information: loss of access risk, inappropriate disclosure risk, inappropriate modification risk and the risk of our being unable to identify and audit our controls over the first three risks.

              We are highly dependent on information technology networks and systems, including the Internet, to securely process, transmit and store this critical information. Security breaches of this infrastructure, including physical or electronic break-ins, computer viruses, attacks by hackers and similar breaches, can create system disruptions, shutdowns or unauthorized disclosure or modification of confidential information. The secure processing, storage, maintenance and transmission of this critical information is vital to our operations and business strategy, and we devote significant resources to protecting such information. Although we take measures to protect sensitive information from unauthorized access or disclosure, our information technology and infrastructure, and that of our third-party billing and collections provider, may be vulnerable to attacks by hackers or viruses or breached due to employee error, malfeasance or other disruptions.

              A security breach or privacy violation that leads to disclosure or modification of or prevents access to consumer information (including personally identifiable information or protected health information) could harm our reputation, compel us to comply with disparate state breach notification laws, require us to verify the correctness of database contents and otherwise subject us to liability under laws that protect personal data, resulting in increased costs or loss of revenue. If we are unable to prevent such security breaches or privacy violations or implement satisfactory remedial measures, our operations could be disrupted, and we may suffer loss of reputation, financial loss and other regulatory penalties because of lost or misappropriated information, including sensitive consumer data. In addition, these breaches and other inappropriate access can be difficult to detect, and any delay in identifying them may lead to increased harm of the type described above.

              Any such breach or interruption could compromise our networks or those of our third-party billing and collections provider, and the information stored there could be inaccessible or could be accessed by unauthorized parties, publicly disclosed, lost or stolen. Any such interruption in access, improper access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, such as the Health Insurance Portability and Accountability Act of 1996, or HIPAA, and regulatory penalties. Unauthorized access, loss or dissemination could also disrupt our operations, including our ability to perform tests, provide test results, bill payers or patients, process claims and appeals, provide customer assistance services, conduct research and development activities, collect, process and prepare company financial information, provide information about our tests and other patient and clinician education and outreach efforts through our website, and manage the administrative aspects of our business and damage our reputation, any of which could adversely affect our business. Any such breach could also result in the compromise of our trade secrets and other proprietary information, which could adversely affect our competitive position.

              In addition, the interpretation and application of consumer, health-related, privacy and data protection laws in the U.S., Europe and elsewhere are often uncertain, contradictory and in flux. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with our practices. If so, this could result in government-imposed fines or orders requiring that we change our practices, which could adversely affect our business. Complying with these various laws could cause us to incur substantial costs or require us to change our business practices and compliance procedures in a manner adverse to our business.

If we cannot maintain our current collaborations and enter into new collaborations in a timely manner and on acceptable terms, our efforts to commercialize Corus CAD and our development of any new products could be delayed.

              We rely, and expect to continue to rely, on clinical collaborators such as medical institutions, contract laboratories, collaborative partners and other third parties to perform all of our clinical trial functions and to help us develop future products. Our reliance on these third parties reduces our control over our product development activities. If any of our collaborators were to breach or terminate its agreement with us or otherwise fail to conduct the contracted activities successfully and in a timely manner, the research, development or commercialization of the product contemplated by the collaboration could be delayed or terminated. Further, our collaborators may fail to properly maintain or defend our intellectual property rights, may infringe the intellectual property rights of third parties, may misappropriate our trade secrets or may use our proprietary information in such a way as to expose us to litigation and potential liability. Disagreements or disputes with our collaborators, including disagreements over proprietary rights or contract interpretation, might cause delays or termination of the research, development or commercialization of our products or product candidates, might lead to additional responsibilities for us with respect to product candidates or might result in litigation or arbitration, any of which would divert management attention and resources and be time-consuming and expensive. We may not be able to renew our current collaboration agreements or negotiate additional collaborations on acceptable terms, if at all, and these collaborations may not be successful. Any transition from a current clinical collaborator to a new clinical collaborator could be costly and result in significant delays in obtaining the results of the clinical trials.

              From time to time, we expect to engage in discussions with potential clinical collaborators which may or may not lead to collaborations. However, we cannot guarantee that any discussions will result in clinical collaborations or that any clinical studies which may result will be enrolled or completed in a reasonable time frame or with successful outcomes. Further, once news of discussions regarding possible collaborations are known in the medical community, regardless of whether the news is accurate, failure to announce a collaboration agreement, or the entity's announcement of a collaboration with an entity other than us, could result in adverse speculation about us, our product or our technology, resulting in harm to our reputation and our business. In addition, establishing collaborations is difficult and time consuming. Potential collaborators may elect not to work with us based on their assessment of our financial, regulatory or intellectual property position. Even if we establish new collaborations, they may not result in the successful development or commercialization of current or future products.

We rely on courier delivery services to transport samples to our facility in a timely and cost-efficient manner. If these delivery services are disrupted, or if we are unable to obtain expedited delivery services at commercially reasonable rates, our ability to service our customers will not be possible.

              Our business depends on our ability to quickly and reliably deliver test results to our customers. Blood samples are typically shipped overnight for analysis to our Palo Alto, California facility. Disruptions in delivery service, whether due to bad weather, natural disaster, terrorist acts or threats or for other reasons could adversely affect specimen integrity and our ability to process samples in a timely manner, and ultimately our reputation and our business. In addition, if we are unable to continue to obtain expedited delivery services on commercially reasonable terms, our ability to achieve profitability may be adversely affected.

If we expand sales of the Corus CAD test outside of the U.S., our business will be susceptible to costs and risks associated with international operations.

              As part of our longer-term growth strategy, we intend to target select international markets to grow our presence outside of the U.S. For example, we recently commenced sales of our Corus CAD test internationally, resulting in a small number of tests sold in India. Conducting international operations subjects us to new risks that, generally, we have not faced in the U.S., including:

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uncertain or changing regulatory registration and approval processes associated with the Corus CAD test and other potential diagnostic tests;

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competition from companies located in the countries in which we offer our products, and in which we may be at a competitive disadvantage;

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longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

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difficulties in managing and staffing international operations and assuring compliance with foreign corrupt practices laws;

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potentially adverse tax consequences, including the complexities of foreign value added tax systems, tax inefficiencies related to our corporate structure and restrictions on the repatriation of earnings;

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increased financial accounting and reporting burdens and complexities;

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the imposition of trade barriers such as tariffs, quotas, preferential bidding or import or export licensing requirements;

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political, social and economic instability abroad, terrorist attacks and security concerns in general;

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fluctuations in currency exchange rates; and

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reduced or varied protection for intellectual property rights in some countries.

              The occurrence of any one of the above could harm our business or results of operations. Additionally, operating internationally requires significant management attention and financial resources. We cannot be certain that the investment and additional resources required in establishing operations in other countries will produce desired levels of revenue or profitability.

Our test may perform differently in patient populations with different ethnic and racial backgrounds.

              We have conducted clinical trials of our Corus CAD test only in the U.S. without a particular focus on specific ethnic and racial backgrounds. Therefore, although to date we have not seen differences in the limited data we have on particular ethnicities, it is possible that our test may have varying performance in patient populations with different ethnic and racial backgrounds, and thereby may affect our ability to market and sell our test in such patient populations.

If we are not able to retain and recruit qualified management, sales and marketing and research and development personnel, we may be unable to successfully execute our business strategy.

              Our future success depends to a significant extent on the skills, experience and efforts of our senior management team, including: David Levison, our President and Chief Executive Officer; Andrew Guggenhime, our Chief Financial Officer; Mark Monane, our Chief Medical Officer; and Deborah L. Kilpatrick, our Chief Commercial Officer. The loss of any or all of these individuals, or other management personnel, could harm our business and might significantly delay or prevent the achievement of our business objectives. We have entered into an employment agreement or offer letter with each of these individuals and with our other executives. The existence of an employment agreement or offer letter does not, however, guarantee retention of these employees, and we may not be able to retain those individuals for the duration of or beyond the end of their respective terms. We do not maintain key person life insurance on any of our management personnel. Steven Rosenberg, our Chief Scientific Officer since 2006, has informed us of his intention to leave the company in the relatively near future. Although Dr. Rosenberg has agreed to provide consulting services to us as a part of his transition, we cannot be assured that we will find a replacement for Dr. Rosenberg prior to the cessation of his consulting services, and as a result, Dr. Rosenberg may not be available to assist with the transition to his successor.

              Recruiting and retaining qualified sales and marketing and scientific and laboratory personnel will also be critical to our success. We may not be able to attract and retain these personnel on acceptable terms, given the competition among numerous diagnostic, medical device, pharmaceutical and biotechnology companies for similarly skilled personnel.

We may engage in acquisitions that could disrupt our business, cause dilution to our stockholders or reduce our financial resources.

              In the future, we may enter into transactions to acquire other businesses, products or technologies. Because we have not made any acquisitions to date, our ability to do so successfully is unproven. If we do identify suitable candidates, we may not be able to make such acquisitions on favorable terms, or at all. Any acquisitions we make may not strengthen our competitive position, and these transactions may be viewed negatively by customers or investors. We may decide to incur debt in connection with an acquisition or issue our common stock or other securities to the stockholders of the acquired company, which would reduce the percentage ownership of our existing stockholders. We could incur losses resulting from undiscovered liabilities of the acquired business that are not covered by the indemnification we may obtain from the seller. In addition, we may not be able to successfully integrate the acquired personnel, technologies and operations into our existing business in an effective, timely and non-disruptive manner. Acquisitions may also divert management attention from day-to-day responsibilities, increase our expenses and reduce our cash available for operations and other uses. We cannot predict the number, timing or size of future acquisitions or the effect that any such transactions might have on our operating results.

We may need to raise additional capital after this offering, and if we cannot raise additional capital when needed, we may have to curtail or cease operations.

              We cannot assure you that the proceeds of this offering will be sufficient to fully fund our business and growth strategy. We may need to raise additional funds through public or private equity or debt financings, corporate collaborations or licensing arrangements to continue to fund or expand our operations.

              Our actual liquidity and capital funding requirements will depend on numerous factors, including:

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our ability to achieve broader commercialization of our Corus CAD test;

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our ability to obtain more extensive coverage and reimbursement for our test;

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our ability to collect our accounts receivable;

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the costs and timing of further expansion of our sales and marketing activities and research and development activities;

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our need to further expand our clinical laboratory operations;

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our need to finance capital expenditures and general and administrative expenses; and

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the timing and results of any regulatory approvals that we are required to obtain for our test.

              Additional capital, if needed, may not be available on satisfactory terms, or at all. Furthermore, any additional capital raised through the sale of equity will dilute your ownership interest in us and may have an adverse effect on the price of our common stock. In addition, the terms of the financing may adversely affect your holdings or rights. Debt financing, if available, may include restrictive covenants. To the extent that we raise additional funds through collaborations and licensing arrangements, it may be necessary to relinquish some rights to our technologies or grant licenses on terms that may not be favorable to us.

              If we are not able to obtain adequate funding when needed, we may have to delay development programs or selling and marketing initiatives. In addition, we may have to work with a partner on one or more of our product or market development programs, which could lower the economic value of those programs to our company.

Our ability to use net operating losses to offset future taxable income may be subject to substantial limitations.

              Under Section 382 of the Internal Revenue Code, or Section 382, a corporation that undergoes an "ownership change" is subject to limitations on its ability to utilize its pre-change NOLs and tax credits to reduce future taxes. We believe that we have had one or more ownership changes, as a result of which our existing NOLs are currently subject to limitation. If we undergo an ownership change in connection with or after this public offering, our ability to utilize our NOLs could be further limited by Section 382. Future changes in our stock ownership, some of which are outside of our control, could result in additional ownership changes under Section 382. We are unable to predict the future ownership and other variables considered by, and elections available pursuant to, Section 382 for determining the usability of our NOLs. We may not be able to utilize a material portion of our NOLs, even if we attain profitability.

We may experience difficulties that delay or prevent our development, introduction or marketing of new or enhanced tests.

              Our success depends on our ability to effectively introduce new and competitive tests. The development of new or enhanced tests is a complex, costly and uncertain process and is becoming increasingly complex and uncertain in the U.S. Furthermore, developing new tests requires us to anticipate patients', clinicians' and payers' needs and emerging technology trends accurately. We may experience research and development, regulatory, marketing and other difficulties that could delay or prevent our introduction of new or enhanced tests. The research and development process in the healthcare industry generally takes a significant amount of time from design stage to product launch. This process is conducted in various stages, and each stage presents the risk that we will not achieve our goals. We may have to abandon a test in which we have invested substantial resources. We cannot be certain that:

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any of our tests under development will prove to be effective in clinical trials;

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we will be able to obtain, in a timely manner or at all, necessary regulatory approvals;

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the tests we develop can be provided at acceptable cost and with appropriate quality; or

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these tests, if and when approved, can be successfully marketed.

              These factors and other factors beyond our control, could delay the launch of new tests. Furthermore, in order to successfully commercialize diagnostic tests that we may develop in the future, we may need to conduct lengthy, expensive clinical trials and develop dedicated sales and marketing operations to achieve market awareness and demand. Any delay in the development, approval, production, marketing or distribution of a new product or service could materially and adversely affect our competitive position, our branding and our results of operations.

Our insurance policies are expensive and protect us only from some business risks, which will leave us exposed to significant uninsured liabilities.

              We do not carry insurance for all categories of risk that our business may encounter. For example, we do not carry earthquake insurance. In the event of a major earthquake in our region, our business could suffer significant and uninsured damage and loss. Some of the policies we currently maintain include general liability, foreign liability, employee benefits liability, property, automobile, umbrella, workers' compensation, products liability and directors' and officers' insurance. We do not know, however, if we will be able to maintain existing insurance with adequate levels of coverage. Any significant uninsured liability may require us to pay substantial amounts, which would adversely affect our cash position and results of operations.

If we use hazardous materials in a manner that causes injury, we could be liable for damages.

              Our activities currently require the use of hazardous chemicals. We cannot eliminate the risk of accidental contamination or injury to employees or third parties from the use, storage, handling or disposal of these materials. In the event of contamination or injury, we could be held liable for any resulting damages, and any liability could exceed our resources or any applicable insurance coverage we may have. Additionally, we are subject on an ongoing basis to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. The cost of compliance with these laws and regulations may become significant and could negatively affect our operating results.

Risks Related to Billing and Reimbursement

Healthcare reform measures could hinder or prevent the commercial success of Corus CAD.

              The pricing and reimbursement environment may change in the future and become more challenging as a result of any of several possible regulatory developments, including policies advanced by the U.S. government, new healthcare legislation or fiscal challenges faced by government health administration authorities. Specifically, there have been a number of legislative and regulatory proposals and initiatives to change the healthcare system in ways that could affect our ability to profitably sell any diagnostic products we may develop and commercialize. Some of these proposed and implemented reforms could result in reduced reimbursement rates for our diagnostic products from governmental agencies or other third-party payers, which would adversely affect our business strategy, operations and financial results. For example, as a result of the Patient Protection and Affordable Care Act of 2010 (as amended by the Health Care and Education Reconciliation Act of 2010), or PPACA, substantial changes could be made to the current system for paying for healthcare in the U.S., including changes made in order to extend medical benefits to those who currently lack insurance coverage. Beginning in 2013, each medical device manufacturer will have to pay an excise tax in an amount equal to 2.3% of the price for which such manufacturer sells its medical devices that are listed with the FDA. Although the FDA has contended that clinical laboratory tests that are developed and validated by a laboratory for its own use, or LDTs, such as our proprietary tests, are medical devices, none of our products are currently listed with the FDA. We cannot assure you that the tax will not be extended to services such as ours in the future. The PPACA also provides that payments under the Medicare Clinical Laboratory Fee Schedule are to receive a negative 1.75% annual adjustment through 2015.

Although we have not been subject to such adjustment in the past, we cannot assure you that the claims administrators will not attempt to apply this adjustment in the future.

              Among other things, PPACA creates a new system of health insurance "exchanges", designed to make health policies available to individuals and certain groups though state- or federally-administered marketplaces, beginning in 2014. In connection with such exchanges, certain "essential health benefits" are intended to be made more consistent across plans, setting basically a baseline coverage level. There is some discretion to the states (and the federal government) in the definition of "essential health benefits" and we cannot predict at this time whether the Corus CAD would fall into a benefit category deemed "essential" for coverage purposes across the plans offered in any or all or the exchanges. Failure to be covered by plans offered in the exchanges could have a materially adverse impact on our business.

              Moreover, the PPACA includes payment reductions to Medicare Advantage plans. These cuts have been mitigated in part by a CMS demonstration program set to expire in 2015. We cannot be assured that future cuts would be mitigated by CMS. Any reductions in payment to Medicare Advantage plans could materially impact coverage and reimbursement for our Corus CAD test.

              In addition to the PPACA, various healthcare reform proposals have also emerged from federal and state governments. For example, in February 2012, Congress passed the "Middle Class Tax Relief and Job Creation Act of 2012" which in part reduced the potential future cost-based increases to the Medicare Clinical Laboratory Fee Schedule by 2%.

              Regardless of the impact of the PPACA on us, the government has shown significant interest in pursuing healthcare reform and reducing healthcare costs. Any government-adopted reform measures could decrease the amount of reimbursement available from governmental and other third-party payers. Additionally, annual federal budget negotiations frequently include healthcare payment reform measures impacting clinical laboratory payments. On April 1, 2013, cuts to the federal budget resulting from sequestration were implemented, requiring a 2% cut in Medicare payment for all services, including our Corus CAD test. Federal budgetary limitations and changes in healthcare policy, such as the creation of broad limits for diagnostic products or requirements that Medicare patients pay for portions of clinical laboratory tests or services received, could substantially diminish the sale, or inhibit the utilization, of future diagnostic tests, increase costs, divert management's attention and adversely affect our ability to generate revenue and achieve profitability. Additionally, on several occasions, Congress has considered imposing a 20% co-insurance amount for clinical laboratory services, which would require beneficiaries to pay a portion of the cost of their clinical laboratory testing. Although that requirement has not been enacted at this time, Congress could decide to impose such an obligation at some point in the future, which would make it more difficult for us to collect adequate reimbursement for, and increase use of, the Corus CAD test.

Changes in Medicare Administrative Contractor services could alter current Medicare coverage or payment amounts.

              On a five-year rotational basis, Medicare requests bids for its regional MAC services. Palmetto covered Corus CAD since an effective date of January 1, 2012, as stated in the local coverage determination for Corus CAD. As of September 16, 2013, the MAC for California transitioned from Palmetto to Noridian. We cannot predict whether Noridian or any future MAC will continue to provide reimbursement for Corus CAD at the same payment amount or with the same breadth of coverage in the future, if at all. Additional changes in the MAC processing Medicare claims for Corus CAD tests could impact the coverage or payment amount for our test and our ability to obtain Medicare coverage for any products we may launch in the future.

Our Medicare Part B coverage for Corus CAD is not a formal coverage determination by CMS, and any future adverse coverage decisions by CMS, including with respect to coding, could substantially reduce our revenue.

              Medicare reimbursements currently comprise a significant portion of our revenue. Our current Medicare Part B reimbursement was not set pursuant to a national coverage determination by CMS. Although we believe that coverage is available under Medicare Part B even without such a determination, we currently lack the national coverage certainty afforded by a formal coverage determination by CMS.

              Decisions by CMS with respect to coding could also affect our revenue. For example, on September 25, 2013, CMS released the preliminary payment determinations for the Clinical Laboratory Fee Schedule, or CLFS, for 2014. CMS proposed to not recognize certain Current Procedural Terminology codes, or CPT codes, called Multianalyte Assays with Algorithmic Analyses codes, or MAAA codes, as valid for Medicare purposes under the CLFS because it determined that an algorithm is not a clinical diagnostic test. CMS indicated that the agency will consider each individual test that receives a MAAA code on its own merits. This preliminary determination reverses a CMS final determination released on November 6, 2012 for 2013 that withdrew a proposal to not cover algorithmic analysis and stated that laboratories performing MAAA tests for Medicare beneficiaries should continue to bill for these tests in 2013 as they were then billed under the CLFS. CMS is currently considering its final payment policy for MAAAs for 2014 and may finalize a determination to pay or not pay for certain MAAA tests beginning in 2014.

              The Corus CAD test is considered a multi-analyte test with an algorithm but does not have a MAAA CPT code. Therefore, the CMS preliminary determination does not currently affect the billing and payment for our test. If Corus CAD is assigned a MAAA CPT code in the future, a determination to not pay for MAAA CPT codes could be harmful to our business, and could have negative spillover implications that prevent or limit coverage by other third-party payers that might mirror aspects of Medicare payment criteria.

There is no established payment for our test under Medicare's 2013 CLFS. If one is set, the reimbursement amounts we would receive from Medicare may change, which could have a material adverse effect on our revenue.

              Our Corus CAD test has not been assigned a specific CPT code, and accordingly there is no established payment for the test under the CLFS. Our reimbursements from CMS for the Corus CAD test are paid under a non-specific billing code (for "unlisted chemistry procedure"). This means that the regional MAC processing our claims determines the amount of payment for the tests we bill. (Noridian reimburses us for the Corus CAD test at the fixed payment amount specified by Palmetto.) The assignment in the future of a specific CPT code to our test could cause Medicare, as well as other payers that use the CPT classification system, to revisit their decision to provide coverage of Corus CAD, and could adversely affect the rate at which payers reimburse for our test or result in adverse coverage determinations from our payers. If the test is classified under a specific billing code, the payment amount established under the CLFS would be the basis for Medicare payment for the Corus CAD test. We may in the future apply for a unique CPT code for our Corus CAD test, which would likely take one or more years to be considered and, if granted, would likely result in a change in our reimbursed amount. We cannot predict whether the classification of the Corus CAD test under a billing code subject to the fee schedule would result in a lower payment amount.

              Clinical laboratory tests are typically billed to payers using the Healthcare Common Procedure Coding System and the CPT coding system. Currently, there is no specific CPT code or group of codes to report the Corus CAD test. The test is reported under a non-specific, unlisted CPT code that is subject to manual claims review by payers. As a result, even when coverage and payment amounts are in place for the Corus CAD test, they are still subject to payer review and payments may be adjusted in a way that impacts our revenue, cash flow and profitability. Without a specific CPT code for our Corus CAD test, there can be no assurance that an adequate payment amount will continue to be assigned to the Corus CAD test.

              The American Medical Association, or AMA, maintains and holds the copyright to all CPT codes. In January 2012, the AMA established two new types of CPT codes: a Category I MAAA code and a Category III code, or Administrative MAAA code. Typically, payers will automatically deny tests billed with any type of Administrative MAAA code. Conversely, tests billed with Category I MAAA codes are generally not subject to manual review and unexpected payment adjustment. However, the process to obtain a Category I MAAA code is new, unpredictable and can take up to two years to complete.

              In February 2013, the AMA and McKesson Corporation, or McKesson, announced a collaboration to link CPT codes with McKesson's Z-Code test identifiers in an effort to clarify laboratory test reporting for government and commercial payers. At this time, the process McKesson and the AMA will use to link Z-Codes to CPT codes is unknown. In January 2012, we received a McKesson Z-Code for Corus CAD. If the current McKesson Z-Code for Corus CAD does not get mapped to the unlisted code with which we are billing but instead is linked to another CPT with a different, possibly lower, payment amount, the Corus CAD test would then likely be paid at a rate different from what we receive currently, and our business could be harmed.

Billing complexities associated with obtaining payment or reimbursement for our tests may negatively affect our revenue, cash flow and profitability.

              Billing for clinical laboratory testing services is complex. In cases where we do not have a contract in place requiring the payment of a fixed fee per test, we perform tests in advance of payment and without certainty as to the outcome of the billing process. In cases where we do receive a fixed fee per test, we may still have disputes over pricing and billing. We receive payment from individual patients and from a variety of payers, such as commercial insurance carriers and governmental programs, primarily Medicare. Each payer typically has different billing requirements. Among the factors complicating our billing of third-party payers are:

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disputes among payers regarding which party is responsible for payment;

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disparity in coverage among various payers;

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different process, information and billing requirements among payers; and

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incorrect or missing billing information, which is required to be provided by the prescribing clinician.

Additionally, from time to time, payers change processes that may affect timely payment. These changes may result in uneven cash flow or impact the timing of revenue recognized with these payers. These billing complexities, and the related uncertainty in obtaining payment for Corus CAD, could negatively affect our revenue, cash flow and profitability.

Risks Related to our Intellectual Property

We do not currently have any issued patents covering Corus CAD and the U.S. Patent and Trademark Office issued a final rejection of our Corus CAD application claims that we are currently responding to by way of a request for continued examination of the application and amendment to the application's claims. We also received a final rejection of another U.S. patent application related to the diagnosis of CAD with claims directed to a different set of markers from those used in our Corus CAD test. We may be unable to obtain, maintain and enforce the patent and other intellectual property rights necessary to protect our technologies and tests. If our intellectual property rights are unable to protect our technologies and tests, it may materially and adversely affect our business.

              Our commercial success will depend on our ability to obtain patent protection and adequately protect the intellectual property rights covering our technologies and tests in the U.S. and other countries. To date, we do not own or otherwise control rights to any issued patents that cover our products, product candidates or proprietary technology. As of September 30, 2013, our patent estate included 25 published patent applications pending in the U.S. and various foreign jurisdictions. We cannot predict how long it will take for such patent applications to result in issued patents, and there is no guarantee that any of our patent applications will result in issued patents or that any issued patents will include claims that are sufficiently broad to cover our technologies or tests or to provide meaningful protection from our competitors. Our U.S. patent application with claims directed to the Corus CAD test received a final rejection from the U.S. Patent and Trademark Office, or USPTO. We requested continued examination of this application and amended the application to attempt to address the examiner's outstanding objections; however, there is no guarantee that this application will ultimately issue as a patent. We also received a final rejection of another U.S. patent application related to the diagnosis of CAD with claims directed to a different set of markers from those used in the Corus CAD test. We are amending these claims to attempt to overcome the claim rejections and intend to file a timely request for continued examination. There is no guarantee that this application will ultimately issue as a patent. We may also fail to take the necessary actions to maintain any patents that may issue. We will be able to protect our existing and future technologies and tests only to the extent that they are covered by valid and enforceable patents or utilize technologies or know-how that are effectively maintained as trade secrets. If third parties disclose or misappropriate our trade secrets, it may materially and adversely impact our business. If we fail to protect our intellectual property, third parties may be able to compete more effectively against us and we may incur substantial litigation costs in connection with our attempts to recover damages or restrict third-party use of our intellectual property.

              We apply for patents covering our technologies and tests as we deem appropriate. However, we may fail to apply for patents on important technologies or tests in a timely fashion, or at all. In addition, we may not pursue or obtain patent protection in all major markets. Any future patents we may obtain may not be sufficiently broad to prevent others from using our technologies or from developing and commercializing competing products and technologies. Moreover, the patent positions of biotechnology and pharmaceutical companies are highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights cannot be predicted with certainty. In addition, we cannot guarantee you that:

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we were the first to make the inventions covered by each of our pending patent applications;

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we were the first to file patent applications for these inventions;

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others will not independently develop similar or alternative technologies or duplicate any of our technologies by inventing around the claims of our patent applications and any future patents we may obtain;

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a third party will not challenge our patents or those of our collaboration partners or, if such patents are challenged, that a court will hold that such patents are valid and enforceable;

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our pending patent applications will result in issued patents or that any patents issued to us or our collaboration partners will cover our product as ultimately developed, or provide us with any competitive advantages;

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we will develop additional proprietary technologies that are patentable; or

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the patents of others will not have an adverse effect on our business.

              In addition, changes in either the patent laws or interpretation of the patent laws in the U.S. and other countries may diminish the value of our patent rights or narrow the scope of our patent protection.

              There are numerous recent changes to the patent laws and proposed changes to the rules of the USPTO, which may have a significant impact on our ability to protect our technology and enforce our intellectual property rights. For example, on September 16, 2011, President Obama signed the Leahy-Smith America Invents Act, which codifies several significant changes to the U.S. patent laws, including, among other things, changing from a "first to invent" to a "first inventor to file" system, limiting where a patentee may file a patent suit, requiring the apportionment of patent damages, replacing interference proceedings with derivation actions and creating a post-grant opposition process to challenge patents after they have issued. The effects of these changes are currently uncertain as many of the changes, including the transition to a "first inventor to file" system only became effective as of March 16, 2013, and the courts and the USPTO are just starting to address these provisions in the context of a dispute. Further, we have not assessed the applicability of the act and new regulations on the specific patent applications discussed herein.

              Furthermore, the patent positions of companies engaged in the development and commercialization of diagnostic tests are particularly uncertain. The U.S. Supreme Court issued a decision on March 20, 2012, in Mayo Collaborative Services v. Prometheus Laboratories, Inc., holding that several claims related to measuring drug metabolite levels from patient samples were not patentable subject matter. The decision appears to impact the patent eligibility of diagnostics patent claims that merely apply a law of nature via a series of routine steps. We believe our technology is differentiated from that at issue in the above case as we measure multiple markers and apply a complex algorithm to obtain our results, but the full impact of the decision is not yet known and it has created uncertainty around the patentability of certain biomarker claims. The claims of our diagnostic patent applications may therefore fail to issue, or if they do issue, may subsequently be challenged or invalidated, on the grounds that they include subject matter that is not patent eligible based on the Supreme Court's ruling in this case and the further evolution of case law in this area.

              To the extent that our intellectual property, including licensed intellectual property, offers inadequate protection or is found to be invalid or unenforceable, we would be exposed to a greater risk of direct competition and our competitive position and business could be adversely affected.

We may not be able to protect our intellectual property rights throughout the world.

              Filing, prosecuting, defending and enforcing patents on all of our technologies and tests throughout the world would be prohibitively expensive. As a result, we seek to protect our proprietary position by filing patent applications in the U.S. and in select foreign jurisdictions and cannot guarantee that we will obtain the patent protection necessary to protect our competitive position in all major markets. Competitors may use our technologies or tests in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export infringing products to territories where we have patent protection but where enforcement is not as strong as that in the U.S. These products may compete with our current and future products in jurisdictions where we do not have any issued patents, and our patent claims or other intellectual property rights may not be effective or sufficient to prevent them from so competing.

              Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, which could make it difficult for us to stop the infringement of our patents or the marketing of competing products in violation of our proprietary rights generally. The legal systems of certain countries make it difficult or impossible to obtain patent protection for diagnostic tests. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and could divert our efforts and attention from other aspects of our business.

If we infringe, or are alleged to infringe, intellectual property rights of third parties, our business could be harmed.

              Substantial litigation over intellectual property rights exists in the professional and consumer diagnostics industries and in the health information solutions marketplace. Our research, development and commercialization activities, including our current proprietary tests, as well as any other diagnostic test resulting from these activities, may infringe or be claimed to infringe patents or other intellectual property rights owned by other parties. Certain of our competitors and other companies in the industry have substantial patent portfolios, and may attempt to use patent litigation as a means to obtain a competitive advantage. As we currently have no issued patents, we may be a target for such litigation, as we would not be able to assert patent infringement counterclaims against parties that sue us for infringement. Even if our pending patent applications issue, they may not relate to our competitors' activities and may therefore not deter litigation against us. The risks of being involved in such litigation may also increase as we gain greater visibility as a public company and as we gain commercial acceptance of our products and move into new markets and applications for our products. There may also be patents and patent applications that are relevant to our technologies or tests that we are not aware of. For example, certain relevant patent applications may have been filed but not published. If such patents exist, or if a patent issues on any of such patent applications, that patent could be asserted against us. These third parties could bring claims against us that would cause us to incur substantial expenses and, if the claims against us are successful, could cause us to pay substantial damages. The defense of such a suit could also divert the attention of our management and technical personnel. Further, if an intellectual property infringement suit were brought against us, we could be forced to stop or delay research, development or sales of the product or product candidate that is the subject of the suit.

              As a result of infringement claims, or in order to avoid potential claims, we may choose or be compelled to seek intellectual property licenses from third parties. These licenses may not be available on acceptable terms, or at all. Even if we are able to obtain a license, the license would likely obligate us to pay license fees or royalties or both, and the rights granted to us likely would be nonexclusive, which would mean that our competitors also could obtain licenses to the same intellectual property. Ultimately, we could be prevented from commercializing a product or be forced to cease some aspect of our business operations if, as a result of actual or threatened infringement claims, we are unable to enter into licenses of the relevant intellectual property on acceptable terms. Further, if we attempt to develop or develop alternative methods or products in response to infringement claims or to avoid potential claims, we could encounter delays in product introductions or interruptions in product sales.

              There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the medical diagnostics industry. In addition to the possibility of litigation relating to infringement claims asserted against us, we may become a party to other patent litigation and other proceedings, including interference, derivation or re-examination proceedings declared by the USPTO and similar proceedings in foreign countries, regarding intellectual property rights with respect to our current or future technologies or tests. The cost to us of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. Patent litigation and other proceedings may also absorb significant management time. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could impair our ability to compete in the marketplace.

We may become involved in lawsuits to protect or enforce our patents or other intellectual property, which could be expensive and time-consuming.

              Competitors may infringe or otherwise violate our intellectual property, including our patents. As a result, we may be required to file claims in an effort to stop third-party infringement or unauthorized use. Any such claims could provoke these parties to assert counterclaims against us, including claims alleging that we infringe their patents or other intellectual property rights. This can be expensive, particularly for a company of our size, and time-consuming, and even if we are successful, any award of monetary damages or other remedy we may receive may not be commercially valuable. In addition, in an infringement proceeding, a court may decide that our asserted intellectual property is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our intellectual property does not cover its technology. An adverse determination in any litigation or defense proceedings could put our intellectual property at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing.

              If the breadth or strength of our patent or other intellectual property rights is compromised or threatened, it could allow third parties to commercialize our technology and tests or result in our inability to commercialize our technology and tests without infringing third-party intellectual property rights. Further, third parties may be dissuaded from collaborating with us.

              Interference or derivation proceedings brought by the USPTO or its foreign counterparts may be necessary to determine the priority of inventions with respect to our patent applications, and we may also become involved in other proceedings, such as re-examination proceedings, before the USPTO or its foreign counterparts. Any such litigation, submission or proceeding may be resolved adversely to us and, even if successful, may result in substantial costs and distraction to our management.

              Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. Moreover, intellectual property law relating to the fields in which we operate is still evolving and, consequently, patent and other intellectual property positions in our industry are subject to change and are often uncertain. We may not prevail in any of these suits or other efforts to protect our technology, and the damages or other remedies awarded, if any, may not be commercially valuable. During the course of this type of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, the market price for our common stock could be significantly harmed.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

              In addition to seeking patents for some of our technologies and tests, we also rely on trade secrets, including unpatented know-how, technology and other proprietary information, to maintain our competitive position. We seek to protect these trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as our employees, corporate collaborators, outside scientific collaborators, contract manufacturers, consultants, advisors and other third parties. We also enter into confidentiality and invention or patent assignment agreements with our employees and consultants that obligate them to assign to us any inventions developed in the course of their work for us. However, we cannot guarantee that we have executed these agreements with each party that may have or have had access to our trade secrets or that the agreements we have executed will provide adequate protection. Despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Monitoring unauthorized disclosure is difficult and we do not know whether the procedures we have followed to prevent such disclosure are, or will be adequate. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the U.S. may be less willing or unwilling to protect trade secrets. If any of the technology or information that we protect as trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent them from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to, or independently developed by, a competitor, our competitive position would be harmed.

If our trademarks and trade names are not adequately protected, we may not be able to build name recognition in our markets of interest, and our business may be adversely affected.

              Our registered or unregistered trademarks or trade names may be challenged, infringed, circumvented, declared generic or determined to be infringing on other marks. As a means to enforce our trademark rights and prevent infringement, we may be required to file trademark claims against third parties or initiate trademark opposition proceedings. This can be expensive, particularly for a company of our size, and time-consuming. In addition, in an infringement proceeding, a court may decide that a trademark of ours is not valid or is unenforceable, or may refuse to stop the other party from using the trademark at issue. We may not be able to protect our rights to these and other trademarks and trade names which we need to build name recognition by potential partners or customers in our markets of interest. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business may be adversely affected.

Our business is dependent on licenses from third parties.

              We license from third parties technology necessary to develop and commercialize our products. Our business is dependent on this licensed technology, which includes, among other licenses, a non-exclusive royalty bearing license from Roche Molecular Diagnostics Systems, Inc., that covers methods for detecting and measuring target nucleic acids through certain polymerase chain reaction nucleic acid amplification processes, and a worldwide non-exclusive royalty-bearing license from XDx, Inc. that covers the use of certain data and materials relating to clinical samples as well as the commercial distribution of products based upon the development and use of such XDx, Inc. intellectual property. We also recently entered into a fully-paid, non-exclusive license with Wescor, Inc., that covers certain technology known as the minor groove binder technology, including probes and primers incorporating the technology for use in human in-vitro diagnostics. Our rights to use these and other licensed technologies, data and materials and to employ the inventions claimed in licensed patents are subject to the continuation of and our compliance with the terms of the applicable licenses. We are obligated under these licenses to, among other things, pay certain royalties upon commercial sales of our products. These licenses generally last until the expiration of the last to expire of the patents included within the licenses that cover our use within our products, but the licenses may be terminated earlier in certain circumstances. Termination of any of these licenses could prevent us from producing or selling some or all of our products, and a failure of the licensors to abide by the terms of the licenses or to prevent infringement by third parties could harm our business and negatively impact our market position. Failure of a licensor to abide by the terms of a license or to prevent infringement by third parties could also harm our business and negatively impact our market position.

We may be subject to claims by third parties that we or our employees have wrongfully used or disclosed alleged trade secrets or misappropriated intellectual property, or claiming ownership of what we view as our own intellectual property.

              As is commonplace in our industry, we employ individuals who were previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although we try to ensure that our employees do not use the proprietary information of others in the course of their work for us and no claims against us are currently pending, we may be subject to claims that these employees have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. We may also be forced to bring claims against third parties or defend against third-party claims in order to determine the ownership of our intellectual property. An adverse result in the prosecution or defense of any such claims could require us to pay substantial monetary damages and could result in the loss of valuable intellectual property rights or personnel. Even if we are successful in prosecuting or defending against these claims, litigation could result in substantial costs and be a distraction to management.

Risks Related to Government Regulation

Our business is subject to complex and sometimes unpredictable government regulations. If we fail to comply with these regulations, we could incur significant fines and penalties.

              As a provider of clinical laboratory testing services, we are subject to extensive and frequently changing federal, state and local laws and regulations governing various aspects of our business. In particular, the clinical laboratory industry is subject to significant governmental certification and licensing regulations, as well as federal and state laws regarding:

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test ordering and billing practices;

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marketing, sales and pricing practices;

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insurance;

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anti-markup legislation;

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health information privacy and security; and

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consumer protection and unfair trade practices.

              In addition, advertising of our tests may become subject to FDA regulation and also regulation by the Federal Trade Commission, or FTC, under the Federal Trade Commission Act, or FTC Act. Most states also have similar postmarket regulatory and enforcement authority. Additionally, most foreign countries have analogous authorities, regulations and required approvals. We are unable to predict what additional federal or state legislation or regulatory initiatives may be enacted in the future regarding our business or the healthcare industry in general, or what effect such legislation or regulations may have on us. Federal or state governments may impose additional restrictions or adopt interpretations of existing laws that could have a material adverse effect on us.

              We incur significant costs in complying with these laws and regulations, and we may not be able to obtain all required approvals on a timely basis, which could result in delays in our ability to market or sell our products. Violation of any existing or future laws, regulations, restrictions or interpretations could result in enforcement actions, such as seizures, injunctions, civil penalties and criminal prosecutions, or in suspension or revocation of certifications or licenses that are required to operate our business, or in injunctions and other associated remedies, any of which could have a material adverse effect on our business.

Failure to comply with CLIA and state laws governing clinical laboratories would negatively affect our business, and we may be required to expend significant amounts of resources to comply with these requirements.

              We are subject to CLIA, a federal law that regulates clinical laboratories that perform testing on specimens derived from humans for the purpose of providing information for the diagnosis, prevention or treatment of disease. CLIA, which is administered by CMS, is intended to ensure the quality and reliability of clinical laboratories in the U.S. by mandating specific standards in the areas of personnel qualifications, administration, participation in proficiency testing, patient test management, quality control, quality assurance and inspections. The failure to comply with CLIA requirements can result in enforcement action, including the revocation, suspension, or limitation of our CLIA certificate, as well as a directed plan of correction, state on-site monitoring, civil money penalties, civil injunctive suit or criminal penalties. We must maintain CLIA compliance and certification to be eligible to bill for tests provided to Medicare beneficiaries. If we were to be found out of compliance with CLIA program requirements and subjected to sanctions, our business and reputation could be harmed. Even if it were possible for us to bring our laboratory back into compliance, we could incur significant expenses and potentially lose revenue in doing so.

              We are also required to maintain a license to conduct testing in California. California laws establish standards for day-to-day operation of our clinical laboratory, including the training and skills required of personnel and quality control. Several states require that we hold licenses to test specimens from patients residing in those states, and we currently hold licenses in all these states. Other states have similar requirements or may adopt similar requirements in the future. Finally, we may be subject to regulation in foreign jurisdictions if we seek to expand international distribution of our test. If we are not in compliance with a particular state's or foreign jurisdiction's licensing requirements, we may be unable to accept test specimens from patients residing in that state or foreign jurisdiction, as applicable, which could adversely affect our business.

              Our current laboratory is certified under CLIA to perform testing and are accredited by the College of American Pathologists. To renew our CLIA certificate, we are subject to survey and inspection every two years to assess compliance with program standards. Moreover, CLIA inspectors may make random inspections of our laboratory. In connection with our planned move to a new facility in the second quarter of 2014 to replace our existing corporate headquarters, including our laboratory space, we will seek certification under CLIA and accreditation by the College of American Pathologists for the new facility. However, there can be no assurance that we will be successful in obtaining all the applicable laboratory certifications necessary to continue operations at the new facility.

              The standards applicable to the testing which we perform may change over time. New interpretations of current regulations or future changes in regulations under CLIA or other governmental regulatory bodies may make it difficult or impossible for us to comply with CLIA and other applicable regulations, which would significantly harm our business. We cannot assure you that we will be able to operate profitably should regulatory compliance requirements become substantially more costly in the future.

If we fail to comply with federal and state healthcare laws, including fraud and abuse, physician self-referral and health information privacy and security laws, we could face substantial penalties and our business, results of operations, financial condition and prospects could be adversely affected.

              In addition to CLIA regulation and state laws governing clinical laboratories, we are subject to other areas of regulation by both the federal and state government that may affect our ability to conduct business, including, without limitation:

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the federal Anti-Kickback Statute, which constrains our marketing practices, educational programs, pricing policies, and relationships with healthcare providers or other entities, by prohibiting, among other things, soliciting, receiving, offering or paying remuneration, directly or indirectly, to induce or reward, or in return for, either the referral of an individual or the purchase or recommendation of an item or service reimbursable under a federal healthcare program, such as the Medicare and Medicaid programs;

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federal civil and criminal false claims laws and civil monetary penalty laws, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid or other third-party payers that are false or fraudulent;

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federal criminal statutes, created by HIPAA, that prohibit executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH, and its implementing regulations, which imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information;

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the federal physician self-referral law, commonly known as the Stark Law, which prohibits a physician from making a referral to an entity for certain designated health services reimbursed by Medicare or Medicaid if the physician (or a member of the physician's family) has a financial relationship with the entity, and which also prohibits the submission of any claims for reimbursement for designated health services furnished pursuant to a prohibited referral; and

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state and foreign law equivalents of each of the above federal laws, such as anti-kickback, false claims, and self-referral laws, which may apply to items or services reimbursed by any third-party payer, including commercial insurers, and state and foreign laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

              Because of the breadth of these laws and the narrowness of available statutory and regulatory exemptions, it is possible that some of our business activities could be subject to challenge under one or more of such laws. If our operations are found to be in violation of any of the federal and state laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including significant criminal and civil monetary penalties, damages, fines, imprisonment, exclusion from participation in government programs, injunctions, recall or seizure of products, total or partial suspension of production, denial or withdrawal of pre-marketing product approvals, private "qui tam" actions brought by individual whistleblowers in the name of the government, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations. To the extent that any of our products are sold in a foreign country, we may be subject to similar foreign laws and regulations, which may include, for instance, applicable post-marketing requirements, including safety surveillance, anti-fraud and abuse laws, and implementation of corporate compliance programs and reporting of payments or transfers of value to healthcare professionals.

The Corus CAD test is subject to the FDA's exercise of enforcement discretion, and any changes to the FDA's policies with respect to this exercise of enforcement discretion could negatively affect our business.

              Clinical laboratory tests that are developed and validated by a laboratory for its own use are called laboratory-developed tests, or LDTs. The laws and regulations governing the marketing of diagnostic products for use as LDTs are extremely complex, and in many instances, there are no significant regulatory or judicial interpretations of these laws. For instance, while the FDA maintains that LDTs are subject to the FDA's authority as diagnostic medical devices under the Federal Food, Drug and Cosmetic Act, or FDCA, the FDA has generally exercised enforcement discretion with respect to most LDTs performed by CLIA-certified laboratories.

              All of the clinical results that we report as part of our proprietary tests are LDTs. We have not yet applied for, or obtained, FDA clearance or premarket approval for any of these tests. However, should the FDA change its current policy of enforcement discretion, we may be required to seek FDA clearance or premarket approval for LDTs in the future.

              The regulation of diagnostic tests classified as LDTs may become more stringent in the future. Beginning in January 2006, the FDA began publicly indicating its opinion that LDTs such as ours were subject to FDA regulation as devices and issued a series of guidance documents intending to establish a framework by which to regulate certain laboratory tests including LDTs such as ours. The FDA held a meeting in July 2010 during which it indicated that it intends to reconsider its current policy of enforcement discretion and to begin drafting an oversight framework for LDTs. In October 2012, the FDA published a list of planned guidance documents that will be the focus of the agency in its fiscal year 2013, including the finalization of previously issued draft guidance which could include guidance documents addressing FDA regulation of LDTs such as ours. As recently as June 2013, a senior agency official publicly reiterated the FDA's continued interest in such regulation. To date, the FDA has not issued any of these planned guidance documents. We cannot predict the extent of the FDA's future regulation and policies with respect to LDTs, and there can be no assurance that the FDA will not require us to obtain premarket clearance or approval for some or all portions of our proprietary tests. If the FDA makes significant changes to the regulation of LDTs, or if Congress were to pass legislation that more actively regulates LDTs and in vitro diagnostic tests, it could restrict our ability to provide our test, be reimbursed for our test or delay the launch of future tests. We could also be required to conduct additional clinical trials, submit a pre-market clearance notice or a pre-market approval application with the FDA or limit the labeling claims for our tests. If our Corus CAD test becomes listed with the FDA, it may also become subject to additional provisions of the PPACA such as the medical device tax.

              While we believe that we are currently in material compliance with applicable laws and regulations relating to LDTs, we cannot assure you that the FDA or other regulatory agencies would agree with our determination. A determination that we have violated these laws, or a public announcement that we are being investigated for possible violation of these laws, could hurt our business and our reputation. A significant change in any of these laws, or the FDA's interpretation of the scope of its enforcement discretion, may require us to change our business model in order to maintain compliance with these laws.

              In June 2011, the FDA issued draft guidance regarding "Commercially Distributed In Vitro Diagnostic Products Labeled for Research Use Only or Investigational Use Only." In addition, during 2011, the FDA also issued other draft guidance documents which may impact our tests or our future tests, including draft guidance regarding Mobile Medical Applications which is directed at patient management tools. Neither of these guidance documents has been finalized. We cannot predict the ultimate timing or form of any such guidance or regulation or the potential impact on our existing tests, our tests in development or the materials used to perform our tests.

              While we qualify all materials used in our tests according to CLIA regulations, we cannot be certain that the FDA will not enact rules or issue guidance documents which could impact our ability to purchase materials necessary for the performance of our tests. Should any of the reagents obtained by us from suppliers and used in conducting our tests be affected by future regulatory actions, our business could be adversely affected by those actions, including by an increase in the cost of testing or delays, limitations or prohibitions on the purchase of reagents necessary to perform testing.

Our financial condition and results of operations may be adversely affected by international government regulatory and business risks.

              We currently derive a small portion of our revenue from India. In the future, we may derive a portion of our revenue from other countries outside the U.S.

              Our international operations subject us to varied and complex domestic, foreign and international laws and regulations. Compliance with these laws and regulations often involves significant costs or requires changes in our business practices that may reduce revenue and profitability.

              We may be subject to the regulatory approval requirements for each foreign country in which we sell our tests. Our future performance depends on, among other matters, the timely receipt of necessary regulatory approvals for our tests. Regulatory approval can be a lengthy, expensive and uncertain process. In addition, regulatory processes are subject to change, and new or changed regulations can result in increased costs and unanticipated delays. Any changes in foreign approval requirements and processes may cause us to incur additional costs or lengthen review times of our tests. We may not be able to obtain foreign regulatory approvals on a timely basis, if at all, and any failure to do so may cause us to incur additional costs or prevent us from marketing our tests in foreign countries, which may have a material adverse effect on our business, financial condition and results of operations.

              We could incur additional legal compliance costs associated with our global operations and could become subject to legal penalties if we do not comply with certain regulations. For example, we are subject to the U.S. Foreign Corrupt Practices Act which, among other restrictions, prohibits U.S. companies and their intermediaries from making payments to foreign officials for the purpose of obtaining or retaining business or otherwise obtaining favorable treatment, as well as anti-bribery and anti-corruption laws of other jurisdictions. In addition, our international activities are subject to compliance with U.S. economic and trade sanctions, which restrict or otherwise limit our ability to do business in certain designated countries. Our training and compliance program and our other internal control policies and procedures may not always protect us from acts committed by our employees or agents.

Any test for which we obtain regulatory clearance will be subject to extensive ongoing regulatory requirements, and we may be subject to penalties if we fail to comply with regulatory requirements or if we experience unanticipated problems with our products.

              Any test for which we obtain regulatory clearance, including our Corus CAD test, along with the manufacturing processes, labeling, advertising and promotional activities for such test or device, will be subject to continual requirements of, and review by, CLIA, possibly the FDA and comparable regulatory authorities. These requirements include submissions of safety and other post-marketing information and reports, registration and listing requirements, requirements relating to quality control, quality assurance and corresponding maintenance of records and documents, requirements relating to product labeling, advertising and promotion and recordkeeping. Regulatory clearance of a test or device may be subject to limitations by the regulatory body as to the indicated uses for which the product may be marketed or to other conditions of approval. In addition, approval may contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the test or device. After clearance, discovery of previously-unknown problems with our tests, manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in actions such as:

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restrictions on operations of our laboratory;

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restrictions on manufacturing processes;

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restrictions on marketing of a test;

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warning letters;

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withdrawal of the test from the market;

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refusal to approve applications or supplements to approved applications that we may submit;

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fines, restitution or disgorgement of profits or revenue;

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suspension, limitation or withdrawal of regulatory clearances;

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exclusion from participation in U.S. federal or state healthcare programs, such as Medicare and Medicaid;

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refusal to permit the import or export of our products;

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product seizure;

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injunctions; or

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imposition of civil or criminal penalties.

Risks Related to this Offering and Our Common Stock

An active trading market for our common stock may not develop.

              Prior to this offering, there has been no public market for our common stock. The initial public offering price for our common stock will be determined through negotiations with the underwriters and may bear no relationship to the price at which the common stock will trade upon completion of this offering. Entities affiliated with certain of our existing stockholders and directors have indicated an interest in purchasing up to an aggregate of $             million in shares of our common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters could determine to sell more, less or no shares to any of these potential investors and any of these potential investors could determine to purchase more, less or no shares in this offering. Such purchases will reduce the available public float for our shares because these stockholders will be restricted from selling the shares by restrictions under applicable securities laws and the lock-up agreements described in the "Shares Eligible for Future Sale" and "Underwriting" sections of this prospectus. As a result, the liquidity of our common stock could be significantly reduced from what it would have been if these shares had been purchased by investors that were not affiliated with us. Although we expect our common stock will be approved for listing on The NASDAQ Global Market, or NASDAQ, an active trading market for our shares may never develop or be sustained following this offering. If an active market for our common stock does not develop, it may be difficult for you to sell the shares you purchase in this offering without depressing the market price for the common stock or to sell your shares at all.

The trading price of our common stock is likely to be volatile, and purchasers of our common stock could incur substantial losses.

              Our stock price is likely to be volatile. The stock market in general and the market for diagnostic companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their common stock at or above the initial public offering price. The market price for our common stock may be influenced by many factors, including:

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demand by clinicians and patients for our current and future tests, if any;

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coverage and reimbursement decisions by third-party payers and announcements of those decisions;

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clinical trial results and publication of results in peer-reviewed journals or presentation of results at medical conferences;

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new or less expensive tests and services or new technology introduced or offered by our competitors or us;

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changes in the regulatory environment, including any announcement from the FDA regarding its decisions in regulating our activities;

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variations in our financial results or those of companies that are perceived to be similar to us;

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changes in the structure of healthcare payment systems;

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announcements by us of significant acquisitions, licenses, strategic partnerships, joint ventures or capital commitments;

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market conditions in the diagnostic sector and issuance of securities analysts' reports or recommendations;

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sales of substantial amounts of our stock by insiders and large stockholders, or the expectation that such sales might occur;

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general economic, industry and market conditions;

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additions or departures of key personnel;

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intellectual property, product liability or other litigation against us; and

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the other factors described in this "Risk Factors" section.

              In addition, in the past, stockholders have initiated class action lawsuits against healthcare companies following periods of volatility in the market prices of these companies' stock. Such litigation, if instituted against us, could cause us to incur substantial costs and divert management's attention and resources.

Concentration of ownership of our common stock among our existing executive officers, directors and principal stockholders may prevent new investors from influencing significant corporate decisions.

              Upon completion of this offering, our executive officers, directors and current beneficial owners of 5% or more of our common stock will, in the aggregate, beneficially own approximately        % of our outstanding common stock, or approximately        % of our outstanding common stock if they purchase shares for which they have indicated an interest. These persons, acting together, would be able to significantly influence all matters requiring stockholder approval, including the election and removal of directors and any merger or other significant corporate transactions. The interests of this group of stockholders may not coincide with the interests of other stockholders.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

              Sales of a substantial number of shares of our common stock in the public market could occur at any time. If our stockholders sell, or the market perceives that our stockholders intend to sell, substantial amounts of our common stock in the public market following this offering, the market price of our common stock could decline significantly.

              Upon completion of this offering, we will have outstanding                         shares of common stock, based on the number of shares outstanding as of September 30, 2013. This includes                         shares that we are selling in this offering, which may be resold in the public market immediately without restriction, unless purchased by our affiliates. Of the remaining shares,                         shares are currently restricted as a result of securities laws or lock-up agreements but will be able to be sold after the offering as described in the section of this prospectus entitled "Shares Eligible for Future Sale."

              In addition, promptly following the completion of this offering, we intend to file one or more registration statements on Form S-8 registering the issuance of approximately          million shares of common stock subject to options or other equity awards issued or reserved for future issuance under our equity incentive plans. Shares registered under these registration statements on Form S-8 will be available for sale in the public market subject to vesting arrangements and exercise of options, the lock-up agreements described above and the restrictions of Rule 144 in the case of our affiliates.

              Additionally, beginning six months after this offering, the holders of an aggregate of approximately         million shares of our common stock, including shares of our common stock issuable upon the exercise of outstanding warrants, or their transferees, will have rights, subject to some conditions, to require us to file one or more registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. Please see "Description of Capital Stock—Registration Rights" in this prospectus for more information regarding these registration rights. Once we register the issuance of these shares, they can be freely sold in the public market. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.

Our quarterly operating results may fluctuate significantly or may fall below the expectations of investors or securities analysts, each of which may cause our stock price to fluctuate or decline.

              We expect our operating results to be subject to quarterly fluctuations. Our net loss and other operating results will be affected by numerous factors, including:

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our ability to successfully market and sell our Corus CAD test;

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the timing of cash collections from third-party payers;

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the extent to which our tests are eligible for coverage and reimbursement from third-party payers;

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changes in coverage and reimbursement or in reimbursement-related laws directly affecting our business;

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any intellectual property infringement lawsuit or opposition, interference or cancellation proceeding in which we may become involved;

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regulatory developments affecting our test or competing products; and

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total operating expenses.

              If our quarterly operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. Furthermore, any quarterly fluctuations in our operating results may, in turn, cause the price of our stock to fluctuate substantially. We believe that quarterly comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of our future performance.

If securities or industry analysts do not publish research, or publish unfavorable research, about our business, our stock price and trading volume could decline.

              Equity research analysts do not currently provide research coverage of our common stock, and we cannot assure you that any equity research analysts will provide research coverage of our common stock after the completion of this offering. In particular, as a smaller company, it may be difficult for us to attract the interest of equity research analysts. A lack of research coverage may adversely affect the liquidity and market price of our common stock. To the extent we obtain equity research analyst coverage, we will not have any control over the analysts or the content and opinions included in their reports. The price of our stock could decline if one or more equity research analysts downgrade our stock or issue other unfavorable commentary or research. If one or more equity research analysts cease coverage of our company or fail to publish reports on us regularly, demand for our stock could decrease, which in turn could cause our stock price or trading volume to decline.

Failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could cause investors to lose confidence in our operating results and in the accuracy of our financial reports and could have a material adverse effect on our business and on the price of our common stock.

              As a public company in the U.S., we will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, or Section 404, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting.

              The controls and other procedures are designed to ensure that information required to be disclosed by us in the reports that we file with the Securities and Exchange Commission, or SEC, is disclosed accurately and is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. We are in the early stages of conforming our internal control procedures to the requirements of Section 404, and we may not be able to complete our evaluation, testing and any required remediation needed to comply with Section 404 in a timely fashion. Our independent registered public accounting firm was not engaged to perform an audit of our internal control over financial reporting for the year ended December 31, 2012, or for any other period. Our independent registered public accounting firm's audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of our internal control over financial reporting. Accordingly, no such opinion was expressed. Even if we develop effective controls, these new controls may become inadequate because of changes in conditions or the degree of compliance with these policies or procedures may deteriorate.

              Even after we develop these new procedures, material weaknesses in our internal control over financial reporting may be discovered. In order to fully comply with Section 404, we will need to retain additional employees to supplement our current finance staff, and we may not be able to do so in a timely manner, or at all. In addition, in the process of evaluating our internal control over financial reporting, we expect that certain of our internal control practices will need to be updated to comply with the requirements of Section 404 and the regulations promulgated thereunder, and we may not be able to do so on a timely basis, or at all. In the event that we are not able to demonstrate compliance with Section 404 in a timely manner, or are unable to produce timely or accurate financial statements, we may be subject to sanctions or investigations by regulatory authorities such as the SEC or the stock exchange on which our stock is listed, and investors may lose confidence in our operating results, and the price of our common stock could decline. Furthermore, if we are unable to certify that our internal control over financial reporting is effective and in compliance with Section 404, we may be subject to sanctions or investigations by regulatory authorities such as the SEC or stock exchanges, and we could lose investor confidence in the accuracy and completeness of our financial reports, which could hurt our business, the price of our common stock and our ability to access the capital markets.

We will incur costs and demands upon management as a result of complying with the laws and regulations affecting public companies in the U.S., which may adversely affect our operating results.

              As a public company listed in the U.S., we will incur significant additional legal, accounting and other expenses. In addition, changing laws, regulations and standards relating to corporate governance and public disclosure, including regulations implemented by the SEC and NASDAQ, may increase legal and financial compliance costs and make some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management's time and attention from revenue-generating activities to compliance activities. If, notwithstanding our efforts to comply with new laws, regulations and standards, we fail to comply, regulatory authorities may initiate legal proceedings against us, and our business may be harmed.

              Further, failure to comply with these laws, regulations and standards might also make it more difficult for us to obtain certain types of insurance, including director and officer liability insurance, and we might be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on committees of our board of directors or as members of senior management.

Because we do not anticipate paying any cash dividends on our common stock in the foreseeable future, capital appreciation, if any, will be your sole source of gains.

              We have not declared or paid cash dividends on our common stock to date. We currently intend to retain our future earnings, if any, to fund the development and growth of our business. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

We will have broad discretion in the use of proceeds from this offering and may invest or spend the proceeds in ways with which you do not agree and in ways that may not yield a return.

              Although we currently intend to use the net proceeds from this offering in the manner described in the section entitled "Use of Proceeds" in this prospectus, we will have broad discretion over the use of proceeds from this offering. You may not agree with our decisions, and our use of the proceeds may not yield any return on your investment in us. Our failure to apply the net proceeds of this offering effectively could impair our ability to pursue our growth strategy or could require us to raise additional capital.

Provisions in our corporate charter documents and under Delaware law may prevent or frustrate attempts by our stockholders to change our management and hinder efforts to acquire a controlling interest in us, and the market price of our common stock may be lower as a result.

              There are provisions in our certificate of incorporation and bylaws, as they will be in effect following this offering, that may make it difficult for a third party to acquire, or attempt to acquire, control of our company, even if a change in control was considered favorable by you and other stockholders. For example, our board of directors will have the authority to issue up to                  shares of preferred stock. The board of directors can fix the price, rights, preferences, privileges and restrictions of the preferred stock without any further vote or action by our stockholders. The issuance of shares of preferred stock may delay or prevent a change in control transaction. As a result, the market price of our common stock and the voting and other rights of our stockholders may be adversely affected. An issuance of shares of preferred stock may result in the loss of voting control to other stockholders.

              Our charter documents will also contain other provisions that could have an anti-takeover effect, including:

•

only one of our three classes of directors will be elected each year;

•

stockholders will not be permitted to cumulate votes in the election of directors;

•

our board of directors will have the exclusive right to elect a director to fill a vacancy or newly created directorship;

•

stockholders will not be entitled to remove directors other than by a majority vote, and only for cause;

•

stockholders will not be permitted to take actions by written consent;

•

stockholders cannot call a special meeting of stockholders;

•

stockholders must give advance notice to nominate directors or submit proposals for consideration at stockholder meetings;

•

our stockholders will not be permitted to amend the bylaws except by the affirmative vote of holders of at least 66 2/3% of the outstanding capital stock, although our bylaws may be amended by a simple majority vote of our board of directors; and

•

the requirement for the affirmative vote of holders of at least 66 2/3% or more of the outstanding capital stock to amend many of the provisions described above.

              In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control transaction. They could also have the effect of discouraging others from making tender offers for our common stock, including transactions that may be in your best interests. These provisions may also prevent changes in our management or limit the price that certain investors are willing to pay for our stock.

Our amended and restated certificate of incorporation will also provide that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders' ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

              Our amended and restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation or our bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. The choice of forum provision may limit a stockholder's ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find the choice of forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition.

We are an "emerging growth company," and, if we decide to comply only with reduced disclosure requirements applicable to emerging growth companies, our common stock could be less attractive to investors.

              We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act, or JOBS Act, enacted in April 2012, and for as long as we continue to be an "emerging growth company," we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to "emerging growth companies," including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We will continue to be an "emerging growth company" until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock, and our stock price may be more volatile.

              Under the JOBS Act, emerging growth companies that become public can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards following the completion of this offering, and therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Future issuances of equity securities could result in additional dilution to our stockholders and could place restrictions on our operations and assets.

              Pursuant to our equity incentive plans, we are authorized to grant equity-based incentive awards to our employees, directors and consultants. The number of shares of our common stock available for future grant under our 2013 Equity Incentive Plan, or the 2013 Plan, which will become effective immediately prior to the completion of this offering, is 12,000,000 plus the number of shares of our common stock reserved for issuance under our 2004 Stock Plan, or the 2004 Plan, as of the effective date of the 2013 Plan. After the 2013 Plan has become effective, the number of shares of our common stock reserved for issuance under our 2013 Plan will be increased (1) from time to time by the number of shares of our common stock forfeited upon the expiration, cancellation, forfeiture, cash settlement or other termination of awards under our 2004 Plan following the effective date of the 2013 Plan, and (2) on January 1 of each year at the discretion of our board of directors by up to (a) a number of additional shares of our common stock representing 4.0% of our then-outstanding shares of common stock on December 31 of such year or (b) such lesser number of shares of our common stock determined by our board of directors. Future option grants and issuances of common stock under our 2013 Plan may have an adverse effect on the market price of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

              This prospectus, including the sections titled "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial condition, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "could," "would," "project," "plan," "expect," "potential" or the negative or plural of these words or similar expressions. These forward-looking statements include, but are not limited to, statements concerning the following:

•

our expectation that, for the foreseeable future, substantially all of our revenue will be derived from sales of Corus CAD tests;

•

our ability to obtain additional payer reimbursement coverage determinations for Corus CAD, including for both Medicare Advantage and commercial lives, and the timing of those determinations;

•

our ability to conduct additional clinical and marketing activities to enhance our evidence package for Corus CAD;

•

our expectations that clinician adoption of our Corus CAD test will increase as the test becomes more widely reimbursed, as we publish additional data and as the market awareness and acceptance of our test grows;

•

our expectations of the benefits to patients, providers and payers of our Corus CAD test in the clinical work-up;

•

the estimates of the number of patients presenting with symptoms that may be suggestive of obstructive CAD, as well as the total amount spent in the U.S. each year on these diagnostic work-ups;

•

our expectations related to the expansion of our sales force and marketing efforts, and the size and geographic reach of our sales presence;

•

our ability to leverage our research expertise and commercial experience to develop additional revenue opportunities, including product line extensions or enhancements, new product development and technology platform development;

•

our ability to educate and inform payers and clinicians about the clinical benefits of Corus CAD;

•

our ability to leverage our own dedicated sales force with those of commercial partners, in the U.S. and internationally, to expand our commercial reach;

•

the clinical validity, clinical utility and economic value of our Corus CAD test;

•

our estimates regarding our expenses, future revenue, anticipated capital requirements and our needs for additional financing;

•

the scope of protection we establish and maintain for intellectual property rights covering our products and technologies;

•

our reliance on clinical collaborators such as medical institutions, contract laboratories, collaborative partners and other third parties;

•

the factors we believe drive demand for our Corus CAD test and our ability to sustain or increase such demand;

•

our business strategy generally and our ability to achieve our strategic goals;

•

developments relating to our competitors and our industry;

•

our expectations regarding the economic benefits of our Corus CAD test to the healthcare system;

•

our expectations regarding our international expansion and opportunities;

•

the factors that may impact our financial results;

•

our expectations regarding licensing, acquisitions and strategic operations;

•

our anticipated cash needs and our estimates regarding our capital requirements;

•

our need for additional financing;

•

our compliance with federal, state and foreign regulatory requirements, and the timing or likelihood of regulatory filings and approvals;

•

the impact of accounting pronouncements and our critical accounting policies, judgments, estimates, models and assumptions on our financial results;

•

the impact of the economy on our business, patients and payers; and

•

anticipated trends and challenges in our business and the markets in which we operate.

              These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in "Risk Factors" and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in, or implied by, any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

              You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to publicly update any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations, except as required by law.

              You should read this prospectus and the documents that we reference in this prospectus and have filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect. We qualify all forward-looking statements by these cautionary statements.

 MARKET, INDUSTRY AND OTHER DATA

              Unless otherwise indicated, information contained in this prospectus concerning our industry and the market in which we operate, including our market position, market opportunity and market size, is based on information from various sources, on assumptions that we have made based on such data and other similar sources and on our knowledge of the markets for our products. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.

              We have not independently verified any third-party information. While we believe the market position, market opportunity and market size information included in this prospectus is generally reliable, such information is inherently imprecise. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled "Risk Factors" and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

 USE OF PROCEEDS

              We estimate that the net proceeds from the sale of our common stock in this offering will be approximately $             million, based upon an assumed initial public offering price of $            per share, the midpoint of the price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters' option to purchase additional shares is exercised in full, we estimate that we will receive net proceeds of approximately $             million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

              Each $1.00 increase (decrease) in the assumed initial public offering price of $            per share would increase (decrease) the net proceeds to us from this offering by approximately $             million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1,000,000 shares in the number of shares of common stock offered by us would increase (decrease) the net proceeds to us from this offering by approximately $             million, assuming that the assumed initial public offering price remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

              We currently intend to use the net proceeds from this offering as follows:

•

approximately $          million to provide working capital to expand our commercial organization, including sales and marketing personnel;

•

approximately $          million to fund continuing operating losses as we seek additional payer reimbursement coverage determinations for Corus CAD;

•

approximately $          million to conduct additional clinical and marketing activities to enhance our evidence package for Corus CAD; and

•

approximately $          million for research and development purposes as well as for general corporate purposes.

As of the date of this prospectus, we cannot specify with certainty the amount of the net proceeds we will use for these purposes. We may also use a portion of the net proceeds from this offering for the acquisition of, or investment in, technologies, solutions or businesses that complement our business, although we have no present commitments or agreements to enter into any such acquisitions or investments. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our commercialization efforts, the status of additional payer reimbursement coverage determinations for Corus CAD and the results of our research and development efforts. In particular, if we do not obtain positive coverage decisions from commercial payers in a timely manner, we may decide to postpone expansion of our commercial organization, including sales and marketing personnel, and reallocate that portion of the net proceeds from this offering to clinical and marketing activities to obtain such positive coverage decisions and to fund continuing operating losses during that additional time. In that event, we may also reallocate certain of such net proceeds from this offering for general corporate purposes. Accordingly, we will have broad discretion over the uses of the net proceeds from this offering. Pending these uses, we intend to invest the net proceeds from this offering in short-term, investment-grade interest-bearing securities such as money market funds, certificates of deposit, commercial paper and guaranteed obligations of the U.S. government.

 DIVIDEND POLICY

              We have never declared or paid, and do not anticipate declaring or paying in the foreseeable future, any cash dividends on our capital stock. Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of our board of directors and will depend on then existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

CAPITALIZATION

              The following table sets forth our cash, cash equivalents and investments and our capitalization as of June 30, 2013:

•

on an actual basis;

•

on a pro forma basis, giving effect to the automatic conversion of all outstanding shares of preferred stock into 126,757,156 shares of common stock immediately prior to the closing of this offering, the reclassification of the preferred stock warrant liability of $797,000 as of June 30, 2013 into additional paid-in capital and the filing and effectiveness of our amended and restated certificate of incorporation in Delaware; and

•

on a pro forma as adjusted basis to reflect, in addition to the pro forma adjustments set forth above, the sale by us of                        shares of common stock in this offering at an assumed initial public offering price of $            per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

              You should read the information in this table together with the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus.

	As of June 30, 2013
	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands, except share and per share data) (unaudited)
Cash, cash equivalents and investments	$46,826	$46,826	$

Convertible preferred stock:
Series AA convertible preferred stock, $0.001 par value, 19,899,974 shares authorized, 16,239,829 shares issued and outstanding, actual; no shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	$11,967	—		—
Series BB convertible preferred stock, $0.001 par value, 68,570,711 shares authorized, 68,570,711 shares issued and outstanding, actual; no shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	79,980	—		—
Series CC-1 convertible preferred stock, $0.001 par value, 23,622,569 shares authorized, 22,077,167 shares issued and outstanding, actual; no shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	30,549	—		—
Series CC-2 convertible preferred stock, $0.001 par value, 21,260,311 shares authorized, 19,869,449 shares issued and outstanding, actual; no shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	30,490	—		—
Stockholders' equity (deficit):
Preferred stock, $0.001 par value, no shares authorized, no shares issued and outstanding, actual; shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	—	—		—
Common stock, $0.001 par value, 166,282,880 shares authorized, 164,833 shares issued and outstanding, actual; shares authorized, 126,921,989 shares issued and outstanding, pro forma; shares authorized, issued and outstanding, pro forma as adjusted	—	127
Additional paid-in capital	60,023	213,679
Other comprehensive income	8	8
Accumulated deficit	(165,888)	(165,888)

Total stockholders' equity (deficit)	(105,857)	47,926

Total capitalization	$47,129	$47,926	$

              Each $1.00 increase (decrease) in the assumed initial public offering price of $            per share would increase (decrease) each of cash, cash equivalents and investments, additional paid-in capital, total stockholders' equity (deficit) and total capitalization, on a pro forma as adjusted basis, by approximately $             million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1,000,000 shares in the number of shares of our common stock offered by us would increase (decrease) cash, cash equivalents and investments, additional paid-in capital, total stockholders' equity and total capitalization by approximately $             million, assuming the assumed initial public offering price remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing.

              The outstanding share information in the table above is based on 126,921,989 shares of our common stock (including preferred stock on an as-converted basis) outstanding as of June 30, 2013, and excludes:

•

22,564,815 shares of common stock issuable upon the exercise of outstanding stock options as of June 30, 2013 pursuant to our 2004 Plan at a weighted-average exercise price of $0.32 per share;

•

2,924 shares of common stock issuable upon the exercise of common stock warrants outstanding as of June 30, 2013, at a weighted-average exercise price of $7.05 per share;

•

3,653,201 shares of common stock issuable upon the exercise of preferred stock warrants outstanding as of June 30, 2013, at a weighted-average exercise price of $1.34 per share;

•

4,005,085 shares of common stock reserved for future issuance under our 2004 Plan as of June 30, 2013, which shares will cease to become available for future issuance at the time our 2013 Plan becomes effective in connection with this offering;

•

38,569,900 shares of common stock reserved for future issuance under our 2013 Plan (which consist of (i) 12,000,000 shares of common stock reserved for issuance under our 2013 Plan; (ii) 4,005,085 shares of common stock reserved for issuance under our 2004 Plan as of June 30, 2013, which shares will be added to the shares reserved under the 2013 Plan upon its effectiveness; and (iii) up to 22,564,815 additional shares as of June 30, 2013 that may be added to the 2013 Plan upon the expiration, termination, forfeiture or other reacquisition of any shares of common stock issuable upon the exercise of stock awards outstanding under the 2004 Plan), which will become effective upon the execution and delivery of the underwriting agreement for this offering; and

•

                        shares of common stock to be reserved for future issuance under our 2013 Employee Stock Purchase Plan, to be effective in connection with this offering, as well as any automatic increases in the number of shares of common stock reserved for future issuance under this benefit plan.

 DILUTION

              If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering. The pro forma net tangible book value of our common stock as of June 30, 2013, was $             million, or $            per share. Pro forma net tangible book value per share represents our total tangible assets less our total liabilities, divided by the number of outstanding shares of common stock, after giving effect to the automatic conversion of all outstanding shares of preferred stock into                                    shares of common stock immediately prior to the closing of this offering.

              After giving effect to (1) the automatic conversion of all outstanding shares of preferred stock into                                    shares of common stock immediately prior to the closing of this offering and (2) receipt of the net proceeds from our sale of                        shares of common stock at an assumed initial public offering price of $            per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2013, would have been approximately $             million, or $            per share. This represents an immediate increase in pro forma as adjusted net tangible book value of $            per share to our existing stockholders and an immediate dilution of $            per share to investors purchasing common stock in this offering.

              The following table illustrates this dilution on a per share basis to new investors:

Assumed initial public offering price per share		$
Pro forma net tangible book value per share as of June 30, 2013	$
Increase in pro forma net tangible book value per share attributable to new investors purchasing shares in this offering

Pro forma as adjusted net tangible book value per share after giving effect to this offering

Dilution in pro forma net tangible book value per share to new investors in this offering		$

              Each $1.00 increase (decrease) in the assumed initial public offering price of $            per share would increase (decrease) the pro forma as adjusted net tangible book value by $            per share and the dilution to new investors by $            per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1,000,000 shares in the number of shares of common stock offered by us would increase (decrease) the pro forma as adjusted net tangible book value by approximately $            per share and the dilution to new investors by $             per share, assuming the assumed initial public offering price remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional shares in full, the pro forma as adjusted net tangible book value per share would be $            per share, and the dilution in pro forma net tangible book value per share to investors in this offering would be $            per share.

              The table below summarizes as of June 30, 2013, on a pro forma as adjusted basis described above, the number of shares of our common stock, the total consideration and the average price per share (1) paid to us by our existing stockholders and (2) to be paid by existing stockholders and new investors purchasing our common stock in this offering at an assumed initial public offering price of $            per share, the midpoint of the price range set forth on the cover page of this prospectus, before deducting underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased			Total Consideration
Average Price Per Share
	Number	Percent		Amount	Percent
Existing stockholders			%	$		%	$
New investors(1)			%			%	$

Total		100.0%		$	100.0%

(1)

Includes existing stockholders who participate in this offering.

              The total number of shares of our common stock reflected in the discussion and tables above is based on 126,921,989 shares of our common stock (including preferred stock on an as-converted basis) outstanding as of June 30, 2013, and excludes:

•

22,564,815 shares of common stock issuable upon the exercise of outstanding stock options as of June 30, 2013 pursuant to our 2004 Plan at a weighted-average exercise price of $0.32 per share;

•

2,924 shares of common stock issuable upon the exercise of common stock warrants outstanding as of June 30, 2013, at a weighted-average exercise price of $7.05 per share;

•

3,653,201 shares of common stock issuable upon the exercise of preferred stock warrants outstanding as of June 30, 2013, at a weighted-average exercise price of $1.34 per share;

•

4,005,085 shares of common stock reserved for future issuance under our 2004 Plan as of June 30, 2013, which shares will cease to become available for future issuance at the time our 2013 Plan becomes effective in connection with this offering;

•

38,569,900 shares of common stock reserved for future issuance under our 2013 Plan (which consist of (i) 12,000,000 shares of common stock reserved for issuance under our 2013 Plan; (ii) 4,005,085 shares of common stock reserved for issuance under our 2004 Plan as of June 30, 2013, which shares will be added to the shares reserved under the 2013 Plan upon its effectiveness; and (iii) up to 22,564,815 additional shares as of June 30, 2013 that may be added to the 2013 Plan upon the expiration, termination, forfeiture or other reacquisition of any shares of common stock issuable upon the exercise of stock awards outstanding under the 2004 Plan), which will become effective upon the execution and delivery of the underwriting agreement for this offering; and

•

        shares of common stock to be reserved for future issuance under our 2013 Employee Stock Purchase Plan, to be effective in connection with this offering, as well as any automatic increases in the number of shares of common stock reserved for future issuance under this benefit plan.

              To the extent that any outstanding options are exercised, new options are issued under our stock-based compensation plans or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering. If all outstanding options under our 2004 Plan and outstanding preferred stock warrants as of June 30, 2013 were exercised, then our existing stockholders, including the holders of these options and warrants, would own            % and our new investors would own            % of the total number of shares of our common stock outstanding upon the closing of this offering.

              Entities affiliated with certain of our existing stockholders have indicated an interest in purchasing an aggregate of approximately $             million in shares of our common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters could determine to sell more, less or no shares to any of these potential investors and any of these potential investors could determine to purchase more, less or no shares in this offering.

SELECTED FINANCIAL DATA

              You should read the following selected financial data together with our audited financial statements, the related notes appearing elsewhere in this prospectus and the information under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected financial data included in this section are not intended to replace the financial statements and the related notes included elsewhere in this prospectus.

              We derived the selected statements of operations data for the years ended December 31, 2011 and 2012 and the balance sheet data as of December 31, 2011 and 2012 from our audited financial statements appearing elsewhere in this prospectus. The statements of operations data for the six months ended June 30, 2012 and 2013 and balance sheet data as of June 30, 2013 have been derived from our unaudited financial statements appearing elsewhere in this prospectus. In our opinion, these unaudited financial statements have been prepared on a basis consistent with our audited financial statements and contain all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of such financial data. Our historical results are not necessarily indicative of the results that may be expected in the future, and results for the six months ended June 30, 2013 are not necessarily indicative of results to be expected for the full year ending December 31, 2013 or any future period.

	Year Ended December 31,		Six Months Ended June 30,
	2011	2012	2012	2013
	(in thousands, except share and per share data)
			(unaudited)
Statements of Operations Data:
Revenue	$1,527	$2,475	$466	$2,874
Operating expenses:
Cost of revenue	5,981	4,680	2,269	3,027
Research and development	9,194	8,312	4,160	5,317
Sales and marketing	5,704	7,989	3,243	7,103
General and administrative	6,143	7,221	3,189	5,599

Total operating expenses	27,022	28,202	12,861	21,046

Loss from operations	(25,495)	(25,727)	(12,395)	(18,172)
Interest income	71	71	29	58
Interest expense	(297)	—	—	—
Other income (expense), net	(256)	17	61	(302)

Net loss	(25,977)	(25,639)	(12,305)	(18,416)
Gain on extinguishment of convertible preferred stock(1)	76,288	—	—	—
Accretion and dividends on convertible preferred stock to redemption value	(5,945)	(9,194)	(3,963)	(5,827)
Net income attributable to participating securities	(44,316)	—	—	—

Net income (loss) attributable to common stockholders	$50	$(34,833)	$(16,268)	$(24,243)

Net income (loss) per share attributable to common stockholders(2) :
Basic and diluted	$0.58	$(371.67)	$(189.75)	$(172.86)

Weighted average shares of common stock used in computing net income (loss) per share attributable to common stockholders:
Basic and diluted	85,625	93,721	85,735	140,248

Pro forma net loss per share of common stock, basic and diluted (unaudited)		$(0.26)		$(0.15)

Weighted-average shares used in computing pro forma net loss per share of common stock, basic and diluted (unaudited)		97,685,267		126,890,167

(1)

See Note 10 within the notes to our financial statements appearing elsewhere in this prospectus for a description of the adjustment to net loss resulting from the extinguishment of the preferred stock in connection with the February 2011 recapitalization.

(2)

See Note 2 within the notes to our financial statements appearing elsewhere in this prospectus for a description of the method used to calculate basic and diluted net income (loss) per common share and pro forma basic and diluted net loss per common share.

	As of December 31,		June 30,
	2011	2012	2013
	(in thousands)
			(unaudited)
Balance Sheet Data:
Cash, cash equivalents and investments	$33,485	$65,995	$46,826
Working capital	30,872	63,027	43,952
Total assets	36,812	70,408	54,152
Convertible preferred stock	80,265	147,159	152,986
Total stockholders' deficit	(48,004)	(82,365)	(105,857)

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

              You should read the following discussion and analysis of our financial condition and results of operations together with the section titled "Selected Financial Data" and our financial statements and related notes included elsewhere in this prospectus. This discussion and other parts of this prospectus contain forward-looking statements that involve risk and uncertainties, such as statements of our plans, estimates, beliefs, objectives, expectations and intentions. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those below and elsewhere in this prospectus, particularly discussed in the "Risk Factors" section.

Business Overview

              We are a molecular diagnostics company developing and commercializing novel, proprietary tests that help improve treatment decisions, enhance patient outcomes and reduce the overall cost of care. We use genomic technologies to provide healthcare professionals with critical, actionable information to improve patient care and management. Our product strategy addresses the needs of three key healthcare constituents: patients, healthcare providers and public and private payers. Our initial focus is on diagnostics for cardiovascular diseases, specifically coronary artery disease, or CAD, arrhythmia and heart failure.

              Our Corus® CAD test is the first and only commercially available blood-based gene expression test that provides a current-state assessment for non-diabetic patients with symptoms that are suggestive of obstructive CAD. Corus CAD helps clinicians rule out obstructive CAD as the cause of these symptoms. Ruling out CAD as the cause of these symptoms can help avoid significant costs, risks and inconveniences associated with unnecessary referrals, non-invasive imaging and invasive coronary angiography, also known as cardiac catheterization. Our test has been clinically validated in independent patient cohorts, including two prospective, multicenter U.S. trials, PREDICT and COMPASS. Corus CAD became commercially available in 2009 and, through June 30, 2013, we have delivered results for over 40,000 tests. In August 2012, Corus CAD received Medicare Part B coverage from the regional Medicare Administrative Contractor, or MAC, in California, making the test a covered benefit for the estimated 48 million covered lives in the U.S. We perform the Corus CAD test in our clinical laboratory, which has been certified by the Clinical Laboratory Improvement Amendments of 1988, or CLIA, under the regulations of the Centers for Medicare & Medicaid Services, or CMS, and also has been accredited by the College of American Pathology, or CAP.

              The following highlights some of our key historical business milestones:

•

We were founded and incorporated in Delaware in July 2003. From inception through early 2007, we were primarily engaged in discovery and research activities related to potential diagnostics in CAD, arrhythmia and heart failure;

•

In early 2007, we focused our activities on CAD and, in July of that year, we began patient enrollment in our PREDICT trial to develop and validate the Corus CAD test in a population of patients who had been referred for invasive coronary angiography;

•

In February 2009, we obtained CLIA certification of our onsite clinical laboratory;

•

In June 2009, we commercially launched Corus CAD in nine U.S. communities through a nine-person sales force;

•

In November 2009, we presented results from the PREDICT trial;

•

In April 2010, we began patient enrollment in our COMPASS trial to conduct a second validation trial evaluating the Corus CAD test in an independent cohort of patients who had received a referral for MPI, but who had not yet been referred for invasive coronary angiography;

•

In October 2010, we announced the publication of the results of the PREDICT trial;

•

In November 2011, we presented results from the COMPASS trial, which validated the performance and accuracy of Corus CAD in a patient population that more closely resembled our intended use population than our PREDICT trial;

•

In August 2012, the Corus CAD test received Medicare Part B coverage retroactive to all tests for qualifying patients performed starting January 1, 2012, making the test a covered benefit for the estimated 48 million Medicare beneficiaries in the U.S.;

•

In the fourth quarter of 2012, we increased our sales force from 10 to 20 representatives;

•

In February 2013, we announced the publication of the results of our COMPASS trial;

•

In May 2013, we received CAP accreditation of our onsite clinical laboratory;

•

In May 2013, we announced the publication of the results of our IMPACT-CARD trial and we presented the results of our IMPACT-PCP trial, both of which demonstrated that the Corus CAD test changes clinician decision-making in clinically relevant ways;

•

In May 2013, we delivered Corus CAD test results to our first customers outside the U.S. under a sales and marketing agreement with Core Diagnostics India;

•

As of June 30, 2013, we had increased our sales force from 20 to 33 representatives;

•

In June 2013, we delivered results for our 40,000th Corus CAD test; and

•

In August 2013, we announced the publication of a comprehensive review of the evidence demonstrating that Corus CAD can help clinicians accurately and safely exclude obstructive CAD as the cause of a patient's symptoms and lead to improved patient management.

              Our total revenue increased from $1.5 million in 2011 to $2.5 million in 2012, which was driven by Corus CAD receiving Medicare Part B coverage in August 2012 and the retroactive nature of the reimbursement coverage for all eligible Medicare test volume in 2012. For the year ended December 31, 2012 and for the six months ended June 30, 2013, we delivered results for 9,990 tests and 7,644 tests, respectively. For the six months ended June 30, 2013, we generated $2.9 million in revenue and incurred a net loss of $18.4 million. We have never been profitable and have incurred significant losses since our inception, including net losses of $26.0 million in 2011 and $25.6 million in 2012. As of June 30, 2013, our total stockholders' deficit was $105.9 million and we had $46.8 million in cash, cash equivalents and investments.

              As part of our commercialization strategy, we intend to continue to expand our sales presence and increase our marketing expense as we seek greater market awareness and clinician adoption of Corus CAD and broader payer coverage and reimbursement. We also expect research and development expenses to increase in future periods as we increase investments in our product pipeline, conduct additional studies to support our Corus CAD test and develop process improvements related to our Corus CAD test.

Medicare Coverage and Reimbursement

              We derive substantially all of our revenue from sales of our Corus CAD test and we rely on reimbursement primarily from third-party payers, including government programs such as Medicare and private payers such as managed care organizations. The amount of reimbursement we receive related to the sale of each Corus CAD test is primarily determined by whether these third-party payers have issued positive coverage decisions to make Corus CAD a covered benefit for their member patients on whose behalf our clinician customers order the test. In August 2012, we received Medicare Part B coverage for Corus CAD from the regional MAC in California at the time, Palmetto GBA, or Palmetto, at a fixed payment amount, retroactive to all tests performed for qualifying patients starting January 1, 2012. At that time, Palmetto established the fixed payment amount at which Medicare would reimburse us for Medicare patients within the defined coverage conditions. On September 16, 2013, the regional MAC in California transitioned from Palmetto to Noridian Healthcare Solutions, LLC, or Noridian. However, Palmetto continues to establish coverage, coding and reimbursement policies for Corus CAD and other molecular diagnostics in our MAC region pursuant to the MolDx program for molecular diagnostics, while Noridian processes claims for tests performed in our MAC region. Because our laboratory is located in California, we currently submit claims to Noridian, but our coverage and fixed payment amount continues to be established by Palmetto through the MolDx program.

              Our average revenue per test, which reflects our total revenue in a period divided by all tests for which we deliver results to clinicians in that period, including tests for which we receive no reimbursement, increased significantly following the Medicare Part B coverage decision in August 2012. Accordingly, and in anticipation of additional positive coverage decisions from other payers, we began to expand our commercial presence by increasing the size of our sales force and enhancing our marketing efforts. As of June 30, 2013, we had 33 sales representatives and offered Corus CAD in a total of 34 U.S. communities in 14 states.

              Since Corus CAD received Medicare Part B coverage, we have established agreements with several commercial third-party payers to extend the Medicare coverage to their Medicare Advantage (Medicare managed care) lives. As of June 30, 2013, we had agreements with commercial payers that collectively cover approximately 40% of all Medicare Advantage lives in the U.S. We are working with these commercial payers to extend coverage to their commercial lives and with other commercial payers to provide for coverage of both their Medicare Advantage and commercial lives.

              While we commercially launched Corus CAD in June 2009, we did not generate meaningful revenue on sales of the Corus CAD test until it received Medicare Part B coverage. In addition, prior to that coverage, our average revenue per test was significantly less than our cost of revenue per test. Due to these financial implications, over the period from our commercial launch in June 2009 through the third quarter of 2012, we intentionally maintained a limited commercial sales force focused on just a few communities. During this period, we focused on developing, presenting and publishing the data for our evidence package—consisting of analytical validity, clinical validity, clinical utility and economic value data—to support reimbursement coverage of Corus CAD by payers. Immediately prior to Corus CAD receiving Medicare Part B coverage, we had 10 sales representatives selling Corus CAD in 10 U.S. communities.

              The U.S. government has shown significant interest in pursuing healthcare reform and reducing healthcare costs. Annual federal budget negotiations frequently include healthcare payment reform measures impacting clinical laboratory payments. On April 1, 2013, cuts to the federal budget resulting from sequestration were implemented, requiring a 2% cut in Medicare payments for all services, including our Corus CAD test.

Financing and Recapitalization

              In February 2011, in connection with a preferred stock financing in which we received net cash proceeds of $60.4 million, we completed a recapitalization pursuant to which all outstanding shares of our previously issued preferred stock and convertible notes were exchanged for shares in a new class of preferred stock. This exchange resulted in a $76.3 million gain representing the excess of the carrying amount of the previously issued preferred stock immediately prior to the recapitalization over the fair value of the new class of preferred stock on the date of the recapitalization event. This amount was included in the adjustment to our net loss to arrive at the net income attributable to common stockholders for the year ended December 31, 2011. In August and October 2012, we completed a preferred stock financing in which we received net cash proceeds of $57.7 million. To date, we have raised over $200 million in capital through private equity financings.

Financial Operations Overview

Revenue

              We operate in one operating segment and derive substantially all of our revenue from sales of our Corus CAD test. We currently market the Corus CAD test to U.S. healthcare providers through our direct sales force that targets primary care clinicians, including physicians, physician assistants and nurse practitioners, as well as cardiologists. The healthcare providers who order the tests and on whose behalf we provide our laboratory testing services are not responsible for the payment for these services. The party that pays us for our laboratory testing services is commonly referred to as a "payer." Payers consist of (1) third-party payers, including government programs, such as Medicare and Medicaid, and private or commercial payers, such as insurance companies and managed care organizations, and (2) patients who pay us directly. In May 2013, we began selling a limited number of tests in India under our agreement with Core Diagnostics India, or Core Diagnostics.

              Our revenue is a function of both Corus CAD test volume and the average revenue per test.

               Corus CAD Test Volume

              Test volume is based on the number of Corus CAD tests that we conduct and for which we ultimately deliver results to a clinician. In 2012, we delivered results for 9,990 Corus CAD tests. In the six months ended June 30, 2013, we delivered results for 7,644 tests compared to 5,752 tests in the six months ended June 30, 2012. We currently offer the Corus CAD test in the U.S. through our direct sales force. In May 2013, we began selling a limited number of tests in India under our agreement with Core Diagnostics. We expect our test volume to increase as (1) the number of tests that our current clinician customers order increases, (2) the number of clinicians who order the test in the communities in which we currently operate increases and (3) the number of communities targeted by our sales force increases as we grow our sales force. We believe clinician adoption of our test will increase as the test becomes more widely reimbursed, as we publish additional data and as the market awareness and acceptance of our test grows.

               Average Revenue per Test

              Average revenue per test is calculated based on our total revenue for the laboratory testing services we perform on behalf of clinicians in a particular period divided by the total number of Corus CAD tests for which we deliver results to clinicians in that period, including tests for which no reimbursement is obtained. The total revenue we generate and, consequently, our average revenue per test, are primarily dependent on the level of reimbursement we receive from Medicare and commercial payers for their Medicare Advantage and commercial lives, as these third-party payers comprise the substantial majority of our test volume. The level of reimbursement we receive is primarily determined by whether third-party payers have issued a positive coverage decision and agreed to pay for the test. In August 2012, we received Medicare Part B coverage for Corus CAD, retroactive to all tests performed for qualifying patients starting January 1, 2012. At that time, Palmetto also established the fixed payment amount at which Medicare would reimburse us for Medicare patients within the defined coverage conditions, which may be subject to change in the future. For Medicare patients, we only deliver results to clinicians for tests performed for patients that are within the scope of the Medicare coverage conditions. Accordingly, we only bill Medicare at the fixed payment amount for tests that are within the scope of the Medicare coverage conditions and that we believe are eligible for reimbursement. Because of the retroactive nature of the coverage decision, we received payments in the third and fourth quarters of 2012 related to test results delivered (1) from the beginning of 2012 through the date Corus CAD received Medicare Part B coverage and, in addition, (2) during the third and fourth quarters. As a result, our total revenue and revenue per test related to Medicare test volume in the third and fourth quarter of 2012 was higher than in subsequent periods. Since that time, we have established agreements with several commercial third-party payers to extend the Medicare coverage to their Medicare Advantage (Medicare managed care) lives. As of June 30, 2013, we had agreements with commercial payers that collectively cover approximately 5.4 million U.S. Medicare Advantage lives, or approximately 40% of all Medicare Advantage lives in the U.S. We are working with these commercial third-party payers to extend coverage to their commercial lives and with other commercial payers to provide for coverage of both their Medicare Advantage and commercial lives. To date, no other third-party payers have issued positive coverage decisions for the Corus CAD test, and we do not have agreements with third-party payers that collectively provide coverage for the substantial majority of U.S. commercial lives. We expect our average revenue per test to increase as we obtain positive coverage decisions, if any, from commercial payers for their Medicare Advantage and commercial lives.

Cost of Revenue

              Cost of revenue reflects the aggregate costs incurred in delivering our Corus CAD test results to clinicians and includes expenses for (1) direct labor, (2) logistics, (3) supplies, (4) equipment and infrastructure and (5) royalties. Direct labor includes the costs of our laboratory and supply chain personnel. Logistics includes the costs of the sample collection containers and the sample collection supplies, as well as the shipping charges incurred in transporting the sample collection containers and the supplies to our clinician sites and samples from the clinician sites to our laboratory. Supplies reflects the costs of the supplies used to process test samples (including sample accessioning, RNA extraction, cDNA synthesis, reverse transcription polymerase chain reaction, or RT-PCR). Equipment and infrastructure includes depreciation and maintenance costs associated with equipment used to process test samples and allocated facility occupancy and overhead costs. Direct labor, logistics, supplies and equipment and infrastructure expenses represent the total sample processing costs associated with performing our test and are recorded as tests are processed. Costs recorded for sample processing represent the cost of all the tests processed during the period regardless of whether revenue was recognized with respect to the test. Royalties for licensed technology related to the Corus CAD tests are calculated as a percentage of cash collections or the amortization of a fully-paid license. Costs associated with processing samples related to clinical studies are reflected as research and development expenses.

              Direct labor and equipment and infrastructure expenses are generally fixed in nature and we expect these expenses to decrease as a percentage of total cost of revenue as test volume increases. Logistics, supplies, and royalties are generally variable in nature and we expect these expenses to increase as test volume increases.

               Average Cost of Revenue per Test

              Average cost of revenue per test is calculated based on total cost of revenue divided by the total number of Corus CAD tests for which we deliver results to clinicians in that period, including tests for which no reimbursement is obtained. The total cost of revenue and, consequently, our average cost of revenue per test, are primarily dependent on the total number of tests for which we deliver results to clinicians in a period.

Research and Development Expenses

              Research and development expenses represent costs incurred to (1) develop new technology and process improvements related to our Corus CAD test, (2) conduct clinical studies primarily related to generating clinical utility and comparative efficacy data for our Corus CAD test, including costs associated with processing samples associated with such studies, (3) carry out research and discovery work to develop future tests and (4) maintain and support the Corus CAD intended use. Research and development expenses include personnel-related expenses, reagents and supplies used in research and development laboratory work, clinical study expenses, equipment, contract services, other outside costs and infrastructure expenses, including allocated facility occupancy and overhead costs.

Sales and Marketing Expenses

              Selling and marketing expenses represent costs incurred to (1) sell, promote and increase awareness of our Corus CAD test to both clinicians and payers, (2) educate patients, clinicians and payers about the attributes and value of our Corus CAD test, (3) sponsor medical education and medical meeting participation to disseminate scientific and economic evidence related to our Corus CAD test, (4) perform qualitative and quantitative primary market research, (5) support patient advocacy organizations and clinician associations in their education and outreach efforts and (6) maintain membership in industry organizations. Sales and marketing expenses include personnel-related expenses, educational and promotional expenses, market access initiatives, market research and analysis, and infrastructure expenses, including allocated facility occupancy and overhead costs. Our sales force compensation includes annual salaries and eligibility for quarterly commissions based on the achievement of predetermined sales goals and other management objectives.

General and Administrative Expenses

              General and administrative expenses consist primarily of (1) personnel-related expenses, including employee salaries, bonuses, benefits and stock-based compensation, (2) professional service fees related to billing and collection, accounting, tax, legal and other contract and administrative services and (3) related infrastructure expenses, including allocated facility occupancy and overhead costs.

Critical Accounting Policies and Significant Judgments and Estimates

Revenue Recognition

              We recognize revenue when the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the fee is fixed or determinable; and (4) collectability is reasonably assured. Persuasive evidence of an arrangement exists when we have a contractual arrangement in place with the payer. Delivery has occurred or services have been rendered when a test is performed and a patient report is generated and delivered to the clinician or made available on the clinician's web portal. If persuasive evidence of an arrangement exists and delivery has occurred or services have been rendered, we determine whether the fee charged is fixed or determinable and collectability of those fees is reasonably assured. We assess whether the fee is fixed or determinable based on the existing arrangement with the payer or we determine whether we have sufficient history with a payer to reliably estimate the payer's individual payment patterns. We assess collectability by evaluating historical cash receipts and individual payer's outstanding balances. To the extent all criteria set forth above are not met when test results are delivered, revenue is recognized when cash is received from the payer.

              Revenue is recognized net of allowances for differences between amounts billed and the estimated receipts from payers. The amount we expect to collect may be lower than the agreed upon amount due to several factors, such as the amount of patient co-payments, the existence of secondary payers and claim denials. Estimated receipts are based upon historical payment practices of payers. Differences between estimated allowances and actual cash receipts are recorded as an adjustment to revenue, which have been immaterial to date. We periodically adjust the estimated allowances based upon historical payment trends.

Stock-based Compensation

               Stock-based compensation awards

              We issue stock-based compensation awards to employees and non-employees, generally in the form of incentive stock options, or ISOs, and nonstatutory stock options, or NSOs. We account for our stock-based compensation awards in accordance with Financial Accounting Standards Board Accounting Standards Codification, or ASC, Topic 718, Compensation—Stock Compensation, or ASC 718. ASC 718 requires all stock-based payments to employees, including grants of employee stock options and modifications to existing stock options, to be recognized in the statements of operations and comprehensive loss based on their fair values. We account for stock-based compensation awards to non-employees in accordance with ASC Topic 505-50, Equity-Based Payments to Non-Employees, which requires the fair value of the award to be remeasured as the award vests. We generally recognize the compensation cost of stock-based compensation awards to employees on a straight-line basis over the vesting period of the award and using an accelerated attribution model for awards to non-employees. Described below is the methodology we have utilized in measuring stock-based compensation expense. Following the consummation of this offering, stock option, restricted stock unit and restricted stock award values will be determined based on the quoted market price of our common stock.

              We estimate the fair value of our stock-based awards to employees and non-employees using the Black-Scholes option pricing model, which requires the input of highly subjective assumptions, including (1) the expected volatility of our common stock, (2) the expected term of the award, (3) the risk-free interest rate and (4) expected dividend yield.

              Due to the lack of a public market for the trading of our common stock and a lack of company specific historical and implied volatility data, we have based our estimate of expected volatility on the historical volatility of a group of similar life science and medical technology companies that are publicly traded. For these analyses, we have selected companies with comparable characteristics to ours including enterprise value, risk profiles, position within the industry, and with historical share price information sufficient to meet the expected life of the stock-based awards. We compute the historical volatility data using the daily closing prices for the selected companies' common stock during the equivalent period of the calculated expected term of our stock-based awards. We will continue to apply this process until a sufficient amount of historical information regarding the volatility of our own common stock price becomes available. We have estimated the expected life of our employee stock options using the "simplified" method, whereby the expected life equals the average of the vesting term and the original contractual term of the option. The risk-free interest rates are based on the U.S. Treasury yield curve in effect during the period the options were granted.

              We use historical data to estimate pre-vesting option forfeitures and record stock-based compensation expense only for those awards that are expected to vest. We also are required to estimate forfeitures at the time of grant, and revise those estimates in subsequent periods if actual forfeitures differ from our prior estimates. To the extent that actual forfeitures differ from our estimates, the difference is recorded as a cumulative adjustment in the period the estimates are revised.

              We have computed the fair value of employee stock options using the Black-Scholes option pricing model based on the date of grant with the following weighted-average assumptions:

	Year Ended December 31,		Six Months Ended June 30,
	2011	2012	2012	2013
			(unaudited)
Volatility	63%	74%	76%	66%
Expected term (in years)	5.8	6.0	6.0	5.9
Risk-free interest rate	1.7%	1.1%	1.3%	0.9%
Dividend yield	—	—	—	—

              We recognized total stock-based compensation expense as follows (in thousands):

	Year Ended December 31,		Six Months Ended June 30,
	2011	2012	2012	2013
			(unaudited)
Cost of revenue	$8	$7	$3	$16
Research and development	117	144	84	204
Sales and marketing	85	121	65	142
General and administrative	230	194	101	377

	$440	$466	$253	$739

              As of December 31, 2012, $861,000 of total unrecognized compensation cost was related to employee options and is expected to be recognized over a weighted-average period of 2.37 years.

              The following table presents the grant dates and number of underlying shares of stock options granted since January 1, 2012, along with the corresponding exercise price for each option grant and the fair value per share utilized to calculate stock-based compensation expense:

Date of grant	Number of shares underlying options granted	Exercise price per share	Common stock fair value per share on grant date	Retrospective fair value per share on grant date
March 30, 2012	533,000	$0.32	$0.32	N/A
May 22, 2012	93,448	0.32	0.32	N/A
October 18, 2012	1,152,000	0.26	0.26	N/A
April 14, 2013	7,861,964	0.40	0.40	$0.73	(1)
May 29, 2013	648,000	0.40	0.40	0.73	(1)
September 10, 2013	898,000	0.73	0.73	N/A

(1)

The fair value of common stock at the grant date was adjusted in connection with a retrospective fair value assessment for financial reporting purposes, as described below.

               Determination of Fair Value of Stock Options

              We are a private company and there has been no public market for our common stock to date. The estimated fair value of our common stock has been determined by our board of directors based on valuation estimates provided by management and prepared in accordance with the framework of the American Institute of Certified Public Accountants' Technical Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, or AICPA Practice Aid, as well as with input from independent third-party valuations. We performed these contemporaneous valuations as of December 31, 2011, October 1, 2012 and February 28, 2013.

              Our valuations of our common stock were based on a number of objective and subjective factors, including:

•

external market conditions affecting the life sciences industry sector and the prices at which we sold shares of preferred stock;

•

the superior rights and preferences of securities senior to our common stock at the time of each valuation, including the liquidation preferences of our convertible preferred stock;

•

the lack of liquidity of our common stock as a private company and the state of the initial public offering market for similarly situated private companies;

•

the likelihood of achieving a liquidity event such as an initial public offering and valuation conditions on our ability to go public;

•

the achievement of business milestones, including coverage decisions by third-party payers;

•

the valuation of publicly traded companies in the life sciences and medical technology sectors; and

•

general U.S. economic conditions, including stock volatility and interest rates.

              The dates of our valuations have not always coincided with the dates of our stock-based compensation grants. Our board of directors intended all options granted to be exercisable at a price per share not less than the per share fair value of our common stock underlying those options on the grant date. Accordingly, in determining the exercise prices of the options set forth in the table above, our board of directors considered, among other things, the most recent valuations of our common stock and our assessment of additional objective and subjective factors we believed to be relevant as of the grant date. The additional factors considered when determining any changes in fair value between the most recent valuation and the grant dates included our stage of development, our operating and financial performance and current business conditions. However, there were no events or circumstances existing on any of the grant dates that warranted a finding that the fair value per share of common stock had changed from the most recent valuation.

              There are significant judgments and estimates inherent in the determination of fair value of our common stock. These judgments and estimates include assumptions regarding our future operating performance, the time to completing an initial public offering or other liquidity event and the determinations of the appropriate valuation methods. If we had made different assumptions, our stock-based compensation expense, net loss and net income (loss) per share attributable to common stock could have been significantly different.

               December 31, 2011 Valuation

              In accordance with the AICPA Practice Aid, for the valuation at December 31, 2011, we used the discounted cash flow method of the income approach to calculate our equity value. The discounted cash flow method derives the equity value of a business by estimating future returns discounted by its cost of capital.

              In accordance with the AICPA Practice Aid, we considered various methods for allocating the enterprise value across our classes and series of capital stock to determine the fair value of our common stock and determined that the option-pricing method, or OPM, was the appropriate model to use. The OPM treats common stock and preferred stock as call options on the total equity value of a company, with exercise prices based on the liquidation preferences of the preferred stock. Under this method, the common stock has value only if the funds available for distribution to stockholders exceed the value of the liquidation preference at the time of a liquidity event.

              The OPM uses the Black-Scholes option pricing model to price the call options. This model defines the securities' fair values as functions of the current fair value of a company and uses assumptions such as the anticipated timing of a potential liquidity event, the risk-free interest rate as of the valuation date and the estimated volatility of the equity securities. Additionally, because our common stock is unregistered and the holder of a minority interest in the common stock may not influence the timing of a liquidity event, we applied a discount for lack of marketability.

              The resulting fair value of the common stock at December 31, 2011 was $0.32 per share, an increase from the prior valuation of $0.19 per share at February 18, 2011. The increase in the common stock valuation was primarily due to changes in our forecasted reimbursement assumptions that pushed out revenue growth to 2012-2013, completion in 2011 of the PREDICT and COMPASS trials, our implementation of certain process redesigns to lower cost of revenue and the hiring of a new Chief Financial Officer and adding two new senior management positions.

              For the stock options granted on March 30, 2012 and May 22, 2012, our board of directors determined the fair value of our common stock to be $0.32 per share. The board of directors considered all relevant facts, including among other things, the December 31, 2011 valuation and in its judgment determined that there were no internal or external developments that would indicate that the fair value of our common stock would have changed from December 31, 2011.

               October 1, 2012 Valuation

              In accordance with the AICPA Practice Aid, for the valuation at October 1, 2012, we used the back-solve method of the OPM for determining the fair value of our common stock based on the knowledge that the Series CC-2 preferred stock financing was in the process of closing. We applied the OPM method to solve for the equity value and corresponding value of common stock based on the Series CC-2 preferred stock financing, which closed on October 12, 2012. Given the proximity of the valuation date to the Series CC-2 preferred stock financing, we believe the per share issuance price of the Series CC-2 preferred stock provides an indication of the fair value of our equity as of October 1, 2012.

              We then calculated the implied enterprise value under two different scenarios, a future initial public offering scenario and a sale of the company scenario. Each of the future initial public offering value scenario and the sale of the company scenario provide relevant estimates of fair value, which differed significantly. Accordingly, we applied different weighting to each of these scenarios to determine an initial enterprise value, with 10% weighting assigned to the future initial public offering scenario and 90% weighting assigned to the sale of the company scenario, to create a range of estimated weighted value. We then allocated the initial estimated enterprise value to the common stock using the Black-Scholes OPM, which was discounted to account for the lack of marketability of our common stock.

              The resulting fair value of the common stock at October 1, 2012 was $0.26 per share, a decrease from the prior valuation of $0.32 per share at December 31, 2011. The decrease in the common stock valuation was primarily due to a delay in the timing of our expected reimbursement coverage.

              For the stock options granted on October 18, 2012, our board of directors determined the fair value of our common stock to be $0.26 per share. The board of directors considered all relevant facts, including among other things, the October 1, 2012 valuation and in its judgment determined that there were no internal or external developments that would indicate that the fair value of our common stock would have changed from October 1, 2012.

               February 28, 2013 Valuation

              In accordance with the AICPA Practice Aid, for the valuation at February 28, 2013, we used the discounted cash flow method of the income approach and the market approach to calculate our equity value. The market approach estimates the value of a going concern business by comparing the subject company to similar firms whose stock is publicly traded.

              We used the OPM to allocate the enterprise value across our classes of and series of capital stock to determine the fair value of our common stock using two different scenarios, a public offering scenario and a sale of the company scenario. The difference between the two scenarios being the removal of the dividends and the participation rights under the initial public offering scenario.

              We then calculated the implied enterprise value under two different scenarios, a future initial public offering scenario and a sale of the company scenario. Each of the future initial public offering value scenario and the sale of the company scenario provide relevant estimates of fair value, which differed significantly. Accordingly, we applied different weighting to each of these scenarios to determine an initial enterprise value, with 15% weighting assigned to the future initial public offering scenario and 85% weighting assigned to the sale of the company scenario, to create a range of estimated weighted value. We then allocated the initial estimated enterprise value to the common stock using the Black-Scholes OPM, which was discounted to account for the lack of marketability of our common stock.

              The resulting fair value of the common stock at February 28, 2013 was $0.40 per share, an increase from the prior valuation of $0.26 per share at October 1, 2012. The increase in the common stock valuation was primarily attributable to the increase in the weighting applied to the initial public offering scenario due to the publication of the COMPASS study in February 2013.

              Our board of directors granted options to purchase common stock on April 14, 2013 and May 29, 2013, with each option having an exercise price of $0.40 per share.

               June 30, 2013 Valuation

              By early June 2013, it was becoming clearer that the feasibility of completing an initial public offering and the valuation that we could achieve in such a potential offering were improving due to the better overall market conditions and the improving markets for life sciences public offerings. We believe that these significant market trends increased the probability of an initial public offering and, subsequently, we performed a retrospective valuation as of June 30, 2013.

              In accordance with the AICPA Practice Aid, for the valuation dated June 30, 2013, we used the probability-weighted expected return method, or PWERM, to calculate our equity value. Under the PWERM, share value is derived from the probability-weighted present value of expected future investment returns, considering possible outcomes available to us, as well as the economic and control rights of each share class. Our June 30, 2013 valuation considers time to liquidity and various types of liquidity events, including the following four scenarios: (1) an initial public offering; (2) a high-value sale of the Company; (3) a low-value sale of the Company; and (4) a liquidation. The June 30, 2013 valuation assigned the following weighting to the four scenarios: 60% for an initial public offering; 25% for a low-value sale of the Company; 10% for a high-value sale of the Company; and 5% for a liquidation.

              The resulting fair value of the common stock at June 30, 2013 was $0.73 per share, an increase from the prior valuation of $0.40 per share. The increase in the common stock valuation was primarily due to (1) the subsequent authorization by our board of directors at the May 29, 2013 board meeting for us to proceed with evaluating the option of an initial public offering, (2) the selection of the underwriters, which we completed during the week of June 10, 2013 and (3) the organizational meeting held on June 13, 2013 to formally begin the process for this offering, including the registration statement drafting process.

              As noted above, we determined the retrospective valuation as of June 30, 2013 and, for financial reporting purposes, this value has been applied retrospectively to the grants made as of April 14, 2013 and May 29, 2013.

              For the stock options granted on September 10, 2013, our board of directors determined the fair value of our common stock to be $0.73 per share. The board of directors considered all relevant facts, including among other things the June 30, 2013 valuation, and in its judgment determined that there were no internal or external developments that would indicate that the fair value of our common stock would have changed from June 30, 2013.

Warrant Liability

              We classify our preferred stock warrants as liabilities and account for them at fair value, with changes in fair value recognized in earnings. We determined the fair value of the warrants on the date of the issuance and in subsequent remeasurement by allocating our equity value, using the Black-Scholes option-pricing model, at each reporting date. Our equity value was allocated among the various convertible debt and equity classes expected to be outstanding at the liquidity events based on the rights and preferences of each class. We use a number of assumptions to estimate the fair value including the remaining expected life of the warrant, risk-free interest rates, expected dividend yield and expected volatility of the price of the underlying stock. These assumptions are subjective and the fair value of these warrants may have differed significantly had we used different assumptions.

Emerging Growth Company Status

              We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Results of Operations

Comparison of the Six Months Ended June 30, 2012 and 2013 (unaudited)

               Revenue

	Six Months Ended June 30,		Change
	2012	2013	Amount	Percentage
	(dollars in thousands)
Revenue	$466	$2,874	$2,408	517%

              The increase in revenue was primarily attributable to the receipt of Medicare Part B coverage for the Corus CAD test in August 2012, which was retroactive to January 1, 2012. This coverage decision established a contractual arrangement with a fixed fee for the Corus CAD test for Medicare eligible test volume. Beginning on the date of the August 2012 coverage decision, we began recognizing revenue for all eligible Medicare test volume upon delivery of the test result to the clinician. In addition, because of the retroactive nature of the coverage, we resubmitted claims for all eligible Medicare test volume for results delivered between January 1, 2012 and the date of the coverage decision. Revenue for all eligible Medicare test volume for results delivered between January 1, 2012 and the date of the coverage decision was recognized when cash was received, which was $61,000,

$999,000, $3,000 and $5,000 for the three months ended September 30, 2012, December 31, 2012, March 31, 2013 and June 30, 2013, respectively.

              The increase in revenue was also attributable to an increase in test volume. Test volume for the six months ended June 30, 2012 was 5,752 compared to 7,644 for the six months ended June 30, 2013.

              The average revenue per test increased from $81 for the six months ended June 30, 2012 to $376 for the six months ended June 30, 2013. The increase in average revenue per test was primarily attributable to the Medicare Part B coverage that Corus CAD received in the third quarter of 2012 and the increase in test volume eligible for reimbursement from Medicare for the six months ended June 30, 2013 compared to the six months ended June 30, 2012.

              Revenue related to Medicare Fee-for-Service patients represented less than 1% of revenue for the six months ended June 30, 2012 compared to 76% of revenue for the six months ended June 30, 2013. There were no other payers comprising more than 10% of revenue for the six months ended June 30, 2012 and 2013.

               Cost of Revenue

	Six Months Ended June 30,		Change
	2012	2013	Amount	Percentage
	(dollars in thousands)
Personnel expenses	$791	$996	$205	26%
Stock-based compensation	3	16	13	433%
Other sample processing costs	1,420	1,862	442	31%

Total sample processing costs	2,214	2,874	660	30%
Royalties	55	153	98	178%

Total cost of revenue	$2,269	$3,027	$758	33%

              The increase in total sample processing costs was primarily attributable to higher test volume, which increased 33% from 5,752 for the six months ended June 30, 2012 to 7,644 for the six months ended June 30, 2013. The increase in total sample processing costs primarily consisted of a $442,000 increase in other sample processing costs and a $218,000 increase in salaries and benefits. The $442,000 increase in other sample processing costs was due to a $412,000 increase in sample collection container and related shipping costs related to actual and anticipated test volume growth and a $99,000 increase in consumption of supplies used to process samples, partially offset by a decrease in depreciation and lower consulting expenses. The $218,000 increase in salaries and benefits, included in personnel expenses and stock-based compensation, was due to an increase in the number of employees associated with sample processing. Royalties increased by $98,000.

              Although volume increased, the average cost of revenue per test remained relatively flat at $394 and $396 for the six months ended June 30, 2012 and June 30, 2013, respectively, due to an increase in (1) sample collection container and related shipping costs related to actual and anticipated test volume growth, (2) royalties due to higher cash collections and (3) salaries and benefits due to the increase in the number of employees associated with sample processing.

              We expect our cost of revenue to increase in future periods to the extent we process more tests and incur increased royalties as a result of higher cash collections. We also expect the cost to process each sample to decrease as test volume increases due to operational efficiencies.

               Research and Development Expenses

	Six Months Ended June 30,		Change
	2012	2013	Amount	Percentage
	(dollars in thousands)
Personnel expenses	$2,609	$3,400	$791	30%
Stock-based compensation	84	204	120	143%
Clinical trial and lab expenses	569	943	374	66%
Professional fees	291	117	(174)	(60)%
Other research and development expenses	607	653	46	8%

Total research and development expenses	$4,160	$5,317	$1,157	28%

              The increase in total research and development expenses was primarily attributable to a $911,000 increase in salaries and benefits, included in personnel expenses and stock-based compensation, due to an increase in the number of research and development employees. The $374,000 increase in clinical trial and lab expenses was primarily attributable to increases in consumption of lab supplies, lab equipment and Registry I and PRESET clinical trial expenses, partially offset by a decrease in IMPACT-PCP and the COMPASS trial expenses, as such trials were completed in 2012. The increase in total research and development expenses was partially offset by a $174,000 reduction in professional fees, primarily due to lower consulting expenses.

              We expect research and development expenses to increase in future periods as we increase investments in our product pipeline, conduct additional studies to support our Corus CAD test and develop process improvements related to our Corus CAD test.

               Sales and Marketing Expenses

	Six Months Ended June 30,		Change
	2012	2013	Amount	Percentage
	(dollars in thousands)
Personnel expenses	$2,254	$4,436	$2,182	97%
Stock-based compensation	65	142	77	118%
Professional fees	140	188	48	34%
Promotional and marketing	301	1,069	768	255%
Travel and entertainment	252	801	549	218%
Other sales and marketing expenses	231	467	236	102%

Total sales and marketing expenses	$3,243	$7,103	$3,860	119%

              The increase in total sales and marketing expenses was primarily attributable to a $2.3 million increase in salaries and benefits, included in personnel expenses and stock-based compensation, due to an increase in our U.S. sales force from 10 to 33 in the fourth quarter of 2012 to the second quarter of 2013, and the addition of our first four regional sales managers beginning in the third quarter of 2012 through the second quarter of 2013. The $549,000 increase in travel and entertainment also was due to the increase in sales personnel. The combined $816,000 increase in professional fees and promotional and marketing was primarily attributable to a $268,000 increase in promotional and marketing materials expenses, a $221,000 increase in marketing meeting and conference expenses and a $116,000 increase in public relations-related expenses. The $236,000 increase in other sales and marketing expenses is primarily attributable to a $128,000 increase in computer equipment due to the increase in the number of sales and marketing employees.

              We expect sales and marketing expenses will continue to increase in future periods due to our efforts to establish adoption of and reimbursement for our Corus CAD test, including increases in our sales force and marketing efforts.

               General and Administrative Expenses

	Six Months Ended June 30,		Change
	2012	2013	Amount	Percentage
	(dollars in thousands)
Personnel expenses	$1,488	$2,372	$884	59%
Stock-based compensation	101	377	276	273%
Professional fees	869	1,552	683	79%
Other general and administrative expenses	731	1,298	567	78%

Total general and administrative expenses	$3,189	$5,599	$2,410	76%

              The increase in total general and administrative expenses was primarily attributable to a $1.2 million increase in salaries and benefits, included in personnel expenses and stock-based compensation, due to an increase in the number of general and administrative employees. The $683,000 increase in professional fees was primarily attributable to a $278,000 increase in billing and collection fees due to the higher test volume and a $241,000 increase in recruiting fees. The $567,000 increase in other general and administrative expenses was primarily attributable to a $198,000 increase in computer equipment, due to the increase in number of employees, data hosting services and other information technology-related costs, a $191,000 increase in facilities-related costs primarily due to the lease of additional office space and a $178,000 increase in travel, entertainment and other administrative-related expenses.

              We expect general and administrative expenses to increase in future periods as we continue to grow, expand our operations and develop the infrastructure necessary to operate as a public company. These expenses will include the hiring of additional employees, higher billing and collections fees, increased audit and legal fees, costs of compliance with securities and other regulations, implementation costs for compliance with securities and other regulations, implementation costs for compliance with the provisions of the Sarbanes-Oxley Act, investor relations expense and higher insurance premiums.

               Other Income (Expense), net

              We recorded other income of $61,000 for the six months ended June 30, 2012 compared to other expense of $302,000 for the six months ended June 30, 2013. This change was primarily attributable to the remeasurement of the liability for the preferred stock warrants.

Comparison of the Years Ended December 31, 2011 and 2012

               Revenue

	Year Ended December 31,		Change
	2011	2012	Amount	Percentage
	(dollars in thousands)
Revenue	$1,527	$2,475	$948	62%

              The increase in revenue was primarily attributable to receipt of Medicare Part B coverage for the Corus CAD test in August 2012, which was retroactive to January 1, 2012. This positive coverage decision established a contractual arrangement with a fixed fee for the Corus CAD test for Medicare eligible test volume. Beginning on the date of the August 2012 positive coverage decision, we began recognizing revenue for all eligible Medicare test volume upon delivery of the test result to the clinician. In addition, because of the retroactive nature of the coverage decision, we resubmitted claims for all eligible Medicare test volume for results delivered between January 1, 2012 and the date of the coverage decision. Revenue for all eligible Medicare test volume for results delivered between January 1, 2012 and the date of the coverage decision was recognized when cash was received, which was $61,000 and $999,000 for the three months ended September 30, 2012 and December 31, 2012, respectively.

              Test volume for the year ended December 31, 2011 was 13,581 compared to 9,990 for the year ended December 31, 2012. In 2012, we made a strategic decision to reduce our focus on test volume growth and prioritize obtaining reimbursement coverage from Medicare.

              The average revenue per test increased from $112 for the year ended December 31, 2011 to $248 for the year ended December 31, 2012. The increase in average revenue per test was primarily attributable to the Medicare Part B coverage received in the third quarter of 2012. Prior to Corus CAD receiving coverage, Medicare was not obligated to reimburse us for our Corus CAD test. The coverage was retroactive to January 1, 2012. We began to receive payments for eligible Medicare test volume in August 2012.

              Revenue related to Medicare Fee-for-Service patients represented less than 1% of revenue for the year ended December 31, 2011 compared to 74% of revenue for the year ended December 31, 2012. For the year ended December 31, 2011, two payers (other than Medicare) each represented 11% of total revenue.

               Cost of Revenue

	Year Ended December 31,		Change
	2011	2012	Amount	Percentage
	(dollars in thousands)
Personnel expenses	$1,718	$1,656	$(62)	(4)%
Stock-based compensation	8	7	(1)	(13)%
Other sample processing costs	4,127	2,827	(1,300)	(31)%

Total sample processing costs	5,853	4,490	(1,363)	(23)%
Royalties	128	190	62	48%

Total cost of revenue	$5,981	$4,680	$(1,301)	(22)%

              The decrease in total sample processing costs was primarily attributable to efficiency gains and lower test volume, which decreased 26% in 2012 compared to 2011 as we made a strategic decision in 2012 to reduce our focus on test volume growth and prioritize obtaining reimbursement coverage from Medicare. The combined benefit of efficiency gains and lower test volume contributed to a decrease of other sample processing costs of approximately $1.3 million, which included a $286,000 decrease due to lower sample collection container and related shipping costs as a result of the decrease in test volume. These decreases were partially offset by a $62,000 increase in royalties as a result of Corus CAD receiving Medicare coverage in August 2012.

              The average cost of revenue per test increased from $440 for the year ended December 31, 2011 to $468 for the year ended December 31, 2012. The increase in average cost of revenue per test was primarily attributable to the decrease in volume.

               Research and Development Expenses

	Year Ended December 31,		Change
	2011	2012	Amount	Percentage
	(dollars in thousands)
Personnel expenses	$4,965	$5,488	$523	(11)%
Stock-based compensation	117	144	27	23%
Clinical trial and lab expenses	2,591	1,270	(1,321)	(51)%
Professional fees	525	431	(94)	(18)%
Other research and development expenses	996	979	(17)	(2)%

Total research and development expenses	$9,194	$8,312	$(882)	(10)%

              The decrease in total research and development expenses was primarily attributable to a decrease in clinical trial and lab expenses of $1.3 million due to the completion of the DISCERN and PREDICT clinical studies in 2011 and the COMPASS clinical study in the first quarter of 2012. This decrease was partially offset by a $550,000 increase in personnel and stock-based compensation expenses, due to an increase in the number of employees.

               Sales and Marketing Expenses

	Year Ended December 31,		Change
	2011	2012	Amount	Percentage
	(dollars in thousands)
Personnel expenses	$3,641	$5,101	$1,460	40%
Stock-based compensation	85	121	36	42%
Professional fees	539	285	(254)	(47)%
Promotional and marketing	534	1,167	633	119%
Travel and entertainment	577	721	144	25%
Other sales and marketing expenses	328	594	266	81%

Total sales and marketing expenses	$5,704	$7,989	$2,285	40%

              The increase in total sales and marketing expenses was primarily attributable to investments we made in our sales and marketing organizations, including a $1.5 million increase in personnel expenses due to higher salaries and benefits, and a $144,000 increase in travel and entertainment expenses. The increase in salaries and benefits was attributable to an increase in the number of marketing and sales employees, including the increase in our U.S. sales force from 10 to 20 in the third quarter of 2012 and the addition of our first three regional sales managers in the third and fourth quarters of 2012. The increase in promotional and marketing was primarily attributable to a $266,000 increase in promotional and marketing materials, a $158,000 increase in market research expenses and a $155,000 increase in marketing meeting and conference expenses.

               General and Administrative Expenses

	Year Ended December 31,		Change
	2011	2012	Amount	Percentage
	(dollars in thousands)
Personnel expenses	$2,807	$3,383	$576	21%
Stock-based compensation	230	194	(36)	(16)%
Professional fees	1,506	1,895	389	26%
Other general and administrative expenses	1,600	1,749	149	9%

Total general and administrative expenses	$6,143	$7,221	$1,078	18%

              The increase in total general and administrative expenses was primarily attributable to an increase in personnel expenses due to an increase in the number of employees, including a $540,000 increase in salaries and benefits. The $389,000 increase in professional fees was primarily due to an increase in billing and collection, recruiting, and legal fees.

               Interest Expense

              We recorded $297,000 in interest expense for the year ended December 31, 2011 and no interest expense for the year ended December 31, 2012. In 2011, the interest expenses related primarily to convertible notes payable, which were converted into equity securities during the year.

               Other Income (Expense), net

              We recorded other expense of $256,000 for the year ended December 31, 2011 compared to other income of $17,000 for the year ended December 31, 2012. This change was attributable to the remeasurement of the liability for the preferred stock warrants.

Liquidity and Capital Resources

              Since our inception, we have incurred losses and negative cash flow from our operations and, as of June 30, 2013, we had an accumulated deficit of $165.9 million. We have funded our operations to date from the sale of equity securities, notes payable, warrants to purchase equity securities and revenue from operations.

              As of June 30, 2013, we had cash, cash equivalents and investments of $46.8 million. Our cash, cash equivalents and investments are held in a variety of interest-bearing instruments including money market funds, U.S. government agencies, municipal securities and corporate bonds.

              The following table summarizes the primary sources and uses of cash for each of the periods presented:

	Year Ended December 31,		Six Months Ended June 30,
	2011	2012	2012	2013
	(dollars in thousands)
			(unaudited)
Net cash provided by (used in):
Operating activities	$(27,005)	$(23,829)	$(11,724)	$(17,908)
Investing activities	(29,263)	(26,157)	13,230	8,525
Financing activities	59,386	57,705	2	11

Net increase (decrease) in cash and cash equivalents	$3,118	$7,719	$1,508	$(9,372)

              At June 30, 2013, our cash and cash equivalents were held for working capital purposes. We do not enter into investments for trading or speculative purposes. Our policy is to invest any cash in excess of our immediate requirements in investments designed to preserve the principal balance and provide liquidity. At June 30, 2013, we had restricted cash of $419,000, which consisted of certificates of deposit for security for a letter of credit related to our facilities lease and a corporate credit card.

Cash Flows for the Six Months Ended June 30, 2012 and 2013 (unaudited)

               Operating Activities

              Net cash used in operating activities, which includes net loss adjusted for certain non-cash items and changes in operating assets and liabilities, was $17.9 million during the six months ended June 30, 2013. Net cash used in operating activities for the period reflected a net loss of $18.4 million; net non-cash items of $1.8 million consisting primarily of depreciation and amortization of $742,000, stock-based compensation of $739,000, and remeasurement of the warrant liability of $302,000; and a net cash outflow from changes in operating assets and liabilities of $1.3 million. The significant items comprising the changes in operating assets and liabilities were a $1.3 million increase in accounts receivables and prepaid expenses and other current assets, a $1.0 million increase in other non-current assets and a $278,000 decrease in accrued payroll liabilities, partially offset by a $1.4 million increase in accounts payable and accrued and other liabilities. The increase in accounts receivable was driven by the receipt of Medicare Part B coverage for Corus CAD in August 2012. The increase in other non-current assets was due to the costs related to prepare for our initial public offering.

              Net cash used in operating activities was $11.7 million during the six months ended June 30, 2012 and reflected a net loss of $12.3 million, net non-cash items of $877,000, consisting primarily of depreciation and amortization of $688,000 and stock-based compensation of $253,000, and a net cash outflow from changes in operating assets and liabilities of $296,000. The changes in operating assets and liabilities were due to a $794,000 decrease in accounts payable and accrued and other liabilities, partially offset by a $525,000 increase in accrued payroll liabilities.

               Investing Activities

              Our investing activities have consisted primarily of purchases, maturities and sales of investments and capital expenditures. Net cash provided by investing activities was $8.5 million during the six months ended June 30, 2013, which consisted of $9.5 million in net proceeds of investments and $937,000 in capital expenditures.

              Net cash provided by investing activities was $13.2 million during the six months ended June 30, 2012, which consisted of $13.2 million in net proceeds from investments.

               Financing Activities

              Net cash provided by financing activities was $11,000 during the six months ended June 30, 2013, related to proceeds from issuance of common stock resulting from stock option exercises. Net cash provided by financing activities was $2,000 during the six months ended June 30, 2012, which consisted of proceeds from issuance of common stock resulting from stock option exercises.

Cash Flows for the Years Ended December 31, 2011 and 2012

               Operating Activities

              Net cash used in operating activities was $23.8 million the year ended December 31, 2012 and reflected a net loss of $25.6 million, net non-cash items of $1.7 million, consisting primarily of depreciation and amortization of $1.2 million and stock-based compensation of $466,000, and a net cash inflow from changes in operating assets and liabilities of $136,000. The significant items comprising the changes in operating assets and liabilities were a $1.6 million increase in accrued payroll liabilities due to higher bonus accruals, partially offset by $944,000 increase in accounts receivables, prepaid expenses and other current assets and other non-current assets, and a $474,000 decrease in accrued and other liabilities.

              Net cash used in operating activities was $27.0 million for the year ended December 31, 2011 and reflected a net loss of $26.0 million, net non-cash items of $2.2 million, consisting primarily of depreciation and amortization of $1.2 million, stock-based compensation of $440,000 and non-cash interest expense of $284,000, and a net cash outflow from changes in operating assets and liabilities of $3.2 million. The significant items comprising the changes in operating assets and liabilities were a $1.8 million decrease in accounts payable due to timing of payments to vendors, a $1.1 million decrease in accrued and other liabilities and a $442,000 increase in prepaid expenses and other current assets and other non-current assets.

               Investing Activities

              Net cash used in investing activities was $26.2 million for the year ended December 31, 2012, which consisted of $25.2 million in net purchases of short-term investments and $1.0 million in capital expenditures.

              Net cash used in investing activities was $29.3 million for the year ended December 31, 2011, which consisted of $28.9 million in net purchases of short-term investments.

               Financing Activities

              Net cash provided by financing activities was $57.7 million for the year ended December 31, 2012 primarily from the issuance of Series CC preferred stock. Net cash provided by financing activities was $59.4 million for the year ended December 31, 2011 from issuance of Series BB preferred stock partially offset by repayment of notes payable.

Funding Requirements and Plan of Operations

              We anticipate that we will continue to incur losses for the next several years. We expect that our cost of revenue, research and development, sales and marketing and general and administrative expenses will increase in future periods and, as a result, we will need additional capital to fund our operations.

              We believe that our existing cash and investments will be sufficient to fund our projected operating requirements for at least the next 12 months. However, we may require additional capital for the further development of services and may need to raise additional funds sooner to pursue other development activities related to additional services.

              Until we can generate a sufficient amount of revenue, if ever, we expect to finance future cash needs through public or private equity or debt offerings. Additional capital may not be available on reasonable terms, if at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may have to significantly scale back our operations or delay, scale back or discontinue the development of one or more of our services. If we raise additional funds through the issuance of additional debt or equity securities, it could result in dilution to our existing stockholders, increased fixed payment obligations and these securities may have rights senior to those of our common stock. If we incur indebtedness, we could become subject to covenants that would restrict our operations and potentially impair our competitiveness, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. Any of these events could significantly harm our business, financial condition and prospects.

              Our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement and involves risk and uncertainties, and actual results could vary as a result of a number of factors. We have based this estimate on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we currently expect.

Contractual Obligations

              The following table summarizes our significant contractual obligations as of December 31, 2012 and the effect those obligations are expected to have on our liquidity and cash flows in future periods:

	Payments Due by Period
	Total	Less Than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
	(dollars in thousands)
Collaboration obligations	$645	$345	$300	—	—
Operating lease obligations	2,054	1,296	758	—	—

Total contractual obligations	$2,699	$1,641	$1,058	—	—

              Our non-cancelable operating lease obligations are for corporate office and laboratory space. We lease two facilities in Palo Alto, California totaling 42,000 square feet. Each lease expires in July 2014. We have the right to extend the lease for the facility containing our laboratory space for two years based on market rates. On October 10, 2013, we entered into a lease agreement for approximately 70,000 square feet of laboratory and office space in Redwood City, California, including space that will serve as a replacement for our corporate headquarters and our existing laboratory facilities. We do not plan to renew or extend our current leases for laboratory and office space in Palo Alto, California. Pursuant to the newly entered lease agreement, we anticipate additional contractual obligations of $1.6 million, $3.7 million and $8.5 million for 2014 through 2015, 2016 through 2017 and 2018 through 2022, respectively. We anticipate no additional contractual obligations from this newly entered lease agreement in 2013.

              In September 2012, we entered into a settlement agreement with a university, or the University, to settle a payment dispute related to terminated license and option agreements between us and the University entered into in 2004 and 2006 and terminated in 2009. Under the terms of the settlement agreement, we agreed to pay the University a total of $425,000 in quarterly installment payments of $25,000 starting in the fourth quarter of 2012 and ending in the fourth quarter of 2016. Prior to 2011, we recognized expense for the estimated settlement. No additional expense was recognized in 2011 or 2012.

              Effective in April 2006 and October 2007, we entered into collaboration and license agreements with a third party related to research, development and commercialization of molecular diagnostic tests in the field of cardiovascular disease. Under the terms of the agreement entered into in October 2007, or the Agreement, we were required to pay an ongoing annual contract maintenance fee until the earlier of (1) termination of the Agreement or (2) the end of the term of the study in which certain of the third party's samples were to be used. We terminated the Agreement effective August 2011. In connection with the Agreement, we recognized $75,000 of expense for the year ended December 31, 2011 and no expense for the year ended December 31, 2012.

              We also have committed to make potential future payments to a third party as part of a collaboration agreement. Payments under this agreement generally become due and payable only upon achievement of specific project milestones. To the extent the achievement of these milestones is probable or reasonably estimable, such commitments have been included in the table above. The aggregate amount of all potential future payments is not material.

Off-Balance Sheet Arrangements

              As of June 30, 2013, we do not have any off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

              The primary objective of our investment activities is to preserve our capital to fund our operations. We also seek to maximize income from our investments without assuming significant risk. We are exposed to market risk related to changes in interest rates. To achieve our objectives, we maintain a portfolio of cash equivalents and investments in a variety of securities of high credit quality. As of June 30, 2013 we had cash, cash equivalents, and investments of $46.8 million. A portion of our investments may be subject to interest rate risk and could fall in value if market interest rates increase. However, because our investments are primarily short-term in duration, we believe that our exposure to interest rate risk is not significant and a 1% movement in market interest rates would not have a significant impact on the total value of our portfolio. We actively monitor changes in interest rates.

Recently Issued Accounting Pronouncements

              There were no new accounting pronouncements issued that are expected to significantly impact our financial statements or results of operations.

BUSINESS

Overview

              We are a molecular diagnostics company developing and commercializing novel, proprietary tests that help improve treatment decisions, enhance patient outcomes and reduce the overall cost of care. We use genomic technologies to provide healthcare professionals with critical, actionable information to improve patient care and management. Our product strategy addresses the needs of three key healthcare constituents: patients, healthcare providers and public and private payers. Our initial focus is on diagnostics for cardiovascular diseases, specifically coronary artery disease, or CAD, arrhythmia and heart failure.

              Our Corus® CAD test is the first and only commercially available blood-based gene expression test that provides a current-state assessment for non-diabetic patients with symptoms that are suggestive of obstructive CAD. These symptoms may be typical symptoms such as chest pain or pressure, and atypical symptoms such as heaviness that may radiate to the neck, shoulder, jaw, back or arm, or sudden onset of weakness, nausea, vomiting or body aches, all of which are common in the outpatient setting. Corus CAD helps clinicians rule out obstructive CAD as the cause of these symptoms. Ruling out CAD as the cause of these symptoms can help avoid significant costs, risks and inconveniences associated with unnecessary referrals, non-invasive imaging, and invasive coronary angiography, also known as cardiac catheterization. Our test has been clinically validated in independent patient cohorts, including two prospective, multicenter U.S. trials, PREDICT and COMPASS. Corus CAD became commercially available in 2009 and, through June 30, 2013, we have delivered results for 40,000 tests. In August 2012, the Corus CAD test received Medicare Part B coverage retroactive to all tests for qualifying patients performed starting January 1, 2012, making the test a covered benefit for the estimated 48 million Medicare beneficiaries in the U.S. The Medicare coverage established by the MolDx program operated by regional Medicare Administrative Contractor, Palmetto GBA, or Palmetto, as adopted by the Medicare Administrative Contractor in California, Noridian Healthcare Solutions, LLC, or Noridian, applies to tests performed for Medicare patients nationwide, because the tests are performed in our sole laboratory located in California.

              Cardiovascular diseases, or CVDs, are the leading cause of death worldwide. In the U.S., CAD, one of the most common CVDs, accounts for nearly one in six deaths according to the American Heart Association. We estimate that approximately three million non-diabetic patients in the U.S. with no prior revascularization, such as stenting or bypass surgery, and no prior myocardial infarction (heart attack), visit their primary care provider each year complaining of symptoms that may be suggestive of obstructive CAD. Studies have shown that only approximately 10% of patients who present to their primary care providers with symptoms suggestive of obstructive CAD actually have obstructive CAD, while the remaining approximately 90% of patients have symptoms that stem from other conditions, most of which are typically less urgent, such as musculoskeletal disorders, gastrointestinal disease and psychosocial syndromes. Nevertheless, patients' and providers' concern that the symptoms could be due to a cardiac cause, coupled with providers' concern for malpractice claims, have led physicians to over-refer patients to specialists and aggressively pursue costly and time-consuming cardiac diagnostic work-ups. We estimate that the total amount spent in the U.S. each year on these diagnostic work-ups, including non-invasive and invasive tests, in the non-diabetic population with no prior revascularization or myocardial infarction is approximately $6.7 billion. The $6.7 billion accounts for procedural costs for patients initially evaluated in the primary care setting or cardiology offices. Over-utilization of non-invasive and invasive cardiac diagnostic testing has a negative impact on three key healthcare constituents:

•

patients, who undergo unnecessary physician visits, testing and invasive procedures and are exposed to substantial medical risks, including procedural complications, side effects and high levels of radiation;

•

providers, who spend time and resources pursuing incorrect diagnoses, resulting in potential delays in delivering appropriate treatment and lower patient satisfaction; and

•

payers, who experience higher overall healthcare costs, including those resulting from unnecessary tests and referrals to specialists.

              Myocardial perfusion imaging, or MPI, also referred to as a nuclear scan, the most widely ordered non-invasive diagnostic imaging test that is currently used to identify patients for further cardiac testing, is used approximately 10 million times per year. We believe that over four million MPI procedures are performed per year to diagnose non-diabetic patients with no prior revascularization or myocardial infarction, at a cost of over $3.7 billion annually. Although MPI is the most widely used test for diagnosing CAD, it has several limitations. These limitations include a level of subjectivity in interpreting test results, substantial radiation exposure and lengthy procedure time. Despite the significant cost and widespread use of existing non-invasive diagnostic tests such as MPI, stress echocardiography and exercise electrocardiogram, only approximately 40% of patients who are referred for elective invasive coronary angiography are found to have actionable, obstructive CAD. Given these significant limitations, we believe a "gatekeeper" first-line test that more effectively rules out obstructive CAD earlier in the clinical work-up benefits patients, providers and payers by improving the quality and efficiency of care.

              Corus CAD is our clinically validated blood-based test for ruling out obstructive CAD in patients with symptoms suggestive of obstructive CAD. Our intended use population includes non-diabetic patients with, among other things, no prior revascularization or myocardial infarction. Corus CAD is a proprietary gene expression test that measures the expression levels of 23 distinct messenger RNA, or mRNA, sequences, the majority of which are known to be associated with atherosclerosis and involved in inflammation, cell death, and adaptive and innate immunity. In addition to gene expression levels, the Corus CAD algorithm incorporates the age and gender of the patient, which are also known to affect the likelihood of coronary disease. The test requires only a single routine blood draw, and the test result is generally available within 48 to 72 hours. The Corus CAD test does not subject patients to risks associated with other tests or procedures, including complications, side effects and radiation exposure, or delays associated with scheduling and performing other tests or procedures. The Corus CAD test yields a score along a 1 to 40 scale, with a lower score representing a lower likelihood of obstructive CAD. Used as an initial test, the Corus CAD test helps primary care clinicians and cardiologists evaluate whether to refer a patient for further cardiac testing or investigate other causes for the patient's symptoms. We perform the Corus CAD test in our clinical laboratory, which has been certified according to the Clinical Laboratory Improvement Amendments of 1988, or CLIA, under the regulations of the Centers for Medicare & Medicaid Services, or CMS, and also has been accredited by the College of American Pathology, or CAP.

              Two prospective, multi-center clinical trials, PREDICT and COMPASS, validated the performance of the Corus CAD test in determining the likelihood of obstructive CAD in patient populations previously referred for invasive coronary angiography and MPI, respectively. In the COMPASS trial, at a score threshold of 15 or less, Corus CAD showed a sensitivity of 89% and a negative predictive value, or NPV, of 96%, compared to MPI, which showed a sensitivity of 27% and NPV of 88%. Sensitivity is the proportion of patients with disease who test positive. NPV is the proportion of patients who test negative who do not have disease. The COMPASS results demonstrate that a low Corus CAD score (test score 15) has higher overall diagnostic accuracy than MPI for determining the absence of obstructive CAD. We believe the improved sensitivity and NPV of Corus CAD over MPI better position the Corus CAD test to identify low-risk patients initially presenting with typical or atypical symptoms suggestive of CAD.

              In light of the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively, the PPACA, both public and private payers are focused on lowering healthcare costs—or at least ameliorating the current rapid expansion of costs—and increasing efficiency of care. Managed care organizations and other payers continue to look for ways to promote interventions that are more effective for select groups of patients and that therefore provide an appropriate balance of benefits, risks and costs. As healthcare reform is implemented, we expect that there will be even more emphasis placed on avoiding procedures that have a low probability of changing a clinical decision, especially in large patient populations with high treatment costs such as the CAD market. We believe the gatekeeper nature of the Corus CAD test is well suited for this evolving healthcare landscape.

              Our goal is for Corus CAD to be the primary first-line test used in a diagnostic work-up to assess the likelihood of obstructive CAD in symptomatic, non-diabetic patients. To succeed, we must significantly increase the commercial adoption of Corus CAD by:

•

broadening payer coverage and reimbursement;

•

expanding our sales presence;

•

increasing market awareness;

•

expanding our clinical and economic utility data; and

•

pursuing relationships with commercial partners.

Future Growth Opportunities

              We believe we can leverage our research expertise and commercial experience to develop additional revenue opportunities. Our research and development efforts focus on three principal areas:

•

product line extensions or enhancements to expand the scope of our intended use population and indications or the development of additional algorithms that target specific patient populations, including the development of a Corus CAD test appropriate for diabetics;

•

new product development in other areas of CVD, including our ongoing arrhythmia program; and

•

technology platform development to increase efficiency and lower costs in our testing and laboratory operations.

Financial Overview

              As of June 30, 2013, we had delivered results for over 40,000 tests since the commercial launch of Corus CAD in June 2009. In August 2012, the Corus CAD test received Medicare Part B coverage, which represented our first major payer decision. Subsequent to this determination, and in anticipation of additional positive private payer decisions, we began to expand our commercial presence by increasing the size of our sales force and enhancing our marketing efforts. In the six months ended June 30, 2013, we delivered results for 7,644 tests and generated $2.9 million in revenue.

              Prior to Corus CAD receiving Medicare Part B coverage in August 2012, we maintained a limited commercial sales force as we focused our efforts primarily on (1) developing and validating our test algorithm, (2) obtaining the necessary certifications and licensures for our laboratory, (3) launching and establishing early commercial experience with our test and (4) generating the clinical validity, clinical utility and economic value data necessary to create a robust evidence package that would be used to obtain reimbursement of our test and support clinician adoption. As a result, we generated nominal revenue and incurred significant operating losses over this period. As of June 30, 2013, our stockholders' deficit was $105.9 million.

Market Overview

Cardiovascular Diseases and Coronary Artery Disease

              CVDs are the leading cause of death worldwide, representing 30% of all global deaths. The World Health Organization estimates that in 2008, 17.3 million people died from some form of CVD, mainly coronary heart disease and stroke. In the U.S. alone, according to the American Heart Association, CVDs accounted for almost 800,000 deaths in 2009, or about one in three deaths. The American Heart Association projects that by 2030, over 40% of the U.S. population will have some form of CVD.

              CAD is a subset of cardiovascular disease and is one of the most common types of heart disease. CAD is characterized by the buildup of atherosclerotic plaque in the epicardial coronary arteries, which supply the heart with blood. This plaque buildup causes a narrowing, or blockage, of the arteries and decreases the amount of blood reaching the heart muscle. Over time, CAD can worsen and lead to a heart attack if the flow of blood is cut off to a section of the heart or if cardiac oxygen demand exceeds supply. Without treatment, a heart attack can cause serious health consequences, including heart failure, arrhythmia, or death.

              In 2008, an estimated 7.3 million people worldwide died of CAD. In the U.S., CAD caused one in six deaths in 2009. The incidence of CAD is correlated with gender and age, with a higher incidence rate in males and people over the age of 65. According to the American Heart Association, in 2010, CAD alone was projected to cost $108.9 billion in the U.S., including the cost of healthcare services, medications and lost productivity, with the total projected annual cost reaching $218.7 billion by 2030.

              The heightened public awareness of CAD and its symptoms and morbidity rates lead many patients to seek medical advice at the first sign of symptoms. Each year in the U.S. alone, approximately three million non-diabetic patients with no prior revascularization or myocardial infarction present in primary care offices with symptoms that can be suggestive of CAD. An additional approximately eight million patients present directly to hospital emergency departments each year with chest pain.

              Currently, those patients who present in outpatient settings undergo a number of different diagnostic tests and procedures in connection with the typical patient work-up to assess for obstructive CAD. These tests and procedures include, but are not limited to:

•

non-invasive testing such as exercise electrocardiogram, stress echocardiography, MPI and cardiac computed tomographic angiography, or CCTA; and

•

invasive coronary angiography.

              We estimate that the total amount spent, in both primary care and cardiology settings, on these non-invasive and invasive procedures for the non-diabetic patient population with no prior revascularization or myocardial infarction in the U.S. is approximately $6.7 billion per year. Of this amount, approximately $3.7 billion is for MPIs and $2.1 billion is for invasive coronary angiographies.

Typical Patient Work-Up

              Classic anginal pain, which is a clinical syndrome characterized by feelings of pressure, heaviness or dull pain in the chest, jaw, shoulder, back or arm, is a common manifestation of obstructive CAD. Approximately 40% of all symptomatic patients diagnosed with CAD initially present with these chest pain symptoms. Obstructive CAD can also cause atypical symptoms, such as sudden onset of weakness, nausea, vomiting or body aches. Female patients are more likely than men to present with atypical symptoms. Because atypical symptoms may be indicative of many other conditions, patients presenting with such symptoms may be more difficult to accurately diagnose early in the work-up.

              A patient experiencing stable typical or atypical symptoms suggestive of obstructive CAD will often present in the outpatient primary care setting, although some will present to a cardiology office and others to an emergency department. At the initial clinical presentation, the clinician performs a history and physical examination to establish a differential diagnosis and to determine a probability, based upon a series of CAD risk factors, that the symptoms are due to obstructive CAD. The differential diagnosis results in a prioritization of action steps for diagnosis and treatment.

              The American College of Cardiology and the American Heart Association publish clinical practice guidelines that recommend care and diagnostic strategies for patients at low, intermediate, and high risk for ischemic heart disease, which is a restriction of blood flow to the heart. In practice, the choice of test is determined by the integration of many factors, including the patient's risk factors, overall health status and ability to undergo tests, as well as the clinician's ability to interpret patient-specific data. Based on results from non-invasive testing, the clinician develops further diagnostic and treatment plans, which may include invasive procedures. However, the order and rate of progress through the normally recommended testing modalities may be accelerated or bypassed depending on the urgency or risk of the clinical situation.

              Epidemiology data have shown that approximately 90% of patients in the primary care setting presenting with nonspecific chest pain syndrome do not have stable, obstructive CAD and instead have symptoms that stem from other conditions, most of which are typically less urgent, such as musculoskeletal disorders, gastrointestinal disease and psychosocial syndromes. However, despite the significantly higher likelihood of patients' symptoms stemming from these non-cardiac conditions, the high mortality and morbidity rates associated with CAD, together with the threat of malpractice suits, have led clinicians to aggressively pursue resource-intensive cardiac diagnostic work-ups in these patients. The current practice patterns aim to identify as many patients with obstructive CAD as possible, but this comes at the expense of testing many patients with a low likelihood of CAD. With an appropriate gatekeeper test, patients without obstructive CAD could avoid the risks and costs associated with cardiac testing.

              The following table summarizes the most common non-invasive and invasive tests and procedures for non-diabetic patients with no prior revascularization or myocardial infarction in the U.S. and the estimated associated Medicare and commercial payer reimbursed costs of such tests:

Test/Procedure	Estimated Total Annual Tests/Procedures(1)	Estimated Cost of Test/Procedure (Medicare)(2)	Estimated Cost of Test/Procedure (Commercial)
Non-invasive
MPI	4,137,000	$899	$1,276	(3)
Exercise Electrocardiogram (EKG)	2,250,000	$89	$201	(4)
Stress Echocardiography	1,182,000	$438	$773	(3)
CCTA	398,000	$420	$520	(4)
Invasive
Invasive Coronary Angiography	366,000	$5,757	$11,459	(3)

(1)

Based on our internal estimates.

(2)

Based on Medicare pricing levels and our internal estimates.

(3)

Based on OptumInsight estimates.

(4)

Based on Healthcare Blue Book estimates.

              Patients may be referred for non-invasive imaging tests if the clinician believes that the likelihood is high enough that obstructive CAD is the cause of their symptoms after the initial evaluation is completed. Guideline recommendations for non-invasive diagnostic testing in the evaluation of possible obstructive CAD depend on several primary factors, including the pre-test probability of disease, patient exercise ability and the ability to interpret the baseline exercise electrocardiogram. Often, the exercise electrocardiogram test is recommended first. For positive or ambiguous test results, addition of an imaging modality, generally stress echocardiography or MPI, may be the next step. In some situations, patients deemed at high risk for obstructive CAD may be directed immediately to invasive coronary angiography as the next procedure. Generally, however, if the non-invasive imaging test is positive, patients are scheduled for invasive coronary angiography with possible percutaneous coronary intervention. Each non-invasive test has advantages and disadvantages, and it is the responsibility of clinicians to incorporate the value of each diagnostic test into an assessment of the patient's evaluation needs in order to develop a specific and comprehensive diagnostic plan.

              MPI is the most widely ordered non-invasive diagnostic test currently used for the diagnosis of CAD. MPIs are performed approximately 10 million times per year in the U.S., of which more than four million per year are for non-diabetic patients with no prior revascularization or myocardial infarction. An MPI uses radioactive solutions called tracers, which mix with the patient's blood and are captured by a gamma-ray camera in order to compare how well the heart muscle is perfused with blood during exercise and at rest.

              An MPI first requires a resting scan, whereby the patient receives an intravenous injection of a radioactive tracer. Upon infusion of the radioactive tracer, the patient must lie still for 20 to 40 minutes while images of the heart are taken with a gamma camera. In the next part of the procedure, electrodes are placed on the patient's chest, arms and legs, in order to assess the heart's stress tolerance during exercise. During stress, the patient is injected with a second dose of radioactive tracer, and then a second set of gamma camera images are taken. If the patient cannot exercise adequately, a pharmacological agent is also infused through an intravenous injection to artificially induce stress to the heart before the stress images are taken. The overall MPI test can take up to four hours, and some protocols require the two images to be taken on separate days. The physician then compares and evaluates the images taken at rest and at stress to determine the appropriate clinical recommendation, which may include referring the patient for an invasive coronary angiography. Even if all procedures are completed appropriately, images may not yield sufficiently definitive results. Evaluating MPI images is inherently subjective, and the ability of the patient to undergo the test, the patient's anatomy, the clinician's experience and other technical factors can prevent correct interpretation. Each of these issues can limit the accuracy and reliability of MPI as a diagnostic test to initially rule out CAD.

              While CCTA can be an effective diagnostic tool, it involves radiation and is only available at a limited number of hospitals and large private cardiology practices because of the capital expense of the equipment, high total operating costs and the availability of qualified readers.

              It can often take a week to schedule an invasive coronary angiography. For this procedure, a small flexible tube is inserted through a patient's groin or arm. The tube is then threaded into the patient's coronary arteries and dye is released into the bloodstream, while the patient is required to remain still throughout the whole process. Upon release of the dye and while it is still flowing through the arteries, x-rays are taken in order to help the physician see blockages in the patient's vessels. In addition to radiation from the x-ray camera, this test exposes the patient to certain risks, including potential bleeding and infection of the insertion site, damage to the blood vessels due to the threading of the catheter from the insertion point to the heart, and an allergic reaction or kidney damage from the dye.

Limitations, Risks and Challenges in the Usual Care

               Limitations and Inefficiencies of Existing Diagnostic Modalities

              There is significant variation among clinicians in the type, number and sequence of tests ordered to evaluate patients with typical or atypical symptoms suggestive of obstructive CAD. Discordant or indeterminate results from such tests are common, and they can lead to additional testing or premature or unnecessary referral for invasive coronary angiography. Despite the widespread use of these non-invasive tests, the majority of patients referred for invasive coronary angiography do not have obstructive CAD.

              In 2010, data from the National Cardiovascular Data Registry, or NCDR, revealed that only approximately 40% of nearly 400,000 patients undergoing elective invasive coronary angiography had obstructive CAD. Of the approximately 60% of patients who underwent catheterization but were found not to have obstructive CAD, the significant majority (approximately 85%) of these patients had undergone at least one non-invasive diagnostic test for CAD prior to their catheterization.

              NCDR evidence indicates that the usual care is suboptimal on a national scale. Contrary to the American College of Cardiology and American Heart Association guidelines, many low-risk patients are not being monitored with a conservative approach appropriate for their risk category and are instead referred unnecessarily for non-invasive and invasive diagnostic tests.

              In addition, women present multiple challenges in the diagnosis of CAD, particularly with imaging modalities. There are higher rates of false-positive non-invasive test results for women, often due to breast tissue or soft tissue attenuation. Also, there is additional radiation exposure burden in women as well as increased risks of contrast-related side effects such as kidney and thyroid dysfunction.

               Risks of Current Non-Invasive and Invasive CAD Diagnostic Testing

              The currently available non-invasive and invasive diagnostic tests for ruling out obstructive CAD in patients presenting with typical or atypical symptoms have substantial medical risks including complications, side effects and radiation exposure.

              Complications Associated with Invasive Coronary Angiography.    According to the National Institutes of Health, complications of invasive coronary angiography may include:

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bleeding, infection and pain at the catheter insertion site;

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damage to blood vessels; and

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an allergic reaction to the iodinated contrast dye that is used in the procedure.

Other, less common complications of invasive coronary angiography include:

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arrhythmias;

•

kidney damage caused by the iodinated contrast dye used during the procedure;

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blood clots that can trigger a stroke, heart attack or other serious problems;

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low blood pressure; and

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buildup of blood or fluid in the sac that surrounds the heart, which can prevent the heart from beating properly.

              Exposure to Radiation from Cardiovascular Imaging.    Both non-invasive cardiac imaging and invasive coronary angiography expose patients to ionizing radiation. Radiation exposure from a single MPI study can be equivalent to 500 to 1,000 x-rays, and many patients have more than one MPI, resulting in cumulative radiation exposure. According to published reports, MPI is now responsible for over 10% of cumulative effective radiation dosing to the U.S. population from all possible sources excluding radiotherapy. This cumulative exposure has been linked to the development of certain types of cancer. In 2010, in an evaluation of the use of MPI at a single center, almost 40% of the patients undergoing any index MPI procedure ultimately received multiple MPI tests. The resulting median cumulative effective absorbed radiation for this repeatedly imaged cohort was estimated to be 121 mSv. One mSv is the average accumulated background radiation dose to an individual per year. As a result, this imaging procedure is being increasingly scrutinized for patient selection and management.

               Other Considerations

              In addition to the limitations and the risks described above, current usual care results in significant patient inconvenience and loss of time due to:

•

multiple referrals from one clinician to another, as patients may move from primary care to general cardiology to interventional cardiology;

•

waiting periods to schedule additional appointments and, if ordered, tests and procedures, which can be up to nine days from primary care referral to MPI or CCTA result and seven days from primary care or cardiology referral to invasive coronary angiography;

•

the duration of the procedures themselves; and

•

other inconveniences to which the patients are subject before, during and after the procedures, such as diet restrictions before the procedures and limited activity after.

Unmet Need

              Approximately three million non-diabetic patients per year in the U.S. with no prior revascularization or myocardial infarction present to primary care clinicians with symptoms suggestive of obstructive CAD. It is well documented that as many as 90% of patients who present to their primary care providers with symptoms suggestive of obstructive CAD do not have obstructive CAD. While billions of dollars are spent on multiple diagnostic modalities in the U.S. each year, only approximately 40% of patients who undergo invasive coronary angiography have obstructive CAD. A clear need exists for a more accurate, safer and more convenient test to initially rule out patients with a low risk of obstructive CAD as the source of their symptoms. A better clinical paradigm would accurately rule out patients early in the diagnosis process, reducing unnecessary procedures, referrals, costs and risks, thereby benefiting patients, providers and payers.

Our Solution

Corus CAD Gene Expression Test

              The Corus CAD test provides clinicians with information about a patient's current likelihood of having obstructive CAD. Clinicians can use the Corus CAD test score to more effectively rule out the need for further cardiac testing in patients at low risk for obstructive CAD. We believe that the gatekeeper nature of the Corus CAD test benefits patients, providers and payers by improving the quality and efficiency of care.

              Corus CAD is a gene expression test. Gene expression tests measure RNA expression levels that change as a result of genetic and environmental factors and, therefore, can be used to assess a patient's current disease state. Corus CAD measures the levels of expression of 23 distinct mRNA sequences, the majority of which are known to be associated with atherosclerosis, a disease in which plaque builds up in the arteries, as well as with biological pathways including inflammation, cell death and adaptive and innate immunity. Genetic tests, by comparison, measure static DNA sequence and, therefore, generally provide information on lifetime disease risk.

              Corus CAD uses a simple blood draw conveniently performed in the clinician's office and does not subject patients to risks associated with other tests or procedures, including complications, side effects and radiation exposure, or delays associated with scheduling and performing other procedures. These patient blood samples are collected into a tube of RNA stabilization fluid and shipped overnight in a temperature controlled box to our CLIA-certified and CAP-accredited laboratory in Palo Alto, California for processing and analysis.

              Within approximately 48 to 72 hours of the patient's blood being drawn in the clinic, we report the test result as a score ranging between 1 and 40 that correlates to the likelihood of the patient having obstructive CAD. A patient with a low score is less likely to have obstructive coronary disease than a patient with a non-low score. The current list price of our test is $1,245.

Intended Use for Corus CAD

              Corus CAD is intended for use in patients who are experiencing symptoms that are suggestive of obstructive CAD. These symptoms can be caused by many conditions other than a cardiac etiology, such as anxiety, muscle spasms, acid reflux and others. We promote Corus CAD for use among non-diabetic patients with stable typical or atypical symptoms suggestive of CAD who have no history of prior myocardial infarction or coronary revascularization procedures.

Corus CAD Intended Use Population
Typical Symptoms	Atypical Symptoms
• shortness of breath; or • chest discomfort, tightness, pain or pressure.

•

tightness or pressure in the throat, jaw, shoulder, abdomen, back or arm;

•

squeezing, heaviness or burning sensation in the upper body;

•

abdominal discomfort or fullness;

•

indigestion or heartburn;

•

dizziness or light-headedness;

•

nausea;

•

unexplained fatigue or physical weakness; or

•

palpitations.

              Corus CAD is not intended for patients who present with the following characteristics:

•

a history of prior myocardial infarction or prior revascularization;

•

a clinical presentation consistent with high-risk unstable angina or acute myocardial infarction;

•

known diabetes mellitus;

•

currently taking systemic steroids, immunosuppressive agents or chemotherapy; or

•

currently having a systemic infectious or systemic inflammatory condition.

Scientific Rationale

              Coronary artery disease, a form of atherosclerosis, is known to develop as a maladaptive inflammatory response to the deposition of oxidized phospholipids derived from cholesterol in the arterial vessel wall resulting in accumulation of immune cells and excess lipids that form atherosclerotic plaque. We hypothesized that there would be a signature for these biological processes in circulating blood cells and that we could measure that signature by using existing genomic technologies. We tested this hypothesis in two retrospective cohorts, in which we had samples of peripheral blood cells and angiographic data on the state of the coronary arteries, and found that we could distinguish a set of genes that were disregulated in the presence of obstructive CAD. We then launched two multi-center prospective clinical trials to develop a proprietary gene expression algorithm to determine the likelihood of obstructive CAD and to validate the test performance of that algorithm.

              Our proprietary algorithm consists of the expression levels of 23 genes, as well as patient age and sex, which are incorporated into two related but distinct classifiers for men and women. These 23 genes largely reflect known biological pathways and cell types involved in the development of or response to atherosclerosis, including response to oxidized phospholipids, increased programmed cell death or apoptosis, neutrophil and natural killer cell activation and roles for both the adaptive (T- and B-cell) and innate (myeloid and natural killer cell) immune responses. The diagram below illustrates some of the genes measured in our Corus CAD algorithm and the biological pathways related to atherosclerosis in which they are involved.

Evidence Package for Corus CAD

              We have developed a robust evidence package to support the performance and utility of Corus CAD, which we use to educate clinicians and payers. Our strategy is to continue to generate, present and publish evidence to support further adoption of Corus CAD by clinicians and payers. Our evidence package includes three general categories:

•

clinical validity data, which assess the performance and reproducibility of the Corus CAD test;

•

clinical utility data, which measure how the Corus CAD test impacts clinical decision-making and assess comparative effectiveness and outcomes; and

•

economic utility data, which determine the relative total cost effectiveness of Corus CAD.

              Listed below are brief descriptions of our major clinical data sets and the significant information we derived from each study.

               Clinical Validity of Corus CAD

              The clinical validation of Corus CAD was established in two prospective clinical trials: PREDICT and COMPASS. These trials documented the correlation between a Corus CAD score and the likelihood of finding obstructive CAD in patients referred for either invasive coronary angiography (the PREDICT trial) or MPI (the COMPASS trial).

The PREDICT (Personalized Risk Evaluation and Diagnosis In the Coronary Tree) Trial
Purpose:	To develop and validate the Corus CAD test.
Type:	Prospective
Size:	Over 4,000 samples collected from 39 sites in the U.S. The algorithm development and validation phases used 640 and 526 samples, respectively.
Trial design:	The trial enrolled patients who had been referred for invasive coronary angiography by their physician. Patients had a blood sample drawn just prior to their catheterization procedure. We received the angiography results from the catheterization procedure, including the clinician's assessment of the maximum percent stenosis, or level of CAD, in any of the major coronary arteries as well as clinical data. In addition to the local assessment of the extent of disease, each angiography used in the study was sent to a single third-party core lab for Quantitative Coronary Angiography, or QCA, to provide a second and independent assessment of the level of obstructive coronary disease. A case was defined as any patient that had at least one lesion greater or equal to 50% stenosis by QCA, and a control was any patient with no lesions greater or equal to 50% stenosis. We compared the ability of the algorithm score to classify patients as to their case and control status from angiography and assessed whether the algorithm score had higher diagnostic performance than clinical factors alone.
Key findings:	The PREDICT trial demonstrated that the Corus CAD algorithm significantly classifies patients as to their obstructive CAD status and has a sensitivity of 85% and NPV of 83% at a score threshold of less than or equal to 14.75 in a population referred to the catheterization lab.
Status:	Published, Annals of Internal Medicine (October 2010)

The COMPASS (Coronary Obstruction Detection by Molecular Personalized Gene Expression) Trial
Purpose:	To validate the Corus CAD test in an independent cohort of patients who had been referred for MPI, but who had not yet been referred for invasive coronary angiography. This population of trial patients more closely resembles the intended use population for the Corus CAD test than that observed in the PREDICT trial.
Type:	Prospective
Size:	431 samples analyzed from 19 sites in the U.S.
Trial design:	The trial enrolled non-diabetic symptomatic patients who had been referred to MPI by their physician. If the MPI was positive and it was clinically indicated, the patient had an invasive coronary angiography. If the MPI was negative, the patient was referred to research CCTA to assess what level of coronary disease, if any, was present. The investigators were blinded to the Corus CAD results. We compared the ability of a Corus CAD score at a pre-defined threshold of 15 and MPI to accurately determine case-control status measured by invasive coronary angiography or CCTA.
Key findings:	The COMPASS trial demonstrated that the Corus CAD algorithm significantly classifies patients as to their obstructive CAD status and has sensitivity of 89% and NPV of 96% at the pre-specified threshold of 15 in a population referred to MPI.
Status:	Published, Circulation—Cardiovascular Genetics (April 2013)

              Listed below is a summary of the performance characteristics from the PREDICT and COMPASS trials:

Corus CAD Diagnostic Performance in Prospective Validation Trials

Performance Measure*	PREDICT (n=526)	COMPASS (n=431)
Sensitivity	85%	89%
Specificity	43%	52%
NPV(negative predictive value)	83%	96%
PPV (positive predictive value)	46%	24%
Prevalence of Obstructive CAD	37%	15%
AUC (area under the curve)	0.70	0.79
p-value for AUC	p<0.001	p<0.001

*

Sensitivity is the proportion of patients with disease who test positive. Specificity is the proportion of patients who do not have disease who test negative. NPV is the proportion of patients who test negative who do not have disease. PPV is the proportion of patients who test positive who have disease. AUC measures overall diagnostic test informativeness, with a value of 1.0 indicating perfect classification and 0.5 representing random classification.

               Clinical Utility of Corus CAD

              In addition to clinical validity, it is also important to demonstrate, particularly to payers, that a test can change and improve clinical care. These types of studies are often referred to as clinical utility studies. We have completed several clinical utility studies that, along with data from our PREDICT and COMPASS trials, demonstrated:

•

changes in clinician decision-making after obtaining the Corus CAD score;

•

a low Corus CAD score has a higher diagnostic accuracy than MPI for ruling out obstructive CAD based on the COMPASS trial; and

•

safety of ruling out low-risk patients from further testing.

              Our corporate strategy is to continue to develop evidence to support the clinical and economic utility of the Corus CAD test. Accordingly, we are currently gathering data through commercial registries.

              Clinical Decision-making Studies.    These studies have demonstrated that the Corus CAD test changes clinician decision-making in clinically relevant ways. In both the primary care and cardiology settings, clinicians reduced referral rates to MPI for patients with low Corus CAD scores (15). A brief description of each of these studies is listed below:

IMPACT-CARD (Investigation of a Molecular Personalized Coronary Gene Expression Test on Cardiology Practice Pattern) Trial
Purpose:	To measure the impact of the Corus CAD score on clinicians' care plans for patients presenting with chest pain or angina equivalent symptoms in the cardiology office.
Type:	Prospective
Size:	83 patients were eligible for analysis in the trial and matched with 83 historical controls with similar clinical factors.
Trial design:	This trial was conducted at the cardiology department at Vanderbilt University Medical Center using a pre- and post-trial design. The clinicians performed their initial assessment of the patient and recorded their preliminary patient management plan into one of the following categories: (1) no intervention/medical management; (2) referral for CT angiography or stress testing with or without imaging, including MPI; or (3) referral for invasive coronary angiography. The clinicians then obtained a peripheral blood sample and ordered Corus CAD. After receiving the Corus CAD results, each clinician decided on the appropriate evaluation and management of the patient using the Corus CAD score in conjunction with the information that was previously available. We measured both the percentage of time that clinicians changed their care plans and whether the change resulted in an increase or decrease in the intensity of testing.
Key findings:	Clinicians changed their care plan for 58% of the patients (48/83). There was an overall reduction in the intensity of testing across the patient population after clinicians received the Corus CAD scores. Low Corus CAD scores generally corresponded with less intensive treatment, while non-low scores generally corresponded with more intensive treatment.
Status:	Published, Critical Pathways in Cardiology (May 2013)

IMPACT-CARD Trial Results (n=83) Clinicians Changed Patients' Care Plan 58% of the Time after Corus CAD (p<0.001)
	Patients with Downgraded Testing	Patients with No Change in Testing	Patients with Upgraded Testing
Corus CAD 15	56%	44%	0%
	29/52	23/52	0/52
Corus CAD >15	10%	39%	52%
	3/31	12/31	16/31

IMPACT-PCP (Investigation of a Molecular Personalized Coronary Gene Expression Test on Primary Care Practice Pattern) Trial
Purpose:	To measure the impact of the Corus CAD score on clinicians' care plans for patients presenting with chest pain or angina equivalent symptoms in the primary care setting.
Type:	Prospective
Size:	251 patients eligible for analysis.
Trial design:	This trial was conducted by eight primary care clinicians from four U.S. practices using a pre- and post-trial design. The clinicians performed their initial assessment of the patient and recorded their preliminary patient management plan into one of the following categories: (1) no further cardiac testing or treatment; (2) medical management or lifestyle changes; (3) referral for CT angiography or stress testing with or without imaging, including MPI; or (4) referral for invasive coronary angiography. The clinicians then obtained a peripheral blood sample and ordered Corus CAD. After receiving the Corus CAD results, each clinician then decided on the appropriate evaluation and management of the patient using the Corus CAD score in conjunction with the information that was previously available. We measured both the percentage of time that clinicians changed their care plans and whether the change resulted in an increase or decrease in the intensity of testing.
Key findings:	Clinicians changed their care plan for 58% of the patients (145/251). There was an overall reduction in testing across the patient population after clinicians received the Corus CAD scores. Low Corus CAD scores generally corresponded with less intensive treatment, while non-low scores generally corresponded with no change in treatment or more intensive treatment.
Status:	Data were presented in May 2013 at the American Heart Association's Quality of Care and Outcomes Research meeting.

IMPACT-PCP Trial Results (n=251) Clinicians Changed Patients' Care Plan 58% of the Time after Corus CAD (p<0.001)
	Patients with Downgraded Testing	Patients with No Change in Testing	Patients with Upgraded Testing
Corus CAD 15	60%	38%	2%
	76/127	48/127	3/127
Corus CAD >15	14%	47%	40%
	17/124	58/124	49/124

              We also conducted a retrospective analysis of how select commercial customers used Corus CAD as described below.

Retrospective Chart Review
Purpose:	To determine whether there was a relationship between the Corus CAD score and referral rates from primary care to cardiology offices.
Type:	Retrospective
Size:	317 Corus CAD patients from four existing customers.
Trial design:	We selected four U.S. practice sites that were familiar with Corus CAD based on their historical usage and obtained their permission to conduct chart reviews of patients previously tested with Corus CAD. Data regarding the Corus CAD score, patient demographics, chest pain symptoms, diagnostic tests, baseline referral rates to cardiology, post-testing cardiology referrals and clinical outcomes on follow-up were all collected retrospectively. All patient data was de-identified by the respective physicians prior to analysis.
Key findings:	Corus CAD significantly influenced primary care physician referral patterns to cardiologists, with low Corus CAD-scoring patients 73% less likely to be referred to cardiologists compared to non-low Corus CAD-scoring patients. This effect was independent of age, gender, symptoms and practice site. One percent of the patients with low Corus CAD scores eventually underwent invasive coronary angiography, and no obstructive CAD was found. Five percent of the patients with non-low Corus CAD scores eventually underwent invasive coronary angiography, and 40% of these were found to have obstructive CAD.
Status:	Data were presented in May 2012 at the Society of General Internal Medicine meeting.

              The following graph shows the relationship between the Corus CAD score and the rate at which primary care clinicians referred the patient to a cardiologist.

              Comparative Effectiveness in the COMPASS Trial.    Corus CAD outperformed MPI in terms of sensitivity, NPV and AUC in the COMPASS trial. Based on the COMPASS trial results, if Corus CAD is used in advance of MPI, the higher sensitivity of the Corus CAD test would result in fewer false negatives (test results suggest no CAD but the patient does have disease when evaluated in the catheterization lab). In addition, the higher NPV of the Corus CAD test means better identification of true negatives (test results suggest no CAD and the patient does not have disease when evaluated in the catheterization lab). We believe that these factors together better position the Corus CAD test to identify low-risk patients initially presenting with typical or atypical symptoms suggestive of CAD.

Comparative Performance of Corus CAD and MPI in the COMPASS Trial

	Corus CAD	MPI(1)	p-value(2)
Sensitivity	89%	27%	p<0.001
Specificity	52%	92%	MPI superior
NPV	96%	88%	p<0.001
PPV	24%	35%	Not significant
AUC	0.79	0.59	p<0.001

(1)

Based on the assessment of 431 site-read images in the trial.

(2)

Evaluating Corus CAD performance over MPI.

              In addition to receiving the local site reads for the MPI images, we sent 371 of the MPI images to a third-party central laboratory to provide an independent interpretation of the MPI images using the third-party central laboratory's software and without access to the clinical data available to the local reader. As evaluated by the third-party central laboratory, MPI showed a sensitivity of 36% and NPV of 88%.

              Outcomes in the PREDICT and COMPASS Trials.    To achieve broad clinical acceptance of the Corus CAD test, it is important to demonstrate that patients with scores at or below the threshold of 15 can be safely ruled out for further cardiac testing. Accordingly, we obtained follow-up data on patients who were enrolled in the PREDICT and COMPASS trials at defined intervals after their index participation in the trials. In the PREDICT trial, we tracked revascularization and Major Adverse Cardiac Events, or MACE, at both one month and 12 months. In the COMPASS trial, we tracked revascularizations and MACE at one month and six months. The results are presented below:

	COMPASS (n=431) (Reflects Corus CAD commercial population)		PREDICT (n=1,160)
	Revascularization w/in 1 month	MACE and Revascularization months 2-6	MACE and Revascularization w/in 1 month	MACE and Revascularization months 2-12
Corus CAD 15	0.5%	0.0%	9.1%	1.2%
	1/199	0/192	36/396	4/396
Corus CAD >15	10.5%	1.3%	30.2%	3.0%
	24/232	3/228	231/764	21/720
Population	n=420 at 6 months*		n=1,116 at 12 months*

*Reflects number of patients for whom follow-up data were available

              We believe the low adverse event rates, coupled with the high performance of Corus CAD, should provide clinicians with the confidence to appropriately rule out low-score patients they would otherwise refer for further cardiac testing.

              Commercial Registries.    Commercial patient registries can be an effective way to monitor and understand clinical applications of a product. We have two ongoing registries, Registry I and PRESET, for each of which enrollment is substantially underway. These registries are designed to analyze the use of Corus CAD in the care and management of patients with suspected CAD, including cardiac referral patterns, subsequent testing and outcomes.

               Economic Value of Corus CAD

              In addition to clinical validity and utility, public and private payers are also interested in understanding the financial impact of any new treatment or diagnostic option. We have conducted two economic analyses, a budget impact model and a cost effectiveness analysis, which together demonstrate that using Corus CAD as a gatekeeper test can help reduce total costs and improve the quality of care.

              Budget Impact Model.    We developed a budget impact model to assess the economic impact of Corus CAD on a representative health plan over a one-year period. The model compares Corus CAD as a gatekeeper to MPI with the usual pattern of care, which is MPI as the gatekeeper. Corus CAD performance was based on results from the COMPASS trial and MPI and invasive coronary angiography performance was derived from secondary peer-reviewed sources. Cost and prevalence data were derived from third-party analyses of commercially-available claims data.

              The budget impact model estimates that when Corus CAD is used as a gatekeeper to MPI, a representative commercial health plan can generate per member per month, or PMPM, savings ranging from $0.37 to $1.49, depending on the capture rate of eligible Corus CAD patients. At a capture rate of 50%, we estimate the potential cost savings to a commercial health plan would be $0.74 PMPM. At this capture rate, an illustrative health plan covering one million lives could generate approximately $8.9 million in annual savings. The majority of these savings is attributable to a reduction in the number of invasive coronary angiographies.

              This budget impact model does not include a number of other factors that may increase the overall economic benefit of Corus CAD as a gatekeeper to MPI, including:

•

lost productivity due to time required for non-invasive imaging and invasive coronary angiography;

•

complications that may result from invasive coronary angiography; and

•

increased risk from radiation exposure for both non-invasive imaging and invasive coronary angiography.

              Cost Effectiveness Analysis.    We also completed a health economics study, which we refer to as our cost effectiveness analysis, or CEA, to determine the healthcare economic impact of using Corus CAD prior to invasive or non-invasive imaging over a 30-year time horizon. We collaborated with health economists and key opinion leaders to simulate the assessment of non-diabetic patients with symptoms suggestive of obstructive CAD. Costs and benefits of diagnosis and treatment strategies were tracked over the lifetime of a cohort of adults. The study compared the use of Corus CAD to identify patients who need referral to MPI or invasive coronary angiography to the current usual-care strategy of employing MPI alone.

              The study showed that a Corus CAD-based approach offers a cost-effective strategy for diagnosing non-diabetic patients with symptoms suggestive of CAD. The study found that using Corus CAD according to scenarios we evaluated is cost effective, because it yielded a quality-adjusted life year, or QALY, value less than a widely accepted threshold of $100,000 in a patient cohort closely resembling the commercially intended population for Corus CAD. QALY is a generic measure of health-related quality of life that takes into account both the quantity and the quality of life generated by interventions. The results of the study were presented at the 34th Annual Meeting of the Society for Medical Decision-Making in October 2012.

Our Commercialization Strategy

              Our goal is for Corus CAD to be the primary first-line test used in a diagnostic work-up to assess the risk of obstructive CAD in symptomatic, non-diabetic patients. To succeed, we must significantly increase the commercial adoption of Corus CAD by:

•

Broadening payer coverage and reimbursement.  Palmetto's decision to provide Medicare Part B coverage and payment for the Corus CAD test in August 2012 represented an important milestone in our payer strategy. We are working to obtain reimbursement from commercial payers for both their Medicare Advantage and commercial lives populations.

•

Expanding our sales presence.  We expect to continue to expand the size and geographic reach of our sales presence. For example, after we received Medicare coverage in August 2012, we significantly increased the size of our sales force.

•

Increasing market awareness.  We will continue to participate in primary care and cardiology society meetings and industry conferences and work with local and national key opinion leaders and our existing Corus CAD clinician users to educate and inform payers and clinicians about the clinical benefits of Corus CAD.

•

Expanding our clinical and economic utility data.  We intend to develop, present and publish additional clinical and economic utility data to enhance our robust evidence package in order to increase payer coverage and clinician adoption.

•

Pursuing relationships with commercial partners.  Our strategy includes leveraging our own dedicated sales force with those of commercial partners, in the U.S. and internationally, to expand our commercial reach.

Coverage and Reimbursement

              Revenue for diagnostic laboratory tests may come from several sources, including government payers, such as Medicare and Medicaid, private third-party payers, such as insurance companies and managed care organizations, and patient payments. We have expended significant resources on obtaining coverage and reimbursement for our Corus CAD test, as they are essential to our commercial success.

              CMS is the government agency responsible for overseeing the Medicare program and has the authority to make coverage determinations on a national basis. However, most Medicare Part B coverage decisions are made at the local level by contractors that administer the Medicare program in specified geographic areas, also known as Medicare Administrative Contractors, or MACs. In August 2012, we received Medicare Part B coverage for Corus CAD from the regional MAC in California at the time, Palmetto, at a fixed payment amount, retroactive to all tests performed for qualifying patients starting January 1, 2012. At that time, Palmetto established the fixed payment amount at which Medicare would reimburse us for Medicare patients within the defined coverage conditions. On September 16, 2013, the regional MAC in California transitioned from Palmetto to Noridian. However, Palmetto continues to establish coverage, coding and reimbursement policies for Corus CAD and other molecular diagnostics in our MAC region pursuant to the MolDx program for molecular diagnostics, while Noridian processes claims for tests performed in our MAC region. This decision covers the estimated 48 million beneficiaries enrolled in Medicare Fee-for-Service and Medicare Advantage plans in the U.S.

              The local coverage determination under the MolDx program expressly finds that Corus CAD "meets criteria for analytical and clinical validity, and clinical utility as a reasonable and necessary Medicare benefit." A coverage article attached to the local coverage determination provides additional specific guidance relating to the coverage determination. The article provides that Corus CAD is covered for symptomatic Medicare patients with specified typical or atypical symptoms suggestive of obstructive CAD. Patients presenting with atypical symptoms must also present with at least one specified "common CAD Risk Factor," such as hypertension, obesity, family history of heart disease, tobacco use and age (males aged 50 and older and females aged 60 and older). The article also provides guidance with respect to coding and billing procedures. Palmetto may modify the coverage article at any time, whereas revisions to the local coverage determination are subject to a public notice and comment period. In addition, while we believe Medicare Advantage plans should cover the Corus CAD test in accordance with the local coverage determination and the related coverage article, Medicare Advantage plans might not view the specific breadth of coverage specified in the article (as opposed to the local coverage determination) as binding.

              We perform all Corus CAD tests in our sole laboratory located in California. Under Medicare regulations, when filing Medicare claims for a laboratory test, providers must file claims to the MAC responsible for the Medicare jurisdiction where the test is performed. For example, if our laboratory in California performs the Corus CAD test on a sample from a patient in Texas, the reimbursement claim is filed with the MAC for California, Noridian. As a result, Noridian's local coverage determination and local coverage article for Corus CAD apply to tests performed for Medicare beneficiaries nationwide, because these tests are performed in our California laboratory.

              Of the estimated 48 million Medicare lives, an estimated 15 million Medicare patients are covered under Medicare Advantage plans. Although we believe the Palmetto Medicare coverage determination requires all Medicare Advantage payers to make payment to us consistent with the Palmetto coverage article and at the same fixed payment amount specified by Palmetto, we are pursuing agreements with Medicare Advantage payers to facilitate faster and consistent payment. To date, we have agreements with individual commercial payers that cover approximately 40% of the Medicare Advantage lives in the U.S. For tests resulting from Medicare Advantage patients under a plan for which we do not have an agreement in place, we bill the applicable Medicare Advantage payer and pursue payment, including through an appeals process if necessary.

              While we have received Medicare Part B coverage for Corus CAD, no state Medicaid program has yet issued a positive coverage decision. We have not received a positive coverage decision for Corus CAD from any commercial third-party payer to date, and we have recently received non-coverage decisions from some large third-party payers. Obtaining positive coverage decisions from these and other payers and, subsequently, adequate reimbursement of our Corus CAD test is essential to our commercial success. States and commercial payers have separate processes for making coverage decisions, and they may or may not follow Medicare's coverage or payment criteria as set forth in the Palmetto local coverage article. When deciding whether to pay for a particular diagnostic test, commercial payers generally consider whether the test is a covered benefit under the relevant plan and, if so, whether it is reasonable and necessary for the specified diagnosis or treatment. Coverage decisions often are influenced by current standards of practice, clinical data, including analytical validity, clinical validity and clinical utility, and input from key opinion leaders. We believe the key activities necessary to obtain commercial coverage include continuing to (1) present and publish appropriately developed peer-reviewed data, (2) demonstrate that clinicians appropriately integrate Corus CAD into their practice and (3) identify key opinion leaders willing to advocate, within appropriate legal parameters, to commercial payers. We believe it may take several years to achieve reimbursement for our Corus CAD test with a majority of commercial payers and we cannot predict whether, or under what circumstances, commercial payers will reimburse for the test.

Billing, Payment and Coding

              When there is a payer policy or agreement in place, we bill the third-party payer as well as the patient (for deductibles and co-insurance or copayments, where applicable) in accordance with established policy or agreement terms. When there is no payer policy or agreement in place, we pursue reimbursement on behalf of each patient and file claims with the insurance company on a case-by-case basis. If our initial claim is denied, we may appeal to the payer. Our efforts to pursue reimbursement require a substantial amount of time and resources, and our initial claims or appeals may not be paid for many months, if at all. Each payer may have different billing requirements, making the billing process complex. Furthermore, if a third-party payer denies coverage after final appeal, it may take a substantial amount of time to collect from the patient, and we may not be successful.

              Clinical laboratory tests are typically billed to government as well as commercial payers using the Healthcare Common Procedure Coding System, or HCPCS, and the Current Procedural Terminology, or CPT, coding system. Currently, there is no specific CPT code or group of codes to report the Corus CAD test. The test is reported under a non-specific, unlisted CPT code. The American Medical Association maintains and holds the copyright to all CPT codes. In January 2012, the American Medical Association established two new types of CPT codes for multi-analyte with algorithmic analysis, or MAAA, tests, a category that includes Corus CAD. The process to obtain a MAAA CPT code is new, unpredictable and can take up to two years to complete. A MAAA code specific to Corus CAD could result in higher or lower reimbursement rates than we currently receive.

              Medicare Part B generally pays for outpatient clinical laboratory services based on a fee schedule, updated annually. In recent years, payments under these fee schedules have decreased and may decrease more.

              We cannot predict whether or when third-party payers will cover our tests or offer adequate reimbursement to make them commercially attractive. Clinicians or patients may decide not to order our tests if third-party reimbursement is inadequate, especially if ordering the test could result in financial liability for the patient, and reduced or discontinued purchases of our products would cause our revenue to decline.

Impact of Healthcare Reform on Coverage and Reimbursement

              In light of the PPACA, both public and private payers are focused on lowering healthcare costs—or at least ameliorating the current rapid expansion of costs—and increasing efficiency of care. Managed care organizations and other payers continue to look for ways to promote interventions that are more effective for select groups of patients and that therefore provide an appropriate balance of benefits, risks and costs. We anticipate that PPACA and other healthcare reforms will result in additional downward pressure on coverage and the price that we receive for our products. Any reduction in reimbursement from Medicare and other government programs may result in a similar reduction in payments from private payers. The implementation of cost containment measures or other healthcare reforms imposed by PPACA or further legislation or regulation could materially affect our business, financial condition and results of operations. We cannot predict at this time whether we will have sufficient comparative effectiveness or outcomes data, or whether such data as we may have may be appropriately presented to the satisfaction of any payers seeking such data in the process of determining coverage for the Corus CAD. Additionally, there would likely be costs associated with the development of such data, and we cannot at this time predict whether such costs would be material.

              In addition, PPACA creates a new system of health insurance "exchanges," designed to make health policies available to individuals and certain groups though state- or federally-administered marketplaces, beginning in 2014. In connection with such exchanges, certain "essential health benefits" are intended to be made more consistent across plans, setting basically a baseline coverage level. There is some discretion to the states (and the federal government) in the definition of "essential health benefits," and we cannot predict at this time whether Corus CAD would fall into a benefit category deemed "essential" for coverage purposes across the plans offered in any or all or the exchanges. Failure to be covered by plans offered in the exchanges could have a materially adverse impact on our business.

              On April 1, 2013, cuts to the federal budget resulting from sequestration were implemented, requiring a 2% cut in Medicare payments for all services, including laboratory tests. It is unclear whether this 2% cut from sequestration will remain in effect or be modified by further congressional action. Levels of reimbursement may continue to decrease in the future, and future legislation, regulation or reimbursement policies of third-party payers may harm the demand and reimbursement available for our products, which in turn, could harm pricing and sales. The payment amounts under Medicare Part B and any changes to them are important not only for our reimbursement under Medicare Part B, but also because these amounts can be used by other third-party payers to establish their payment amounts. For example, state Medicaid programs are prohibited from paying more than the Medicare fee schedule limit for clinical laboratory services furnished to Medicaid recipients. As a result, in light of reductions in the Medicare Part B payment amounts, certain third-party payers may also reduce reimbursement amounts.

Changes in Medicare Administrative Contractor (MAC) Services

              On a five-year rotational basis, Medicare requests bids for its regional MAC services. Palmetto covered Corus CAD since an effective date of January 1, 2012, as stated in the local coverage determination for Corus CAD. As of September 16, 2013, the MAC for California transitioned from Palmetto to Noridian. We cannot predict whether Noridian or any future MAC will continue to provide reimbursement for Corus CAD at the same payment amount or with the same breadth of coverage in the future or if it will continue to cover the test at all. Additional changes in the MAC processing Medicare claims for Corus CAD tests could impact the coverage or payment amount for our test and our ability to obtain Medicare coverage for any products we may launch in the future.

Sales and Marketing

              We currently market our Corus CAD test to U.S. healthcare providers through a direct sales force covering 34 communities in 14 states. We commercially launched Corus CAD in July 2009 with a nine-person sales force; subsequently expanding the team to 20 in the fourth quarter of 2012 upon positive Medicare coverage, and to 33 as of June 30, 2013 in anticipation of additional payer coverage. We expect to increase the size of our sales force by both increasing the number of sales representatives in communities we currently serve and expanding into new communities as we increase payer coverage of Corus CAD. Our healthcare provider sales force primarily targets primary care clinicians, including physicians, physician assistants and nurse practitioners, because primary care is the setting in which most of the Corus CAD intended use patients initially present. We also target cardiologists, who may use the test directly or who may receive referrals from primary care clinicians, typically for patients with Corus CAD scores higher than 15. In the future, we plan to enter into relationships with third parties to expand the reach of and access to our Corus CAD test in the U.S. primary care and cardiology markets.

              In addition, to increase the number of covered lives for whom the Corus CAD test would be a reimbursable benefit, we employ managed care specialists to promote the Corus CAD test to payers. These managed care specialists educate payers about the benefits of Corus CAD as a test to appropriately rule out patients with a low likelihood of having obstructive CAD.

              We support our sales and marketing activities by publishing and presenting our peer-reviewed clinical studies and articles, sponsoring educational programs, attending meetings and medical conferences, and providing customer support and service programs. We also work with patient advocacy groups and clinician associations to promote the awareness and benefits of our test.

              In the near term, we intend to focus our efforts and resources primarily on promoting our Corus CAD test in the U.S. market. However, we also plan to pursue expansion into international markets by leveraging third parties with a presence in such markets through product sales and marketing agreements. For example, effective March 2013, we entered into our first sales and marketing agreement with Core Diagnostics India to make Corus CAD available to patients in India. We are exploring sales and marketing agreements in other international markets based on access to patients and reimbursement.

Competition

              We believe that we compete primarily on the basis of the:

•

clinical validity and utility of our Corus CAD test;

•

extent to which clinicians integrate our Corus CAD test into their care plans;

•

number of covered lives for which our Corus CAD test is a reimbursable benefit;

•

convenience and safety of our Corus CAD test;

•

price and demonstrated value of our Corus CAD test to payers; and

•

market awareness of our Corus CAD test among patients and clinicians.

              We believe that we compete favorably with respect to these factors, although there can be no assurance that we will be able to continue to do so in the future or that new products that perform better than our Corus CAD test or that are offered at a lower price will not be introduced.

              Our principal competition comes from existing diagnostic methods, technologies and products used by primary care clinicians and cardiologists to diagnose patients who initially present with typical and/or atypical symptoms suggestive of obstructive CAD. These methods, technologies and products in the primary care office setting include a history and physical examination, exercise electrocardiogram and echocardiography, among other procedures and, in the cardiology office setting, include echocardiography, MPI and CCTA, among other procedures. Traditional diagnostic methods have been used for many years and are therefore difficult to change or supplement. The companies that sell products used by clinicians to diagnose patients who initially present with symptoms suggestive of obstructive CAD can be categorized as follows:

Imaging Companies

              Several well-established companies and many smaller companies provide products and services that support imaging modalities that compete with Corus CAD. Those companies include GE Healthcare, a business unit of General Electric Company, Siemens AG, Koninklijke Philips N.V. and many small companies. In addition to the companies that supply the hardware, imaging technology competition is supported by companies that provide the contrast agents, software and other equipment and materials that are used in these procedures.

General Lab Services Companies

              Several well-established companies and many smaller companies provide a wide range of diagnostic tests to primary care and cardiology offices. Large, nationwide firms such as Laboratory Corporation of America Holdings and Quest Diagnostics Incorporated compete with many regional and local laboratories to provide a broad menu of tests to clinician offices. The test menus provided by these companies typically include tests for cardiovascular health and can be used to evaluate patients who initially present with symptoms suggestive of coronary artery disease.

Cardiac-Focused Lab Services Companies

              Several well-established companies and many smaller companies provide cardiac-specific tests to primary care and cardiology offices. Many of these firms have established relationships with clinician offices and may in the future decide to market one or more tests that can be used to diagnose a range of CVDs, including CAD.

              As more information regarding cardiovascular genomics becomes available, we anticipate that more products aimed at identifying targeted treatment options will be developed and that these products may compete with ours. In addition, competitors may develop their own versions of our tests in countries where we have not applied for patents or where our patents have not issued and compete with us in those countries, including encouraging the use of their test by clinicians or patients in other countries.

Research and Development

              We focus our research and development efforts on three areas:

•

product line extensions or enhancements to expand the scope of our intended use population and indications or the development of additional algorithms that target specific patient populations, including the development of a Corus CAD test appropriate for diabetics;

•

new product development in other areas of CVD, including our ongoing arrhythmia program; and

•

technology platform development to increase efficiency and lower costs in our testing and laboratory operations.

              We have focused on the use of genomic technologies, especially gene expression, as a promising area for the discovery of biological signals which could be built into multivariate genomic tests. Although our primary focus is on nucleic acid-based classifiers, based on DNA and RNA, we are also evaluating other approaches, including proteomics and metabolomics.

              In addition to our internal development work, we have established a number of external collaborations that we believe may provide samples, expertise and insights into our future product development efforts. Outlined below is a brief description of those collaborations:

•

We have collaborated with Duke University and its CATHGEN Research Project for additional studies, including for the prognostic ability of the Corus CAD score, potential development of a gene expression test for obstructive CAD likelihood in patients with diabetes and the influence of atherosclerosis in other vascular beds, such as neurovascular disease and peripheral artery disease.

•

We are working with the Duke Clinical Research Institute as part of a National Heart, Lung, and Blood Institute-sponsored study, PROMISE (PROspective Multicenter Imaging Study for Evaluation of Chest Pain). Specifically, we are collaborating on a genomic sub-study to evaluate the ability of the Corus CAD test to predict major cardiovascular events in diabetic and non-diabetic populations.

Testing and Lab Operations

              When a clinician encounters a patient who meets the intended use description of Corus CAD and decides to order the test, the clinician completes the test requisition form indicating the patient's symptoms and other clinical history elements and findings that prompt appropriate ordering of the Corus CAD test. Patient blood samples are collected into a tube of RNA stabilization fluid and shipped overnight in a temperature controlled box to our CLIA-certified and CAP-accredited laboratory in Palo Alto, California for processing and analysis. We provide clinicians with all materials necessary for the collection and shipment of blood samples.

              Upon receipt of the blood samples at our laboratory, we accession and inspect the samples prior to processing. We perform quality control checks to verify that (1) the samples were packaged, labeled, shipped and handled appropriately, (2) the proper volume of blood was collected and (3) the test requisition form was completed correctly, including information for reimbursement submission. All blood samples are tracked at each step of the process by our Laboratory Information Management System, or LIMS. After performing these initial quality control checks, we then process the samples in a highly automated and reproducible fashion which is monitored throughout by the LIMS:

•

RNA is extracted with bead-based chemistry from each sample via an automated process;

•

complementary DNA, or cDNA, is synthesized by reverse transcription from the RNA; and

•

the expression levels of the 23 genes in the Corus CAD algorithm are measured using quantitative real-time polymerase chain reaction, or qRT-PCR.

              Our proprietary Corus CAD algorithm is then applied to generate the numerical test score ranging from 1 to 40, which correlates with the likelihood of the patient having obstructive CAD. Within approximately 48 to 72 hours of the patient's blood being drawn in the clinic, or 24 to 48 hours of our receipt of the sample, the test result is delivered to the clinician via facsimile or through a secure physician portal.

              The analytical performance of the Corus CAD test has been demonstrated to be robust and highly reproducible under a variety of conditions. Furthermore, extensive verification and validation was conducted on the proprietary algorithm and software, and equipment software qualification was performed and documented. Our laboratory has received CLIA certification, is permitted, as applicable, to test samples from all 50 states and is CAP accredited, which provides external confirmation of our quality systems.

Intellectual Property

              Our success depends in part on our ability to develop and maintain intellectual property rights relating to key aspects of the technology employed in our tests, defend and enforce any patents that may be issued, maintain our licenses to use intellectual property owned by third parties, preserve the confidentiality of our trade secrets and operate without infringing the valid and enforceable patents and other proprietary rights of third parties. We rely upon licensed patents, trademarks, trade secrets, know-how, invention and patent assignment agreements and continuing technological innovation to develop and maintain our competitive position. We intend to aggressively protect, defend and extend the intellectual property rights in our technology.

Patents

              We are seeking to obtain patent protection for certain methods of using our key technology and other inventions that are important to our business. We do not currently own any issued patents. As of September 30, 2013, we owned 25 published patent applications that were pending in the U.S. and various foreign jurisdictions. Certain of these patent applications relate to methods employed in our Corus CAD test while others are associated with future products or further indications of our current Corus CAD product.

              Our U.S. patent application with claims directed to the Corus CAD test received a final rejection from the U.S. Patent and Trademark Office. We requested continued examination of this application and amended the application to attempt to address the examiner's outstanding objections. We also received a final rejection of another U.S. patent application related to the diagnosis of CAD with claims directed to a different set of markers from those used in our Corus CAD test. We are amending these claims to attempt to overcome the claim rejections and intend to file a timely request for continued examination. However, we cannot predict whether these or any of our other patent applications will issue, or, if they issue, whether they will issue in a form that provides us with any competitive advantage. Consequently, you should not assign material value to our patent estate.

Licenses from Third Parties

              In November 2008, we entered into a patent license agreement with Roche Molecular Diagnostics Systems, Inc., or Roche, pursuant to which Roche granted us a non-exclusive, royalty-bearing license under several U.S. patents, including U.S. Patent No. 5,804,375 and its related patent family, which cover methods for detecting and measuring target nucleic acids through nucleic acid amplification processes known as polymerase chain reaction, homogenous polymerase chain reaction and reverse transcription polymerase chain reaction. The related license covers the right to perform the polymerase chain reaction methods claimed in the licensed patents for human in vitro clinical laboratory services in the U.S., its possessions and Puerto Rico. Pursuant to the agreement, we pay a quarterly mid single-digit royalty on cash collected from sales of our tests (including our Corus CAD test) that are attributable to the licensed services. Unless earlier terminated, the agreement will stay in effect until the expiration of the last to expire of the patents included within the license that we are practicing. We may terminate the agreement upon 30 days' written notice to Roche. Roche may terminate the agreement if we fail to perform our obligations and fail to cure such nonperformance within 30 days after receipt of a notice of default or immediately upon a material change in ownership or control of us or our assets or if we assign the agreement without Roche's consent. The agreement also provides that it automatically terminates if we undergo specified events relating to insolvency, bankruptcy or the loss of certain licenses, permits or accreditations necessary to operate as a healthcare institution.

              In November 2008, we entered into a license agreement with Epoch Biosciences, Inc., or Epoch (acquired by Nanogen, Inc., which is now owned by ELITech Group and administered by Wescor, Inc., or Wescor, a wholly owned subsidiary of ELITech Group). Pursuant to the agreement we obtained a worldwide, non-exclusive, royalty-bearing license under U.S. Patent Nos. 6,312,894, 6,492,346, 6,727,356, and their related patent families, pending or issued. The licensed technology covers Epoch's minor groove binder technology, including probes and primers, for use in human in vitro diagnostic testing. The license grants us the right to develop and commercialize diagnostic tests that use the minor groove binder technology and methods in the field of human in vitro diagnostic testing. Pursuant to the November 2008 license agreement, we paid a quarterly low single-digit royalty on the cash collected from sales of tests performed using the licensed technology. In April 2013, we terminated the November 2008 Epoch agreement and entered into a worldwide, non-exclusive, non-transferable, fully paid, perpetual and irrevocable license agreement with Wescor under U.S. Patent Nos. 6,312,894, 6,492,346, 6,727,356, and their related patent families, pending or issued, to develop and commercialize end-user services for the benefit of third parties in the field of human in vitro molecular diagnostic testing. The license grant is limited to services performed relating to products and product candidates that existed as of the effective date of the agreement. Under such license agreement with Wescor, we made a one-time payment as consideration for the grant of the license.

              In June 2005, we entered into a services agreement with XDx, Inc., or XDx, that granted us certain rights to use biological samples and related data, which we have used for the commercial development of Corus CAD. Under the terms of this services agreement, XDx granted us a perpetual, worldwide, non-exclusive license to use and modify the data and materials, and to commercially distribute products based upon the development and use of such XDx intellectual property. The license grant is limited to the field of diagnosis of CAD, but excluding the diagnosis of patients who have undergone transplants of any type or the diagnosis of patients with previously diagnosed co-morbidities of lupus or rheumatoid arthritis. Pursuant to this agreement, we pay a quarterly low single-digit royalty on the cash collected from sales of products utilizing XDx data and materials. Our royalty obligations will expire on the tenth anniversary of our first commercial sale of our product, which is June 17, 2019. Either party may terminate the agreement upon written notice to the other party. However, our obligation to pay royalties will survive any termination.

Trade Secrets

              In addition to seeking patents for some of our technologies and tests, we also rely on trade secrets, including unpatented know-how, technology and other proprietary information to maintain our competitive position. We seek to protect these trade secrets, in part, by entering into nondisclosure and confidentiality agreements with parties who have access to them, such as our employees, corporate collaborators, outside scientific collaborators, contract manufacturers, consultants, advisors and other third parties. We also enter into invention or patent assignment agreements with our employees and consultants that obligate them to assign to us any inventions developed in the course of their work for us. We cannot provide any assurance, however, that we have entered into such agreements with all relevant parties, or that these parties will abide by the terms of these agreements. Despite measures taken to protect our intellectual property, unauthorized parties might copy or commercially exploit aspects of our technology or obtain and use information that we regard as proprietary.

              For additional information relating to the risks associated with our intellectual property position see "Risk Factors—Risks Related to our Intellectual Property."

Government Regulation

CLIA Laboratory Certification, Accreditation and Licensing

              We have obtained all federal and state licenses, certificates, and permits necessary to conduct our molecular diagnostics testing business. Our tests are regulated under the Clinical Laboratory Improvement Amendments of 1988, or CLIA. CLIA requires us and most clinical laboratories operating in the U.S. to maintain federal certification.

              CLIA imposes requirements relating to test processes, personnel qualifications, facilities and equipment, recordkeeping, quality assurance and participation in proficiency testing. CLIA compliance and certification are also a condition for participation by clinical laboratories in the Medicare program and for eligibility to bill for services provided to governmental healthcare program beneficiaries. Under CLIA regulations, the complexity of the tests performed determines the level of regulatory control. Laboratories performing high complexity testing are required to meet more stringent requirements than laboratories performing less complex tests. The Corus CAD test is considered a high complexity test, according to CLIA regulation.

              As a condition of CLIA certification, our laboratory is subject to survey and inspection every other year, in addition to being subject to additional random inspections. The biennial survey is conducted by CMS, a CMS agent (typically a state agency), or, if the laboratory is accredited, a CMS-approved accreditation organization. Our laboratory is accredited by CAP, which is a CMS-approved accreditation organization. Laboratories that are accredited by CAP must comply with all CLIA requirements as well as with any additional requirements imposed by CAP.

              Sanctions for failure to meet these certification, accreditation and licensure requirements include suspension, revocation, or limitation of a lab's CLIA certification, accreditation or license, which is necessary to conduct business, cancellation or suspension of the laboratory's ability to receive Medicare or Medicaid reimbursement, as well as imposition of plans to correct deficiencies, injunctive actions and civil monetary and criminal penalties. The loss or suspension of a CLIA certification, imposition of a fine or other penalties, or future changes in the CLIA law or regulations (or interpretation of the law or regulations) could have a material adverse effect on our business.

California Laboratory Licensing

              In addition to federal certification requirements of laboratories under CLIA, licensure is required and maintained for our clinical laboratory under California law. Such laws establish standards for the day-to-day operation of a clinical laboratory, including the training and skills required of personnel and quality control. In addition, California laws mandate proficiency testing, which requires the lab to verify at least twice annually the accuracy of any test or procedure performed by that lab.

              If our clinical laboratory is out of compliance with California standards, the California Department of Public Health may suspend, restrict or revoke our license to operate our clinical laboratory, assess substantial civil money penalties or impose specific corrective action plans. Any such actions could materially affect our business. We maintain a current license in good standing with the California Department of Public Health. However, we cannot provide assurance that the California Department of Public Health will at all times in the future find us to be in compliance with all such laws.

Other States' Laboratory Testing

              In addition to California, certain states such as New York, Florida, Maryland, Pennsylvania and Rhode Island require out-of-state laboratories to be licensed if the laboratories accept specimens from those states. We have obtained licenses in these five additional states and believe we are in compliance with applicable licensing laws.

              Potential sanctions for violation of state statutes and regulations include significant fines and the suspension or loss of various licenses, certificates and authorizations, which could harm our business. CLIA does not preempt state laws that have established laboratory quality standards that are at least as stringent as federal law, which currently includes only Washington and New York State.

U.S. Food and Drug Administration

              Diagnostic kits that are sold and distributed through interstate commerce are regulated as medical devices by the FDA. Devices subject to FDA regulation must undergo premarket review prior to commercialization unless the device is of a type exempted from such review. In addition, manufacturers of medical devices must comply with various regulatory requirements under the Federal Food, Drug and Cosmetic Act and regulations promulgated under that Act, including quality system regulations, unless exempted from those requirements for particular types of devices. Entities that fail to comply with FDA requirements can be liable for criminal or civil penalties, such as recalls, detentions, orders to cease manufacturing and restrictions on labeling and promotion.

              We believe Corus CAD meets the definition of a laboratory developed test, or LDT, as defined by CMS and FDA in that it is a test that was developed, validated, and is performed in a single laboratory for its own use. LDTs such as Corus CAD are regulated under CLIA, as administered by CMS and applicable state laws and are not currently subject to FDA regulation. FDA has historically exercised enforcement discretion over LDTs although reagents or software provided by third parties and used to perform LDTs may be subject to regulation. The supplies provided for collection of blood samples to our clinical laboratory are all medical devices that have been independently cleared by FDA for use. Each of these supplies is used per the intended use defined by the manufacturer and is distributed with its original labeling.

              We cannot provide any assurance that FDA regulation, including premarket review, will not be required in the future for our test, whether through additional guidance issued by the FDA, new enforcement policies adopted by the FDA or new legislation enacted by Congress. Legislative proposals addressing oversight of genetic testing and LDTs were introduced in recent years and we expect that new legislative proposals will be introduced from time to time. It is possible that legislation could be enacted into law or guidance could be issued by the FDA which may result in new or increased regulatory requirements for us to continue to offer our test or develop and introduce new tests.

              The FDA periodically indicates that it intends to reconsider the current policy of enforcement discretion over LDTs and to begin drafting an oversight framework for LDTs that may affect our tests.

As recently as June 2013, a senior agency official publicly reiterated the FDA's interest in such regulation. Should the FDA change the current policy of enforcement discretion, we may be required to obtain 510(k) clearance or Premarket Approval through regulatory pathways currently in place for medical devices, or the FDA may draft new regulations for regulatory review of LDTs. We have taken steps to ensure that the development and validation of our tests are performed substantially in compliance with current FDA regulations, including meeting with the FDA on June 18, 2008 to obtain input from the FDA on an appropriate intended use statement for the product and to obtain input on the expected device classification for the product.

HIPAA and Other Privacy Laws

              We are subject to data privacy and security laws and regulations by both the federal government and the states in which we conduct our business. The Health Insurance Portability and Accountability Act of 1996, or HIPAA, as amended by the Health Information Technology and Clinical Health Act, or HITECH, and its implementing regulations, imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information. HIPAA standards apply directly to "Covered Entities," which include health plans, healthcare clearing houses and healthcare providers that conduct certain healthcare transactions electronically. Covered Entities and their business associates must have in place administrative, physical and technical standards to guard against the uses or disclosures of individually identifiable health information that are prohibited by contract or by law or regulation.

              Because we are a healthcare provider and we conduct certain healthcare transactions electronically, we are presently a Covered Entity, and we must have in place the administrative, physical and technical safeguards required by HIPAA, HITECH and their implementing regulations. Additionally, some state laws impose privacy protections more stringent than HIPAA. For example, 201 CMR 17.00, requires that any company that obtains personal information of any resident of the Commonwealth of Massachusetts implement and maintain a security program that adequately protects such information from unauthorized use or disclosure. We may perform future activities which may subject us to HIPAA, such as providing additional clinical laboratory testing services or entering into specific kinds of relationships with a Covered Entity or a business associate of a Covered Entity.

              If we or our operations are found to be in violation of HIPAA, HITECH or their implementing regulations, we may be subject to reporting requirements, penalties (including significant civil and criminal penalties), fines, exclusion from participation in federal or state healthcare programs and the curtailment or restructuring of our operations, as well as potential civil actions by individuals whose protected health information was impacted by the violation.

              Our activities must also comply with other applicable privacy and security laws and regulations. For example, there are also foreign privacy and security laws and regulations that impose restrictions on the access, use and disclosure of health information. Our failure to comply with these privacy and security laws and regulations or significant changes in the laws or regulations restricting our ability to obtain tissue samples and associated patient information could significantly impact our business and our future business plans.

Federal and State Fraud and Abuse Laws

              A variety of federal and state laws prohibit fraud and abuse involving state and federal healthcare programs, such as Medicare and Medicaid. These laws are interpreted broadly and enforced by various state and federal agencies, including CMS, the Department of Justice, or the DOJ, the Office of Inspector General for HHS, or OIG, and various state agencies. In addition, the Medicare and Medicaid programs increasingly use a variety of administrative contractors to review claims data and to identify improper payments as well as fraud and abuse. CMS conducts Comprehensive Error

Rate Testing audits, the purpose of which is to detect improper Medicare payments. Any overpayments identified must be repaid to the Medicare program unless a favorable decision is obtained on appeal. In some cases, these overpayments can be used as the basis for an extrapolation, by which the error rate is applied to a larger universe of claims, and which can result in even higher repayments.

False Claims Laws

              We could be subject to substantial penalties for violations of federal and state false claims laws, including denial of payment and refund demands, suspension of Medicare payments and exclusion from participation in the federal healthcare programs, as well as civil monetary and criminal penalties and imprisonment. The federal False Claims Act imposes liability on any person or entity that, among other things, knowingly presents, or causes to be presented, a false or fraudulent claim for payment to the federal government. Under the False Claims Act, a person acts knowingly if he has actual knowledge of the information or acts in deliberate ignorance or in reckless disregard of the truth or falsity of the information. As a result of a modification made by the Fraud Enforcement and Recovery Act of 2009, a claim includes "any request or demand" for money or property presented to the U.S. government. Specific intent to defraud is not required. Provisions of the False Claims Act allow a private individual to bring an action on behalf of the federal government and to share in any amounts paid by the defendant to the government in connection with the action. The number of filings of such actions has increased significantly in recent years. HIPAA created new federal criminal statutes that prohibit knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private third-party payers, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Also, many states have similar fraud and abuse statutes or regulations that apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payer.

Anti-Kickback Laws

              The federal Anti-Kickback Law prohibits, among other things, knowingly and willfully offering, paying, soliciting, receiving or providing remuneration, directly or indirectly, in exchange for or to induce or reward either the referral of an individual, or the furnishing, arranging for or recommending of an item or service that is reimbursable, in whole or in part, by Medicare, Medicaid or other federal healthcare programs. "Remuneration" is broadly defined to include anything of value, including but not limited to cash payments, gift certificates or other gifts, discounts, or the furnishing of services, supplies or equipment, waivers of payment, ownership interests and providing anything at less than its fair market value.

              The federal Anti-Kickback Law is broad and prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry. Recognizing the breadth of the Anti-Kickback Law and the fact that it may technically prohibit many otherwise innocuous or beneficial arrangements within the healthcare industry, OIG has issued a series of safe harbors. Compliance with all requirements of a safe harbor immunizes the parties to the business arrangement from prosecution under the federal Anti-Kickback Law. Although full compliance with these provisions ensures against prosecution under the federal Anti-Kickback Law, the failure of a business arrangement to fit within a safe harbor does not necessarily mean that the arrangement is illegal or that OIG will pursue prosecution. Still, law enforcement authorities, courts and Congress have also demonstrated a willingness to look behind the formalities of a transaction to determine the underlying purpose of payments between healthcare providers and actual or potential referral sources. Generally, courts have taken a broad interpretation of the scope of the Anti-Kickback Law, holding that, in the absence of an applicable safe harbor, the statute may be violated even if only one purpose of an arrangement is to induce or reward referrals.

              In December 1994, OIG issued a Special Fraud Alert on arrangements for the provision of clinical laboratory services. The Special Fraud Alert set forth a number of practices allegedly engaged in by some clinical laboratories and healthcare providers that raise issues under the federal fraud and abuse laws, including the Anti-Kickback Law. OIG emphasized in the Special Fraud Alert that when one purpose of such arrangements is to induce referrals of program-reimbursed laboratory testing, both the clinical laboratory and the healthcare provider may be liable under the Anti-Kickback Law, and may be subject to criminal prosecution and exclusion from participation in the Medicare and Medicaid programs.

              The reach of the Anti-Kickback Law was also broadened by PPACA, which, among other things, amends the intent requirement of the federal Anti-Kickback Law. Pursuant to the statutory amendment, a person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it in order to have committed a violation. In addition, PPACA provides that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Law constitutes a false or fraudulent claim for purposes of the federal False Claims Act or the civil monetary penalties statute, which imposes penalties against any person who is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent.

              The penalties for violating the federal Anti-Kickback Law can be severe and can include criminal and civil penalties, imprisonment, and exclusion from federal health care programs. Many states, including California, have adopted laws similar to the federal Anti-Kickback Law, and some laws apply to items and services reimbursable by any payer, including private third-party payers.

              While we believe that we are in compliance with the federal Anti-Kickback Law, there can be no assurance that our relationships with clinicians, hospitals and other customers other healthcare providers will not be subject to scrutiny or will survive regulatory challenge under such laws. If imposed for any reason, sanctions under the Anti-Kickback Law could have a negative effect on our business.

Physician Self-Referral Laws

              The federal law prohibiting physician self-referrals, commonly known as the Stark Law, prohibits, subject to certain exceptions, physician referrals of Medicare patients to an entity providing certain "designated health services," which include laboratory services, if the physician or an immediate family member of the physician has any financial relationship with the entity. A "financial relationship" is created by an "investment interest" or a "compensation arrangement," as each is defined in the Stark Law. A laboratory cannot bill Medicare or any other party for services furnished pursuant to a prohibited self-referral. Several Stark Law exceptions are relevant to arrangements involving clinical laboratories, including, for example:

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fair market value compensation for the provision of items or services;

•

payments by physicians to a laboratory in exchange for the provision of clinical laboratory services; and

•

certain space and equipment rental arrangements that satisfy certain requirements.

              Claims submitted in violation of the Stark Law may not be paid by Medicare or Medicaid, and any person collecting any amounts with respect to any such prohibited bill is obligated to refund such amounts. In addition to the Stark Law, many states, including California, have their own laws prohibiting self-referrals, each of which may extend to all self-referrals, regardless of the payer and not limited to Medicare and Medicaid referrals.

Other Laws

               Transportation of Biologics

              We also are subject to regulations of the Department of Transportation, the U.S. Postal Service, or USPS, and the CDC that apply to the surface and air transportation of clinical laboratory specimens, including blood samples and specimens used in our tests. Blood specimens are collected and shipped to us meet the USPS definition of exempt human specimens. Our specimen shipping containers have been designed and tested in compliance with regulation for exempt human specimens.

               Environmental Compliance

              We handle and dispose of hazardous chemicals, human fluids and medical waste, such as vials of human fluids, needles and chemical reagents, in connection with our operations. The fluids and waste are treated as biohazardous material. The chemical waste is treated as chemical hazardous material. We must comply with numerous federal, state and local statutes and regulations, particularly, to the extent applicable, the Medical Waste Tracking Act of 1988 and the Resource Conservation and Recovery Act. The statutes with which we must comply relate to public health and the environment, including practices and procedures for labeling, handling and storage of, and public disclosure requirements regarding medical waste, hazardous and toxic materials or other substances generated by operation of clinical laboratories.

              We must also comply with environmental protection requirements, such as standards relating to the discharge of pollutants into the air, water and land, emergency response and remediation or cleanup in connection with medical waste, hazardous and toxic materials, or other substances.

               International Regulations

              International sales of medical devices are subject to foreign government regulations, which vary substantially from country to country. The primary regulatory environment in Europe is that of the European Union, or EU, which includes most of the major countries in Europe. Currently, 27 countries make up the EU. Other countries, such as Switzerland, have voluntarily adopted laws and regulations that mirror those of the EU with respect to medical devices. The EU has adopted numerous directives and standards regulating the design, manufacture, clinical trials, labeling and adverse event reporting for medical devices. Devices that comply with the requirements of a relevant directive will be entitled to bear the European Conformity, or CE, conformity marking, indicating that the device conforms to the essential requirements of the applicable directives and, accordingly, can be commercially distributed throughout Europe. Depending on the complexity of the device, formal review by the regulatory body is required, or the product may gain approval through less stringent processes.

              In countries outside of the EU, regulatory approval needs to be sought on a country-by-country basis in order to market medical devices. Although there is a trend towards harmonization of quality system standards, regulations in each country may vary substantially, which can impact timelines of introduction.

              Foreign laws may also make it difficult to expand into certain international markets based on our current approach of testing all samples in our California laboratory.

Employees

              As of September 30, 2013, we had 138 full-time employees, including 41 in research and development, 56 in sales and marketing and 26 in general and administrative. None of our employees are represented by a labor union or covered under a collective bargaining agreement. We consider our employee relations to be good.

Facilities

              Our corporate headquarters are located in Palo Alto, California, where we lease approximately 33,000 square feet in a building with laboratory and office space. We also lease approximately 9,000 square feet of office space in another building in Palo Alto, California. The leases on each of our buildings expire in July 2014. We have the right to extend the lease for the facility containing our laboratory space for two years based on market rates. The combined lease cost for both buildings is approximately $1.5 million annually. We are fully utilizing our current facilities, and we believe that our current facilities are suitable and adequately meet our current needs, including for processing all of our Corus CAD tests in our laboratory.

              On October 10, 2013, we entered into a lease agreement for approximately 70,000 square feet of laboratory and office space in Redwood City, California, including space that will serve as a replacement for our corporate headquarters and our existing laboratory facility. The lease cost for this space is approximately $1.7 million annually. This lease is scheduled to expire on the eighth anniversary of the rent commencement date, which is the later of February 1, 2014 or the date the premises are ready for occupancy. We expect to move our laboratory and offices to this Redwood City location during the second quarter of 2014. We believe that these facilities will be suitable and adequate to meet our needs, including for processing all of our Corus CAD tests. We do not plan to renew or extend our current leases for laboratory and office space in Palo Alto, California.

Legal Proceedings

              We are not currently a party to any material legal proceedings.

MANAGEMENT

Executive Officers and Directors

              Our executive officers and directors and their respective ages and positions as of September 30, 2013 are as follows:

Name	Age	Position(s)
Executive Officers
David L. Levison	53	President, Chief Executive Officer and Director
Steven Rosenberg, Ph.D.	61	Chief Scientific Officer
Mark Monane, M.D.	52	Chief Medical Officer
Andrew L. Guggenhime	45	Chief Financial Officer
Deborah L. Kilpatrick, Ph.D.	45	Chief Commercial Officer
Gwen R. Carscadden	52	Vice President, Human Resources
Robert F. Werner	40	Senior Director, Finance and Corporate Controller
Non-Employee Directors
Louis G. Lange, M.D., Ph.D.(1)(2)	65	Chairman, Board of Directors
Brook H. Byers(1)	68	Director
Fred E. Cohen, M.D., D.Phil.(1)(3)	57	Director
Patrick G. Enright(1)(2)	51	Director
Arthur M. Pappas(2)(3)	66	Director
Ajit Singh, Ph.D.(3)	49	Director

(1)

Member of the compensation committee.

(2)

Member of the audit committee.

(3)

Member of the nominating and corporate governance committee.

Executive Officers

              David L. Levison has been our Founder, President, Chief Executive Officer, and a Director since 2004. Prior to launching our operations, Mr. Levison was a Venture Partner at Texas Pacific Group Ventures, a global private investment firm, from 2002 to 2004. During a portion of his time at TPG Ventures, he was the interim Chief Executive Officer of XDx, Inc., a molecular diagnostics company focused on the immune system. Previously, he was the Founder, President and Chief Executive Officer of iScribe, Inc., a healthcare technology company, from 1999 until December 2001, when iScribe was acquired by AdvancePCS Inc. (now CVS Caremark Corporation). Prior to iScribe, Mr. Levison was President of Oncology Therapeutics Network Corporation, or OTN, which was acquired by Bristol-Myers Squibb Company in 1996. Mr. Levison also served as Chief Financial Officer of OTN's parent company, Axion Pharmaceuticals, Inc., from 1990 to 1993. Prior to Axion, he was with The Cole Gilburne Fund, an early-stage, technology-focused venture capital firm. Mr. Levison received his M.B.A. from Stanford University and his B.S. in Economics from Williams College. Our board of directors believes that Mr. Levison's extensive experience with the Company, which is a consequence of his long tenure as President and Chief Executive Officer, brings necessary historic knowledge and continuity to our board of directors. In addition, our board of directors believes that his experiences prior to joining us provided him with operational and industry expertise that are important to our board of directors.

              Steven Rosenberg, Ph.D. joined us in June 2006 as our Chief Scientific Officer and is responsible for the scientific staff and for research and development programs in the areas of genomics, genetics and informatics. Prior to joining us, Dr. Rosenberg served as the Chief Scientific Officer of XDx from 2003 to 2006. He led the group responsible for developing AlloMap, a molecular diagnostic for heart transplant patients, the first genomics-based test in transplant immunology. Prior to XDx, Dr. Rosenberg served as a consultant and visiting scholar at the University of California, Berkeley from 2001 to 2003. From 1981 to 2001, he was at Chiron Corporation, where he was named one of only three Chiron Research Fellows in the company's history. Dr. Rosenberg is currently on the board of directors of KMT Hepatech, Inc. He received his Ph.D. in Biochemistry from the University of California, Berkeley, his B.A. in Chemistry from Brandeis University, is the author of more than 40 scientific publications and is an inventor of more than 20 U.S. patents.

              Mark Monane, M.D. joined us in September 2011 as our Chief Medical Officer. Prior to joining us, he served as managing director of equity research for Needham & Company, LLC, an investment bank, where he focused on analyses of emerging biotechnology companies in the cardiovascular and cancer disease areas from May 2000 to September 2011. Prior to Needham & Company, Dr. Monane served as Senior Director of Medical Policy and Practices at Medco Health Solutions, Inc., a pharmacy benefits management company, from 1996 to 2000. Before joining Medco, he was an assistant professor at Harvard Medical School and the Harvard School of Public Health from 1991 to 1996, where he completed fellowship training in geriatrics, clinical pharmacology and clinical effectiveness. Dr. Monane holds an M.D. from New York University, an M.B.A. and an A.B. in Biology/Psychology from Columbia University and an M.S. degree in health policy and management from Harvard University.

              Andrew L. Guggenhime joined us in September 2011 as our Chief Financial Officer. Mr. Guggenhime has more than 11 years of experience as a chief financial officer, including more than nine years with public companies. From September 2010 to April 2011, he served as Chief Financial Officer for Calistoga Pharmaceuticals, Inc., a privately-held biotechnology company acquired in April 2011 by Gilead Sciences, Inc. From December 2008 to April 2010, Mr. Guggenhime served as Senior Vice President and Chief Financial Officer for Facet Biotech Corporation, a publicly-held biotechnology company acquired in April 2010 by Abbott Laboratories. Facet Biotech Corporation was spun off from PDL BioPharma, Inc., a publicly-held biopharmaceutical company, at which Mr. Guggenhime served as Chief Financial Officer from April 2006 to December 2008. From October 2000 to March 2006, he served as Chief Financial Officer for Neoforma, Inc., a provider of supply-chain management solutions for the healthcare industry, and from January to October 2000 he served as its Vice President, Corporate Development. Mr. Guggenhime began his career in financial services at Merrill Lynch & Co. and Wells Fargo & Company. He holds an M.B.A. from the J.L. Kellogg Graduate School of Management at Northwestern University and a B.A. in International Politics and Economics from Middlebury College.

              Deborah L. Kilpatrick, Ph.D. joined us in July 2006 as our Vice President, Market Development and in 2012 was promoted to Chief Commercial Officer. She currently oversees commercial functions that include marketing and sales, market access and policy and public relations. From 1998 to 2006, she was at the Vascular Intervention Division of Guidant Corporation where her roles included Research Fellow, Director of Research and Technology Development, and Director of New Ventures. Dr. Kilpatrick serves on the advisory boards for the Georgia Institute of Technology and its College of Engineering. She is on the board of directors for the Dystonia Medical Research Foundation and is a Fellow of the American Institute of Medical and Biological Engineering. Dr. Kilpatrick is a founder of the annual MedtechVision Conference in Silicon Valley and has received a Rising Star award from the Healthcare Businesswoman's Association. She holds a Ph.D. in Mechanical Engineering with a focus in cardiovascular bioengineering, an M.S. in Mechanical Engineering, and a B.S. in Engineering Science and Mechanics, all from the Georgia Institute of Technology.

              Gwen R. Carscadden joined us in August 2012 as our Vice President, Human Resources. She has more than 25 years of human resources experience. From October 2010 to August 2012, she provided executive-level human resources consulting services to CardioDx and two Bay Area biotechnology companies. From January 2009 to October 2010, she served as Vice President, Human Resources for Facet Biotech Corporation, which was acquired by Abbott Laboratories. Ms. Carscadden previously served as Executive Director of Human Resources for PDL BioPharma, Inc. from June 2004 to December 2008. Ms. Carscadden holds an M.A. in Organizational Communication and a B.A. in Behavioral Sciences from San Jose State University.

              Robert F. Werner joined us in March 2012 as our Senior Director, Finance and Corporate Controller. Prior to joining us, he served as Corporate Controller for Bloom Energy Corporation, a fuel cell company, from June 2008 until February 2012. From September 2003 until May 2008, Mr. Werner held multiple controller positions with Spansion Inc. He began his career as an auditor with Ernst & Young LLP. Mr. Werner holds both an M.A. and a B.S. in Accounting from Brigham Young University.

Board of Directors

              Louis G. Lange, M.D., Ph.D. has served as a member of our board of directors since September 2009. Dr. Lange is currently a partner with Asset Management Company, a venture capital firm that he joined in June 2009. Dr. Lange founded CV Therapeutics, Inc., a biotechnology company, in 1992, where he served as Chairman, Chief Executive Officer and Chief Scientific Officer, overseeing the successful commercialization of a product portfolio solely focused on cardiovascular health through its sale to Gilead Sciences in 2009. Dr. Lange has over 20 years' experience in academic medicine at Harvard University and Washington University, where he served as Chief of Cardiology and Professor of Medicine at Jewish Hospital from 1985 to 1992 and was one of the first academicians in molecular cardiology. Dr. Lange currently sits on the board of directors of Esperion Therapeutics, Inc. and multiple private companies. Dr. Lange holds an M.D. from Harvard Medical School and a Ph.D. in Biochemistry from Harvard University and received an A.B. in Chemistry from University of Rochester. Our board of directors believes Dr. Lange brings significant leadership, business and scientific experience in the life sciences industry to our board of directors.

              Brook H. Byers has served as a member of our board of directors since July 2003 and served as our Chief Executive Officer from July 2003 to August 2004. Mr. Byers has been a venture capital investor since 1972 and is a Managing Partner of Kleiner Perkins Caufield & Byers, or KPCB, a venture capital firm, which he joined in 1977. He has been closely involved with more than fifty new technology-based ventures, many of which have already become public companies. He formed the first life sciences practice group in the venture capital profession in 1984 and led KPCB to become a premier venture capital firm in the medical, healthcare and biotechnology sectors. Mr. Byers is currently on the board of directors of Pacific Biosciences of California, Inc. and Foundation Medicine, Inc., and previously served on the board of directors of Genomic Health, Inc. from 2001 to 2011. Mr. Byers received an M.B.A. from Stanford University and received a B.S. in Electrical Engineering from Georgia Institute of Technology. Our board of directors believes that Mr. Byers possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience with growing multiple companies in the life sciences industry and his leadership in personalized medicine initiatives.

              Fred E. Cohen, M.D., D.Phil. has served as a member of our board of directors since July 2003. Dr. Cohen is a Partner and Managing Director of TPG, a global private investment firm, having joined TPG in 2001, and serves as co-head of TPG's biotechnology group. Dr. Cohen is also an Adjunct Professor of Cellular and Molecular Pharmacology at the University of California, San Francisco, where he has taught since 1988. Dr. Cohen has played a role on the boards of directors or scientific advisory boards of a variety of biotechnology companies. He currently serves on the boards of directors of Genomic Health, Inc., Quintiles Transnational Holdings Inc., BioCryst Pharmaceuticals, Inc. and Five Prime Therapeutics, Inc., as well as multiple private companies. He received his M.D. from Stanford University, his D.Phil. in Molecular Biophysics from Oxford University as a Rhodes Scholar and his B.S. in Molecular Biophysics and Biochemistry from Yale University. Dr. Cohen was elected to the

Institute of Medicine of the National Academics in 2004 and the American Academy of Arts & Sciences in 2008. Our board of directors believes that Dr. Cohen possesses specific attributes that qualify him to serve as a member of our board of directors, including his significant leadership experience in the medical and finance fields through his background as an M.D. and a venture capitalist, his extensive technical expertise relevant to our business, and his service as an investor in and on the boards of numerous life sciences and healthcare companies.

              Patrick G. Enright has served as a member of our board of directors since February 2011. Since 2006, Mr. Enright has served as a Managing Director of Longitude Capital, a venture capital firm, of which he is a founder. From 2002 through 2006, Mr. Enright was a Managing Director of Pequot Ventures, a venture capital firm, where he co-led the life sciences investment practice. Mr. Enright also has significant life sciences operations experience, beginning his career more than 25 years ago at Sandoz (now Novartis AG). He currently serves on the boards of directors of Jazz Pharmaceuticals plc, Corcept Therapeutics Incorporated, Esperion Therapeutics, Inc., and several privately-held companies. In the past five years he also served as a director of Threshold Pharmaceuticals, Inc. and Sequenom, Inc. Mr. Enright received an M.B.A. from the Wharton School at the University of Pennsylvania and a B.S. in Biological Sciences from Stanford University. As a venture capital investor focused on life science companies and someone who has worked in the pharmaceutical industry, Mr. Enright brings to our board of directors both operating experience and financial expertise in the life sciences industry.

              Arthur M. Pappas has served as a member of our board of directors since May 2009. Since 1994, Mr. Pappas has served as a managing partner of Pappas Ventures, a company investing in life sciences and medical technologies. From 1989 to 1994, Mr. Pappas served as Chief Executive Officer of Glaxo Far East (Pte) Ltd., Glaxo Latin America, Inc., and various other subsidiaries of Glaxo Holdings, plc, a global pharmaceutical company. From 1982 to 1987, Mr. Pappas served as Chief Executive Officer of Merrell Dow Brazil and Merrell Dow Pharmaceuticals Pacific, Ltd., which were subsidiaries of Merrell Dow Pharmaceuticals, Inc. Mr. Pappas currently sits on the board of directors of Chimerix, Inc., and has previously served on numerous boards of directors, including those of Glaxo Holdings, plc, and Quintiles Transnational Corp. Mr. Pappas is a decorated Vietnam veteran, having served as an officer in the 101st Airborne Division. Mr. Pappas earned an M.B.A. in Finance from Xavier University and a B.S. in Biology from Ohio State University. Our board of directors believes that Mr. Pappas' substantial operating experience as a pharmaceutical and biotechnology industry executive and venture capital investor in life science companies, as well as his role in the development, licensing and launch of a number of key global products, qualifies him to serve on our board of directors.

              Ajit Singh, Ph.D. has served as a member of our board of directors since April 2012. Since January 2011, Dr. Singh has been a managing director of Artiman Management, L.L.C., a venture capital firm, where he focuses on investing in early-stage technology, life sciences and medical technology companies. Prior to joining Artiman, he was the President and Chief Executive Officer of BioImagene, Inc., a digital pathology company, from October 2008 until BioImagene was acquired by Ventana Medical Systems, Inc., a member of the Roche Group, in September 2010. Dr. Singh also serves on the boards of several privately-held companies and Max India Ltd, which is listed on stock exchanges in India. Dr. Singh is also a Consulting Professor in the School of Medicine at Stanford University. Dr. Singh holds a Ph.D. in Computer Science from Columbia University, an M.S. in Computer Engineering from Syracuse University and a B.S. in Electrical Engineering from Banaras Hindu University, India. Our board of directors believes that Dr. Singh's experience as a venture capital investor and member of the board of several life science companies qualifies him to serve on our board of directors.

              Each of our officers serves at the discretion of our board of directors. Each of our directors holds office until his successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Classified Board

              Our board of directors may establish the authorized number of directors from time to time by resolution. Our board of directors currently consists of seven members, all of whom were elected pursuant to the board composition provisions of a voting agreement that will terminate immediately prior to the closing of this offering. In accordance with our amended and restated certificate of incorporation to be filed in connection with this offering, immediately after this offering, our board of directors will be divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors will be divided among the three classes as follows:

•

the Class I directors will be Mr. Byers, Dr. Lange and Mr. Levison, and their terms will expire at the annual general meeting of stockholders to be held in 2014;

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the Class II directors will be Dr. Cohen and Dr. Singh, and their terms will expire at the annual general meeting of stockholders to be held in 2015; and

•

the Class III directors will be Mr. Enright, Mr. Pappas and                        , and their terms will expire at the annual general meeting of stockholders to be held in 2016.

              Pursuant to a voting agreement that will terminate immediately prior to the closing of this offering, we agreed to support the election of a representative of V-Sciences Investments Pte Ltd,                        , as a Class III director in connection with this offering. We expect that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Director Independence

              Generally, under the listing requirements and rules of NASDAQ, independent directors must comprise a majority of a listed company's board of directors within one year of the closing of this offering.

              Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Our board of directors has determined that, other than Mr. Levison, by virtue of his position as our President and Chief Executive Officer, none of our directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each is "independent" as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of NASDAQ. Accordingly, a majority of our directors are independent, as required under applicable NASDAQ rules. In making this determination, our board of directors considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Leadership Structure

              Our board of directors has an independent Chairman, Dr. Lange, who has authority, among other things, to preside over board of directors meetings, including meetings of the independent directors. Accordingly, the Chairman has substantial ability to shape the work of our board of directors. We currently believe that separation of the roles of Chairman and Chief Executive Officer reinforces the independence of our board of directors in its oversight of the business and affairs of our Company. In addition, we currently believe that having an independent Chairman creates an environment that is more conducive to objective evaluation and oversight of management's performance, increasing management accountability and improving the ability of our board of directors to monitor whether management's actions are in the best interests of the Company and its stockholders. However, no single leadership model is right for all companies and at all times. Our board of directors recognizes that depending on the circumstances, other leadership models, such as combining the role of Chairman with the role of Chief Executive Officer, might be appropriate. Accordingly, our board of directors may periodically review its leadership structure.

Board Committees

              Our board of directors has established an audit committee, a compensation committee and, effective immediately after this offering, a nominating and corporate governance committee. Our board of directors may establish other committees to facilitate the management of our business. The expected composition and functions of each committee upon completion of this offering are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Upon completion of this offering, the charters for each of these committees will be available on our website at www.cardiodx.com.

Audit Committee

              Our audit committee consists of Messrs. Enright and Pappas and Dr. Lange. Our board of directors determined that Mr. Pappas and Dr. Lange each satisfies the independence requirements under the NASDAQ listing standards and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The chair of our audit committee is Mr. Pappas, who our board of directors has determined is an "audit committee financial expert" within the meaning of SEC regulations. Our board of directors has also determined that each member of our audit committee has the requisite financial expertise required under the applicable requirements of NASDAQ. In arriving at this determination, our board of directors has examined each audit committee member's scope of experience and the nature of their employment in the corporate finance sector. The primary functions of this committee include:

•

reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;

•

evaluating the performance of our independent registered public accounting firm and deciding whether to retain their services;

•

monitoring the rotation of partners on our engagement team of our independent registered public accounting firm;

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reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management, including a review of disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations";

•

considering and approving or disapproving of all related party transactions;

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reviewing, with our independent registered public accounting firm and management, significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy and effectiveness of our financial controls;

•

conducting an annual assessment of the performance of the audit committee and its members, and the adequacy of its charter; and

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters.

Compensation Committee

              Our compensation committee consists of Messrs. Byers and Enright and Drs. Cohen and Lange, each of whom our board of directors has determined to be independent under the NASDAQ listing standards and the rules and regulations of the SEC, a "non-employee director" as defined in Rule 16b-3 promulgated under the Exchange Act and an "outside director" as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. The chair of our compensation committee is Mr. Enright. The functions of this committee include:

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evaluating and recommending to the full board of directors the compensation and other terms of employment of our chief executive officer and reviewing and approving corporate performance goals and objectives relevant to such compensation;

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determining the compensation and other terms of employment of our other executive officers and certain other employees, and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•

reviewing and recommending to the full board of directors the compensation of our directors;

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evaluating and recommending to the full board of directors the adoption of the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs;

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establishing policies with respect to equity compensation arrangements;

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administering the equity incentive plans, compensation plans and similar programs;

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reviewing with management our disclosures under the caption "Compensation Discussion and Analysis" and recommending to the full board its inclusion in our periodic reports to be filed with the SEC; and

•

reviewing and evaluating, at least annually, the performance of the compensation committee and the adequacy of its charter.

Nominating and Corporate Governance Committee

              Our nominating and corporate governance committee consists of Drs. Cohen and Singh and Mr. Pappas, each of whom our board of directors has determined to be independent under the NASDAQ listing standards. The chair of our nominating and corporate governance committee is Dr. Cohen. The functions of this committee include:

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reviewing periodically and evaluating director performance on our board of directors and its applicable committees, and recommending to our board of directors and management areas for improvement;

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interviewing, evaluating, nominating and recommending individuals for membership on our board of directors;

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reviewing and recommending to our board of directors any amendments to our corporate governance policies; and

•

reviewing and assessing, at least annually, the performance of the nominating and corporate governance committee and the adequacy of its charter.

Code of Business Conduct and Ethics

              In connection with this offering, our board of directors will adopt a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Upon completion of this offering, our code of business conduct and ethics will be available on our website at www.cardiodx.com. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website to the extent required by the applicable rules and exchange requirements. The inclusion of our website address in this prospectus does not include or incorporate by reference into this prospectus the information on or accessible through our website.

Compensation Committee Interlocks and Insider Participation

              None of the members of the compensation committee is currently, or has been at any time, one of our officers or employees, other than Mr. Byers, who served as our Chief Executive Officer from July 2003 to August 2004 before we began operations. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Non-Employee Director Compensation

              We do not currently provide any cash compensation to our non-employee directors for their service on our board of directors or committees of our board of directors. Mr. Levison, who is also an employee, is compensated for his services as an employee and does not receive any additional compensation for his service on our board of directors. We have a policy of reimbursing our directors for their reasonable out-of-pocket expenses incurred in attending board of directors and committee meetings. We did not provide any cash compensation or grant any options to our non-employee directors during the year ended December 31, 2012.

              The following table sets forth the aggregate number of shares subject to outstanding equity awards held by our non-employee directors as of December 31, 2012:

Name	Shares subject to options outstanding at December 31, 2012
Brook H. Byers	—
Fred E. Cohen, M.D., D.Phil.	—
Patrick G. Enright	—
Louis G. Lange, M.D., Ph.D.	513,242
Arthur M. Pappas	—
Ajit Singh, Ph.D.	—

              In connection with our initial public offering, our board of directors has adopted a non-employee director compensation policy, or director compensation policy, applicable to all of our non-employee directors, which will become effective immediately upon the signing of the underwriting agreement for this offering. The principal features of our director compensation policy are summarized below. The summary below is qualified in its entirety by reference to the actual text of the policy, which is filed as an exhibit to the registration statement of which this prospectus is a part. Under the director compensation policy, non-employee directors will receive the following cash and equity compensation for service on our board of directors:

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Reimbursement for reasonable out-of-pocket expenses incurred to attend meetings of the board of directors and committees of the board of directors;

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An annual cash retainer of $85,000 for the non-executive chairman of the board of directors and an annual cash retainer of $40,000 for each other non-employee director;

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An additional annual cash retainer of $20,000 for service as chairman of the audit committee, $13,000 for service as chairman of the compensation committee and $8,000 for service as chairman of the nominating and corporate governance committee;

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An additional annual cash retainer of $10,000 for service as a member of the audit committee, $5,000 for service as a member of the compensation committee and $4,000 for service as a member of the nominating and corporate governance committee (these additional annual retainers will not be paid to the chairs of the respective committees);

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For each non-employee director, other than our non-executive chairman of our board of directors, who is providing services as a director on the date on which the underwriting agreement for this offering is signed (and thereafter, for each non-employee director who is newly elected to our board of directors), a one-time initial grant of an option to purchase 100,000 shares of our common stock, or the Initial Option Grant; and

•

For each non-employee director whose term continues on the date of our annual meeting of stockholders, an automatic annual grant of an option to purchase 50,000 shares of our common stock, or the Annual Option Grant.

              Annual cash retainers will be payable in arrears on the last day of each fiscal quarter for which the service occurred, pro-rated based on the days served in the applicable fiscal year. Our director compensation policy permits a non-employee director to elect to receive fully-vested stock options in lieu of his or her annual cash compensation. A non-employee director must make this election within 5 business days following the date on which he or she is elected (or re-elected) to our board of directors and such election will be irrevocable for the director's entire three-year term of service. A non-employee director who is serving on our board of directors prior to the date of our initial public offering must make this election at least 5 business days prior to the date of our initial public offering (and such election will be irrevocable for the remainder of such director's term of service). The number of stock options to be granted in lieu of cash compensation will be determined by dividing (i) the amount of compensation that would otherwise be paid on the particular grant date, by (ii) the Black-Scholes value of a share of our common stock on the applicable grant date, as set forth in the director compensation policy. Subject to the approval of our 2013 Equity Incentive Plan, or our 2013 Plan (as described below under "—Equity Incentive Plans"), such stock options will be nonstatutory stock options, will be granted at the time the cash compensation otherwise would have been paid to such non-employee directors, will have an exercise price per share equal to 100% of the fair market value of the underlying shares of our common stock on the date of grant and will have a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the 2013 Plan).

              Subject to stockholder approval of our 2013 Plan, each Initial Option Grant and Annual Option Grant will have a per share exercise price equal to the fair market value of the underlying common stock on the grant date (which will be equal to the initial public offering price for Initial Option Grants made to our current non-employee directors, other than our non-executive chairman of our board of directors, in connection with this initial public offering) and a term of ten years from the grant date (subject to earlier termination in connection with a termination of service as provided in our 2013 Plan). All stock options granted under the director compensation policy will be nonstatutory stock options and will be documented on the form of stock option agreement most recently approved for use by our board for non-employee directors. Each Initial Option Grant will vest and become exercisable in 36 substantially equal monthly installments, such that the Initial Option Grant will become fully vested and exercisable on the third anniversary of the grant date, subject to the non-employee director's continuous service with us on each applicable vesting date. Each Annual Option Grant will vest and become exercisable in 12 substantially equal monthly installments, such that the Annual Option Grant will become fully vested and exercisable on the first anniversary of the grant date, subject to the non-employee director's continuous service with us on each applicable vesting date. In addition, in the event of a change of control or a corporate transaction (each, as defined in the 2013 Plan), any unvested portion of an Annual Option Grant or an Initial Option Grant will fully vest and become exercisable as of immediately prior to the effective time of such change of control or corporate transaction, subject to the non-employee director's continuous service with us on the effective date of the change of control or corporate transaction.

EXECUTIVE COMPENSATION

              As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to "smaller reporting companies," as such term is defined in the rules promulgated under the Securities Act of 1933, as amended, or the Securities Act, which require compensation disclosure for our principal executive officer and the two most highly compensated executive officers other than our principal executive officer. Our named executive officers for the year ended December 31, 2012 are:

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David L. Levison, our President and Chief Executive Officer;

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Mark Monane, M.D., our Chief Medical Officer; and

•

Andrew L. Guggenhime, our Chief Financial Officer.

              Throughout this prospectus, these three officers are referred to as our named executive officers.

              The Summary Compensation Table below sets forth information regarding the compensation awarded to or earned by the named executive officers listed below during the year ended December 31, 2012.

Summary Compensation Table

Name and Principal Position	Year	Salary	Non-Equity Incentive Plan Compensation(1)	All Other Compensation(2)	Total
David L. Levison President and Chief Executive Officer	2012	$357,228	$122,882	$294	$480,404
Mark Monane, M.D.(3) Chief Medical Officer	2012	$320,000	$70,181	$294	$390,475
Andrew L. Guggenhime(4) Chief Financial Officer	2012	$285,000	$84,566	$294	$369,860

(1)

Pursuant to the terms of an incentive plan, which are described below under "—Annual Bonus Opportunity," each executive was eligible for a bonus targeted at a specified percentage of his or her 2012 base salary, which was 40% for Mr. Levison, 30% for Dr. Monane and 30% for Mr. Guggenhime. The actual amount of the incentive bonus was approved by our board of directors, upon compensation committee approval, following the end of the calendar year based on achievement of both individual goals for each executive and corporate goals.

(2)

Amounts reported in this column represent life insurance premiums paid by us on behalf of each of the named executive officers.

(3)

Dr. Monane became our Chief Medical Officer in September 2011.

(4)

Mr. Guggenhime became our Chief Financial Officer in September 2011.

Annual Base Salary

              The compensation of our named executive officers is generally determined and approved by our board of directors, based on the recommendation of the compensation committee of our board of directors. The following were the 2012 base salaries for our named executive officers.

Name	2012 Base Salary
David L. Levison	$357,228
Mark Monane, M.D.	$320,000
Andrew L. Guggenhime	$285,000

Annual Bonus Opportunity

              Mr. Levison is eligible to earn an annual performance-based bonus targeted at 40% of his annual base salary, based on the attainment of specified corporate performance metrics and an evaluation of individual performance. Under the terms of their letter agreements, which are described below under "—Offer Letters and Employment Arrangements," Dr. Monane and Mr. Guggenhime are eligible to earn an annual performance-based bonus targeted at 30% of their annual base salary, based on the attainment of specified corporate performance metrics and an evaluation of individual performance. Following the close of the calendar year, our board of directors will determine the level of attainment of the specified corporate performance metrics and an evaluation of individual performance and the amount of any performance bonus earned. Our named executive officers must be employed by us and in good standing on the payment date in order to be eligible to receive any performance bonus. Each of the following named executive officers' 2012 target bonus, expressed as a percentage of annual base salary, is set forth below.

Name	Target bonus
David L. Levison	40%
Mark Monane, M.D.	30%
Andrew L. Guggenhime	30%

Offer Letters and Employment Arrangements

              We have entered into letter agreements with each of our named executive officers. The letter agreements generally provide for at-will employment and set forth the named executive officer's initial base salary, eligibility for employee benefits and, in Mr. Guggenhime's case, severance benefits upon a qualifying termination of employment. In addition, each of our named executive officers has executed a form of our standard confidential information and invention assignment agreement. The key terms of the letter agreements with our named executive officers are described below. Any potential payments and benefits due upon a qualifying termination of employment or a change in control are further described below under "—Potential Payments and Benefits upon Termination or Change in Control."

Agreement with Mr. Levison

              We entered into a letter agreement with Mr. Levison, dated August 30, 2004, under which Mr. Levison serves as our President and Chief Executive Officer. The agreement provides for "at-will" employment and sets forth his initial annual base salary (which originally was $310,000) and eligibility to participate in our employee benefit plans and programs, as in effect from time to time.

Agreement with Dr. Monane

              We entered into a letter agreement with Dr. Monane, dated August 31, 2011, under which Dr. Monane serves as our Chief Medical Officer. The letter agreement provides that Dr. Monane is an

"at-will" employee and sets forth certain agreed-upon terms and conditions of employment, including his initial annual base salary of $320,000, a one-time cash signing bonus of $100,000, his eligibility to receive an annual performance bonus targeted at 30% of his annual base salary (based on his achievement of agreed upon milestones and metrics, subject to approval by our board of directors) and his eligibility to participate in our employee benefit plans and programs, as in effect from time to time.

              Under the agreement, we also agreed to grant Dr. Monane a stock option under our 2004 Stock Plan (described below under "—Equity Incentive Plans") to purchase 925,000 shares of our common stock. The option was granted with an exercise price per share equal to the fair market value of our common stock on the date of grant, and was exercisable in full on the date of grant. The option is subject to vesting in the form of our right to repurchase unvested option shares, with 25% of the option vesting on the first anniversary of September 19, 2011, or the vesting commencement date, and the remaining 75% of the option vesting in substantially equal installments on each monthly anniversary of the vesting commencement date, subject to Dr. Monane's continued employment with us on each applicable vesting date.

Agreement with Mr. Guggenhime

              We entered into a letter agreement with Mr. Guggenhime, dated August 9, 2011, under which Mr. Guggenhime serves as our Chief Financial Officer. The letter agreement provides that Mr. Guggenhime will be employed "at-will" and sets forth certain agreed-upon terms and conditions of employment, including his initial annual base salary of $285,000, his eligibility to receive an annual performance bonus targeted at 30% of his annual base salary (based on the attainment of specified performance milestones and metrics for the applicable calendar year, as determined by our board of directors in its sole discretion) and his eligibility to participate in our employee benefit plans and programs, as in effect from time to time.

              Under the letter agreement, we also agreed to grant Mr. Guggenhime a stock option under our 2004 Stock Plan (described below under "—Equity Incentive Plans") to purchase 1,000,000 shares of our common stock, which we refer to in this prospectus as his sign-on option. The sign-on option was granted with an exercise price per share equal to the fair market value of our common stock on the date of grant. The sign-on option was exercisable in full on the date of grant and is subject to vesting in the form of our right to repurchase unvested option shares, with 25% of the option vesting on the first anniversary of September 6, 2011, or the vesting commencement date, with the remaining 75% of the option vesting in substantially equal installments on each monthly anniversary of the vesting commencement date, subject to Mr. Guggenhime's continued employment with us on each applicable vesting date. The agreement further provides that the sign-on option will be subject to accelerated vesting in the event that Mr. Guggenhime's employment is terminated by us or our successor without "cause" (as defined in the employment agreement) or if Mr. Guggenhime resigns for "good reason" (as defined in the employment agreement) in connection with a change in control or certain corporate transactions, as described further below under "—Potential Payments and Benefits upon Termination or Change in Control." However, once Mr. Guggenhime becomes a participant in our retention and severance benefit plan (described below under "—Potential Payments and Benefits upon Termination or Change in Control"), he will no longer be entitled to the accelerated vesting benefits set forth in his letter agreement. The retention and severance benefit plan was adopted by our board of directors on October 10, 2013 and will become effective immediately upon the signing of the underwriting agreement for this offering. We expect that Mr. Guggenhime will become a participant in the retention and severance benefit plan upon, or shortly following, the signing of the underwriting agreement for this offering.

              Mr. Guggenhime also is entitled to certain severance payments and benefits if his employment is terminated by us or our successor without cause or if Mr. Guggenhime resigns for good reason in connection with a change in control or certain corporate transactions. The terms of these benefits are described below under "—Potential Payments and Benefits upon Termination or Change in Control." As noted above, once Mr. Guggenhime becomes a participant in our retention and severance benefit plan (described below under "—Potential Payments and Benefits upon Termination or Change in Control"), he will no longer be entitled to the severance payments or benefits set forth in his letter agreement.

Potential Payments and Benefits upon Termination or Change in Control

Severance Benefits under Letter Agreements

               Mr. Levison and Dr. Monane

              Neither Mr. Levison's nor Dr. Monane's letter agreement (as described above under "—Offer Letters and Employment Arrangements") provides for severance benefits or accelerated vesting of options upon a qualifying termination of employment either alone or in connection with a corporate transaction or change of control.

               Mr. Guggenhime

              Pursuant to Mr. Guggenhime's letter agreement, dated August 9, 2011, if his employment is terminated by us or a successor without "cause" (as defined in his letter agreement) and other than by reason of death or disability, or if he resigns for "good reason" (as defined in his letter agreement), which we refer to in this prospectus as a qualifying termination, in either case (1) within the period which begins sixty (60) days prior to our execution of a definitive agreement for a "sale event" (as defined in his letter agreement) and ends on the earlier to occur of (a) the first anniversary of the date on which the definitive agreement is signed and (b) the closing of the sale event, which we refer to in this prospectus as the pre-closing trigger window, or (2) upon or within the one-year period following the closing of a sale event, he will be entitled to the severance benefits described in the paragraphs below. A "sale event" generally includes a "change of control," as defined in our 2004 Stock Plan, an actual liquidation, dissolution or winding up of the Company (or an "actual liquidation"), or certain other transactions that would constitute a "liquidation transaction," as defined in our current amended and restated certificate of incorporation.

              In the event of a qualifying termination within the pre-closing trigger window, subject to the execution of a release of claims, Mr. Guggenhime will be entitled to: (1) a lump sum payment equal to the sum of three months of his base salary and an amount equal to 25% of the greater of (a) his target annual bonus for the year of termination and (b) his actual annual bonus for the year prior to the year of termination, payable on the 71st day following his termination; and (2) reimbursement of COBRA premiums for up to three months following the date of termination. In addition, if a sale event is actually consummated within the pre-closing trigger window, subject to the execution of an additional release of claims, he also will be entitled to: (1) a lump sum payment equal to the sum of six months of his base salary and an amount equal to 50% of the greater of (a) his target annual bonus for the year of termination and (b) his actual annual bonus for the year prior to the year of termination, payable within 30 days following the closing date of the sale event; (2) reimbursement of COBRA premiums for up to an additional six months; and (3) 100% of the unvested portion of his sign-on option will vest in full and will remain exercisable until the later of (a) the 90-day period following the date of his termination and (b) the end of the pre-closing trigger window, but in no event later than the original expiration date of the sign-on option.

              In the event of a qualifying termination upon or within one year following a sale event (other than an actual liquidation), subject to Mr. Guggenhime's execution of a release of claims, he will be entitled to (1) salary continuation for nine months following the date of termination, (2) a lump sum payment equal to the greater of 75% of (a) his target annual bonus for the year of termination and (b) his actual annual bonus for year prior to the year of termination, (3) reimbursement of COBRA premiums for up to nine months following the date of termination and (4) 100% of the unvested portion of his sign-on option will vest in full.

              If there is a sale event in which Mr. Guggenhime's sign-on option will not be assumed or substituted by our successor or a parent or subsidiary of our successor, then, pursuant to Mr. Guggenhime's letter agreement, the Company must give Mr. Guggenhime written notice, at least 10 business days prior to the closing of the sale event, that his sign-on option will not be assumed or substituted in such transaction, in which case, the unvested portion of the sign-on option will vest in full immediately prior to the closing of the sale event, and Mr. Guggenhime will be allowed to exercise the sign-on option contingent upon the closing of such event.

              Mr. Guggenhime will not be entitled to the severance benefits described above once he becomes a participant in our retention and severance benefit plan, which is described below. We expect that Mr. Guggenhime will become a participant in the retention and severance benefit plan upon, or shortly following, the signing of the underwriting agreement for this offering.

Retention and Severance Benefits

              On October 10, 2013, our board of directors adopted a retention and severance benefit plan, or the Retention and Severance Plan, which will become effective immediately upon the signing of the underwriting agreement for this offering. The Retention and Severance Plan is applicable to each of our named executive officers, certain other officers at the level of vice president and above and certain key employees below the level of vice president, in each case, who receive and return signed participation notices. The Retention and Severance Plan provides severance and change of control benefits to eligible participants in the event of certain qualifying terminations of employment that are either unrelated to, or in connection with, a change of control (as defined in the Retention and Severance Plan). By signing a participation notice, a participant waives his or her rights to any severance and/or change of control benefits set forth in any other plan or agreement we had entered into with such participant prior to the date on which he or she becomes a participant in the Retention and Severance Plan. As a result, the severance benefits set forth in Mr. Guggenhime's letter agreement (described above) will no longer apply to Mr. Guggenhime on the date Mr. Guggenhime becomes a participant in the Retention and Severance Plan. The principal features of our Retention and Severance Plan as it applies to our named executive officers are summarized below. The summary below is qualified in its entirety by reference to the actual text of the plan, which is filed as an exhibit to the registration statement of which this prospectus is a part.

               Non-Change of Control Severance Benefits

              Under the terms of the Retention and Severance Plan, in the event we involuntarily terminate any named executive officer for any reason other than cause, death or disability or if any of our named executive officers resigns for good reason, any of which events we refer to as a Qualifying Termination, and such Qualifying Termination is neither in connection with nor within 12 months following a change of control, if the named executive officer timely executes a release of claims and continues to comply with all restrictive covenant agreements, the named executive officer would be entitled to: (i) a lump sum severance payment equal to the sum of the named executive officer's monthly base salary and monthly annual bonus target, multiplied by 12, in the case of Mr. Levison, and by 9, in the case of Dr. Monane and Mr. Guggenhime; and (ii) payment by us of COBRA premiums to continue health insurance coverage for the named executive officer and his eligible dependents for a period of up to 12 months, in the case of Mr. Levison, and up to 9 months in the case of Dr. Monane and Mr. Guggenhime (or, in the event that payment for COBRA premiums would violate applicable law, a taxable payment equal to the COBRA premiums we would have paid for the equivalent period of time). To the extent that a named executive officer incurs a Qualifying Termination within the first year of employment with us, if any outstanding stock awards held by such officer are subject in whole or in part to a one-year cliff vesting provision, such stock awards would instead vest on a monthly basis, based on the officer's service with us from the applicable vesting commencement date through the date of termination (not to exceed 11 months of accelerated vesting). However, since each of our named executive officers has been employed by us for longer than one year, this provision would not apply to any of them.

              For purposes of the Retention and Severance Plan, "cause" generally means a named executive officer's (i) conviction (including a guilty plea or a no contest plea) of a felony, or of any other crime involving fraud, dishonesty or moral turpitude; (ii) attempted commission of or participation in a fraud or act of material dishonesty against us; (iii) material breach of any written agreement between the named executive officer and us or material breach or material neglect of any statutory or fiduciary duty owed to us as reasonably determined by the Chief Executive Officer (or our board of directors, in the case of the Chief Executive Officer), in each case, after having provided the named executive officer with written notice and the opportunity to cure such event, to the extent curable; or (iv) conduct that constitutes gross insubordination, incompetence or habitual neglect of duties as reasonably determined by the Chief Executive Officer (or our board of directors, in the case of the Chief Executive Officer), in each case, after having provided the named executive officer with written notice and the opportunity to cure such event, to the extent curable.

              For purposes of the Retention and Severance Plan, a resignation for "good reason" generally means the named executive officer's resignation from all positions he then holds with us within 60 days following the occurrence of any of the following events taken without the named executive officer's written consent, provided that the named executive officer has given us at least 30 days' written notice of the event and, to the extent curable, we have not cured such event within 30 days after receipt of such notice: (i) a material reduction in the named executive officer's authorities, duties or responsibilities (provided that a change in job position, including a change in title, will not be a "material reduction" in and of itself unless the new duties are substantially reduced from the named executive officer's prior authorities, duties or responsibilities); (ii) a relocation of the named executive officer's principal place of employment to a place that increases his one-way commute by more than 35 miles; (iii) any action or inaction that constitutes a material breach by us (or any successor) of the terms of the Retention and Severance Plan; (iv) a reduction of at least 10% in the named executive officer's annual base salary (other than pursuant to a salary reduction program applicable to similarly situated employees); or (v) any failure by any successor to assume the Retention and Severance Plan.

              For purposes of the Retention and Severance Plan, a "change of control" means a "change of control" or a "corporate transaction" as defined in our 2013 Equity Incentive Plan (which is described further below under "—Equity Incentive Plans").

               Change of Control Severance Benefits

              Under the Retention and Severance Plan, in the event any of our named executive officers incurs a Qualifying Termination in connection with or within 12 months following a change of control, if the named executive officer timely executes a release of claims and continues to comply with all restrictive covenant agreements, the named executive officer generally would be entitled to the following payments and benefits: (i) a lump sum severance payment equal to the sum of the named executive officer's monthly base salary and monthly annual bonus target, multiplied by 18, in the case of Mr. Levison and by 15, in the case of Dr. Monane and Mr. Guggenhime; (ii) payment of COBRA premiums to continue health insurance coverage for the named executive officer and his eligible dependents for a period of up to 18 months, in the case of Mr. Levison, and up to 15 months in the case of Dr. Monane and Mr. Guggenhime (or, in the event that payment by us of such COBRA premiums would violate applicable law, a taxable payment equal to the COBRA premiums we would have paid for the equivalent period of time); and (iii) 100% of the shares of our common stock underlying all unvested stock awards held by such named executive officer immediately prior to such termination of employment will fully vest and become exercisable, if applicable, on the date of such termination (and if applicable, any acquisition or repurchase rights held by us or any successor corporation with respect to such stock awards will lapse in full on the date of such termination).

              In addition, in the event any of the amounts provided for under the Retention and Severance Plan or otherwise would constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, or the Code, and such payments would be subject to the excise tax imposed by Section 4999 of the Code, then such payments will either be (i) provided to the named executive officer in full, or (ii) reduced to such lesser amount that would result in a smaller or no portion of such payments being subject to the excise tax, whichever amount, after taking into account all applicable taxes, including the excise tax, would result in the named executive officer's receipt, on an after-tax basis, of the greatest amount of such payments.

               Change of Control Benefits

              Under the Retention and Severance Plan, in the event of a change of control in which outstanding stock awards held by any of our named executive officers are not assumed, continued or substituted for similar stock awards to acquire shares of the successor corporation (or its parent) in such change of control, 100% of the shares of our common stock underlying all unvested stock awards held by our named executive officers immediately prior to such change of control will vest in full (and if applicable, any acquisition or repurchase rights held by us will lapse in full) as of immediately prior to the effective date of the change of control. However, our named executive officers will only receive such benefits if they are employed by us on the closing date of such change of control.

Treatment of Stock Awards Under Our 2004 Stock Plan

              Our 2004 Stock Plan, or the 2004 Plan, provides that in the event of a specified corporate transaction, as defined in our 2004 Plan, each outstanding stock award will be assumed or continued or an equivalent stock award will be substituted by the successor corporation (or its parent or subsidiary), unless the successor corporation does not agree to assume or substitute such awards, in which case outstanding awards will terminate upon the consummation of the corporate transaction. Notwithstanding the foregoing, in the event of a change of control (as defined in our 2004 Plan), if a participant who holds an outstanding award that is assumed or substituted by a successor corporation in the change of control, or holds restricted stock issued upon exercise of an outstanding option or stock purchase right, is involuntarily terminated (as defined in the 2004 Plan) by the successor corporation at, or within six months following the closing of such transaction, then any such assumed or substituted awards will accelerate and become exercisable as to 50% of the unvested portion of such award as of the effective date of termination, and any repurchase right applicable to any shares will lapse as to 50% of the shares as to which the repurchase right have not lapsed as of the date of such termination. Such accelerated vesting and lapse of repurchase rights will occur immediately prior to the effective date of termination, subject to the participant executing a standard form of release of claims.

              Our 2004 Plan provides that an outstanding award will be considered assumed if, at the time of the issuance of the stock or other consideration upon the closing of the corporate transaction or change of control, as applicable, the holders of such awards would be entitled to receive upon exercise of the awards, the same consideration as they would have been entitled to receive if they had held the shares of our common stock covered by such awards.

Treatment of Stock Awards Under Our 2013 Equity Incentive Plan

              We intend to grant stock options under our 2013 Equity Incentive Plan, or the 2013 Plan, pursuant to forms of stock option grant notices and agreements that will provide for accelerated vesting in the event of certain qualifying terminations of employment and/or in connection with a corporate transaction or change of control (each, as defined in the 2013 Plan, which is further described below under "—Equity Incentive Plans"). Specifically, it is anticipated that stock options granted under the 2013 Plan to employees who are not eligible to participate in the Retention and Severance Plan (as described above), will contain the accelerated vesting provisions summarized below. The summary below is qualified in its entirety by reference to the actual text of the stock option grant notices and agreements, which are filed as exhibits to the registration statement of which this prospectus is a part.

              In the event of a corporate transaction or change of control in which outstanding stock awards held by such employees as of immediately prior to the effective date of the corporate transaction or change of control are not assumed, continued or substituted for similar stock awards to acquire shares of the successor corporation (or its parent) in such transaction, subject to the employee's continuous service with us on the closing date of such transaction, the unvested stock awards will vest in full as of immediately prior to the effective date of the corporate transaction or change of control. However, in the event that outstanding stock awards are assumed, continued or substituted in a corporate transaction or change of control and the employee is involuntarily terminated on or within 12 months following the closing of such transaction, subject to the employee's execution of a release of claims, 50% of the unvested portion of the assumed, continued or substituted stock awards held by such terminated employee will vest and become exercisable as of the employee's termination date.

              For purposes of such stock option grant notices and agreements, an involuntary termination of employment generally means (i) the termination of the employee's continuous service without cause (as defined in the 2013 Plan) or (ii) the voluntary termination of the employee's continuous service within 30 days following (A) a material reduction in job responsibilities (provided that neither a mere change in title alone nor reassignment following a transaction to a position that is substantially similar to the position held prior to the transaction will constitute a material reduction in job responsibilities), (B) relocation of the employee's work site to a facility or location more than 35 miles from the employee's work site prior to the transaction, or (C) a reduction of at least 10% of the employee's then-current annual base salary (other than an across-the-board reduction in the annual base salary level of similarly situated employees).

Outstanding Equity Awards at December 31, 2012

              The following table provides information regarding each unexercised stock option to purchase our common stock held by our named executive officers as of December 31, 2012.

			Option Awards
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date
David L. Levison	11/7/2006	9/1/2006	21,276(1)(3)(4)	—	$4.70	11/7/2016
	11/7/2006	9/1/2006	28,723(1)(3)(4)	—	$4.70	11/7/2016
	7/21/2011	3/30/2011	3,375,000(2)(3)(4)	—	$0.19	7/21/2021
Mark Monane, M.D.	10/19/2011	9/19/2011	925,000(1)(3)(4)		$0.19	10/19/2021
Andrew L. Guggenhime	8/18/2011	9/6/2011	1,000,000(1)(3)(4)(5)	—	$0.19	8/18/2021

(1)

The shares subject to the stock option vest over a four-year period as follows: 25% of the shares underlying the option vest on the one-year anniversary of the vesting commencement date and thereafter 1/48th of the shares vest each month, subject to continued service with us through each vesting date.

(2)

The shares subject to the stock option vest over a four-year period as follows: 40% of the shares underlying the option vest on the one-year anniversary of the vesting commencement date and thereafter 1/36th of the remaining number of unvested shares vest each month, subject to continued service with us through each vesting date.

(3)

The stock option is subject to accelerated vesting as to 50% of the unvested portion of the option upon a qualifying termination of the executive's employment with us following a change in control, as described under "—Potential Payments and Benefits upon Termination or Change in Control."

(4)

The stock option is subject to an early exercise right and may be exercised in full prior to vesting of the shares underlying such option.

(5)

The stock option is subject to accelerated vesting as to 100% of the unvested portion of the option under certain circumstances, as described under "—Potential Payments and Benefits upon Termination or Change in Control."

Employee Benefit Plans

              Our named executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, group life and accidental death and dismemberment insurance plans, in each case, on the same basis as all of our other employees. We provide a 401(k) plan to our employees, including our named executive officers, as discussed in the section below entitled "—401(k) Plan."

              We do not provide perquisites or personal benefits to our named executive officers. We do, however, pay the premiums for term life insurance and long-term disability for all of our employees who opt to receive this benefit, including our named executive officers.

401(k) Plan

              We maintain a tax-qualified retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may defer eligible compensation subject to applicable annual Code limits. The 401(k) plan permits participants to make both pre-tax and certain after-tax (Roth) deferral contributions. These contributions are allocated to each participant's individual account and are then invested in selected investment alternatives according to the participants' directions. Employees are immediately and fully vested in their contributions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan's related trust intended to be tax exempt under Section 501(a) of the Code.

Pension Benefits

              We do not maintain any pension benefit plans.

Nonqualified Deferred Compensation

              We do not maintain any nonqualified deferred compensation plans.

Equity Incentive Plans

              The principal features of our equity incentive plans are summarized below. These summaries are qualified in their entirety by reference to the actual text of the plans, which are filed as exhibits to the registration statement of which this prospectus is a part.

2013 Equity Incentive Plan

              Our board of directors adopted the 2013 Equity Incentive Plan, or the 2013 Plan, on August 27, 2013. We expect our stockholders will approve the 2013 Plan prior to this offering and that the 2013 Plan will become effective upon the execution and delivery of the underwriting agreement for this offering. Once the 2013 Plan is effective, no further grants will be made under the 2004 Plan, which is described below.

              Stock Awards.    The 2013 Plan provides for the grant of incentive stock options, or ISOs, nonstatutory stock options, or NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based stock awards and other forms of equity compensation (collectively, stock awards), all of which may be granted to employees, non-employee directors and consultants of us and our affiliates. Additionally, the 2013 Plan provides for the grant of performance cash awards. ISOs may be granted only to employees. All other awards may be granted to employees and to non-employee directors and consultants.

              Share Reserve.    Initially, the aggregate number of shares of our common stock that may be issued pursuant to stock awards under the 2013 Plan after the 2013 Plan becomes effective is the sum of (1) 12,000,000 shares, (2) the number of shares reserved for issuance under our 2004 Plan at the time the 2013 Plan becomes effective and (3) any shares subject to outstanding stock options or other stock awards that would have otherwise returned to our 2004 Plan (such as upon the expiration or termination of a stock award prior to vesting). Additionally, the number of shares of our common stock reserved for issuance under the 2013 Plan will automatically increase on January 1 of each year, beginning on January 1, 2014 (assuming the 2013 Plan becomes effective in 2013) and continuing through and including January 1, 2023, by 4.0% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares as determined by our board of directors. The maximum number of shares that may be issued upon the exercise of ISOs under our 2013 Plan is 16,000,000 shares.

              No person may be granted stock awards covering more than 15,000,000 shares of our common stock under our 2013 Plan during any calendar year pursuant to stock options, stock appreciation rights and other stock awards whose value is determined by reference to an increase over an exercise or strike price of at least 100% of the fair market value on the date the stock award is granted. Additionally, no person may be granted in a calendar year a performance stock award covering more than 15,000,000 shares or a performance cash award having a maximum value in excess of $2,000,000. Such limitations are designed to help assure that any deductions to which we would otherwise be entitled with respect to such awards will not be subject to the $1,000,000 limitations on the income tax deductibility of compensation paid to any covered executive officer imposed by Section 162(m) of the Code.

              If a stock award granted under the 2013 Plan expires or otherwise terminates without being exercised in full, or is settled in cash, the shares of our common stock not acquired pursuant to the stock award again will become available for subsequent issuance under the 2013 Plan. In addition, the following types of shares under the 2013 Plan may become available for the grant of new stock awards under the 2013 Plan: (1) shares that are forfeited to or repurchased by us prior to becoming fully vested; (2) shares withheld to satisfy income or employment withholding taxes; or (3) shares used to pay the exercise or purchase price of a stock award. Shares issued under the 2013 Plan may be previously unissued shares or reacquired shares bought by us on the open market. As of the date hereof, no awards have been granted and no shares of our common stock have been issued under the 2013 Plan.

              Administration.    Our board of directors, or a duly authorized committee thereof, has the authority to administer the 2013 Plan. Our board of directors may also delegate to one or more of our officers the authority to (1) designate employees (other than other officers) to be recipients of certain stock awards and (2) determine the number of shares of common stock to be subject to such stock awards. Subject to the terms of the 2013 Plan, our board of directors or the authorized committee, referred to herein as the plan administrator, determines recipients, dates of grant, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and the vesting schedule applicable to a stock award. Subject to the limitations set forth below, the plan administrator will also determine the exercise price, strike price or purchase price of awards granted and the types of consideration to be paid for the award.

              The plan administrator has the authority to modify outstanding awards under our 2013 Plan. Subject to the terms of our 2013 Plan, the plan administrator has the authority to reduce the exercise, purchase or strike price of any outstanding stock award, cancel any outstanding stock award in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any adversely affected participant.

              Stock Options.    Incentive and nonstatutory stock options are granted pursuant to stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2013 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2013 Plan vest at the rate specified by the plan administrator.

              The plan administrator determines the term of stock options granted under the 2013 Plan, up to a maximum of 10 years. Unless the terms of an option holder's stock option agreement provides otherwise, if an option holder's service relationship with us, or any of our affiliates, ceases for any reason other than disability, death or cause, the option holder may generally exercise any vested options for a period of 90 days following the cessation of service. The option term may be extended in the event that exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If an option holder's service relationship with us or any of our affiliates ceases due to disability or death, or an option holder dies within a certain period following cessation of service, the option holder or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.

              Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of our common stock previously owned by the option holder, (4) a net exercise of the option if it is a NSO and (5) other legal consideration approved by the plan administrator and set forth in the applicable award agreement.

              Unless the plan administrator provides otherwise, options generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. An option holder may designate a beneficiary, however, who may exercise the option following the option holder's death.

              Tax Limitations on Incentive Stock Options.    The aggregate fair market value, determined at the time of grant, of our common stock with respect to ISOs that are exercisable for the first time by an option holder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possession more than 10% of our total combined voting power or that of any of our affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.

              Restricted Stock Unit Awards.    Restricted stock unit awards are granted pursuant to restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant's cessation of continuous service for any reason.

              Restricted Stock Awards.    Restricted stock awards are granted pursuant to restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, past services to us, or any other form of legal consideration that may be acceptable to our board of directors and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture restrictions. If a participant's service relationship with us ceases for any reason, we may receive through a forfeiture condition or a repurchase right any or all of the shares of common stock held by the participant that have not vested as of the date the participant terminates service with us.

              Stock Appreciation Rights.    Stock appreciation rights are granted pursuant to stock appreciation grant agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Upon the exercise of a stock appreciation right, we will pay the participant an amount equal to the product of (1) the excess of the per share fair market value of our common stock on the date of exercise over the strike price and (2) the number of shares of common stock with respect to which the stock appreciation right is exercised. This amount may be paid in shares of common stock, in cash, in any combination of cash and shares of our common stock or in any other form of consideration, as determined by the plan administrator and set forth in the award agreement. A stock appreciation right granted under the 2013 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator.

              The plan administrator determines the term of stock appreciation rights granted under the 2013 Plan, up to a maximum of 10 years. Unless the terms of a participant's stock appreciation right agreement provides otherwise, if a participant's service relationship with us or any of our affiliates ceases for any reason other than cause, disability or death, the participant may generally exercise any vested stock appreciation right for a period of 90 days following the cessation of service. The stock appreciation right term may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If a participant's service relationship with us, or any of our affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.

              Performance Awards.    The 2013 Plan permits the grant of performance-based stock and cash awards that may qualify as performance-based compensation that is not subject to the $1,000,000 limitation on the income tax deductibility of compensation paid to a covered executive officer imposed by Section 162(m) of the Code. To help assure that the compensation attributable to performance-based awards will so qualify, our compensation committee can structure such awards so that stock or cash will be issued or paid pursuant to such award only after the achievement of certain pre-established performance goals during a designated performance period.

              The performance goals that may be selected include one or more of the following: (1) earnings (including earnings per share and net earnings); (2) earnings before interest, taxes and depreciation; (3) earnings before interest, taxes, depreciation and amortization; (4) earnings before interest, taxes, depreciation, amortization and legal settlements; (5) earnings before interest, taxes, depreciation, amortization, legal settlements, and other income (expense); (6) earnings before interest, taxes, depreciation, amortization, legal settlements, other income (expense) and stock-based compensation; (7) earnings before interest, taxes, depreciation, amortization, legal settlements, other income (expense), stock-based compensation and changes in deferred revenue; (8) total stockholder return;

(9) return on equity or average stockholder's equity; (10) return on assets, investment, or capital employed; (11) stock price; (12) margin (including gross margin); (13) income (before or after taxes); (14) operating income; (15) operating income after taxes; (16) pre-tax profit; (17) operating cash flow; (18) sales or revenue targets; (19) increases in revenue or product revenue; (20) expenses and cost reduction goals; (21) improvement in or attainment of working capital levels; (22) economic value added (or an equivalent metric); (23) market share; (24) cash flow; (25) cash flow per share; (26) share price performance; (27) debt reduction; (28) implementation or completion of projects or processes; (29) user satisfaction; (30) stockholders' equity; (31) capital expenditures; (32) debt levels; (33) operating profit or net operating profit; (34) workforce diversity; (35) growth of net income or operating income; (36) billings; (37) bookings; (38) the number of users, including but not limited to unique users; (39) employee retention; and (40) to the extent that an award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by our board of directors.

              The performance goals may be based on a company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise (1) in the award agreement at the time the award is granted or (2) in such other document setting forth the performance goals at the time the goals are established, our board of directors will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects; (iii) to exclude the effects of changes to generally accepted accounting principles; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; (v) to exclude the effects of any "extraordinary items" as determined under generally accepted accounting principles; (vi) to exclude dilutive effects of acquisitions or joint ventures; (vii) to assume that any business divested by us achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (viii) to exclude the effect of any change in the outstanding shares of our common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (ix) to exclude the effects of stock based compensation and the award of bonuses under our bonus plans; (x) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; (xi) to exclude the goodwill and intangible asset impairment changes that are required to be recorded under generally accepted accounting principles; and (xii) to exclude the effect of any other unusual, non-recurring gain or loss or other extraordinary item. In addition, we retain the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of the goals. The performance goals may differ from participant to participant and from award to award.

              Other Stock Awards.    The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the stock award and all other terms and conditions of such awards.

              Changes to Capital Structure.    In the event that there is a specified type of change in our capital structure, such as a stock split or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2013 Plan, (2) the class and maximum number of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued upon the exercise of ISOs, (4) the class and maximum number of shares subject to stock awards that can be granted in a calendar year (as established under the 2013 Plan pursuant to Section 162(m) of the Code) and (5) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

              Unless otherwise provided in an award agreement or any other written agreement between us and the participant, in the event of a corporate transaction, the plan administrator will take any one or more of the following actions with respect to outstanding stock awards, contingent upon the closing of the corporate transaction:

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arrange for the surviving corporation or acquiring corporation (or its parent) to assume or continue outstanding stock awards or substitute a similar award for such stock award;

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arrange for the assignment or lapse of any reacquisition or repurchase rights;

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accelerate the vesting, in whole or in part, of stock awards to a date prior to the effective time of a corporate transaction, with such stock award terminating if not exercised (if applicable) at or prior to the effective time of such corporate transaction;

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cancel outstanding awards in exchange for such cash consideration, if any, as the plan administrator determines appropriate; and

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make a payment, in such form as determined by the plan administrator, equal to the excess (if any) of the value of the property the participant would have received upon exercise of the stock award immediately prior to the effective time of the corporate transaction over any exercise price payable by the participant in connection with such exercise.

The plan administrator need not take the same action or actions with respect to all stock awards or portions thereof or with respect to all participants.

              Under the 2013 Plan, a corporate transaction is generally the consummation of (1) a sale or other disposition of all or substantially all of our assets, (2) a sale or other disposition of at least 90% of our outstanding securities, (3) a merger, consolidation or similar transaction following which we are not the surviving corporation or (4) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

              Change of Control.    The plan administrator may provide, in an individual award agreement or in any other written agreement between a participant and us that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change of control. Under the 2013 Plan, a change of control is generally (1) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation or similar transaction, (2) a consummated merger, consolidation or similar transaction immediately after which our stockholders cease to own more than 50% of the combined voting power of the surviving entity, (3) a consummated sale, lease or exclusive license or other disposition of all or substantially of our consolidated assets or (4) individuals who constitute our incumbent board of directors ceasing to constitute at least a majority of our board of directors.

              As described above (under "—Potential Payments and Benefits upon Termination or Change in Control"), in the event of a corporate transaction or change of control, certain stock awards granted under our 2013 Plan will be subject to accelerated vesting either under our Retention and Severance Plan or pursuant to the terms of the stock option grant notices and agreements, which are filed as exhibits to the registration statement of which this prospectus is a part.

              Amendment and Termination.    Our board of directors generally has the authority to amend, suspend or terminate our 2013 Plan, provided that except in certain circumstances, such action does not materially impair the existing rights of any participant without such participant's written consent. No ISOs may be granted after the tenth anniversary of the date our board of directors adopted our 2013 Plan.

2004 Stock Plan

              Our board of directors adopted the 2004 Plan in August 2004, and our stockholders approved the 2004 Plan in August 2004. The 2004 Plan was last amended and restated in October 2012. Our 2004 Plan provides for the grant of incentive stock options, or ISOs, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, to our employees, and for the grant of nonstatutory stock options, or NSOs, restricted stock awards and stock purchase rights to our employees, directors and consultants.

              Our 2013 Equity Incentive Plan, or 2013 Plan, which is described above, will become effective immediately upon the signing of the underwriting agreement for this offering. As a result, we will not grant any additional options or other stock awards under the 2004 Plan following that date, and the 2004 Plan will be terminated effective as of that date. However, any outstanding options and stock awards granted under the 2004 Plan will remain outstanding, subject to the terms of our 2004 Plan, stock option agreements and award agreements, as applicable, until such outstanding options or stock awards are exercised or until they terminate or expire by their terms.

              Authorized Shares.    As of September 30, 2013, the maximum number of shares of our common stock that may be issued under our 2004 Plan is 26,715,162, which includes (1) 22,887,121 shares of our common stock issuable upon the exercise of outstanding stock options, (2) 285,607 shares of our common stock that have been issued pursuant to the exercise of options or stock awards granted under the 2004 Plan and (3) 3,542,434 shares of our common stock reserved for future issuance under the 2004 Plan.

              Shares subject to stock awards granted under our 2004 Plan that expire or terminate without being exercised in full are retained by us upon exercise of an award in order to satisfy the exercise price or any withholding taxes due with respect to such exercise or purchase, or are surrendered pursuant to an option exchange program, will be available for future grant under our 2004 Plan. In addition, shares issued under our 2004 Plan and later repurchased by us pursuant to any repurchase right will be available for future grant under our 2004 Plan.

              Plan Administration.    Our board of directors or a duly authorized committee of our board of directors administers our 2004 Plan. Subject to the terms of our 2004 Plan, the board of directors has broad authority to select the employees, directors and consultants to whom awards may be granted, determine the terms of awards, the number of shares subject to each award, the fair market value of a share of our common stock, the vesting schedule applicable to the awards (including any adjustments to the vesting schedules of options), and the form of consideration, if any, payable upon exercise or settlement of the award and the terms of the award agreements for use under our 2004 Plan.

              Stock Options.    Incentive and nonstatutory stock options are granted pursuant to stock option agreements which set forth the applicable terms and conditions of the option, including the applicable vesting schedule and exercise price of the option. The exercise price of a nonstatutory stock option must be at least 85% of the fair market value of our common stock on the grant date. Furthermore, the exercise price of nonstatutory options granted to named executive officers must be at least 100% of the fair market value of our common stock. In the case of grants to a person who, at the time of grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any parent or subsidiary, or a 10% stockholder, the exercise price of nonstatutory stock options must be at least 110% of the fair market value of our common stock. Incentive stock options must be granted with an exercise price equal to at least 100% of the fair market value of our common stock on the date of grant (or 110% in the case of 10% stockholders). The term of each option will be set forth in the option agreement, provided that the term shall not exceed 10 years from the date of grant (or five years, if the option is an incentive stock option granted to a 10% stockholder).

              The aggregate fair market value, determined at the time of grant, of our common stock with respect to incentive stock options that are exercisable for the first time by an optionholder during any calendar year under all of our equity plans may not exceed $100,000. Options or portions thereof that exceed such limit generally will be treated as nonstatutory stock options.

              Unless the terms of the option agreement provide otherwise, if an optionholder terminates service with us, the unvested portion of the option will immediately terminate on the date of such termination of service. Unless provided otherwise in the option agreement, if an optionholder terminates services with us other than due to death, disability or as a result of a termination for cause, the vested portion of the option will remain exercisable for up to 30 days following such termination. In the event of an optionholder's termination due to disability, the vested portion of the option will remain exercisable for up to six months following the date of termination. If an optionholder dies during employment or within the thirty-day period following the optionholder's termination of service with us, the vested portion of the option will remain exercisable by the optionholder's estate or beneficiary for up to 12 months following the date of death. In the event of a termination of an optionholder's service for cause, the option, whether vested or unvested, will terminate immediately. Notwithstanding the foregoing, in no event will an option remain exercisable beyond its original term.

              Acceptable consideration for the purchase of common stock upon the exercise of an option will be set forth in the applicable option agreement, and may include cash, check, delivery of a promissory note, cancellation of indebtedness, the tender of shares of our common stock previously owned by the optionholder, exercise pursuant to a broker cashless exercise program or any combination of the foregoing methods.

              Stock Purchase Rights.    Stock purchase rights may be granted to employees, directors and consultants pursuant to restricted stock purchase agreements that will set forth the terms and conditions of the grant, including the number of shares of our common stock that may be purchased, the price to be paid and the vesting schedule, if applicable. Prior to the date on which our common stock becomes a listed security, the purchase price of shares subject to stock purchase rights will be at least 85% of the fair market value of our common stock or, in the case of a 10% stockholder, 100% of the fair market value of our common stock. Unless determined otherwise by our board of directors, the restricted stock purchase agreement will grant us a repurchase option exercisable upon the voluntary or involuntary termination of the recipient's employment with us for any reason.

              Corporate Transactions.    Our 2004 Plan provides that in the event of a specified corporate transaction, as defined in our 2004 Plan, each outstanding stock award will be assumed or continued or an equivalent stock award will be substituted by the successor corporation (or its parent or subsidiary), unless the successor corporation does not agree to assume or substitute such awards, in which case outstanding awards will terminate upon the consummation of the corporate transaction. Notwithstanding the foregoing, in the event of a change of control (as defined in our 2004 Plan), if a participant who holds an outstanding award that is assumed or substituted by a successor corporation in the change of control, or who holds restricted stock issued upon exercise of an outstanding option or stock purchase right, is involuntarily terminated (as defined in the 2004 Plan) by the successor corporation at or within six months following the closing of such transaction, then any such assumed or substituted award will accelerate and become exercisable as to 50% of the unvested portion of such award as of the effective date of termination, and any repurchase right applicable to any shares will lapse as to 50% of the shares as to which the repurchase right has not lapsed as of the date of such termination. Such accelerated vesting and lapse of repurchase rights will occur immediately prior to the effective date of termination, subject to the participant executing a standard form of release of claims.

              Our 2004 Plan provides that an outstanding award will be considered assumed if, at the time of the issuance of the stock or other consideration upon the closing of the corporate transaction or change of control, as applicable, the holders of such awards would be entitled to receive upon exercise of the awards the same consideration as they would have been entitled to receive if they had held the shares of our common stock covered by such awards.

              Transferability.    A participant may not transfer stock awards under our 2004 Plan other than by will, the laws of descent and distribution or as otherwise provided under our 2004 Plan.

              Plan Amendment or Termination.    Our board of directors has the authority to amend, suspend or terminate our 2004 Plan, provided that such action is approved by our stockholders to the extent stockholder approval is necessary and that such action does not materially and adversely impair the existing rights of any participant without such participant's written consent. Unless sooner terminated, the 2004 Plan will terminate on the day before the tenth anniversary of the date the Plan was adopted by our board of directors. No stock awards may be granted under our 2004 Plan while it is suspended or after it is terminated.

2013 Employee Stock Purchase Plan

              Our board of directors adopted the 2013 Employee Stock Purchase Plan, or ESPP, on August 27, 2013. We expect our stockholders will approve the ESPP prior to the execution and delivery of the underwriting agreement for this offering. The ESPP will become effective immediately upon the execution and delivery of the underwriting agreement related to this offering. The purpose of the ESPP is to secure the services of new employees, to retain the services of existing employees and to provide incentives for such individuals to exert maximum efforts toward our success and that of our affiliates.

              Share Reserve.    Following this offering, the ESPP authorizes the issuance of                        shares of our common stock pursuant to purchase rights granted to our employees or to employees of any of our designated affiliates. The number of shares of our common stock reserved for issuance will automatically increase on January 1 of each calendar year, from January 1, 2014 (assuming the ESPP becomes effective in 2013) through January 1, 2023 by the least of (1) 1.0% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year, (2)                                      shares and (3) a number determined by our board of directors that is less than (1) and (2). The ESPP is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code. As of the date hereof, no shares of our common stock have been purchased under the ESPP.

              Administration.    Our board of directors has delegated its authority to administer the ESPP to our compensation committee. The ESPP is implemented through a series of offerings of purchase rights to eligible employees. Under the ESPP, we may specify offerings with durations of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for employees participating in the offering. We currently intend to have six-month offerings with one purchase period (of approximately six months in duration) per offering, except that the first offering (and purchase period) may be shorter or longer than six months, depending on the date on which the underwriting agreement relating to this offering becomes effective. An offering may be terminated under certain circumstances.

              Payroll Deductions.    Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates, may participate in the ESPP and may contribute, normally through payroll deductions, up to 15% of their earnings for the purchase of our common stock under the ESPP. Unless otherwise determined by our board of directors, common stock will be purchased for accounts of employees participating in the ESPP at a price per share equal to the lower of (a) 85% of the fair market value of a share of our common stock on the first date of an offering or (b) 85% of the fair market value of a share of our common stock on the date of purchase. For the initial offering, which we expect will commence upon the execution and delivery of the underwriting agreement relating to this offering, the fair market value on the first day of the offering period will be the price at which shares are first sold to the public.

              Limitations.    Employees may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by our board of directors: (1) customarily employed for more than 20 hours per week; (2) customarily employed for more than five months per calendar year; or (3) continuous employment with us or one of our affiliates for a period of time (not to exceed two years). No employee may purchase shares under the ESPP at a rate in excess of $25,000 worth of our common stock based on the fair market value per share of our common stock at the beginning of an offering for each year such a purchase right is outstanding and the maximum number of shares an employee may purchase during a single purchase period is            . Finally, no employee will be eligible for the grant of any purchase rights under the ESPP if immediately after such rights are granted, such employee has voting power over 5% or more of our outstanding capital stock measured by vote or value pursuant to Section 424(d) of the Code.

              Changes to Capital Structure.    In the event that there occurs a change in our capital structure through such actions as a stock split, merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or similar transaction, the board of directors will make appropriate adjustments to (1) the number of shares reserved under the ESPP, (2) the maximum number of shares by which the share reserve may increase automatically each year, (3) the number of shares and purchase price of all outstanding purchase rights and (4) the number of shares that are subject to purchase limits under ongoing offerings.

              Corporate Transactions.    In the event of certain significant corporate transactions, including: (1) a sale of all or substantially all of our assets, (2) the sale or disposition of 90% of our outstanding securities, (3) the consummation of a merger or consolidation where we do not survive the transaction and (4) the consummation of a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction, any then-outstanding rights to purchase our stock under the ESPP may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such purchase rights, then the participants' accumulated payroll contributions will be used to purchase shares of our common stock within 10 business days prior to such corporate transaction, and such purchase rights will terminate immediately.

              ESPP Amendments, Termination.    Our board of directors has the authority to amend or terminate our ESPP, provided that except in certain circumstances any such amendment or termination may not materially impair any outstanding purchase rights without the holder's consent. We will obtain stockholder approval of any amendment to our ESPP as required by applicable law or listing requirements.

Limitation on Liability and Indemnification Matters

              Our amended and restated certificate of incorporation and our amended and restated bylaws, each to be effective upon the completion of this offering, will provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law. However, Delaware law prohibits our amended and restated certificate of incorporation from limiting the liability of our directors for the following:

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any breach of the director's duty of loyalty to us or to our stockholders;

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acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

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unlawful payment of dividends or unlawful stock repurchases or redemptions; and

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any transaction from which the director derived an improper personal benefit.

              If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our amended and restated certificate of incorporation does not eliminate a director's duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. Delaware law does not affect a director's responsibilities under any other laws, such as the federal securities laws or other state or federal laws.

              In addition to the indemnification required in our amended and restated certificate of incorporation and amended and restated bylaws, we have entered into indemnification agreements with each of our current directors, officers and some of our employees. These agreements provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors, officers and employees. Furthermore, we maintain director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us, regardless of whether we would be permitted to indemnify our directors and officers for such liabilities under Delaware law.

              The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder's investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

              Other than compensation arrangements for our directors and named executive officers, which are described elsewhere in this prospectus, below we describe transactions since January 1, 2010 to which we were a party or will be a party, in which:

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the amounts involved exceeded or will exceed $120,000; and

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any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

XDx Agreement

              On June 24, 2005, we entered into a services agreement with XDx, Inc., or XDx, that granted us certain rights to use biological samples and related data, which we have used for the commercial development of Corus CAD. Under the terms of this services agreement, XDx granted us a perpetual, worldwide, non-exclusive license to use and modify the data and materials, and to commercially distribute products based upon the development and use of such XDx intellectual property. The license grant is limited to the field of diagnosis of CAD, but excluding the diagnosis of patients who have undergone transplants of any type or the diagnosis of patients with previously diagnosed co-morbidities of lupus or rheumatoid arthritis. Pursuant to this agreement, we pay a quarterly low single-digit royalty on cash collected from sales of products utilizing XDx data and materials. Our royalty obligations will expire on the tenth anniversary of our first commercial sale of our product, which is June 17, 2019. Either party may terminate the agreement upon written notice to the other party. However, our obligation to pay royalties will survive any termination. The following members of our board of directors are also members of the board of directors of XDx: Brook Byers, Fred Cohen and David Levison (who is also our President and Chief Executive Officer). The following holders of more than 5% of our capital stock are also stockholders of XDx: entities affiliated with Kleiner Perkins Caufield & Byers and entities affiliated with JPMorgan Direct Venture Capital. David Levison and Steven Rosenberg (our Chief Scientific Officer) are also optionholders of XDx. We believe the terms of the agreement are no less favorable to us than terms of an agreement entered into with a non-related third party.

Core Diagnostics Agreement

              On March 28, 2013, we entered into a marketing and sales agreement with Core Diagnostics India, or Core Diagnostics. We believe Artiman Ventures, which is a holder of more than 5% of our capital stock, is also the majority stockholder of Core Diagnostics. Under the terms of the agreement, we will sell our Corus CAD test (which includes our processing of collected samples) to Core Diagnostics at a predetermined price per test. Core Diagnostics will market and sell our Corus CAD test in India for the purpose of determining the likelihood of obstructive coronary artery disease in non-diabetic subjects. The initial term of the agreement is two years, with a potential term extension for an additional two-year period. CardioDx may terminate the agreement (1) for Core Diagnostics' uncured material breach or certain insolvency-related events, (2) for Core Diagnostics' failure to meet certain development and performance milestones, (3) if Core Diagnostics experiences a change of control involving a direct competitor of CardioDx or (4) if the Corus CAD test cannot be effectively marketed in the territory due to certain specified occurrences. Core Diagnostics may terminate the agreement in the event of our uncured material breach. We believe the terms of the agreement are no less favorable to us than terms of an agreement entered into with a non-related third party.

Series CC Preferred Stock Financing

              On August 13, 2012, we entered into a Series CC Preferred Stock Purchase Agreement with certain investors, pursuant to which we sold an aggregate of 22,077,167 shares of our Series CC-1 convertible preferred stock, or Series CC-1 preferred stock, at a price of $1.314 per share on August 16, 2012 and August 24, 2012 for an aggregate purchase price of approximately $29.0 million and an aggregate of 19,869,449 shares of our Series CC-2 preferred stock, or Series CC-2 preferred stock, at a price of $1.46 per share on August 16, 2012 and October 12, 2012 for an aggregate purchase price of approximately $29.0 million.

              The following table summarizes purchases since January 1, 2010 of shares of our Series CC-1 preferred stock and Series CC-2 preferred stock by our executive officers, directors and holders of more than 5% of our capital stock:

Stockholder	Number of shares of Series CC-1 preferred stock	Number of shares of Series CC-2 preferred stock	Aggregate purchase price
V-Sciences Investments Pte Ltd	13,318,113	11,986,301	$34,999,999.95
Entities affiliated with Artiman Ventures(1)	3,519,787	3,167,808	$9,249,999.80
Longitude Venture Partners, LP and affiliated entities and individuals(2)	3,044,140	2,739,726	$7,999,999.92
Entities affiliated with JPMorgan Direct Venture Capital(3)	607,902	547,112	$1,597,566.75
A. M. Pappas Life Science Ventures IV, L.P. and its affiliated entities(4)	283,061	254,755	$743,884.46
TPG Funds(5)	245,327	220,794	$644,719.24
KPCB Holdings, Inc., as Nominee(6)	114,155	102,740	$300,000.07
Asset Management Company Venture Fund, LLC(7)	96,717	87,045	$254,171.84
MDV VIII, L.P. as nominee for MDV VIII, L.P., MDV VIII Leaders' Fund, L.P., and MDV ENF VIII, L.P.	38,052	34,247	$100,000.95
Louis G. Lange, M.D., Ph.D.(7)	21,437	19,293	$56,336.00

(1)

Includes 1,112,126 shares of Series CC-1 preferred stock and 1,000,914 shares of Series CC-2 preferred stock purchased by Artiman Ventures III, L.P., 19,414 shares of Series CC-1 preferred stock and 17,472 shares of Series CC-2 preferred stock purchased by Artiman Ventures III Principals Fund, L.P., 10,012 shares of Series CC-1 preferred stock and 9,011 shares of Series CC-2 preferred stock purchased by Artiman Ventures III Affiliates Fund, L.P., and 2,378,235 shares of Series CC-1 preferred stock and 2,140,411 shares of Series CC-2 preferred stock purchased by Artiman Ventures Special Opportunities Fund, L.P. Ajit Singh, Ph.D. is one of our directors and a managing director of Artiman Management L.L.C., an affiliate of Artiman III, Ltd., the general partner of the general partner of Artiman Ventures III, L.P., Artiman Ventures III Principals Fund, L.P., Artiman Ventures III Affiliates Fund, L.P., and an affiliate of Artiman SOF, L.L.C., the general partner of Artiman Ventures Special Opportunities Fund, L.P.

(2)

Includes 2,984,323 shares of Series CC-1 preferred stock and 2,685,891 shares of Series CC-2 preferred stock purchased by Longitude Venture Partners, L.P. and 59,817 shares of Series CC-1 preferred stock and 53,835 shares of Series CC-2 preferred stock purchased by Longitude Capital Associates, L.P. Patrick G. Enright is one of our directors and a managing member of Longitude Capital Partners, LLC, which is the general partner of each of Longitude Venture Partners, L.P. and Longitude Capital Associates, L.P.

(3)

Includes 576,291 shares of Series CC-1 preferred stock and 518,662 shares of Series CC-2 preferred stock purchased by JPMorgan Direct Venture Capital Institutional Investors IV LLC, 24,012 shares of Series CC-1 preferred stock and 21,611 shares of Series CC-2 preferred stock purchased by JPMorgan Venture Capital Institutional Offshore Investors IV L.P., and 7,599 shares of Series CC-1 preferred stock and 6,839 shares of Series CC-2 preferred stock purchased by 522 Fifth Avenue Fund, L.P.

(4)

Includes 270,200 shares of Series CC-1 preferred stock and 243,180 shares of Series CC-2 preferred stock purchased by A. M. Pappas Life Science Ventures IV, L.P., and 12,861 shares Series CC-1 preferred stock and 11,575 shares of Series CC-2 preferred stock purchased by PV IV CEO Fund, L.P. Arthur M. Pappas is one of our directors and the sole managing member of A. M. Pappas & Associates, LLC, which provides management services to A. M. Pappas Life Science Ventures IV, L.P. and PV IV CEO Fund, L.P.

(5)

Includes 171,729 shares of Series CC-1 preferred stock and 154,556 shares of Series CC-2 preferred stock purchased by TPG Biotech Reinvest AIV, L.P., and 73,598 shares of Series CC-1 preferred stock and 66,238 shares of Series CC-2 preferred stock purchased by TPG Ventures Reinvest AIV, L.P. Fred E. Cohen, M.D., D.Phil. is one of our directors and an affiliate of TPG Biotech Reinvest AIV, L.P. and TPG Ventures Reinvest AIV, L.P.

(6)

Shares are held for convenience in the name of "KPCB Holdings, Inc. as nominee" for the account of entities affiliated with Kleiner Perkins Caufield & Byers and other individuals and entities. Brook H. Byers is one of our directors and a manager of KPCB X Associates, LLC, the general partner of several of the entities affiliated with Kleiner Perkins Caufield & Byers.

(7)

Dr. Lange is one of our directors and a managing member of Asset Management Ventures (GP) LLC, the general partner of Asset Management Company Venture Fund, LLC.

Series AA and Series BB Preferred Stock Financing

              On February 17, 2011, we entered into a Series BB Preferred Stock Purchase Agreement with certain investors, pursuant to which we sold an aggregate of 68,570,711 shares of our Series BB convertible preferred stock, or Series BB preferred stock, at a price of $1.00 per share on February 17, 2011, March 21, 2011, May 6, 2011, May 9, 2011, June 14, 2011, June 15, 2011, June 16, 2011 and June 17, 2011 for an aggregate purchase price of approximately $68.6 million, which included conversion of the principal amount and accrued interest on certain convertible promissory notes, and an aggregate of 1,965,900 shares of our Series AA convertible preferred stock, or Series AA preferred stock, at a price of $1.00 per share on February 17, 2011 for an aggregate purchase price of approximately $2.0 million in conversion of the principal amount and accrued interest on certain convertible promissory notes.

              In connection with the sale of our Series BB preferred stock and Series AA preferred stock, we effected a 1-for-10 reverse stock split of our then-outstanding common stock and exchanged all then-outstanding shares of our preferred stock for 14,273,929 shares of Series AA preferred stock.

              The following table summarizes purchases since January 1, 2010 of shares of our Series AA preferred stock and Series BB preferred stock by our executive officers, directors and holders of more than 5% of our capital stock, but does not include the 14,273,929 shares of our Series AA preferred stock issued upon exchange all then-outstanding shares of our preferred stock:

Stockholder	Number of shares of Series AA preferred stock	Number of shares of Series BB preferred stock	Aggregate purchase price
Entities affiliated with Artiman Ventures(1)	—	11,000,000	$11,000,000.00
Longitude Venture Partners, LP and affiliated entities and individuals(2)	—	17,000,000	$17,000,000.00
Entities affiliated with JPMorgan Direct Venture Capital(3)	—	7,000,000	$7,000,000.00
A. M. Pappas Life Science Ventures IV, L.P. and its affiliated entities(4)	159,161	2,987,991	$3,147,153.65
TPG Funds(5)	333,080	2,000,000	$2,333,081.10
KPCB Holdings, Inc., as Nominee(6)	548,530	6,824,169	$7,372,699.47
Asset Management Company Venture Fund, LLC(7)	18,458	942,751	$961,209.72
MDV VIII, L.P. as nominee for MDV VIII, L.P., MDV VIII Leaders' Fund, L.P., and MDV ENF VIII, L.P.	412,639	3,556,499	$3,969,139.14
Louis G. Lange, M.D., Ph.D.(7)	—	159,571	$159,571.31
The Elizabeth A. and Steven Rosenberg Trust, DTD 9/2000(8)	—	25,000	$25,000.00

(1)

Includes 10,716,455 shares of Series BB preferred stock purchased by Artiman Ventures III, L.P., 187,070 shares of Series BB preferred stock purchased by Artiman Ventures III Principals Fund, L.P., and 96,475 shares of Series BB preferred stock purchased by Artiman Ventures III Affiliates Fund, L.P. Ajit Singh, Ph.D.is one of our directors and a managing director of Artiman Management L.L.C., an affiliate of Artiman III, Ltd., the general partner of the general partner of Artiman Ventures III, L.P., Artiman Ventures III Principals Fund, L.P., and Artiman Ventures III Affiliates Fund, L.P.

(2)

Includes 16,665,950 shares of Series BB preferred stock purchased by Longitude Venture Partners, L.P. and 334,050 shares of Series BB preferred stock purchased by Longitude Capital Associates, L.P. Patrick G. Enright is one of our directors and a managing member of Longitude Capital Partners, LLC, which is the general partner of each of Longitude Venture Partners, L.P. and Longitude Capital Associates, L.P.

(3)

Includes 6,636,000 shares of Series BB preferred stock purchased by JPMorgan Direct Venture Capital Institutional Investors IV LLC, 276,500 of Series BB preferred stock shares purchased by JPMorgan Venture Capital Institutional Offshore Investors IV L.P., and 87,500 shares of Series BB preferred stock purchased by 522 Fifth Avenue Fund, L.P.

(4)

Includes 151,930 shares of Series AA preferred stock and 2,852,235 shares of Series BB preferred stock purchased by A. M. Pappas Life Science Ventures IV, L.P. and 7,231 shares of Series AA preferred stock and 135,756 shares of Series BB preferred stock purchased by PV IV CEO Fund, L.P. Arthur M. Pappas is one of our directors and the sole managing member of A. M. Pappas & Associates, LLC, which provides management services to A. M. Pappas Life Science Ventures IV, L.P. and PV IV CEO Fund, L.P.

(5)

Includes 233,404 shares of Series AA preferred stock and 1,400,000 shares of Series BB preferred stock purchased by TPG Biotech Reinvest AIV, L.P. and 99,676 shares of Series AA preferred stock and 600,000 shares of Series BB preferred stock purchased by TPG Ventures Reinvest AIV, L.P.

Fred E. Cohen, M.D., D.Phil. is one of our directors and an affiliate of TPG Biotech Reinvest AIV, L.P. and TPG Ventures Reinvest AIV, L.P.

(6)

Shares are held for convenience in the name of "KPCB Holdings, Inc. as nominee" for the account of entities affiliated with Kleiner Perkins Caufield & Byers and other individuals and entities. Brook H. Byers is one of our directors and a manager of KPCB X Associates, LLC, the general partner of several of the entities affiliated with Kleiner Perkins Caufield & Byers.

(7)

Dr. Lange is one of our directors and a managing member of Asset Management Ventures (GP) LLC, the general partner of Asset Management Company Venture Fund, LLC.

(8)

Dr. Rosenberg is one of our officers and a trustee of The Elizabeth A. and Steven Rosenberg Trust, DTD 9/2000.

Series D Preferred Stock Financing

              On May 6, 2010, we entered into a Series D Preferred Stock Purchase Agreement with certain investors, pursuant to which we sold an aggregate of 14,963,152 shares of our Series D convertible preferred stock, or Series D preferred stock, at a price of $2.32 per share on May 6, 2010 and June 9, 2010 for an aggregate purchase price of approximately $34.7 million, which included conversion of the principal amount and accrued interest on certain convertible promissory notes and payment in the form of exchange of warrants.

              Also on May 6, 2010, we entered into a Restricted Stock Purchase Agreement with Dr. Lange, or the RSPA, pursuant to which we sold 125,000 shares of our Series D preferred stock to Dr. Lange at a price of $2.32 per share for an aggregate purchase price of approximately $0.3 million. These shares of Series D preferred stock were subject to a repurchase option in favor of the company that was released as to 1/48th of the shares each month measured from September 30, 2009, for so long as Dr. Lange continued to serve on our board of directors or provide us with consulting services. These shares of Series D preferred stock were subject to accelerated vesting of 25% of such shares if Dr. Lange ceased to be a member of our board of directors prior to September 30, 2010 other than as a result of his removal by our stockholders for cause, and accelerated vesting of 100% of the then unvested shares if we consummate a change of control.

              The following table summarizes purchases since January 1, 2010 of shares of our Series D preferred stock by our executive officers, directors and holders of more than 5% of our capital stock:

Stockholder	Shares of Series D preferred stock purchased with cash or debt cancellation	Aggregate purchase price of cash and debt cancellation	Number of shares of Series D preferred stock from warrant exchange	Purchase price for shares of Series D preferred from warrant exchange
A. M. Pappas Life Science Ventures IV, L.P. and its affiliated entities(1)	1,891,465	$4,388,199.45	112,385	$260,733.20
TPG Funds(2)	2,374,208	$5,508,162.18	103,678	$240,532.96
KPCB Holdings, Inc., as Nominee(3)	2,387,573	$5,539,168.48	113,517	$263,359.44
Asset Management Company Venture Fund, LLC(4)	220,600	$511,791.38	8,116	$18,829.12
MDV VIII, L.P. as nominee for MDV VIII, L.P., MDV VIII Leaders' Fund, L.P., and MDV ENF VIII, L.P.	1,661,600	$3,854,911.24	84,448	$195,919.36
Louis G. Lange, M.D., Ph.D.(5)	259,061	$601,020.94	8,116	$18,829.12

(1)

Includes 1,817,042 shares purchased for cash and debt cancellation and 107,945 shares received in exchange for warrants by A. M. Pappas Life Science Ventures IV, L.P. and 74,423 shares purchased for cash and debt cancellation and 4,440 shares received in exchange for warrants by PV IV CEO Fund, L.P. Arthur M. Pappas is one of our directors and the sole managing member of A. M. Pappas & Associates, LLC, which provides management services to A. M. Pappas Life Science Ventures IV, L.P. and PV IV CEO Fund, L.P.

(2)

Includes 1,663,651 shares purchased for cash and debt cancellation and 74,164 shares received in exchange for warrants by TPG Biotechnology Partners, L.P., and 710,557 shares purchased for cash and debt cancellation and 29,514 shares received in exchange for warrants by TPG Ventures, L.P. Fred E. Cohen, M.D., D.Phil. is one of our directors and an affiliate of TPG Biotechnology Partners, L.P. and TPG Ventures, L.P.

(3)

Shares are held for convenience in the name of "KPCB Holdings, Inc. as nominee" for the account of entities affiliated with Kleiner Perkins Caufield & Byers and other individuals and entities. Brook H. Byers is one of our directors and a manager of KPCB X Associates, LLC, the general partner of several of the entities affiliated with Kleiner Perkins Caufield & Byers.

(4)

Dr. Lange is one of our directors and a managing member of Asset Management Ventures (GP) LLC, the general partner of Asset Management Company Venture Fund, LLC.

(5)

Includes 134,061 shares purchased pursuant to the Series D Preferred Stock Purchase Agreement and 125,000 shares purchased pursuant to the RSPA. Dr. Lange is one of our directors and a managing member of Asset Management Ventures (GP) LLC, the general partner of Asset Management Company Venture Fund, LLC.

Convertible Note and Warrant Financing

              On October 26, 2010, we entered into a Convertible Note and Warrant Purchase Agreement, pursuant to which we sold an aggregate principal amount of $7,624,138.34 of our convertible promissory notes, of which $996,781.92 represents conversion of principal amount and accrued interest through October 26, 2010 on the prior notes issued on October 12, 2010, and warrants to purchase shares of our preferred stock on October 26, 2010, October 28, 2010, November 5, 2010 and November 24, 2010.

              The following table summarizes purchases since January 1, 2010 of such convertible promissory notes and warrants to purchase shares of our preferred stock by our executive officers, directors and holders of more than 5% of our capital stock:

Stockholder	Aggregate principal amount of promissory notes purchased	Purchase price of warrants	Aggregate purchase price
A. M. Pappas Life Science Ventures IV, L.P. and its affiliated entities(1)	$525,076.70	$262.56	$525,339.26
KPCB Holdings, Inc., as Nominee(2)	$2,919,211.38	$1,459.62	$2,920,671.00
Asset Management Company Venture Fund, LLC(3)	$94,653.80	$47.34	$94,701.14
MDV VIII, L.P. as nominee for MDV VIII, L.P., MDV VIII Leaders' Fund, L.P., and MDV ENF VIII, L.P.	$2,124,652.41	$1,062.34	$2,125,714.75
Louis G. Lange, M.D., Ph.D.(3)	$108,252.08	$54.13	$108,306.21

(1)

Includes convertible promissory notes with aggregate initial principal amounts of $501,220.37 and warrants with a purchase price of $250.63 purchased by A. M. Pappas Life Science Ventures IV, L.P. and convertible promissory notes with aggregate initial principal amounts of $23,856.33 and warrants with a purchase price of $11.93 purchased by PV IV CEO Fund, L.P. Arthur M. Pappas is one of our directors and the sole managing member of A. M. Pappas & Associates, LLC, which provides management services to A. M. Pappas Life Science Ventures IV, L.P. and PV IV CEO Fund, L.P.

(2)

Convertible promissory notes and warrants are held for convenience in the name of "KPCB Holdings, Inc. as nominee" for the account of entities affiliated with Kleiner Perkins Caufield & Byers and other individuals and entities. Brook H. Byers is one of our directors and a manager of KPCB X Associates, LLC, the general partner of several of the entities affiliated with Kleiner Perkins Caufield & Byers.

(3)

Dr. Lange is one of our directors and a managing member of Asset Management Ventures (GP) LLC, the general partner of Asset Management Company Venture Fund, LLC.

Secured Subordinated Convertible Note Financing

              On October 12, 2010, we sold an aggregate principal amount of $993,732.70 of our secured subordinated convertible promissory notes.

              The following table summarizes purchases since January 1, 2010 of such convertible promissory notes and warrants to purchase shares of our preferred stock by our executive officers, directors and holders of more than 5% of our capital stock:

Stockholder	Aggregate principal amount of promissory notes purchased
A. M. Pappas Life Science Ventures IV, L.P. and its affiliated entities(1)	$25,000.00
KPCB Holdings, Inc., as Nominee(2)	$519,887.51
Asset Management Company Venture Fund, LLC(3)	$13,925.57
MDV VIII, L.P. as nominee for MDV VIII, L.P., MDV VIII Leaders' Fund, L.P., and MDV ENF VIII, L.P.	$319,944.09
Louis G. Lange, M.D., Ph.D.(3)	$10,000.00

(1)

Includes a convertible promissory note with initial principal amount of $23,864.15 purchased by A. M. Pappas Life Science Ventures IV, L.P. and a convertible promissory note with initial principal amount of $1,135.85 purchased by PV IV CEO Fund, L.P. Arthur M. Pappas is one of our directors and the sole managing member of A. M. Pappas & Associates, LLC, which provides management services to A. M. Pappas Life Science Ventures IV, L.P. and PV IV CEO Fund, L.P.

(2)

Convertible promissory note is held for convenience in the name of "KPCB Holdings, Inc. as nominee" for the account of entities affiliated with Kleiner Perkins Caufield & Byers and other individuals and entities. Brook H. Byers is one of our directors and a manager of KPCB X Associates, LLC, the general partner of several of the entities affiliated with Kleiner Perkins Caufield & Byers.

(3)

Dr. Lange is one of our directors and a managing member of Asset Management Ventures (GP) LLC, the general partner of Asset Management Company Venture Fund, LLC.

Short-Term Promissory Note and Warrant Financing

              On September 27, 2010, we entered into a Short-Term Note and Warrant Purchase Agreement, pursuant to which we sold an aggregate principal amount of $600,000 of our promissory notes and warrants to purchase shares of our preferred stock on September 27, 2010 for an aggregate purchase price of approximately $0.6 million.

              The following table summarizes purchases since January 1, 2010 of such promissory notes and warrants to purchase shares of our preferred stock by our executive officers, directors and holders of more than 5% of our capital stock:

Stockholder	Aggregate principal amount of promissory notes purchased	Purchase price of warrants	Aggregate purchase price
A. M. Pappas Life Science Ventures IV, L.P. and its affiliated entities(1)	$83,303.63	$41.66	$83,345.29
KPCB Holdings, Inc., as Nominee(2)	$288,736.02	$144.37	$288,880.39
Asset Management Company Venture Fund, LLC(3)	$9,508.13	$4.76	$9,512.89
MDV VIII, L.P. as nominee for MDV VIII, L.P., MDV VIII Leaders' Fund, L.P., and MDV ENF VIII, L.P.	$218,452.22	$109.23	$218,561.45

(1)

Includes a promissory note with initial principal amount of $80,025.15 and warrants with a purchase price of $40.02 purchased by A. M. Pappas Life Science Ventures IV, L.P. and a promissory note with initial principal amount of $3,278.48 and warrants with a purchase price of $1.64 purchased by

PV IV CEO Fund, L.P. Arthur M. Pappas is one of our directors and the sole managing member of A. M. Pappas & Associates, LLC, which provides management services to A. M. Pappas Life Science Ventures IV, L.P. and PV IV CEO Fund, L.P.

(2)

Promissory notes and warrants are held for convenience in the name of "KPCB Holdings, Inc. as nominee" for the account of entities affiliated with Kleiner Perkins Caufield & Byers and other individuals and entities. Brook H. Byers is one of our directors and a manager of KPCB X Associates, LLC, the general partner of several of the entities affiliated with Kleiner Perkins Caufield & Byers.

(3)

Dr. Lange is one of our directors and a managing member of Asset Management Ventures (GP) LLC, the general partner of Asset Management Company Venture Fund, LLC.

Convertible Promissory Note and Warrant Financings

              On August 26, 2010, we entered into a Convertible Note and Warrant Purchase Agreement, pursuant to which we sold an aggregate principal amount of $1,902,089.05 of our convertible promissory notes and warrants to purchase shares of our preferred stock on August 26, 2010, August 27, 2010, and September 10, 2010 for an aggregate purchase price of approximately $1.9 million.

              The following table summarizes purchases since January 1, 2010 of such convertible promissory notes and warrants to purchase shares of our preferred stock by our executive officers, directors and holders of more than 5% of our capital stock:

Stockholder	Aggregate principal amount of promissory notes purchased	Purchase price of warrants	Aggregate purchase price
A. M. Pappas Life Science Ventures IV, L.P. and its affiliated entities(1)	$154,045.71	$77.02	$154,122.73
TPG Funds(2)	$321,932.54	$160.97	$322,093.51
KPCB Holdings, Inc., as Nominee(3)	$530,830.38	$265.42	$531,095.80
Asset Management Company Venture Fund, LLC(4)	$17,862.87	$8.93	$17,871.80
MDV VIII, L.P. as nominee for MDV VIII, L.P., MDV VIII Leaders' Fund, L.P., and MDV ENF VIII, L.P.	$399,324.96	$199.66	$399,524.62

(1)

Includes convertible promissory notes with aggregate initial principal amounts of $147,986.65 and warrants with a purchase price of $73.99 purchased by A. M. Pappas Life Science Ventures IV, L.P. and convertible promissory notes with aggregate initial principal amounts of $6,059.06 and warrants with a purchase price of $3.03 purchased by PV IV CEO Fund, L.P. Arthur M. Pappas is one of our directors and the sole managing member of A. M. Pappas & Associates, LLC, which provides management services to A. M. Pappas Life Science Ventures IV, L.P. and PV IV CEO Fund, L.P.

(2)

Includes convertible promissory notes with aggregate initial principal amounts of $225,592.01 and warrants with a purchase price of $112.80 purchased by TPG Biotech Reinvest AIV, L.P. and convertible promissory notes with aggregate initial principal amounts of $96,340.53 and warrants with a purchase price of $48.17 purchased by TPG Ventures Reinvest AIV, L.P. Fred E. Cohen, M.D., D.Phil. is one of our directors and an affiliate of TPG Biotech Reinvest AIV, L.P., and TPG Ventures Reinvest AIV, L.P.

(3)

Convertible promissory notes and warrants are held for convenience in the name of "KPCB Holdings, Inc. as nominee" for the account of entities affiliated with Kleiner Perkins Caufield & Byers and other individuals and entities. Brook H. Byers is one of our directors and a manager of

KPCB X Associates, LLC, the general partner of several of the entities affiliated with Kleiner Perkins Caufield & Byers.

(4)

Dr. Lange is one of our directors and a managing member of Asset Management Ventures (GP) LLC, the general partner of Asset Management Company Venture Fund, LLC.

Convertible Note and Warrant Financing

              Pursuant to a Convertible Note and Warrant Purchase Agreement dated May 5, 2009, we sold an aggregate principal amount of $22,294,231.63 of our convertible promissory notes and warrants to purchase shares of our preferred stock, including an aggregate principal amount of $7,010,419.05 sold at the following closings occurring since January 1, 2010: on January 8, 2010, January 12, 2010, January 27, 2010, February 1, 2010, February 2, 2010, February 25, 2010, March 16, 2010, March 17, 2010 and April 8, 2010. The aggregate purchase price of such notes and warrants sold at such closings was approximately $7.0 million.

              The following table summarizes purchases since January 1, 2010 of such convertible promissory notes and warrants to purchase shares of our preferred stock by our executive officers, directors and holders of more than 5% of our capital stock:

Stockholder	Aggregate principal amount of promissory notes purchased	Purchase price of warrants	Aggregate purchase price
A. M. Pappas Life Science Ventures IV, L.P. and its affiliated entities(1)	$698,461.52	$349.25	$698,810.77
TPG Funds(2)	$2,254,482.35	$1,127.26	$2,255,609.61
KPCB Holdings, Inc., as Nominee(3)	$1,788,294.93	$894.16	$1,789,189.09
Asset Management Company Venture Fund, LLC(4)	$100,000.00	$50.00	$100,050.00
MDV VIII, L.P. as nominee for MDV VIII, L.P., MDV VIII Leaders' Fund, L.P., and MDV ENF VIII, L.P.	$1,074,612.34	$537.31	$1,075,149.65
Louis G. Lange, M.D., Ph.D.(4)	$49,975.01	$24.99	$50,000.00

(1)

Includes convertible promissory notes with aggregate initial principal amounts of $671,500.88 and warrants with a purchase price of $335.76 purchased by A. M. Pappas Life Science Ventures IV, L.P. and convertible promissory notes with aggregate initial principal amounts of $26,960.64 and warrants with a purchase price of $13.49 purchased by PV IV CEO Fund, L.P. Arthur M. Pappas is one of our directors and the sole managing member of A. M. Pappas & Associates, LLC, which provides management services to A. M. Pappas Life Science Ventures IV, L.P. and PV IV CEO Fund, L.P.

(2)

Includes convertible promissory notes with aggregate initial principal amounts of $1,578,137.51 and warrants with a purchase price of $789.08 purchased by TPG Biotechnology Partners, L.P., and convertible promissory notes with aggregate initial principal amounts of $676,344.84 and warrants with a purchase price of $338.18 purchased by TPG Ventures, L.P. Fred E. Cohen, M.D., D.Phil. is one of our directors and an affiliate of TPG Biotechnology Partners, L.P., and TPG Ventures, L.P.

(3)

Convertible promissory notes and warrants are held for convenience in the name of "KPCB Holdings, Inc. as nominee" for the account of entities affiliated with Kleiner Perkins Caufield & Byers and other individuals and entities. Brook H. Byers is one of our directors and a manager of KPCB X Associates, LLC, the general partner of several of the entities affiliated with Kleiner Perkins Caufield & Byers.

(4)

Dr. Lange is one of our directors and a managing member of Asset Management Ventures (GP) LLC, the general partner of Asset Management Company Venture Fund, LLC.

Investors' Rights Agreement

              In August 2012, we entered into an amended and restated investors' rights agreement with the holders of our outstanding preferred stock and certain holders of our outstanding common stock, including certain of our directors and entities with which certain of our directors are affiliated. As of September 30, 2013, the holders of an aggregate of 130,410,578 shares of common stock issuable upon conversion of outstanding preferred stock, shares of convertible preferred stock subject to outstanding warrants, and shares of common stock issued to our founders, are entitled to rights with respect to the registration of their shares following this offering under the Securities Act. For a more detailed description of these registration rights, see "Description of Capital Stock—Registration Rights."

Voting Agreement

              We are party to an amended and restated voting agreement under which holders of our preferred stock and certain holders of our common stock, including certain of our directors and entities with which certain of our directors are affiliated, have agreed to vote in a certain way on certain matters, including with respect to the election of directors. Pursuant to this voting agreement, if V-Sciences Investments Pte Ltd, or V-Sciences, holds more than 5% of our outstanding capital stock entitled to vote at the time of the closing of this offering, then we are obligated to implement a classified board of directors and to nominate and support the election of one representative selected by V-Sciences to the class which has the longest term. Upon the closing of this offering, the board of directors election voting provisions relating to electing and designating members of our board of directors contained in the voting agreement will terminate and none of our stockholders will have any special rights regarding the election or designation of members of our board of directors.

Right of First Refusal and Co-Sale Agreement

              We are party to an amended and restated right of first refusal and co-sale agreement with certain holders of our preferred stock and Mr. Levison, including certain holders of 5% of our capital stock and entities with which certain of our directors are affiliated, pursuant to which such holders have a right of first refusal and co-sale right in respect of certain sales of securities by Mr. Levison. Upon the closing of this offering, the right of first refusal and co-sale agreement will terminate.

Offer Letter Agreements

              We have entered into offer letter agreements with our executive officers. For more information regarding these agreements, see "Executive Compensation—Offer Letters and Employment Arrangements."

Other Transactions

              We have granted stock options to our executive officers and certain of our directors. For a description of the options that are currently outstanding, see "Executive Compensation—Outstanding Equity Awards at December 31, 2012" and "Management—Non-Employee Director Compensation."

              We have entered into change in control arrangements with certain of our executive officers that, among other things, provide for certain severance and change in control benefits. For a description of these agreements, see "Executive Compensation—Potential Payments and Benefits upon Termination or Change in Control."

              Other than as described above under this section "Certain Relationships and Related Person Transactions," since January 1, 2010, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm's length dealings with unrelated third parties.

Policies and Procedures for Transactions with Related Persons

              Prior to completion of this offering, we intend to adopt a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our audit committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person's interest in the transaction. All of the transactions described above were entered into after presentation, consideration and approval by our board of directors.

PRINCIPAL STOCKHOLDERS

              The following table sets forth, as of September 30, 2013, information regarding beneficial ownership of our capital stock by:

•

each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•

each of our named executive officers;

•

each of our directors; and

•

all of our current executive officers and directors as a group.

              Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of September 30, 2013. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Securities Act.

              Our calculation of the percentage of beneficial ownership prior to this offering is based on 127,062,334 shares of our common stock outstanding as of September 30, 2013, which assumes the automatic conversion of all outstanding shares of our preferred stock into shares of common stock immediately prior to the closing of this offering. We have based our calculation of the percentage of beneficial ownership after this offering on                        shares of our common stock outstanding immediately after the closing of this offering (assuming no exercise of the underwriters' option to purchase additional shares of common stock).

              Common stock subject to stock options currently exercisable or exercisable within 60 days of September 30, 2013 is deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group of which the holder is a member but is not deemed outstanding for computing the percentage of any other person.

              The share amounts in the following table assume the automatic conversion of all outstanding shares of our preferred stock into shares of common stock immediately prior to the closing of this offering.

              Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o CardioDx, Inc., 2500 Faber Place, Palo Alto, CA 94303.

		Percentage of Shares Beneficially Owned
	Number of Shares Beneficially Owned
Name of Beneficial Owner		Before Offering	After Offering
5% Stockholders:
V-Sciences Investments Pte Ltd(1)	25,304,414	19.9%
Longitude Venture Partners, LP and affiliated entities and individuals(2)	22,783,866	17.9
Entities affiliated with Artiman Ventures(3)	17,687,595	13.9
KPCB Holdings, Inc., as Nominee(4)	12,157,214	9.5
Entities affiliated with JPMorgan Direct Venture Capital(5)	8,155,014	6.4
MDV VIII, L.P. as nominee for MDV VIII, L.P., MDV VIII Leaders' Fund, L.P., and MDV ENF VIII, L.P.(6)	7,449,715	5.8
Named Executive Officers and Directors:
David L. Levison(7)	6,045,013	4.5
Mark Monane, M.D.(8)	1,316,466	1.0
Andrew L. Guggenhime(9)	1,582,902	1.2
Brook H. Byers(4)	12,157,214	9.5
Fred E. Cohen, M.D., D.Phil.(10)	6,108,443	4.8
Patrick G. Enright(2)	22,783,866	17.9
Louis G. Lange, M.D., Ph.D.(11)	2,480,551	1.9
Arthur M. Pappas(12)	4,883,746	3.8
Ajit Singh, Ph.D.(3)	17,687,595	13.9
All executive officers and directors as a group (13 persons)(13)	78,503,600	55.3

*

Represents beneficial ownership of less than 1% of the outstanding common stock.

(1)

V-Sciences Investments Pte Ltd ("VSI") is a wholly owned subsidiary of Temasek Life Sciences Private Limited, which is a wholly owned subsidiary of Fullerton Management Pte Ltd, which is a wholly owned subsidiary of Temasek Holdings (Private) Limited ("Temasek"). By virtue of its indirect ownership of 100% of VSI, Temasek may be deemed to beneficially own the shares held by VSI. Voting and investment decisions related to these securities are made by the board of directors of VSI, which is currently comprised of Chong Kwang Cheong Robert and Choo Soo Shen Christina. Temasek disclaims beneficial ownership of such shares, except to the extent of its pecuniary interest therein. The address for this stockholder is 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore, 238891, Singapore.

(2)

Includes 22,336,164 shares of common stock held by Longitude Venture Partners, L.P. and 447,702 shares of common stock held by Longitude Capital Associates, L.P. Each of Patrick Enright and Juliet Tammenoms Bakker are managing members of Longitude Capital Partners, LLC, which is the general partner of each of Longitude Venture Partners, L.P. and Longitude Capital Associates, L.P. (collectively, the Longitude Funds), and may be deemed to have shared voting and dispositive power with respect to the common stock held by or issuable to the Longitude Funds. Each of Mr. Enright and Ms. Bakker disclaims beneficial ownership of all such common stock except to the extent of such person's proportionate pecuniary interest therein. The address for the Longitude Funds, Mr. Enright and Ms. Bakker is 800 El Camino Real, Suite 220, Menlo Park, CA 94025.

(3)

Includes 12,829,495 shares of common stock held by Artiman Ventures III, L.P., 223,956 shares of common stock held by Artiman Ventures III Principals Fund, L.P., 115,498 shares of common stock held by Artiman Ventures III Affiliates Fund, L.P. and 4,518,646 shares of common stock held by Artiman Ventures Special Opportunities Fund, L.P. Amit Shah and Yatin Mundkur are (a) the Directors of Artiman III, Ltd., the General Partner of Artiman III L.P., which is the general partner of Artiman Ventures III, L.P., Artiman Ventures III Principals Fund, L.P., and Artiman Ventures III Affiliates Fund, L.P., and (b) the Managing Members of Artiman SOF, L.L.C., the General Partner of Artiman Ventures Special Opportunities Fund, L.P. (collectively, the Artiman Funds) and share voting control and investment power over the securities held by the Artiman Funds. Messrs. Shah and Mundkur disclaim beneficial ownership of the securities held by the Artiman Funds, except to the extent of their pecuniary interests therein. The address for the Artiman Funds and Messrs. Shah and Mundkur is 2000 University Avenue, Suite 602, East Palo Alto, CA 94303.

(4)

Includes 7,395,137 shares of common stock and warrants to purchase 924,044 shares of common stock beneficially owned by Kleiner Perkins Caufield & Byers X-A, L.P. ("KPCB X-A"); 208,572 shares of common stock and warrants to purchase 26,062 shares of common stock beneficially owned by Kleiner Perkins Caufield & Byers X-B, L.P. ("KPCB X-B"); 75,725 shares of common stock and warrants to purchase 9,462 shares of common stock beneficially owned by Brook H. Byers; and 3,127,430 shares of common stock and warrants to purchase 390,782 shares of common stock beneficially owned by individuals and entities associated with Kleiner Perkins Caufield & Byers. All shares are held for convenience in the name of "KPCB Holdings, Inc. as nominee," for the accounts of such individuals and entities who each exercise their own voting and dispositive control over such shares. The general partner of KPCB X-A and KPCB X-B is KPCB X Associates, LLC ("KPCB X Associates"). Brook H. Byers, L. John Doerr, Thomas Jermoluk, Joseph Lacob, Kevin Compton, Doug Mackenzie, Raymond J. Lane and Theodore E. Schlein, the managers of KPCB X Associates, exercise shared voting and dispositive control over the shares directly held by KPCB X-A and KPCB X-B. The principal business address for all entities and individuals affiliated with Kleiner Perkins Caufield & Byers is 2750 Sand Hill Road, Menlo Park, CA 94025.

(5)

Includes 7,730,953 shares of common stock held by JPMorgan Direct Venture Capital Institutional Investors IV LLC, 322,123 shares of common stock held by JPMorgan Venture Capital Institutional Offshore Investors IV L.P., and 101,938 shares of common stock held by 522 Fifth Avenue Fund, L.P. JPMorgan Investment Management Inc. serves as investment advisor of JPMorgan Direct Venture Capital Institutional Investors IV LLC. JPMorgan Investment Management Inc. serves as the Sub-advisor of JPMorgan Venture Capital Institutional Offshore Investors IV L.P. JPMorgan Investment Management Inc. serves as investment advisor of 522 Fifth Avenue Fund. Robert Kiss and David Taplitz, portfolio managers for JPMorgan Investment Management Inc., share voting and investment control over the shares held by JPMorgan Direct Venture Capital Institutional Investors IV LLC, JPMorgan Venture Capital Institutional Offshore Investors IV L.P., and 522 Fifth Avenue Fund (collectively, the JPM Funds). The address of Messrs. Kiss and Taplitz and the JPM Funds is 270 Park Avenue, New York, NY 10017.

(6)

Includes 6,475,559 shares of common stock and warrants to purchase 974,156 shares of common stock. Eighth MDV Partners, L.L.C. is the general partner of MDV VIII, L.P. Jonathan D. Feiber is a managing member of Eighth MDV Partners, L.L.C., or MDV, the general partner of MDV VIII, L.P., MDV VIII Leaders' Fund, L.P. and MDV ENF VIII, L.P. (collectively, the MDV Funds). As a managing member of MDV, Mr. Feiber shares voting and investment power over the shares held by the MDV Funds and may be deemed to have indirect beneficial ownership of such shares. The address for this stockholder is 3000 Sand Hill Road, Bldg. 3, Suite 290, Menlo Park, CA 94025.

(7)

Includes 16,980 shares of common stock held directly by Mr. Levison and 6,028,033 shares issuable pursuant to stock options held by Mr. Levison exercisable within 60 days of September 30, 2013, which are subject to an early exercise right and may be exercised in full prior to vesting of the shares underlying such options.

(8)

Includes 1,316,466 shares issuable pursuant to stock options held by Dr. Monane exercisable within 60 days of September 30, 2013, which are subject to an early exercise right and may be exercised in full prior to vesting of the shares underlying such options.

(9)

Includes 1,582,902 shares issuable pursuant to stock options held by Mr. Guggenhime exercisable within 60 days of September 30, 2013, which are subject to an early exercise right and may be exercised in full prior to vesting of the shares underlying such options.

(10)

Includes 2,281,804 shares of common stock and warrants to purchase 72,844 shares of common stock held by TPG Biotech Reinvest AIV, L.P., 839,512 shares of common stock and warrants to purchase 9,634 shares of common stock held by TPG Ventures Reinvest AIV, L.P., 1,923,975 shares of common stock held by TPG Biotechnology Partners, L.P., and 960,430 shares of common stock and warrants to purchase 20,244 shares of common stock held by TPG Ventures, L.P. TPG Group Holdings (SBS) Advisors, Inc., or Group Advisors, is the general partner of TPG Group Holdings (SBS), L.P., which is the sole member of TPG Holdings I-A, LLC, which is the general partner of TPG Holdings I, L.P., which is the sole member of each of (i) TPG Ventures GenPar Advisors, LLC, or Ventures GenPar Advisors, and (ii) TPG Biotechnology GenPar Advisors, LLC, or Biotechnology GenPar Advisors. Ventures GenPar Advisors is the general partner of TPG Ventures GenPar, L.P., which is the general partner of TPG Ventures, L.P. and TPG Ventures Reinvest AIV, L.P. Biotechnology GenPar Advisors is the general partner of TPG Biotechnology GenPar, L.P., which is the general partner of TPG Biotechnology L.P. and TPG Biotech Reinvest AIV, L.P. David Bonderman and James G. Coulter are officers, directors and sole shareholders of Group Advisors and therefore may be deemed to beneficially own the shares of common stock held by TPG Ventures, L.P., TPG Ventures Reinvest AIV, L.P., TPG Biotechnology L.P. and TPG Biotech Reinvest AIV, L.P., (collectively, the TPG Funds). Messrs. Bonderman and Coulter disclaim beneficial ownership of the shares held by the TPG Funds except to the extent of their pecuniary interest therein. Dr. Cohen has no voting or investment power over and disclaims beneficial ownership of the shares held by the TPG Funds. The address of each of the TPG Funds, Dr. Cohen, and Messrs. Bonderman and Coulter is c/o TPG Capital, L.P., 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(11)

Includes 324,061 shares of common stock held directly by Dr. Lange, warrants to purchase 45,794 shares of common stock held by Dr. Lange, 813,242 shares issuable pursuant to stock options held by Dr. Lange exercisable within 60 days of September 30, 2013, which are subject to an early exercise right and may be exercised in full prior to vesting of the shares underlying such option, and 1,250,916 shares of common stock and warrants to purchase 46,538 shares of common stock held by Asset Management Company Venture Fund, LLC, or Asset Management, the general partner of which is Asset Management Ventures (GP) LLC, or AMV GP. Dr. Lange is a managing member of AMV GP and disclaims beneficial ownership of the shares held by Asset Management except to the extent of his pecuniary interest therein. The address for Dr. Lange and Asset Management is 2100 Geng Road, Suite 200, Palo Alto, CA 94303.

(12)

Includes 4,403,589 shares of common stock and warrants to purchase 258,273 shares of common stock held by A. M. Pappas Life Science Ventures IV, L.P., and 209,595 shares of common stock and warrants to purchase 12,289 shares of common stock held by PV IV CEO Fund, L.P. AMP&A Management IV, LLC is the general partner of each of A. M. Pappas Life Science Ventures IV, L.P. and PV IV CEO Fund, L.P. (collectively, the Pappas Funds) , and AMP&A Management IV, LLC has a management agreement with A. M. Pappas & Associates, LLC whereby A. M. Pappas &

Associates, LLC provides management services for the Pappas Funds. As a result, A. M. Pappas & Associates, LLC's investment committee exercises sole dispositive and voting power over the shares owned by the Pappas Funds. By virtue of these relationships, AMP&A Management IV, LLC and A. M. Pappas & Associates, LLC may be deemed to beneficially own the shares owned directly by the Pappas Funds. Arthur M. Pappas is the sole managing member of A. M. Pappas & Associates, LLC. Each of the foregoing individuals and entities disclaims beneficial ownership of such shares except to the extent of each of its pecuniary interest therein. The address for this stockholder is 2520 Meridian Parkway, Suite 400, Durham, NC 27713.

(13)

Consists of (i) 341,041 shares held by the current directors and executive officers, (ii) warrants to purchase 45,794 shares held by such persons, (iii) 13,161,447 shares issuable pursuant to stock options held by such persons that are exercisable within 60 days of September 30, 2013, (iv) 63,185,146 shares held by entities affiliated with certain of our directors and executive officers and (v) warrants to purchase 1,770,172 shares held by entities affiliated with certain of our directors.

 DESCRIPTION OF CAPITAL STOCK

General

              The following description of our capital stock summarizes the most important terms of our capital stock as they are expected to be in effect upon the closing of this offering. The descriptions of our capital stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to the amended and restated certificate of incorporation and the amended and restated bylaws that will be in effect upon the closing of this offering. Copies of these documents will be filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

              Our amended and restated certificate of incorporation provides for one class of common stock. In addition, our amended and restated certificate of incorporation will authorize shares of undesignated preferred stock, the rights, preferences and privileges of which may be designated from time to time by our board of directors.

              Upon the closing of this offering, our authorized capital stock will consist of                        shares, all with a par value of $0.001 per share, of which:

•

                         shares are designated as common stock; and

•

                         shares are designated as preferred stock.

              As of September 30, 2013, we had outstanding 127,062,334 shares of common stock, which assumes the conversion of all 126,757,156 outstanding shares preferred stock into 126,757,156 shares of common stock immediately prior to the closing of this offering. Our outstanding capital stock was held by approximately 86 stockholders of record as of September 30, 2013. As of September 30, 2013, we also had outstanding warrants to acquire 2,924 shares of common stock having a weighted-average exercise price of $7.05 per share, warrants to acquire 3,632,887 shares of preferred stock having a weighted-average exercise price of $1.31 per share, and options to acquire 22,887,121 shares of common stock held by employees, directors and consultants pursuant to our 2004 Plan and having a weighted-average exercise price of $0.33 per share.

Common Stock

Voting Rights

              Each holder of our common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders, except as otherwise expressly provided in our amended and restated certificate of incorporation or required by applicable law. We have not provided for cumulative voting for the election of directors in our amended and restated certificate of incorporation.

Economic Rights

              Dividends and Distributions.    Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends, the holders of common stock will be entitled to receive, when, as and if declared by the board of directors, out of any assets legally available therefor, such dividends as may be declared from time to time by the board of directors.

              Liquidation Rights.    In the event of our liquidation, dissolution or winding-up, upon the completion of the distributions required with respect to any series of preferred stock that may then be outstanding, the remaining assets legally available for distribution to stockholders shall be distributed ratably among the holders of common stock and any participating preferred stock outstanding at that time.

Preferred Stock

              As of September 30, 2013, there were 126,757,156 shares of our preferred stock outstanding. Immediately prior to the closing of this offering, all outstanding shares of our preferred stock will convert into 126,757,156 shares of our common stock.

              Upon the closing of this offering, our board of directors may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of                                    shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our common stock. The issuance of our preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action. Upon the closing of this offering, no shares of preferred stock will be outstanding, and we have no present plan to issue any shares of preferred stock.

Registration Rights

Stockholder Registration Rights

              We are party to an investor rights agreement that provides that holders of our convertible preferred stock and certain holders of our common stock, including certain holders of 5% of our capital stock and entities affiliated with certain of our directors, have certain registration rights, as set forth below. This investors' rights agreement was originally entered into in September 2004 and was amended and restated from time to time in connection with our preferred stock financings. The registration of shares of our common stock pursuant to the exercise of registration rights described below would enable the holders to sell these shares without restriction under the Securities Act when the applicable registration statement is declared effective. We will pay the registration expenses, other than the underwriting discounts and commissions, of the shares registered pursuant to the demand, piggyback and Form S-3 registrations described below.

              Generally, in an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such holders may include. The demand, piggyback and Form S-3 registration rights described below will expire upon the earlier of three years after the closing of this offering, or, with respect to each stockholder, at such time at least one year after the closing of this offering, when such investor can sell all of its shares in a three month period under Rule 144 of the Securities Act.

Demand Registration Rights

              The holders of an aggregate of 130,378,441 shares of our common stock issuable upon conversion of outstanding preferred stock and shares of convertible preferred stock subject to outstanding warrants as of September 30, 2013 will be entitled to certain demand registration rights. At any time beginning on the earlier of October 12, 2016 or six months after the effective date of this registration statement, the holders of a majority of these shares may, on not more than two occasions, request that we register all or a portion of their shares, subject to certain specified exceptions. Such request for registration must cover shares with an anticipated aggregate offering price, net of the underwriting discounts and commissions, of at least $5,000,000.

Piggyback Registration Rights

              In connection with this offering, the holders of an aggregate of 130,410,578 shares of common stock issuable upon conversion of outstanding preferred stock, shares of convertible preferred stock subject to outstanding warrants, and shares of common stock issued to our founders as of September 30, 2013, were entitled to, and the necessary percentage of holders waived, their rights to notice of this offering and to include their shares of registrable securities in this offering. In the event that we propose to register any of our securities under the Securities Act in another offering solely for cash, either for our own account or for the account of other security holders, the holders of these shares will be entitled to certain "piggyback" registration rights allowing them to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, including a registration statement on Form S-3 as discussed below, other than with respect to (i) a demand registration, (ii) a registration relating solely to the sale of securities to participants in one of our stock plans or covered by Rule 145 under the Securities Act, (iii) related to stock issued upon conversion of debt securities which are also being registered, or (iv) any registration on any other form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of registrable securities, the holders of these shares are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration.

Form S-3 Registration Rights

              The holders of an aggregate of 130,378,441 shares of our common stock issuable upon conversion of outstanding preferred stock and shares of convertible preferred stock subject to outstanding warrants as of September 30, 2013, will be entitled to certain Form S-3 registration rights. Any holder of these shares can make a request that we register their shares on Form S-3 if we are qualified to file a registration statement on Form S-3, subject to certain specified exceptions. Such request for registration on Form S-3 must cover securities the aggregate offering price of which, before payment of the underwriting discounts and commissions, equals or exceeds $500,000. We will not be required to effect more than two registrations on Form S-3 within any 12-month period.

Anti-Takeover Provisions

Certificate of Incorporation and Bylaws to be in Effect upon the Closing of this Offering

              Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the voting power of our shares of common stock outstanding will be able to elect all of our directors. Our amended and restated certificate of incorporation and amended and restated bylaws to be effective upon the closing of this offering will provide that all stockholder actions must be effected at a duly called meeting of stockholders and not by written consent. A special meeting of stockholders may be called by the majority of our whole board of directors, chair of the board of directors or our chief executive officer.

              As described above in "Management—Classified Board," in accordance with our amended and restated certificate of incorporation to be filed in connection with this offering, immediately after this offering, our board of directors will be divided into three classes with staggered three-year terms. Our amended and restated certificate of incorporation will further provide that, immediately after this offering, the affirmative vote of holders of at least 66 2/3% of the voting power of all of the then outstanding shares of voting stock will be required to amend certain provisions of our certificate of incorporation, including provisions relating to the classified board, the size of the board, removal of directors, special meetings, actions by written consent and cumulative voting. The affirmative vote of holders of at least 66 2/3% of the voting power of all of the then outstanding shares of voting stock will be required to amend or repeal our bylaws, although our bylaws may be amended by a simple majority vote of our board of directors.

              The foregoing provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

              These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in our control or management. As a consequence, these provisions also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

Section 203 of the Delaware General Corporation Law

              We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•

before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

              In general, Section 203 defines business combination to include the following:

•

any merger or consolidation involving the corporation and the interested stockholder;

•

any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•

subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•

the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

              In general, Section 203 defines an "interested stockholder" as an entity or person who, together with the person's affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Choice of Forum

              Our amended and restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation or our bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. Although we believe that this provision benefits us by providing increased consistency in the application of Delaware General Corporation Law for the specified types of actions and proceedings, the provision may have the effect of discouraging lawsuits against our directors, officers and other employees. The enforceability of similar choice of forum provisions in other companies' certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in such action. For example, if you purchase shares of our common stock between the effective date of this registration statement and the closing of this offering, a court may find that this choice of forum provision does not apply to you.

Limitations of Liability and Indemnification

              See "Executive Compensation—Limitation on Liability and Indemnification Matters."

Listing

              We intend to apply to have our common stock approved for listing on NASDAQ under the symbol "CDX."

Transfer Agent and Registrar

              Upon the closing of this offering, the transfer agent and registrar for our common stock will be            .

SHARES ELIGIBLE FOR FUTURE SALE

              Prior to this offering, there has been no public market for our capital stock. Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

              Based on the number of shares outstanding as of September 30, 2013, upon the closing of this offering,                                     shares of common stock will be outstanding, assuming no exercise of the underwriters' option to purchase additional shares of common stock, no exercise of outstanding options or our outstanding warrants. Of the outstanding shares, all of the shares sold in this offering will be freely tradable, except that any shares held by our affiliates, as that term is defined in Rule 144 under the Securities Act, may only be sold in compliance with the limitations described below.

              The remaining shares of our common stock outstanding after this offering are restricted securities as such term is defined in Rule 144 under the Securities Act and are subject to lock-up agreements with us as described below. Following the expiration of the lock-up period, restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 promulgated under the Securities Act, described in greater detail below.

Rule 144

              In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (2) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•

1% of the number of shares of our common stock outstanding after this offering, which will equal                         shares assuming no exercise of the underwriters' option to purchase additional shares of common stock; or

•

the average weekly trading volume of our common stock on NASDAQ during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

Rule 701

              Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits re-sales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers, directors or consultants who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares. However, substantially all Rule 701 shares are subject to lock-up agreements as described below and under "Underwriting" and will become eligible for sale at the expiration of those agreements.

Lock-Up Agreements

              We and substantially all of our directors, executive officers, stockholders and optionholders have agreed with the underwriters that for a period of 180 days following the date of this prospectus, subject to certain exceptions, we and they will not, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, or otherwise dispose of or transfer any of our shares of common stock, any options or warrants to purchase shares of our common stock, or any securities convertible into, or exchangeable for or that represent the right to receive shares of our common stock. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Jefferies LLC may, in their sole discretion, at any time, release all or any portion of the shares from the restrictions in such agreement. These agreements are further described in "Underwriting."

              Employees can only sell vested shares. Employees who do not hold vested shares, including shares subject to options, upon expiration of these selling restrictions will not be able to sell shares until they vest.

Registration Rights

              On the date beginning 180 days after the date of this prospectus, the holders of approximately 130,378,441 shares of our common stock, or their transferees, will be entitled to certain rights with respect to the registration of those shares under the Securities Act. For a description of these registration rights, see "Description of Capital Stock—Registration Rights." If these shares are registered, they will be freely tradable without restriction under the Securities Act.

Equity Incentive Plans

              As soon as practicable after the closing of this offering, we intend to file a Form S-8 registration statement under the Securities Act to register shares of our common stock issued or reserved for issuance under our equity compensation plans and agreements. This registration statement will become effective immediately upon filing, and shares covered by this registration statement will thereupon be eligible for sale in the public markets, subject to vesting restrictions, the lock-up agreements described above and Rule 144 limitations applicable to affiliates. For a more complete discussion of our equity compensation plans, see "Executive Compensation—Employee Benefit Plans."

 MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO
NON-U.S. HOLDERS OF OUR COMMON STOCK

              The following summary describes the material U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of our common stock acquired in this offering by Non-U.S. Holders (as defined below). This discussion does not address all aspects of U.S. federal income and estate taxes and does not deal with foreign, state and local consequences that may be relevant to Non-U.S. Holders in light of their particular circumstances, nor does it address U.S. federal tax consequences other than income and estate taxes. Special rules different from those described below may apply to certain Non-U.S. Holders that are subject to special treatment under the Code, such as financial institutions, insurance companies, tax-exempt organizations, broker-dealers and traders in securities, U.S. expatriates, "controlled foreign corporations," "passive foreign investment companies," corporations that accumulate earnings to avoid U.S. federal income tax, persons that hold our common stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or integrated investment or other risk reduction strategy, persons subject to the alternative minimum tax or Medicare contribution tax, partnerships and other pass-through entities, and investors in such pass-through entities. Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those discussed below. We have not requested a ruling from the U.S. Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. This discussion assumes that the Non-U.S. Holder holds our common stock as a "capital asset" within the meaning of Section 1221 of the Code (generally, property held for investment).

              Persons considering the purchase of our common stock pursuant to this offering should consult their own tax advisors concerning the U.S. federal income and estate tax consequences of acquiring, owning and disposing of our common stock in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction, including any state, local or foreign tax consequences.

              For the purposes of this discussion, a "Non-U.S. Holder" is, for U.S. federal income tax purposes, a beneficial owner of common stock that is neither a U.S. Holder, nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes regardless of its place of organization or formation). A "U.S. Holder" means a beneficial owner of our common stock that is for U.S. federal income tax purposes (a) an individual who is a citizen or resident of the U.S., (b) a corporation or other entity treated as a corporation created or organized in or under the laws of the U.S., any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (d) a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Distributions

              Subject to the discussion below, distributions, if any, made on our common stock to a Non-U.S. Holder of our common stock to the extent made out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) generally will constitute dividends for U.S. tax purposes and will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide us with a properly executed IRS Form W-8BEN, or other appropriate form, certifying the Non-U.S. Holder's entitlement to benefits under that treaty. In the case of a Non-U.S. Holder that is an entity, Treasury Regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder's behalf, the holder will be required to provide appropriate documentation to such agent. The holder's agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you may be able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

              We generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the U.S. (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that such holder maintains in the U.S.) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to such agent). In general, such effectively connected dividends will be subject to U.S. federal income tax, on a net income basis at the regular graduated rates. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional "branch profits tax," which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder's effectively connected earnings and profits, subject to certain adjustments.

              To the extent distributions on our common stock, if any, exceed our current and accumulated earnings and profits, they will first reduce the Non-U.S. Holder's adjusted basis in our common stock, but not below zero, and then will be treated as gain to the extent of any excess, and taxed in the same manner as gain realized from a sale or other disposition of common stock as described in the next section.

Gain on Disposition of Our Common Stock

              Subject to the discussion below regarding backup withholding and foreign accounts, a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of our common stock unless (a) the gain is effectively connected with a trade or business of such holder in the U.S. (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that such holder maintains in the U.S.), (b) the Non-U.S. Holder is a nonresident alien individual and is present in the U.S. for 183 or more days in the taxable year of the disposition and certain other conditions are met or (c) we are or have been a "United States real property holding corporation" within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such holder's holding period. In general, we would be a U.S. real property holding corporation if interests in U.S. real estate comprised (by fair market value) at least half of our business assets. We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation. Even if we are treated as a U.S. real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as (1) the Non-U.S. Holder owned, directly, indirectly and constructively, no more than five percent of our common stock at all times within the shorter of (i) the five-year period preceding the disposition or (ii) the holder's holding period and (2) our common stock is regularly traded on an established securities market. There can be no assurance that our common stock will qualify as regularly traded on an established securities market.

              If you are a Non-U.S. Holder described in (a) above, you will be required to pay tax on the net gain derived from the sale at regular graduated U.S. federal income tax rates, and corporate Non-U.S. Holders described in (a) above may be subject to the additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you are an individual Non-U.S. Holder described in (b) above, you will be required to pay a flat 30% tax on the gain derived from the sale, which gain may be offset by U.S. source capital losses (even though you are not considered a resident of the U.S.).

Information Reporting Requirements and Backup Withholding

              Generally, we must report information to the IRS with respect to any dividends we pay on our common stock including the amount of any such dividends, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder to whom any such dividends are paid. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

              Dividends paid by us (or our paying agents) to a Non-U.S. Holder may also be subject to U.S. backup withholding. U.S. backup withholding generally will not apply to a Non-U.S. Holder who provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption.

              Under current U.S. federal income tax law, U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our common stock effected by or through a U.S. office of any broker, U.S. or foreign, except that information reporting and such requirements may be avoided if the holder provides a properly executed IRS Form W-8BEN or otherwise meets documentary evidence requirements for establishing Non-U.S. Holder status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the U.S. through a non-U.S. office of a non-U.S. broker. Information reporting and backup withholding requirements may, however, apply to a payment of disposition proceeds if the broker has actual knowledge, or reason to know, that the holder is, in fact, a U.S. person. For information reporting purposes, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.

              Any amounts of tax withheld under the backup withholding rules may be credited against the tax liability of persons subject to backup withholding, provided that the required information is timely furnished to the IRS.

Foreign Accounts

              A U.S. federal withholding tax of 30% may apply on dividends on and the gross proceeds of a disposition of our common stock paid to a foreign financial institution (as specifically defined by applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). This U.S. federal withholding tax of 30% will also apply on dividends on and the gross proceeds of a disposition of our common stock to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Holders are encouraged to consult with their own tax advisors regarding the possible implications of the legislation on these rules for their investment in our common stock.

              The IRS has issued guidance providing that the withholding provisions described above will generally apply to payments of dividends made on or after July 1, 2014 and to payments of gross proceeds from a sale or other disposition of common stock on or after January 1, 2017.

Federal Estate Tax

              An individual Non-U.S. Holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in our common stock will be required to include the value thereof in his or her gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise, even though such individual was not a citizen or resident of the U.S. at the time of his or her death.

              EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW.

UNDERWRITING

              Merrill Lynch, Pierce, Fenner & Smith Incorporated and Jefferies LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Jefferies LLC
Piper Jaffray & Co.
William Blair & Company, L.L.C.

Total

              Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

              We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

              The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

              Entities affiliated with certain of our existing stockholders have indicated an interest in purchasing an aggregate of approximately $         million in shares of our common stock in this offering at the initial public offering price. Any shares not so purchased will be offered by the underwriters to the general public on the same basis as other shares offered pursuant to this prospectus. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters could determine to sell more, less or no shares to any of these potential investors and any of these potential investors could determine to purchase more, less or no shares in this offering.

Commissions and Discounts

              The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $        per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

              The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

              The expenses of the offering, not including the underwriting discount, are estimated at $         million and are payable by us. We have agreed to reimburse the underwriters for expenses of approximately $        related to clearance of this offering with the Financial Industry Regulatory Authority, Inc., or FINRA.

Option to Purchase Additional Shares

              We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to             additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

No Sales of Similar Securities

              We and substantially all of our executive officers, directors and other existing security holders have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 180 days after the date of this prospectus without first obtaining the written consent of the representatives. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•

offer, pledge, sell or contract to sell any common stock;

•

sell any option or contract to purchase any common stock;

•

purchase any option or contract to sell any common stock;

•

grant any option, right or warrant for the sale of any common stock;

•

lend or otherwise dispose of or transfer any common stock;

•

request or demand that we file a registration statement related to the common stock; or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

              This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

NASDAQ Global Market Listing

              We expect the shares to be approved for listing on the NASDAQ Global Market, subject to notice of issuance, under the symbol "CDX."

              Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are

•

the valuation multiples of publicly traded companies that the representatives believe to be comparable to us;

•

our financial information;

•

the history of, and the prospects for, our company and the industry in which we compete;

•

an assessment of our management, our past and present operations, and the prospects for, and timing of, our future revenue;

•

the present state of our development; and

•

the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

              An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

              The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

              Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

              In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. "Naked" short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

              The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

              Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NASDAQ Global Market, in the over-the-counter market or otherwise.

              Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

              In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

              Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

              In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

              In relation to each Member State of the European Economic Area (each, a "Relevant Member State"), no offer of shares may be made to the public in that Relevant Member State other than:

    A.
    to any legal entity which is a qualified investor as defined in the Prospectus Directive;

    B.
    to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

    C.
    in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

              Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

              The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

              This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

              For the purpose of the above provisions, the expression "an offer to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

              In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

              The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

              Neither this document nor any other offering or marketing material relating to the offering, the Company, or the shares has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, or FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

              This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

              No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission ("ASIC"), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

              Any offer in Australia of the shares may only be made to persons, or the Exempt Investors, who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

              The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

              This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

              The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

              The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, "Japanese Person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

              This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

              Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

    (a)
    a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

    (b)
    a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

    (a)
    to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

    (b)
    where no consideration is or will be given for the transfer;

    (c)
    where the transfer is by operation of law;

    (d)
    as specified in Section 276(7) of the SFA; or

    (e)
    as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

 LEGAL MATTERS

              Cooley LLP, Palo Alto, California, will pass upon the validity of the shares of common stock offered hereby. Cooley LLP and certain attorneys and investment funds affiliated with the firm collectively own an aggregate of 26,738 shares of our common stock. The underwriters are being represented by Davis Polk & Wardwell LLP, Menlo Park, California, in connection with the offering.

EXPERTS

              Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements at December 31, 2012 and 2011, and for each of the two years in the period ended December 31, 2012, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

              We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to this offering of our common stock. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits and the financial statements and notes filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The exhibits to the registration statement should be referenced for the complete contents of these contracts and documents. A copy of the registration statement and the exhibits filed therewith may be inspected without charge at the public reference room of the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

              As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference facilities and the website of the SEC referred to above. We also maintain a website at www.cardiodx.com. After the closing of this offering, you may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

CardioDx, Inc.

Financial Statements

              As of December 31, 2011 and 2012, and June 30, 2013 (unaudited) and the years ended December 31, 2011 and 2012, and six months ended June 30, 2012 and 2013 (unaudited)

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
CardioDx, Inc.

              We have audited the accompanying balance sheets of CardioDx, Inc. (the Company) as of December 31, 2011 and 2012, and the related statements of operations, comprehensive loss, convertible preferred stock and stockholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

              We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

              In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2011 and 2012, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Redwood City, California
July 24, 2013

CardioDx, Inc.

Balance Sheets

(In thousands, except share and per share data)

	December 31,
			June 30, 2013	Pro Forma June 30, 2013
	2011	2012
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,858	$12,577	$3,205	$3,205
Short-term investments	28,627	53,418	43,621	43,621
Accounts receivable, net of allowances of $0 and $24 as of December 31, 2011 and 2012 respectively, and $127 as of June 30, 2013 (unaudited)	—	215	1,143	1,143
Prepaid expenses and other current assets	1,157	1,536	1,945	1,945

Total current assets	34,642	67,746	49,914	49,914
Property and equipment, net	1,971	2,113	2,644	2,644
Restricted cash	199	299	419	419
Other non-current assets	—	250	1,175	1,175

Total assets	$36,812	$70,408	$54,152	$54,152

Liabilities, convertible preferred stock and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$690	$660	$1,186	$1,186
Accrued payroll liabilities	1,187	2,771	2,493	2,493
Accrued and other liabilities	1,893	1,288	2,283	2,283

Total current liabilities	3,770	4,719	5,962	5,962
Warrant liability	512	495	797	—
Other long-term liabilities	269	400	264	264

Total liabilities	4,551	5,614	7,023	6,226

Commitments and contingencies (Note 7)
Convertible preferred stock, $0.001 par value: 91,899,246 shares authorized at December 31, 2011 and 133,353,565 shares authorized at December 31, 2012 and at June 30, 2013 (unaudited); 84,810,540 shares issued and outstanding at December 31, 2011 and 126,757,156 shares issued and outstanding at December 31, 2012 and at June 30, 2013 (unaudited); no shares issued or outstanding, pro forma. Liquidation value of $90,523 at December 31, 2011 and $156,892 at December 31, 2012 and $162,604 at June 30, 2013 (unaudited)	80,265	147,159	152,986	—
Stockholders' equity (deficit):
Common stock, $0.001 par value; 107,299,246 shares authorized at December 31, 2011 and 166,282,880 shares authorized at December 31, 2012 and June 30, 2013 (unaudited); 85,625 and 106,374 shares issued and outstanding at December 31, 2011 and 2012, respectively, and 164,833 shares issued and outstanding at June 30, 2013 (unaudited); 126,921,989 shares issued and outstanding, pro forma	—	—	—	127
Additional paid-in capital	73,823	65,100	60,023	213,679
Accumulated other comprehensive income, net of tax	6	7	8	8
Accumulated deficit	(121,833)	(147,472)	(165,888)	(165,888)

Total stockholders' equity (deficit)	$(48,004)	$(82,365)	$(105,857)	$47,926

Total liabilities, convertible preferred stock and stockholders' equity (deficit)	$36,812	$70,408	$54,152	$54,152

See accompanying notes.

CardioDx, Inc.

Statements of Operations

(In thousands, except share and per share data)

	Year Ended December 31,		Six Months Ended June 30,
	2011	2012	2012	2013
			(unaudited)
Revenue	$1,527	$2,475	$466	$2,874
Operating expenses:
Cost of revenue	5,981	4,680	2,269	3,027
Research and development	9,194	8,312	4,160	5,317
Sales and marketing	5,704	7,989	3,243	7,103
General and administrative	6,143	7,221	3,189	5,599

Total operating expenses	27,022	28,202	12,861	21,046

Loss from operations	(25,495)	(25,727)	(12,395)	(18,172)
Interest income	71	71	29	58
Interest expense	(297)	—	—	—
Other income (expense), net	(256)	17	61	(302)

Net loss	(25,977)	(25,639)	(12,305)	(18,416)
Gain on extinguishment of convertible preferred stock	76,288	—	—	—
Accretion and dividends on convertible preferred stock to redemption value	(5,945)	(9,194)	(3,963)	(5,827)
Net income attributable to participating securities	(44,316)	—	—	—

Net income (loss) attributable to common stockholders	$50	$(34,833)	$(16,268)	$(24,243)

Net income (loss) per share attributable to common stockholders:
Basic and diluted	$0.58	$(371.67)	$(189.75)	$(172.86)

Weighted average shares of common stock used in computing net income (loss) per share attributable to common stockholders:
Basic and diluted	85,625	93,721	85,735	140,248

Pro forma net loss per share of common stock, basic and diluted (unaudited)		$(0.26)		$(0.15)

Weighted-average shares used in computing pro forma net loss per share of common stock, basic and diluted (unaudited)		97,685,267		126,890,167

See accompanying notes.

CardioDx, Inc.

Statements of Comprehensive Loss

(In thousands)

	Year Ended December 31,		Six Months Ended June 30,
	2011	2012	2012	2013
			(unaudited)
Net loss	$(25,977)	$(25,639)	$(12,305)	$(18,416)
Unrealized gain (loss) on investments, net of tax	6	1	(7)	1

Comprehensive loss	$(25,971)	$(25,638)	$(12,312)	$(18,415)

See accompanying notes.

CardioDx, Inc.

Statements of Convertible Preferred Stock and Stockholders' Equity (Deficit)

(In thousands, except share and per share data)

	Convertible Preferred Stock					Accumulated Other Comprehensive Income (Loss)
			Common Stock					Total Stockholders' Equity (Deficit)
					Additional Paid-In Capital		Accumulated Deficit
	Shares	Amount	Shares	Amount
Balances at December 31, 2010	29,504,931	$81,712	85,625	$—	$1,601	$—	$(95,856)	$(94,255)
Net loss	—	—	—	—	—	—	(25,977)	(25,977)
Unrealized gain on investments	—	—	—	—	—	6	—	6
Extinguishment of Series A, B, C and D convertible preferred stock (Note 10)	(29,504,931)	(81,712)	—	—	76,288	—	—	76,288
Issuance of Series AA convertible preferred stock in February 2011 at $0.38 per share in connection with the extinguishment of Series A, B, C and D convertible preferred stock (Note 10)	14,273,929	5,424	—	—	—	—	—	—
Issuance of Series AA convertible preferred stock in February 2011 at $0.38 per share in connection with conversion of notes payable and accrued interest (Note 8)	1,965,900	747	—	—	1,219	—	—	1,219
Issuance of Series BB convertible preferred stock between February 2011 and June 2011 at $1.00 per share for cash, net of issuance costs of $422 (Note 10)	60,858,939	60,437	—	—	—	—	—	—
Issuance of Series BB convertible preferred stock in February 2011 at $1.00 per share in connection with conversion of convertible notes and accrued interest (Note 8)	7,711,772	7,712	—	—	—	—	—	—
Beneficial conversion on convertible notes payable (Note 8)	—	—	—	—	220	—	—	220
Accretion of convertible preferred stock to redemption value	—	5,945	—	—	(5,945)	—	—	(5,945)
Stock-based compensation for employees	—	—	—	—	421	—	—	421
Stock-based compensation for non-employees	—	—	—	—	19	—	—	19

Balances at December 31, 2011	84,810,540	$80,265	85,625	$—	$73,823	$6	$(121,833)	$(48,004)

CardioDx, Inc.

Statements of Convertible Preferred Stock and Stockholders' Equity (Deficit) (Continued)

(In thousands, except share and per share data)

						Accumulated Other Comprehensive Income (Loss)
	Convertible Preferred Stock		Common Stock					Total Stockholders' Equity (Deficit)
					Additional Paid-In Capital		Accumulated Deficit
	Shares	Amount	Shares	Amount
Balances at December 31, 2011	84,810,540	$80,265	85,625	$—	$73,823	$6	$(121,833)	$(48,004)
Net loss	—	—	—	—	—	—	(25,639)	(25,639)
Unrealized gain on investments	—	—	—	—	—	1	—	1
Issuance of Series CC-1 convertible preferred stock in August 2012 at $1.314 per share for cash, net of issuance costs of $313 (Note 10)	22,077,167	28,696	—	—	—	—	—	—
Issuance of Series CC-2 convertible preferred stock in August 2012 and October 2012 at $1.46 per share for cash, net of issuance costs of $5 (Note 10)	19,869,449	29,004	—	—	—	—	—	—
Options exercised and shares issued	—	—	20,749	—	5	—	—	5
Accretion of convertible preferred stock to redemption value	—	9,194	—	—	(9,194)	—	—	(9,194)
Stock-based compensation for employees	—	—	—	—	432	—	—	432
Stock-based compensation for non-employees	—	—	—	—	34	—	—	34

Balances at December 31, 2012	126,757,156	147,159	106,374	—	65,100	7	(147,472)	(82,365)
Net loss (unaudited)	—	—	—	—	—	—	(18,416)	(18,416)
Unrealized gain on investments (unaudited)	—	—	—	—	—	1	—	1
Options exercised and shares issued (unaudited)	—	—	58,459	—	11	—	—	11
Accretion of convertible preferred stock to redemption value (unaudited)	—	5,827	—	—	(5,827)	—	—	(5,827)
Stock-based compensation for employees (unaudited)	—	—	—	—	691	—	—	691
Stock-based compensation for non-employees (unaudited)	—	—	—	—	48	—	—	48

Balances at June 30, 2013 (unaudited)	126,757,156	$152,986	164,833	$—	$60,023	$8	$(165,888)	$(105,857)

See accompanying notes.

CardioDx, Inc.

Statements of Cash Flows

(In thousands)

	Year Ended December 31,		Six Months Ended June 30,
	2011	2012	2012	2013
			(unaudited)
Operating activities
Net loss	$(25,977)	$(25,639)	$(12,305)	$(18,416)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,186	1,194	688	742
Remeasurement of warrant liability	256	(17)	(64)	302
Non-cash interest expense	284	—	—	—
Stock-based compensation	440	466	253	739
Loss on disposal of property and equipment	—	31	—	—
Changes in operating assets and liabilities:
Accounts receivable, net	—	(215)	—	(928)
Prepaid expenses and other current assets	(299)	(379)	(27)	(409)
Other non-current assets	(143)	(350)	—	(1,045)
Accounts payable	(1,774)	(30)	(228)	526
Accrued payroll liabilities	114	1,584	525	(278)
Accrued and other liabilities	(1,092)	(474)	(566)	859

Net cash used in operating activities	(27,005)	(23,829)	(11,724)	(17,908)
Cash flows from investing activities:
Purchases of investments	(49,262)	(68,230)	(14,498)	(34,797)
Proceeds from maturities of investments	20,400	41,531	26,171	43,255
Proceeds from sales of investments	—	1,501	1,501	1,004
Purchase of property and equipment	(401)	(1,024)	(9)	(937)
Proceeds on sale of property and equipment	—	65	65	—

Net cash (used in) provided by investing activities	(29,263)	(26,157)	13,230	8,525
Cash flows from financing activities:
Repayment of notes payable	(968)	—	—	—
Payments under capital lease obligations	(83)	—	—	—
Proceeds from issuance of Series BB preferred stock	60,437	—	—	—
Proceeds from issuance of Series CC preferred stock	—	57,700	—	—
Proceeds from issuance of common stock	—	5	2	11

Net cash provided by financing activities	59,386	57,705	2	11
Net increase (decrease) in cash and cash equivalents	3,118	7,719	1,508	(9,372)
Cash and cash equivalents, beginning of period	1,740	4,858	4,858	12,577

Cash and cash equivalents, end of period	$4,858	$12,577	$6,366	$3,205

Supplemental cash flow information
Cash paid for interest	$13	$—	$—	$—
Supplemental disclosure of non-cash financing activities
Conversion of October 2010 Notes Payable and accrued interest to Series BB preferred	7,712	—	—	—
Conversion of August 2010 Notes Payable and accrued interest to Series AA preferred stock	747	—	—	—
Conversion of debt on conversion of August 2010 Notes Payable	1,219	—	—	—
Extinguishment of A, B, C and D preferred stock upon recapitalization	76,288	—	—	—

See accompanying notes.

CardioDx, Inc.

Notes to Financial Statements

1. Description of Business

              CardioDx, Inc. (the "Company") was incorporated in the state of Delaware on July 17, 2003.

              The Company is a molecular diagnostics company developing and commercializing novel, proprietary tests that help improve treatment decisions, enhance patient outcomes and reduce the overall cost of care. The Company uses genomic technologies to provide healthcare professionals with critical, actionable information to improve patient care and management. The Company's product strategy addresses the needs of three key healthcare constituents: patients, healthcare providers and public and private payers. The Company's initial focus is on diagnostics for cardiovascular diseases, specifically coronary artery disease, or CAD, arrhythmia and heart failure.

Liquidity

              The Company believes that its cash, cash equivalents and investments of $46.8 million at June 30, 2013 (unaudited), will be sufficient to allow the Company to fund its current operating plan for at least the next 12 months. However, until the Company can generate a sufficient amount of revenue, if ever, it expects to finance future cash needs through public or private equity or debt offerings. Additional capital may not be available on reasonable terms, if at all. If the Company is unable to raise additional capital in sufficient amounts or on terms acceptable to it, the Company may have to significantly scale back its operations or delay, scale back or discontinue the development of one or more of its services.

2. Summary of Significant Accounting Policies

Basis of Presentation and Use of Estimates

              The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). The preparation of the accompanying financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Unaudited Interim Financial Information

              The accompanying interim balance sheet as of June 30, 2013, the statements of operations, comprehensive loss and cash flows for the six months ended June 30, 2012 and 2013, the statements of convertible preferred stock and stockholders' equity (deficit) for the six months ended June 30, 2013, and the related footnote disclosures are unaudited. These unaudited interim financial statements have been prepared in accordance with GAAP. In management's opinion, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which include only normal recurring adjustments necessary for the fair presentation of its statement of financial position as of June 30, 2013 and its statements of operations, comprehensive loss, and cash flows for the six months ended June 30, 2012 and 2013. The results for the six months ended June 30, 2013 are not necessarily indicative of the results expected for the full fiscal year.

CardioDx, Inc.

Notes to Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

Unaudited Pro Forma Information

              On July 23, 2013, the Company's board of directors authorized the management of the Company to file a registration statement with the Securities and Exchange Commission ("SEC") for the Company to sell shares of its common stock to the public. The unaudited pro forma balance sheet as of June 30, 2013, assumes the automatic conversion of all the outstanding convertible preferred stock into shares of common stock upon the completion of this proposed offering and the reclassification of the Company's outstanding warrants to purchase shares of Series AA convertible preferred stock from a liability to equity, occurring upon the closing of the Company's proposed initial public offering.

              Unaudited pro forma net loss per share applicable to common stockholders is computed using the weighted-average number of common shares outstanding after giving effect to the conversion of all the outstanding convertible preferred stock into shares of common stock, less preferred shares subject to repurchase, as if such conversion had occurred at the beginning of the periods presented.

Cash and Cash Equivalents

              The Company considers all highly liquid investments with original maturities of 90 days or less at the date of purchase to be cash equivalents. Cash and cash equivalents consist principally of bank demand deposits, money market funds, and commercial paper. Cash equivalents are classified as available for sale and stated at fair value, with unrealized gains or losses included in stockholders' equity.

Short-term Investments

              The Company invests in marketable securities, primarily money market funds, obligations of U.S. government agencies and government-sponsored entities, corporate bonds, and commercial paper. The Company considers all investments with a maturity date of less than one year as of the balance sheet date to be short-term investments. Those investments with a maturity date greater than one year as of the balance sheet date are considered to be long-term investments. As of December 31, 2011 and 2012 and June 30, 2013 (unaudited), respectively, all investments in marketable securities were classified as available-for-sale. These securities are carried at estimated fair value with unrealized gains and losses included in stockholders' equity.

              Realized gains and losses and declines in value, if any, judged to be other than temporary on available-for-sale securities are reported in other income or expense. When securities are sold, any associated unrealized gain or loss initially recorded as a separate component of stockholders' equity is reclassified out of stockholders' equity on a specific-identification basis and recorded in earnings for the period. The cost of securities sold is determined using specific identification.

Accounts Receivable

              Accounts receivable are reported net of an allowance for uncollectible accounts. The Company's provision for uncollectible accounts is recorded as bad debt expense and included in general and administrative expenses. The process for determining the appropriate level of allowance for doubtful accounts involves judgment, and considers such factors as the age of the underlying receivables, historical and projected collection trends, the composition of outstanding receivables from

CardioDx, Inc.

Notes to Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

payers, current economic conditions and regulatory changes. An account is fully reserved when reasonable collection efforts have been unsuccessful and it is probable that the receivable will not be recovered. Historically, the Company has not experienced significant credit loss related to its customers or third-party payers. Although the Company believes amounts provided are adequate, the ultimate amounts of uncollectible accounts receivable could be in excess of the amounts provided.

Concentration of Credit Risk

              Cash equivalents, short-term and long-term investments and trade accounts receivable are financial instruments which potentially subject the Company to concentrations of credit risk. Through June 30, 2013 (unaudited), the Company has not incurred any material losses on its financial instruments.

              The Company is subject to credit risk from its portfolio of cash equivalents and short-term and long-term investments. The Company invests in money market funds through a major U.S. bank and is exposed to credit risk in the event of default by the financial institution to the extent of amounts recorded on the balance sheets. The Company invests primarily in short-term investments and its investment policy minimizes the risk by limiting the maximum investment in any one issuer, except for the U.S. government, to 5% and the concentration in any individual issuer, except for securities issued or guaranteed by the U.S. government and U.S. federal agencies, to 10% of the total issue size outstanding. Additionally, under its investment policy, the Company limits amounts invested in securities by credit rating, investment type and issuer, except for securities issued by the U.S. government and U.S. federal agencies, and limits the maturity for all securities. The Company is not exposed to any significant concentrations of credit risk from these financial instruments.

              The Company is also subject to credit risk from its accounts receivable related to its laboratory testing services revenue. As of June 30, 2013, substantially all of the Company's revenue has been derived from sales of one service, the Corus CAD test. Virtually all of the Company's tests to date have been delivered to clinicians in the United States. Medicare Fee-for-Service accounted for 74% and 76% of the Company's revenue for the year ended December 31, 2012 and the six months ended June 30, 2013 (unaudited), respectively. Medicare Fee-for-Service accounted for less than 1% of revenue for the year ended December 31, 2011 and the six months ended June 30, 2012 (unaudited). For the year ended December 31, 2011, two other payers each represented 11% of total revenue. For the year ended December 31, 2012 and the six months ended June 30, 2012 and 2013 (unaudited), no other payers represented over 10% of total revenue. Medicare Fee-for-Service represented 100% and 85% of the Company's net accounts receivable balances as of December 31, 2012 and June 30, 2013 (unaudited), respectively. The Company had no accounts receivable balance as of December 31, 2011. No other payers represented more than 10% of the Company's accounts receivable balances for these periods.

Property and Equipment

              Property and equipment are stated at cost, net of accumulated depreciation and amortization. All property and equipment is depreciated on a straight-line basis over the estimated useful lives of the assets, which generally range from three to five years. Leasehold improvements are amortized over the lesser of their useful life or the term of the applicable lease.

CardioDx, Inc.

Notes to Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

              Upon sale or retirement of assets, the cost and related accumulated depreciation and amortization are removed from the balance sheet and the resulting gain or loss is reflected in operations. Maintenance and repairs that do not extend the life or improve the asset are expensed to operations as incurred.

Restricted Cash

              The Company is required to maintain a letter of credit as security for performance under its facilities lease agreement. The letter of credit was secured by a certificate of deposit in the amount of $199,000 for the years ended December 31, 2011 and 2012. This certificate of deposit is classified as a non-current asset in the accompanying balance sheets.

              The Company opened a corporate credit card with a financial institution in October 2012 with a maximum credit limit of $100,000. The corporate credit card is secured by a certificate of deposit in the amount of $100,000 as of December 31, 2012. This certificate of deposit is classified as a non-current asset in the accompanying balance sheets.

Impairment of Long-lived Assets

              The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets, including property and equipment, may not be recoverable. If indicators of asset impairment exist, the Company assesses the recoverability of the affected long-lived assets by determining whether the carrying value of such assets can be recovered through the undiscounted future expected operating cash flows. If impairment is indicated, the Company records the amount of such impairment based on the excess of the carrying value of the asset over its estimated fair value. No such indicators of impairment existed for the periods presented.

Fair Value of Financial Instruments

              Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company primarily applies the market approach for recurring fair value measurements.

              The Company measures certain financial assets and liabilities at fair value based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. The carrying amounts of the Company's restricted cash, accounts payable and accrued liabilities, approximate fair value due to their short maturities

Warrants

              Freestanding warrants and other similar instruments related to shares that are contingently redeemable are accounted for in accordance with Accounting Standards Codification ("ASC") 480-10, Distinguishing Liabilities from Equity, or ASC 480. Under ASC 480, the freestanding warrants that are related to the Company's convertible preferred stock are classified as liabilities on the accompanying balance sheets because the underlying shares are contingently redeemable and, therefore, may obligate the Company to transfer assets at some point in the future. The warrants are subject to remeasurement

CardioDx, Inc.

Notes to Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

at each balance sheet date, and any change in fair value is recognized as a component of other income (expense), net.

              The Company adjusts the liability for changes in fair value until the earlier of the exercise or expiration of the warrants or the completion of a liquidation event, including the completion of an initial public offering, at which time all preferred stock warrants would be converted into warrants to purchase common stock, and, accordingly, the liability would be reclassified to equity.

              The Company accounts for its warrants for shares of common stock as equity in accordance with accounting guidance for derivatives. The accounting guidance provides a two-step model to be applied in determining whether a financial instrument is indexed to an entity's own stock that would qualify such financial instruments for a scope exception. This scope exception specifies that a contract that would otherwise meet the definition of a derivative financial instrument would not be considered as such if the contract is both (1) indexed to the entity's own stock and (2) classified in the stockholders' deficit section of the balance sheet. The Company determined that its warrants for shares of common stock meet these requirements for equity classification.

Revenue

              The Company operates in one operating segment and derives substantially all of its revenue from sales of its Corus CAD test. The Company currently markets the Corus CAD test to U.S. healthcare providers through its direct sales force that targets primary care clinicians, including physicians, physician assistants and nurse practitioners, as well as cardiologists. The healthcare providers that order the tests and on whose behalf the Company provides its laboratory testing services are not responsible for the payment of these services. The party that pays the Company for these services is commonly referred to as a "payer." Payers consist of (1) third-party payers including government programs, such as Medicare and Medicaid, and private payers, such as insurance companies, and (2) patients who pay the Company directly.

              The Company recognizes revenue when the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the fee is fixed or determinable; and (4) collectability is reasonably assured. Persuasive evidence of an arrangement exists when the Company has a contractual arrangement in place with the payer. Delivery has occurred or services have been rendered when a test is performed and a patient report is generated and delivered to the clinician or made available on the clinician's web portal. If persuasive evidence of an arrangement exists and delivery has occurred or services have been rendered, the Company determines whether the fee charged is fixed or determinable and collectability of those fees is reasonably assured. The Company assesses whether the fee is fixed or determinable based on the existing arrangement with the payer or the Company determines whether it has sufficient history with a payer to reliably estimate the payer's individual payment patterns. The Company assesses collectability by evaluating historical cash receipts and individual payer's outstanding balances. To the extent all criteria set forth above are not met when test results are delivered, revenue is recognized when cash is received from the payer.

              Revenue is recognized net of allowances for differences between amounts billed and the estimated receipts from payers. The amount the Company expects to collect may be lower than the agreed upon amount due to several factors, such as the amount of patient co-payments, the existence of secondary payers and claim denials. Estimated receipts are based upon historical payment practices of payers. Differences between estimated allowances and actual cash receipts are recorded as an adjustment to revenue, which have been immaterial to date. The Company periodically adjusts the estimated allowances based upon historical payment trends.

CardioDx, Inc.

Notes to Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

Cost of Revenue

              Cost of revenue reflects the aggregate costs incurred in delivering the Corus CAD test results to clinicians and includes expenses for (1) direct labor, (2) logistics, (3) supplies, (4) equipment and infrastructure and (5) royalties. Direct labor includes the costs of the Company's laboratory and supply chain personnel. Logistics includes the costs of the sample collection containers and the sample collection supplies, as well as the shipping charges incurred in transporting the sample collection containers and the supplies to the Company's clinician sites and samples from the clinician sites to its laboratory. Supplies reflects the costs of the supplies used to process test samples (including sample accessioning, RNA extraction, cDNA synthesis, reverse transcription polymerase chain reaction, or RT-PCR). Equipment and infrastructure includes depreciation and maintenance costs associated with equipment used to process test samples and allocated facility occupancy and overhead costs. Direct labor, logistics, supplies and equipment and infrastructure expenses represent the total sample processing costs associated with performing the Company's test and are recorded as tests are processed. Costs recorded for sample processing represents the cost of all the tests processed during the period regardless of whether revenue was recognized with respect to the test. Royalties for licensed technology related to the Corus CAD tests are calculated as a percentage of cash collections or the amortization of a fully-paid license.

Research and Development Expenses

              Research and development expenses represent costs incurred to (1) develop new technology and process improvements related to the Company's Corus CAD test, (2) conduct clinical studies primarily related to generating clinical utility and comparative efficacy data for the Company's Corus CAD test, including costs associated with processing samples associated with such studies, (3) carry out research and discovery work to develop future tests, and (4) maintain and support the Corus CAD intended use. Research and development expenses include personnel-related expenses, reagents and supplies used in research and development laboratory work, clinical study expenses, equipment, contract services, other outside costs and infrastructure expenses, including allocated facility occupancy and overhead costs. Research and development costs are expensed as incurred.

Advertising Expenses

              Advertising costs are expensed as incurred. Advertising expenses for the fiscal years ended December 31, 2011 and 2012 were $307,000 and $573,000, respectively, and for the six months ended June 30, 2013 (unaudited) were $333,000.

Stock-based Compensation

              The Company accounts for stock-based employee compensation arrangements in accordance with provisions of ASC 718, Compensation—Stock Compensation, or ASC 718. ASC 718 requires the recognition of compensation expense, using a fair-value based method, for costs related to all share-based payments, including stock options. ASC 718 requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The Company calculates the fair value of stock options using the Black-Scholes method and recognizes compensation expense using the straight-line attribution approach.

CardioDx, Inc.

Notes to Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

              Options and other equity awards granted to non-employees are accounted for under a fair-value-based approach. The Company believes that the fair values of the stock options and other equity awards are more reliably measureable than the fair values of the services received. Expense is recognized for the estimated fair value of the awards, and the awards are subject to periodic remeasurement over the period during which services are rendered.

Comprehensive Loss

              Comprehensive loss is composed of net loss and other comprehensive income. Other comprehensive income includes unrealized gains and losses on the Company's investments that are excluded from net loss.

Income Taxes

              The Company uses the asset and liability approach to account for income taxes. Deferred income taxes reflect the net income tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred income tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred income tax assets will not be realized in the future.

              The Company evaluates tax positions for recognition using a more-likely-than-not recognition threshold, and those tax positions eligible for recognition are measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon the effective settlement with a taxing authority that has full knowledge of all relevant information. The Company recognizes any interest and penalties related to unrecognized income tax benefits as income tax expense.

Net Income (Loss) Per Share and Unaudited Pro Forma Net Loss per Share of Common Stock

              The Company follows the two-class method when computing net income (loss) per share as the Company has issued shares that meet the definition of participating securities. The two-class method determines net income (loss) per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed.

              The Company's convertible preferred shares contractually entitle the holders of such shares to participate in dividends, but do not contractually require the holders of such shares to participate in losses of the Company. Accordingly, in periods in which the Company reports a net loss attributable to common stockholders, losses are not allocated to participating securities. The Company reported a net loss attributable to common stockholders for the year ended December 31, 2012 and the six-month periods ended June 30, 2012 and 2013 (unaudited).

              Basic net income (loss) per share is calculated by dividing net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net income per share is calculated by dividing the net income attributable to common stockholders by the weighted-average number of common equivalent shares outstanding for the period.

CardioDx, Inc.

Notes to Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

Diluted net income per share includes any dilutive effect from outstanding stock options and warrants using the treasury stock method. Stock options and warrants were not dilutive for any of the periods presented.

              The following table sets forth the computation of the Company's basic and diluted net income (loss) per share attributable to common stockholders:

	Year Ended December 31,		Six Months Ended June 30,
	2011	2012	2012	2013
			(unaudited)
	(In thousands, except for share and per share data)
Numerator:
Net loss	$(25,977)	$(25,639)	$(12,305)	$(18,416)
Gain on extinguishment of convertible preferred stock	76,288	—	—	—
Accretion and dividends on convertible preferred stock to redemption value	(5,945)	(9,194)	(3,963)	(5,827)
Net income attributable to participating securities	(44,316)	—	—	—

Net income (loss) attributable to common stockholders	$50	$(34,833)	$(16,268)	$(24,243)

Denominator:
Weighted-average share of common stock outstanding used in the calculation of basic and diluted net income (loss) attributable to common stockholders	85,625	93,721	85,735	140,248

Net income (loss) per share attributable to common stockholders:
Basic and diluted	$0.58	$(371.67)	$(189.75)	$(172.86)

CardioDx, Inc.

Notes to Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

              The following outstanding shares of common stock equivalents were excluded from the computation of diluted net income per share attributable to common stockholders for the periods presented because including them would have been antidilutive:

	Year Ended December 31,		Six Months Ended June 30,
	2011	2012	2012	2013
			(unaudited)
Convertible preferred stock	84,810,540	126,757,156	84,810,540	126,757,156
Convertible preferred stock subject to repurchase	25,332	10,857	18,095	3,619
Stock options to purchase common stock	12,838,483	14,310,945	13,261,702	22,564,815
Warrants to purchase convertible preferred stock	3,660,145	3,653,201	3,660,145	3,653,201
Warrants to purchase common stock	2,924	2,924	2,924	2,924

              Unaudited pro forma net loss per share attributable to common stockholders is computed using the weighted-average number of common shares outstanding after giving effect to the conversion of all the outstanding convertible preferred stock into shares of common stock, less preferred shares subject to repurchase, as if such conversion had occurred at the beginning of the periods presented.

              The following table sets forth the computation of the Company's unaudited pro forma basic and diluted net loss per share attributable to common stockholders:

	Year Ended December 31,	Six Months Ended June 30,
	2012	2013
		(unaudited)
	(In thousands, except for share and per share data)
Numerator:
Net loss	$(25,639)	$(18,416)

Denominator:
Shares used in computing net loss per share attributable to common stockholders, basic and diluted	93,721	140,248
Pro forma adjusted to reflect assumed conversion of convertible preferred stock	97,591,546	126,749,919

Shares used in computing pro forma net loss per share attributable to common stockholders, basic and diluted	97,685,267	126,890,167

Pro forma net loss per share attributable to common stockholders:
Basic and diluted	$(0.26)	$(0.15)

CardioDx, Inc.

Notes to Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

Recently Issued Accounting Pronouncements

              There were no new accounting pronouncements issued that are expected to significantly impact the Company's financial statements or results of operations.

3. Investments

              All of the Company's investments in marketable securities are classified as available-for-sale. The following table summarizes the Company's investments at December 31, 2011 (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Money market funds	$1,385	$—	$—	$1,385
U.S. treasuries	1,501	—	—	1,501
Commercial paper	3,100	—	—	3,100
U.S. government agencies	25,405	7	—	25,412
Corporate bonds	1,518	—	(1)	1,517

	$32,909	$7	$(1)	$32,915

              The following table summarizes the classification of the investments on the Company's Balance Sheet (in thousands):

December 31, 2011
Cash and cash equivalents	$4,288
Short-term investments	28,627

$32,915

              Cash and cash equivalents in the table above exclude cash of $570,000 as of December 31, 2011.

              The following table summarizes the Company's investments at December 31, 2012 (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Money market funds	$1,180	$—	$—	$1,180
Commercial paper	24,596	1	—	24,597
U.S. government agencies	39,265	6	—	39,271

	$65,041	$7	$—	$65,048

CardioDx, Inc.

Notes to Financial Statements (Continued)

3. Investments (Continued)

              The following table summarizes the classification of the investments on the Company's Balance Sheet (in thousands):

December 31, 2012
Cash and cash equivalents	$11,630
Short-term investments	53,418

$65,048

              Cash and cash equivalents in the table above exclude cash of $947,000 as of December 31, 2012.

              The following table summarizes the Company's investments at June 30, 2013 (unaudited and in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Money market funds	$1,043	$—	$—	$1,043
U.S. government agencies	27,312	4	—	27,316
Municipal securities	6,591	3	—	6,594
Corporate bonds	11,471	2	(1)	11,472

	$46,417	$9	$(1)	$46,425

              The following table summarizes the classification of the investments on the Company's Balance Sheet (unaudited and in thousands):

June 30, 2013
Cash and cash equivalents	$2,804
Short-term investments	43,621

$46,425

              Cash and cash equivalents in the table above exclude cash of $401,000 as of June 30, 2013.

              The Company had no realized gains or losses on sales of available-for-sale investments for the years ended December 31, 2011 and 2012 and for the six months ended June 30, 2013 (unaudited).

              The Company had unrealized losses of $1,000 on its available-for-sale investments at June 30, 2013. The unrealized losses were related to certain corporate bonds that had an estimated fair value of $4.9 million at June 30, 2013 (unaudited).

              The amortized cost and the estimated fair value of the Company's short-term investments were each $43.6 million at June 30, 2013 (unaudited).

CardioDx, Inc.

Notes to Financial Statements (Continued)

4. Fair Value Measurement

              The Company is required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Inputs used to measure fair value are classified into the following hierarchy:

  Level 1 — Unadjusted quoted prices in active markets for identical assets or liabilities

  Level 2 — Unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are active, or inputs other than prices that are observable for the asset or liability

  Level 3 — Unobservable inputs for assets or liability

              A financial instrument's categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

              Where quoted prices are available in an active market, securities are classified as Level 1 in the valuation hierarchy. Highly liquid money market funds are classified as Level 1 assets. If quoted market prices are not available for a specific security, then the Company estimates fair value with the assistance of a pricing service using models with market-based inputs. Level 2 instruments consist of U.S. government agency notes that are valued based on maturity ranges and an agency discount note rate scale.

              In certain cases, where there is limited activity or less transparency regarding inputs to valuation, financial instruments are classified as Level 3 within the valuation hierarchy. The Level 3 liability that is measured at fair value on a recurring basis is the preferred stock warrant liability.

CardioDx, Inc.

Notes to Financial Statements (Continued)

4. Fair Value Measurement (Continued)

              The following table sets forth the fair value of the Company's financial assets and liabilities, by level, within the fair value hierarchy that are measured at fair value on a recurring basis (at least annually):

	December 31, 2011
	Fair Value Measured Using
				Total Balance
	Level 1	Level 2	Level 3
	(In thousands)
Assets
Money market funds	$1,385	$—	$—	$1,385
U.S. treasuries	1,501	—	—	1,501
Commercial paper	—	3,100	—	3,100
U.S. government agencies	—	25,412	—	25,412
Corporate bonds	—	1,517	—	1,517

Total assets	$2,886	$30,029	$—	$32,915

Liabilities
Preferred stock warrant liability	$—	$—	$512	$512

	December 31, 2012
	Fair Value Measured Using
				Total Balance
	Level 1	Level 2	Level 3
Assets
Money market funds	$1,180	$—	$—	$1,180
Commercial paper	—	24,597	—	24,597
U.S. government agencies	—	39,271	—	39,271

Total assets	$1,180	$63,868	$—	$65,048

Liabilities
Preferred stock warrant liability	$—	$—	$495	$495

	June 30, 2013 (unaudited)
	Fair Value Measured Using
				Total Balance
	Level 1	Level 2	Level 3
Assets
Money market funds	$1,043	$—	$—	$1,043
U.S. government agencies	—	27,316	—	27,316
Municipal securities	—	6,594	—	6,594
Corporate bonds	—	11,472	—	11,472

Total assets	$1,043	$45,382	$—	$46,425

Liabilities
Preferred stock warrant liability	$—	$—	$797	$797

CardioDx, Inc.

Notes to Financial Statements (Continued)

4. Fair Value Measurement (Continued)

              The Company's U.S. government agency, commercial paper and corporate bond investments are classified as Level 2 as they are valued using multi-dimensional relational pricing models that use observable market inputs, including benchmark yields, reported trades, broker-dealer quotes, issuer spreads, benchmark securities, bids, offers and reference data. Not all inputs listed are available for use in the evaluation process on any given day for each security evaluation. In addition, market indicators and industry and economic events are monitored and may serve as a trigger to acquire further corroborating market data. There were no transfers between Level 1 and Level 2 categories during the years ended December 31, 2012 and 2011, respectively, and for the six months ended June 30, 2013 (unaudited).

              The fair value of the Company's convertible preferred stock warrants at issuance and on each reporting date is estimated using the Black-Scholes option pricing model (Note 9). The Company's convertible preferred stock warrants are classified as Level 3 because they were valued based on unobservable inputs and management's judgment due to the absence of quoted market prices, inherent lack of liquidity and the long-term nature of such financial instruments. These assumptions are inherently subjective and involve significant management judgment. The significant unobservable input used in the fair value measurement of the warrant liability is the fair value of the underlying preferred stock at the valuation remeasurement date. Generally, increases (decreases) in the fair value of the underlying preferred stock would result in a directionally similar impact to the fair value measurement. Any change in fair value is recognized as a component of other income (expense), net, on the statements of operations.

              The table below shows changes in fair value of the Company's preferred stock warrant liability, which is measured at fair value on a recurring basis, from December 31, 2011 through June 30, 2013 (in thousands):

Significant Unobservable Inputs (Level 3)
Balance at December 31, 2010	$256
Changes in fair value	256

Balance at December 31, 2011	512
Changes in fair value	(17)

Balance at December 31, 2012	495
Changes in fair value (unaudited)	302

Balance at June 30, 2013 (unaudited)	$797

CardioDx, Inc.

Notes to Financial Statements (Continued)

5. Property and Equipment

              Property and equipment consist of the following (in thousands):

	December 31,
			June 30, 2013
	2011	2012
			(unaudited)
Laboratory equipment	$4,125	$4,391	$5,315
Furniture and fixtures	293	276	276
Computer equipment	245	90	90
Software	385	535	836
Leasehold improvements	1,035	1,049	1,067
Construction in progress	—	353	10

	6,083	6,694	7,594
Less accumulated depreciation and amortization	(4,112)	(4,581)	(4,950)

Property and equipment, net	$1,971	$2,113	$2,644

              Depreciation and amortization expense for the years ended December 31, 2011 and 2012 was $946,000 and $786,000, respectively, and for the six months ended June 30, 2012 and 2013 (unaudited) was $418,000 and $407,000, respectively.

6. Accrued and Other Liabilities

              The following table represents the components of accrued and other liabilities (in thousands):

	December 31,
			June 30, 2013
	2011	2012
			(unaudited)
Clinical samples accrual	$594	$150	$242
Accrued payer refunds	—	198	129
Deferred rent	129	168	177
Deferred revenue	—	18	18
Collaboration obligation	669	320	360
Accrued financing costs	—	—	654
Other accrued expenses	501	434	703

	$1,893	$1,288	$2,283

7. Commitments and Contingencies

Operating Leases

              The Company leases corporate office and laboratory space under non-cancelable operating lease agreements that each expire in July 2014. The Company also leases equipment under

CardioDx, Inc.

Notes to Financial Statements (Continued)

7. Commitments and Contingencies (Continued)

non-cancelable operating lease agreements that expire in 2016. Future minimum payments under the operating lease at December 31, 2012, are as follows (in thousands):

2013	$1,296
2014	758

$2,054

              Rent expense is calculated on a straight-line basis over the term of the lease. The Company records deferred rent calculated as the difference between rent expense and the cash rental payments. Rent expense was $1.5 million for each of the years ended December 31, 2011 and 2012, and $738,000 and $698,000 for the six months ended June 30, 2012, and 2013 (unaudited), respectively.

Collaboration Arrangements

              Beginning in August 2004, the Company entered into a series of license and option agreements with a university (the "University") obtaining worldwide, exclusive rights in diagnostic fields to certain intellectual property related to adrenergic receptor polymorphism technology (the "University Agreements"). Under the University Agreements, the Company agreed to pay royalties based on percentages of net sales of licensed products as well as license issue fees, annual license maintenance fees, minimum annual royalty fees under two of the University Agreements, and milestone payments. The Company did not develop a commercial product under the licensed patent rights and, in 2009, the Company notified the University of the Company's termination of the University Agreements. In September 2012, to resolve a payment dispute the Company entered into a settlement agreement with the University pursuant which the Company agreed to pay the University a total of $425,000 in quarterly installment payments of $25,000 starting in the fourth quarter of 2012 and ending in the fourth quarter of 2016. Prior to 2011, the Company recognized expense for the estimated settlement. No additional expense was recognized in 2011 or 2012.

              In June 2005, the Company entered into a services agreement with a related party, XDx, Inc. ("XDx") (the "XDx Agreement") (Note 14). Under the XDx Agreement, XDx provided the Company with biological samples and related data and performed laboratory services on behalf of the Company. Each company granted the other a worldwide license under certain of its intellectual property rights. Pursuant to the XDx Agreement the Company pays royalties to XDx based on a percentage of the cash collected from sales of licensed products. Subsequent to the launch of its first product in June 2009, the Company terminated the services portion of the arrangement with XDx; however, the royalty obligation to XDx continues until the tenth anniversary of the first commercial sale of a licensed product. The first commercial sale of the Company's Corus CAD test occurred in June 2009 and, therefore, the royalty obligation continues until June 2019.

              Effective in April 2006 and October 2007, the Company entered into collaboration and license agreements (the "Agreements") with a third party related to research, development, and commercialization of molecular diagnostic tests in the field of cardiovascular disease. Under the terms of the Agreements and in connection with participation in clinical studies, the third party was required to provide the Company with clinical samples and data and the Company was required to provide the third party with related genetic and genomic data. The third party granted the Company non-exclusive licenses to use the clinical samples and data and to publish related results, and to develop commercial

CardioDx, Inc.

Notes to Financial Statements (Continued)

7. Commitments and Contingencies (Continued)

products in the field of cardiovascular diagnostics under the third party's patent claims arising out of the use of the samples and the data. The Company granted the third party a license under the Company's patent claims arising out of the use of the clinical samples and the data for internal use by the third party.

              Under the Agreements, the Company is required to pay certain upfront, per sample, incentive, service and milestone fees, which for the years ended December 31, 2011 and 2012, were $77,000 and $0, respectively, and $0 for each of the six months ended June 30, 2012, and 2013 (unaudited). These fees were expensed as research and development costs. Under the terms of the April 2006 Agreement, the Company is required to pay $100,000 on the sale of the first commercial licensed product and $150,000 on the sale of the second product. In addition, the Company is required to pay a royalty fee based on a percentage of the Company's and third parties' net sales of licensed products. Beginning in the second year after first commercial sale for each royalty-bearing product, the minimum royalty will be $25,000 for that year, $50,000 for the third year, and $70,000 for each of the fourth and fifth years. The Company is also required to pay a certain percentage of third party payments received in connection with the grant of a license to a third party relating to a licensed product, as well as certain fees when certain patents relating to the agreement are issued to the Company. As of June 30, 2013, no commercial product has been introduced under this license arrangement. Under the terms of the October 2007 Agreement, the Company was required to pay an ongoing annual contract maintenance fee until the earlier of (1) termination of this Agreement or (2) the end of the term of the study in which certain of the third party's samples were to be used. The Company terminated this Agreement in August 2011.

Royalty Commitments

              In addition to the XDx Agreement discussed above, the Company has entered into two other license agreements under which it is obligated to make payments related to sales of the Company's Corus CAD test. Pursuant to the XDx Agreement, the Company makes royalty payments that are based on a low-single digit percentage of the cash collected from sales of Corus CAD, which obligation expires in June 2019. Pursuant to a separate agreement with Roche Molecular Systems, Inc., the Company makes royalty payments that are based on a mid-single digit percentage of the cash collected from sales of Corus CAD, which obligation expires in September 2015. Under a separate agreement with Wescor, Inc. ("Wescor") (the "Wescor Agreement"), the Company made a one-time payment in May 2013 to receive a fully-paid license to the licensed technology, which it is amortizing as a royalty expense through August 2020, the term of the license granted pursuant to a separate agreement with the predecessor of Wescor, which agreement was terminated and replaced by the Wescor Agreement. All royalties are recorded as a component of cost of revenue.

8. Notes Payable

Financing Agreement

              Under a financing agreement entered into in 2007, the Company drew down a loan and two capital lease financings in 2007 and 2008. The effective annual interest rates on the borrowings ranged from 7.1% to 9.7%. The final payments on these borrowings were made in 2011.

CardioDx, Inc.

Notes to Financial Statements (Continued)

8. Notes Payable (Continued)

Notes Payable

              In 2010, the Company entered into a non-convertible note agreement with an aggregate face amount of $600,000 and bearing interest at 8.0% and, in 2011, the Company issued non-convertible notes with an aggregate face amount of $400,000 and bearing interest at 5.0%. The entire balance of the notes and accrued interest were paid in February 2011 from proceeds of the Series BB preferred stock financing (Note 10).

Convertible Notes Payable

              In 2010, the Company entered into a series of convertible note financings with an aggregate face amount of approximately $9.5 million and bearing interest rates of 5.0% to 8.0%, with a maturity date of December 31, 2010.

              In February 2011, contemporaneously with the Company's recapitalization (Note 10), convertible notes with a face amount of approximately $1.9 million and accrued interest of approximately $64,000 were converted into 1,965,900 shares of the Series AA preferred stock. Their original terms provided for conversion into shares in the next equity financing, which would have been the Series BB preferred stock. The stated value of the Series AA preferred was $1.00 per share, and the fair value of the Series AA at the date of the recapitalization was determined to be $0.38 per share. Because this settlement for preferred shares was on other than the original conversion terms, and because it occurred simultaneously with the Series BB financing, the modification of terms and conversion were accounted for as a single transaction and reflected as a capital transaction. In addition, as the debt holders were also equity holders, the impact of the extinguishment was accounted for as a capital transaction between related parties. The capital transaction was recorded in additional paid-in capital for $1.2 million, which represented the excess of the carrying value of the debt converted over the fair value of the Series AA preferred received.

              Also in February 2011, convertible notes with an aggregate face amount of approximately $7.6 million and accrued interest of approximately $88,000 were converted into 7,711,772 shares of Series BB preferred stock at a stated conversion price of $1.00 per share. For the Series BB preferred, the stated price was determined to be equal to the fair value per share. By their original terms, the notes and accrued interest were convertible into equity securities in the Company's next equity financing, but not into a junior series of preferred stock issued in any restructuring. As a result, the conversion of this portion of the convertible notes was consistent with the original terms of the notes.

9. Warrants

              The Company has issued warrants to purchase common stock and preferred stock. In February 2011, as part of its recapitalization (Note 10), all of the Company's outstanding warrants for the purchase of shares of Series A, B, C and D preferred stock were exchanged for warrants to purchase shares of Series AA preferred stock.

CardioDx, Inc.

Notes to Financial Statements (Continued)

9. Warrants (Continued)

              The following is a summary of the Company's outstanding warrants:

		Number of Warrants Outstanding as of:
Warrants	Exercise Price	December 31, 2011	December 31, 2012	June 30, 2013	Expiration	Balance Sheet Classification
				(unaudited)
Series AA preferred stock	$1.00	3,359,837	3,359,837	3,359,837	2015	Liability
Series AA preferred stock	4.32	6,944	—	—	2012	Liability
Series AA preferred stock	5.01	261,448	261,448	261,448	2015	Liability
Series AA preferred stock	7.38	31,916	31,916	31,916	2013-2017	Liability

		3,660,145	3,653,201	3,653,201

Common stock	$5.40 - 8.70	2,924	2,924	2,924	2013-2014	Equity

Preferred Stock Warrants Fair Value Measurements

              The Company classifies its preferred stock warrants as liabilities and accounts for them at fair value. On the date of the issuance and in subsequent remeasurement, the Company determined the fair value of the warrants by allocating the Company's equity value, using the Black-Scholes option-pricing model, at each reporting date. The Company's equity value was allocated among the various convertible debt and equity classes expected to be outstanding at the liquidity events based on the rights and preferences of each class.

              At December 31, 2011 and 2012 and June 30, 2013 (unaudited), the fair value of all outstanding warrants for the purchase of Series AA preferred stock was $512,000, $495,000 and $797,000, respectively. The fair values were determined using the following assumptions:

	December 31,
			June 30, 2013
	2011	2012
			(unaudited)
Dividend yield	—	—	—
Volatility	60%	55%	50%
Term (in years)	2.0	1.3	1.0
Risk-free interest rate	0.2%	0.2%	0.2%

              For the year ended December 31, 2011, a loss of $256,000 on the remeasurement of the warrant liability for the preferred stock warrants was recognized in other income (expense), net. For the year ended December 31, 2012, a gain of $17,000 on the remeasurement of the warrant liability for the preferred stock warrants was recognized in other income (expense), net. For the six months ended June 30, 2013 (unaudited), a loss of $302,000 on the remeasurement of the warrant liability for the preferred stock warrants was recognized in other income (expense), net.

CardioDx, Inc.

Notes to Financial Statements (Continued)

10. Convertible Preferred Stock

              At December 31, 2011, preferred stock authorized and outstanding consisted of the following (in thousands except share and per share amounts):

Series	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Par Value	Liquidation Preference Per Share	Annual Dividend Per Share
Series AA	19,900,000	16,239,829	$8,091	$0.001	$1.00	$0.08
Series BB	71,999,246	68,570,711	72,174	0.001	1.00	0.08

	91,899,246	84,810,540	$80,265

              At December 31, 2012, preferred stock authorized and outstanding consisted of the following (in thousands except share and per share amounts):

Series	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Par Value	Liquidation Preference Per Share	Annual Dividend Per Share
Series AA	19,899,974	16,239,829	$10,802	$0.001	$1.000	$0.080
Series BB	68,570,711	68,570,711	77,418	0.001	1.000	0.080
Series CC-1	23,622,569	22,077,167	29,484	0.001	1.314	0.105
Series CC-2	21,260,311	19,869,449	29,455	0.001	1.460	0.117

	133,353,565	126,757,156	$147,159

              At June 30, 2013, preferred stock authorized and outstanding consisted of the following (unaudited and in thousands except share and per share amounts):

Series	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Par Value	Liquidation Preference Per Share	Annual Dividend Per Share
Series AA	19,899,974	16,239,829	$11,967	$0.001	$1.000	$0.080
Series BB	68,570,711	68,570,711	79,980	0.001	1.000	0.080
Series CC-1	23,622,569	22,077,167	30,549	0.001	1.314	0.105
Series CC-2	21,260,311	19,869,449	30,490	0.001	1.460	0.117

	133,353,565	126,757,156	$152,986

CardioDx, Inc.

Notes to Financial Statements (Continued)

10. Convertible Preferred Stock (Continued)

Convertible Preferred Stock Prior to February 2011 Recapitalization

              At December 31, 2010, convertible preferred stock consisted of the following (in thousands except share and per share amounts):

Series	Shares Authorized	Shares Isssued and Outstanding	Carrying Value	Par Value	Liquidation Preference Per Share	Annual Dividend Per Share
Series A	4,250,420	4,235,420	$7,852	$0.001	$2.00	$0.16
Series B	5,500,000	5,000,007	19,262	0.001	3.86	0.31
Series C	5,481,219	5,181,352	19,930	0.001	3.86	0.31
Series D	21,878,020	15,088,152	34,668	0.001	2.32	0.19

	37,109,659	29,504,931	$81,712

Series AA Preferred Stock

              In February 2011, the Company completed a recapitalization pursuant to which all outstanding shares of Series A, Series B, Series C and Series D preferred stock ("Prior Series Preferred") were exchanged for 14,273,929 shares of Series AA preferred stock. This exchange resulted in the extinguishment of the Prior Series Preferred and resulted in a $76.3 million gain representing the excess of the carrying amount of the Prior Series Preferred immediately prior to the recapitalization over the fair value of the Series AA preferred stock on the date of the recapitalization event. This amount was included in the adjustment to the Company's net loss to arrive at the net income attributable to common stockholders for the year ended December 31, 2011.

              In addition, all outstanding stock warrants for the purchase of Prior Series Preferred were exchanged for warrants to purchase 300,308 shares of Series AA preferred stock, with exercise prices ranging from $4.32 and $7.38 per share (Note 9).

              Additionally, convertible notes with principal and accrued interest of approximately $1.9 million (Note 8) were converted into 1,965,900 shares of Series AA preferred stock.

Series BB Preferred Stock

              Also in connection with the recapitalization, the Company completed the Series BB preferred stock financing, issuing 68,570,711 shares for total consideration of approximately $68.6 million. The total consideration was comprised of approximately $60.4 million in net cash proceeds (net of financing costs of $422,000) and approximately $7.7 million for the conversion of convertible notes issued in October and November 2010 and accrued interest (Note 8).

Series CC Preferred Stock

              In August 2012, the Company completed the Series CC-1 preferred stock financing, issuing 22,077,167 shares at a price of $1.314 per share, resulting in total cash consideration received of approximately $28.7 million (net of financing costs of $313,000).

              In August 2012, the Company issued 1,027,397 shares of Series CC-2 preferred stock. In October, 2012, the Company completed the Series CC-2 preferred stock financing, issuing an additional 18,842,052 shares. All of the shares of Series CC-2 preferred stock were issued at a price of $1.46 per

CardioDx, Inc.

Notes to Financial Statements (Continued)

10. Convertible Preferred Stock (Continued)

share, resulting in total cash consideration received of approximately $29.0 million (net of financing costs of $5,000).

Preferred Stock Rights and Preferences

              As of December 31, 2012, the following rights, preferences, and privileges of the Series AA, BB, CC-1 and CC-2 preferred stockholders were:

               Dividends

              The holders of Series BB, CC-1 and CC-2 preferred stock ("Senior Preferred Stock"), prior and in preference to holders of Series AA and common stock, are entitled to receive cumulative dividends on each outstanding share payable when and if declared by the board of directors. After payment of such dividends on the Series BB, CC-1 and CC-2 preferred stock, the holders of Series AA preferred stock, prior and in preference to the holders of common stock, are entitled to receive cumulative dividends on each outstanding share payable when and if declared by the board of directors. After payment of such dividends on the Series AA preferred stock, any additional dividends shall be distributed among the holders of common stock and preferred stock pro rata based on the number of common stock then held by each such holder (determined on an as-converted to common stock basis). No dividends have been declared to date.

               Liquidation Preference

              In the event of any liquidation, dissolution, or winding down of the Company, the holders of Senior Preferred Stock shall be entitled to receive, prior and in preference to any distribution or payment made to any other class of security, an amount equal to $1.00 per share for Series BB preferred stock, $1.314 per share for Series CC-1 preferred stock, and $1.46 per share for Series CC-2 preferred stock, plus any accrued dividends, whether declared or not, plus any other declared but unpaid dividends. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Senior Preferred Stock holders are insufficient to permit the full payment to such holders, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Senior Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

              Upon the completion of the distribution to the holders of Senior Preferred Stock, if assets remain available for distribution, the holders of Series AA preferred stock shall be entitled to receive, prior and in preference to any distribution or payment is made to the holders of common stock, an amount equal to $1.00 per share, plus any accrued dividends, whether declared or not, plus any other declared but unpaid dividends. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series AA preferred stock holders are insufficient to permit the full payment to such holders, then following distribution of the full amounts to the holders of Series Preferred Stock, the remaining assets and funds of the Company shall be distributed ratably among the holders of the Series AA preferred stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

              Upon the completion of the distribution to the holders of preferred stock, if assets remain available for distribution, the holders of the Senior Preferred Stock and holders of common stock shall receive the remaining assets until the holders of Series BB preferred stock have received $3.00 per share, the holders of Series CC-1 preferred stock have received $3.942 per share and the holders of

CardioDx, Inc.

Notes to Financial Statements (Continued)

10. Convertible Preferred Stock (Continued)

Series CC-2 preferred stock have received $4.38 per share. Any remaining assets available for distribution are to be distributed to the holders of common stock.

               Voting Rights

              All preferred stockholders have the same voting rights as common stockholders. Each holder of preferred stock is entitled to the number of votes equal to the number of shares of common stock into which the shares of preferred stock held by such holder are convertible at the time of such vote. All holders of common stock and preferred stock shall vote together as a single class on all matters, except as specifically provided in the Company's Restated Certificate of Incorporation. For the election of members of the board of directors, the holders of the Series AA preferred stock, voting as a separate series, elect three members; the holders of the Series BB preferred stock, voting as a separate series, elect three members; the holders of the Series CC-1 preferred stock and Series CC-2 preferred stock, voting together as a single series, elect one member; the holders of the common stock, voting as a class, elect one member; and the holders of the common stock and preferred stock, voting as a single class on an as-converted common stock basis, elect the remaining members.

               Conversion Rights

              Each share of preferred stock is convertible at the option of the holder, at any time after the date of issuance, into a fully paid and non-assessable share of common stock. Each share is convertible into that number of common shares as is determined by dividing the original purchase price of such share by the applicable conversion price ($1.00, $1.00, $1.314 and $1.46 for the Series AA preferred stock, the Series BB preferred stock, the Series CC-1 preferred stock and the Series CC-2 preferred stock, respectively). As of December 31, 2012, the conversion rate was 1:1 but is subject to adjustment upon the occurrence of certain events.

              Each share of preferred stock shall be automatically converted into shares of common stock at the conversion rate applicable at that time immediately upon the earlier of (1) the sale of common stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, at a public offering price reflecting a fully-diluted, pre-money valuation (assuming full conversion and exercise of all convertible or exercisable securities and including all reserved but unissued shares under the Company's pre-offering equity compensation plans) of the Company of at least $300.0 million with aggregate gross proceeds in excess of $50.0 million to the Company (or such lower amount of gross proceeds as is approved by the board of directors, including the approval of at least a majority of the directors elected by the holders of preferred stock) and a listing of the Company's common stock on the NASDAQ Stock Market, New York Stock Exchange or any of their respective successor exchanges or (2) the date and time, or occurrence of an event, specified by vote or written consent of the holders of at least 60% of the then outstanding preferred stock and, if such date is prior to December 31, 2013, the holders of shares representing at least 55% of the then outstanding Series CC-1 preferred stock and Series CC-2 preferred stock.

              As of December 31, 2012, 166,282,880 shares of common stock with $0.001 par value were authorized for issuance, of which 106,374 shares were issued and outstanding.

              Common stockholders are entitled to dividends when and if declared by the board of directors, subject to the preferences that may be applicable to any outstanding shares of convertible preferred stock. No dividends have been declared to date.

CardioDx, Inc.

Notes to Financial Statements (Continued)

10. Convertible Preferred Stock (Continued)

              Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.

               Redemption

              The Series AA, Series BB, Series CC-1 and Series CC-2 convertible preferred stock becomes redeemable in October 2016 in three annual installments upon the written election of the holders of at least 60% of the outstanding shares of Series AA, Series BB, Series CC-1 and Series CC-2 convertible preferred stock. Each share is redeemable for a cash payment equal to a specified amount per share as well as any accrued dividends, whether or not declared, plus any other declared but unpaid dividends. Accordingly, the carrying values of the Series AA, Series BB, Series CC-1 and Series CC-2 convertible preferred stock are being accreted to their redemption values to the earliest potential redemption date.

11. Stock Plan

              In 2004, the Company adopted the 2004 Stock Plan (the "Plan"), in which shares of common stock are reserved for the issuance of incentive stock options ("ISOs"), nonstatutory stock options ("NSOs"), restricted stock awards and stock purchase rights to employees, directors, or consultants. ISOs may be granted only to Company employees (including officers and directors who are also employees). NSOs may be granted to Company employees, consultants and directors. Pursuant to the Plan, the exercise price of ISOs and NSOs granted to a stockholder, who, at the time of grant, owns stock representing more than 10% of the voting power of all classes of the stock of the Company, shall be no less than 110% of the fair market value per share of common stock on the date of grant. The Company's board of directors determines the vesting schedule of the options. The options for employees generally vest 25% upon the one year anniversary of the vesting commencement date and 1/48 per month thereafter. Options generally expire 10 years from the date of grant. However, in the case of an ISO issued to an optionee who at the time of grant owns stock representing more than 10% of the voting power of all classes of the stock of the Company, the term of the option will be no more than five years. Stock bonus awards and rights to immediately purchase stock may also be granted under the Plan, with terms, conditions, and restrictions determined by the board of directors. A total of 26,715,162 shares have been authorized for issuance under the Plan, including 12,448,287 shares authorized in 2012. At December 31, 2012, a total of 12,317,414 shares remain available for grant.

CardioDx, Inc.

Notes to Financial Statements (Continued)

11. Stock Plan (Continued)

              The following table summarizes option activity under the Plan, and related information:

	Options Outstanding
	Number of Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life (In Years)
Balance, December 31, 2010	204,129	$5.51	6.73
Granted	12,781,528	0.19
Forfeited	(118,550)	0.34
Expired	(28,624)	4.16

Balance, December 31, 2011	12,838,483	0.26	9.53
Granted	1,778,448	0.28
Exercised	(20,749)	0.23
Forfeited	(245,465)	0.25
Expired	(39,772)	0.96

Balance, December 31, 2012	14,310,945	0.26	8.66
Granted (unaudited)	8,509,964	0.40
Exercised (unaudited)	(58,459)	0.19
Forfeited (unaudited)	(161,512)	0.22
Expired (unaudited)	(36,123)	0.52

Balance, June 30, 2013 (unaudited)	22,564,815	0.32	8.78

              Additional information related to the status of options as of December 31, 2012 and June 30, 2013 (unaudited) is as follows:

	Options Outstanding
	Number of Options	Weighted Average Exercise Price Per Share	Weighted-Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (In thousands)
Vested and expected to vest at December 31, 2012	13,513,678	$0.27	8.65	$821
Exercisable at December 31, 2012	6,663,570	$0.32	8.48	$447
Vested or expected to vest at June 30, 2013 (unaudited)	21,233,439	$0.32	8.76	$9,582
Exercisable June 30, 2013 (unaudited)	8,842,036	$0.31	8.17	$4,486

              In the above table, aggregate intrinsic value represents the difference between the exercise price and the estimated fair value of common stock as of December 31, 2012 and June 30, 2013.

              The aggregate cash received on exercise of stock options during the years ended December 31, 2011 and 2012, was $0 and $5,000, respectively, and $11,000 for the six months ended June 30, 2013 (unaudited).

              The aggregate intrinsic value of options exercised during the years ended December 31, 2011 and 2012, was $0 and $2,000, respectively, and $12,000 for the six months ended June 30, 2013 (unaudited). The aggregate intrinsic value is the difference between the exercise prices of the underlying stock option awards and the estimated fair value of the Company's common stock on the date of exercise. The total grant-date fair value of options vested during 2011 and 2012 was

CardioDx, Inc.

Notes to Financial Statements (Continued)

11. Stock Plan (Continued)

approximately $104,000 and $693,000, respectively and $554,000 for the six months ended June 30, 2013 (unaudited).

Employee Stock-based Compensation

              The Company records stock-based awards at fair value as of the grant date and recognizes the expense over the employee's requisite service period, which is generally the vesting period. The board of directors determines the estimated fair value of its common stock based on assistance from an independent third party valuation. The Company amortizes the fair value of stock-based awards on a straight-line basis.

              The fair value of each stock option grant to employees and directors was estimated on the date of grant, using a Black-Scholes option-pricing model, with the following weighted-average assumptions:

	Year Ended December 31,		Six Months Ended June 30,
	2011	2012	2012	2013
			(unaudited)
Dividend yield	—	—	—	—
Volatility	63%	74%	76%	66%
Expected term (in years)	5.8	6.0	6.0	5.9
Risk-free interest rate	1.7%	1.1%	1.3%	0.9%

              The Company granted 8,399,130 employee stock options in the six months ended June 30, 2013 (unaudited) at an exercise price of $0.40 per share.

              The expected term of options granted represents the period of time that such options are expected to be outstanding. The expected volatility for the Company's common stock is determined using an average of the historical volatility of comparable publicly traded companies in similar industries for a period equal to the expected term of the option. The risk-free interest rate is based on a zero coupon United States Treasury instrument whose term is consistent with the expected term of the stock options. The Company has not paid, and does not anticipate paying, cash dividends on its shares of common stock; therefore, the expected dividend yield is zero. The Company is required to estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. The Company uses historical data to estimate pre-vesting option forfeitures and records stock-based compensation expense only for those awards that are expected to vest.

              The weighted-average fair value per share of stock options granted to employees and non-employee directors during the years ended December 31, 2011 and 2012, was $0.11 and $0.18 per share, respectively.

              The Company recorded compensation expense for stock options granted to employees and directors of $421,000 and $432,000 for the years ended December 31, 2011 and 2012, respectively, and $691,000 for the six months ended June 30, 2013 (unaudited).

              As of December 31, 2012, approximately $861,000 of total unrecognized compensation cost was related to employee options and is expected to be recognized over the weighted-average period of 2.37 years.

CardioDx, Inc.

Notes to Financial Statements (Continued)

11. Stock Plan (Continued)

Non-employee Stock-based Compensation

              In exchange for current and future services, the Company issued options to non-employees to purchase 142,000 and 152,000 shares of common stock at exercise prices $0.19 and $0.32 per share during the years ended December 31, 2011 and 2012, respectively, and 110,834 shares of common stock at an exercise price of $0.40 per share during the six months ended June 30, 2013 (unaudited). The Company recorded compensation expense related to non-employee options of $19,000 and $34,000 for the years ended December 31, 2011 and 2012, respectively, and $48,000 for the six months ended June 30, 2013 (unaudited).

              The estimated fair values of the stock options granted to non-employees were calculated using the following weighted-average assumptions:

	Year Ended December 31,		Six Months Ended June 30,
	2011	2012	2012	2013
			(unaudited)
Dividend yield	—	—	—	—
Volatility	69%	73%	78%	65%
Expected term (in years)	9.9	9.4	9.9	9.9
Risk-free interest rate	2.2%	1.6%	1.8%	2.0%

              At December 31, 2012, 10,857 shares of Series AA preferred stock remained subject to repurchase from a 2011 restricted stock grant to a member of the board of directors for services. This right of repurchase lapses as these shares vest through September 2013. The repurchase price is the lesser of the fair value at the date of grant of $5.01 per share or the fair value on the date of repurchase.

Total Stock-based Compensation

              Total stock-based compensation expense for employee and non-employee awards is as follows (in thousands):

	Year Ended December 31,		Six Months Ended June 30,
	2011	2012	2012	2013
			(unaudited)
Cost of revenue	$8	$7	$3	$16
Research and development	117	144	84	204
Sales and marketing	85	121	65	142
General and administrative	230	194	101	377

	$440	$466	$253	$739

12. 401(k) Plan

              The Company sponsors a 401(k) plan that stipulates that eligible employees can elect to contribute to the plan, subject to certain limitations. The Company may make a discretionary profit-sharing contribution to the plan, and the amount of the contribution is determined each year. Eligible employees vest in the Company's contributions over four years. To date, the Company has made no contributions to the plan.

CardioDx, Inc.

Notes to Financial Statements (Continued)

13. Income Taxes

              The Company has incurred net operating losses for the years ended December 31, 2011 and 2012, and therefore has no provision for income taxes recorded for such years.

              The Company's total deferred tax assets at December 31, 2011 and 2012 were $50.7 million and $59.4 million, respectively.

              The components of the Company's deferred tax assets were as follows (in thousands):

	December 31,
	2011	2012
Deferred Tax Assets:
Net operating loss carryforwards	$34,606	$45,983
Fixed assets	131	94
Intangible assets	11,479	8,331
Tax credits	3,633	3,816
Accruals, reserves and other	629	886
Stock compensation	208	296

Total deferred tax assets	50,686	59,406
Valuation allowance	50,686	59,406

Net deferred tax assets	$—	$—

              The Company has incurred a cumulative loss from inception through the year ended December 31, 2012. The Company believes that, based on the history of such losses and other factors, the weight of available evidence indicates that it is more likely than not that it will not be able to realize its deferred tax assets and thus a full valuation reserve has been recorded at December 31, 2012. The change in valuation allowance for deferred tax assets was an increase of $9.2 million and $8.7 million during fiscal 2011 and 2012, respectively.

              A reconciliation of the difference between the benefit for income taxes and income taxes at the statutory U.S. federal income tax rate is as follows:

	Year Ended December 31,
	2011	2012
Federal tax benefit at statutory rate	34.0%	34.0%
Stock-based compensation	(0.5)	(0.2)
Permanent differences	(1.7)	(0.2)
Research and development credit	1.7	1.0
Valuation allowance	(33.5)	(29.4)
Apportionment/rate differences	—	(5.2)

Effective income tax rate	—%	—%

              At December 31, 2012, the Company had federal and California net operating loss carryforwards of $116.0 million and $111.8 million, respectively, available to offset future taxable income and federal and California credit carryforwards of $2.9 million and $3.4 million, respectively, available to offset future income tax liabilities. The Company's net operating loss carryforwards expire

CardioDx, Inc.

Notes to Financial Statements (Continued)

13. Income Taxes (Continued)

in 2028 through 2032 if not utilized. The Company's federal credit carryforwards expire in 2025 through 2031 if not utilized. California credit carryforwards have no expiration.

              The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company. As a result of ownership changes which may have occurred in past fiscal years or may occur in the future, the Company's net operating losses and carryforwards may be subject to these limitations.

              ASC 740 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

              A reconciliation of the unrecognized tax benefits (excluding interest and penalties) from December 31, 2010 through December 31, 2012 are as follows (in thousands):

Balance as of December 31, 2010	$1,240
Addition based on tax position related to current year	229

Balance as of December 31, 2011	$1,469
Addition based on tax position related to current year	92

Balance as of December 31, 2012	$1,561

              The Company remains subject to general examination by the Internal Revenue Service and State Taxing Authorities for all tax years as the Company has not utilized any of its net operating loss carryforwards.

14. Related Party Transactions

              In June 2005, the Company entered into the XDx Agreement with a related party, XDx. The following members of Company's board of directors are also members of the board of directors of XDx: Brook Byers, Fred Cohen and David Levison (who is also the Company's President and Chief Executive Officer). The following holders of more than 5% of the Company's capital stock are also stockholders of XDx: entities affiliated with Kleiner Perkins Caufield & Byers and entities affiliated with JPMorgan Direct Venture Capital. David Levison and Dr. Steven Rosenberg (the Company's Chief Scientific Officer) and his affiliated trusts are also stockholders of XDx. The Company pays royalties to XDx based on a percentage of cash collected from sales of licensed products (Note 7).

              The Company paid to XDx $23,000 and $34,000 for the fiscal years ended December 31, 2011 and 2012, respectively, and $9,000 for the six months ended June 30, 2013 (unaudited). The Company had a payable balance due to the related party of $7,000 and $20,000 at December 31, 2011 and 2012, respectively, and $21,000 at June 30, 2013 (unaudited).

              In March 2013, the Company entered into a marketing and sales agreement with a related party, Core Diagnostics India ("Core Diagnostics"). Artiman Ventures, which is a holder of more than 5% of the Company's capital stock, is also a stockholder of Core Diagnostics. Under the terms of the agreement, the Company will sell the Corus CAD product (which includes the Company's processing of collected samples) to Core Diagnostics at a predetermined price per test. Core Diagnostics will market and sell the Corus CAD product in India for the purpose of determining the likelihood of obstructive

CardioDx, Inc.

Notes to Financial Statements (Continued)

14. Related Party Transactions (Continued)

coronary artery disease in non-diabetic subjects. There were no payments received from Core Diagnostics during the six months ending June 30, 2013 (unaudited) and an outstanding receivable balance of $2,000 from Core Diagnostics as of June 30, 2013 (unaudited).

15. Subsequent Events

              For the purposes of the financial statements as of December 31, 2012 and the year then ended, the Company has evaluated subsequent events through July 24, 2013, the date the audited annual financial statements were confidentially submitted to the SEC in a registration statement on Form S-1. For the purposes of the unaudited interim condensed financial statements as of June 30, 2013 and the six month period then ended, such evaluation of subsequent events has been performed through October 11, 2013, the date the Company's registration statement on Form S-1 was filed with the SEC. Except as described below, the Company has concluded that no subsequent event has occurred that requires disclosure.

2013 Equity Incentive Plan (Unaudited)

              On August 27, 2013, the Company's board of directors adopted the 2013 Equity Incentive Plan, or the 2013 Plan, which, subject to stockholder approval, will become effective upon the execution and delivery of the underwriting agreement for the Company's proposed initial public offering. Initially, the aggregate number of shares of the Company's common stock that may be issued pursuant to stock awards under the 2013 Plan after the 2013 Plan becomes effective is the sum of (1) 12,000,000 shares, (2) the number of shares reserved for issuance under the Company's 2004 Stock Plan at the time the 2013 Plan becomes effective and (3) any shares subject to outstanding stock options or other stock awards that would have otherwise returned to the Company's 2004 Stock Plan (such as upon the expiration or termination of a stock award prior to vesting). Additionally, the number of shares of the Company's common stock reserved for issuance under the 2013 Plan will automatically increase on January 1 of each year, beginning on January 1, 2014 (assuming the 2013 Plan becomes effective in 2013) and continuing through and including January 1, 2023, by 4.0% of the total number of shares of the Company's capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares as determined by the Company's board of directors. The maximum number of shares that may be issued upon the exercise of ISOs under the 2013 Plan is 16,000,000 shares.

              On October 10, 2013, the Company's board of directors adopted forms of stock option grant notices and agreements that will provide for accelerated vesting in the event of certain qualifying terminations of employment and/or in connection with a corporate transaction or change of control (each, as defined in the 2013 Plan).

2013 Employee Stock Purchase Plan (Unaudited)

              On August 27, 2013, the Company's board of directors adopted the 2013 Employee Stock Purchase Plan, or ESPP, which, subject to stockholder approval, will become effective upon the execution and delivery of the underwriting agreement for the Company's proposed initial public offering. The ESPP authorizes the issuance of shares of the Company's common stock pursuant to purchase rights granted to the Company's employees or to employees of any of the Company's designated affiliates. The ESPP is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended. As of the date hereof, no shares of the Company's common stock have been purchased under the ESPP.

CardioDx, Inc.

Notes to Financial Statements (Continued)

15. Subsequent Events (Continued)

Retention and Severance Plan (Unaudited)

              On October 10, 2013, the Company's board of directors adopted a retention and severance benefit plan, or the Retention and Severance Plan, which will become effective immediately upon the signing of the underwriting agreement for the Company's proposed initial public offering. The Retention and Severance Plan is applicable to each of the Company's named executive officers, certain other officers at the level of vice president and above and certain key employees below the level of vice president who receive and return signed participation notices. The Retention and Severance Plan provides severance and change of control benefits to eligible participants in the event of certain qualifying terminations of employment that are either unrelated to, or in connection with, a change of control (as defined in the Retention and Severance Plan).

Non-Employee Director Compensation Policy (Unaudited)

              On October 10, 2013, the Company's board of directors adopted a non-employee director compensation policy, or director compensation policy, applicable to all of its non-employee directors, which will become effective immediately upon the signing of the underwriting agreement for the Company's proposed initial public offering. Under the director compensation policy, non-employee directors will receive cash and equity compensation for service on the Company's board of directors.

Laboratory and Office Lease (Unaudited)

              On October 10, 2013, the Company entered into a lease agreement for approximately 70,000 square feet of laboratory and office space in Redwood City, California, including space that will serve as a replacement for the Company's corporate headquarters and existing laboratory facility. The lease cost for this space is approximately $1.7 million annually. This lease is scheduled to expire on the eighth anniversary of the rent commencement date, which is the later of February 1, 2014 or the date the premises are ready for occupancy. The Company expects to move its laboratory and offices to this Redwood City location during the second quarter of 2014.

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CARDIODX®

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

              The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee, the FINRA filing fee and the NASDAQ listing fee. Except as otherwise noted, all the expenses below will be paid by us.

SEC registration fee		$11,109
FINRA filing fee		13,438
NASDAQ initial listing fee		*
Legal fees and expenses		*
Accounting fees and expenses		*
Printing and engraving expenses		*
Transfer agent and registrar fees and expenses		*
Blue sky fees and expenses		*
Miscellaneous fees and expenses		*

Total	$	*

*

To be filed by amendment.

Item 14.    Indemnification of Directors and Officers

              Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended. Our amended and restated certificate of incorporation to be in effect prior to the closing of this offering provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws to be in effect prior to the closing of this offering provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

              We have entered into indemnification agreements with our directors and officers, whereby we have agreed to indemnify our directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was our director, officer, employee or agent, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the our best interest. At present, there is no pending litigation or proceeding involving any of our directors or officers regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

              We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, that might be incurred by any director or officer in his capacity as such.

              The underwriters are obligated, under certain circumstances, pursuant to the underwriting agreement to be filed as Exhibit 1.1 hereto, to indemnify us, our officers, our directors against liabilities under the Securities Act of 1933, as amended.

Item 15.    Recent Sales of Unregistered Securities.

              The following sets forth information regarding all unregistered securities sold since January 1, 2010:

    (a)
    On August 16, 2012 and August 24, 2012, we issued and sold an aggregate of 22,077,167 shares of our Series CC-1 preferred stock to 28 accredited investors at a price per share of $1.314 for aggregate consideration of approximately $29,009,398. Upon completion of this offering, these shares of Series CC-1 preferred stock will convert into 22,077,167 shares of our common stock.

    (b)
    On August 16, 2012 and October 12, 2012, we issued and sold an aggregate of 19,869,449 shares of our Series CC-2 preferred stock to 28 accredited investors at a price per share of $1.46 for aggregate consideration of approximately $29,009,396. Upon completion of this offering, these shares of Series CC-2 preferred stock will convert into 19,869,449 shares of our common stock.

    (c)
    On February 17, 2011, we issued and sold an aggregate of 1,965,900 shares of our Series AA preferred stock to 11 accredited investors at a price per share of $1.00 for aggregate consideration of approximately $1,965,905. Upon completion of this offering, these shares of Series AA preferred stock will convert into 1,965,900 shares of our common stock. On February 17, 2011, March 21, 2011, May 6, 2011, May 9, 2011 and June 14, 2011, June 15, 2011, June 16, 2011, and June 17, 2011, we issued and sold an aggregate of 68,570,711 shares of our Series BB preferred stock to 29 accredited investors at a price per share of $1.00 for aggregate consideration of approximately $68,570,711. Upon completion of this offering, these shares of Series BB preferred stock will convert into 68,570,711 shares of our common stock.

    (d)
    On May 6, 2010 and June 9, 2010, we issued and sold an aggregate of 15,088,152 shares of our Series D preferred stock to 16 accredited investors at a price per share of $2.32 for aggregate consideration of approximately $35,004,513. On February 17, 2011, we converted and reconstituted these shares of Series D preferred stock into an aggregate of 6,989,080 shares of Series AA preferred stock as described in Item 15(g) below.

    (e)
    From January 1, 2010 to date, we issued and sold an aggregate of 226,327 shares of common stock to employees, consultants and directors at prices ranging from $0.19 to $8.70 per share pursuant to exercises of options and stock purchase rights, or SPRs, granted under our 2004 Stock Plan.

    (f)
    From January 1, 2010 to date, we granted stock options and SPRs to purchase an aggregate of 23,973,440 shares of common stock at exercise prices ranging from $0.19 to $8.70 per share to a total of 198 employees, consultants and directors under our 2004 Stock Plan. Of these options and SPRs, 219,607 shares have been exercised for cash consideration in the aggregate amount of approximately $43,427, options to purchase 1,030,778 shares have been cancelled without being exercised and options to purchase 22,723,055 shares remain outstanding.

    (g)
    On February 17, 2011, we converted and reconstituted all of the then-outstanding shares of our preferred stock into an aggregate of 14,273,929 shares of Series AA preferred stock. Upon completion of this offering, these shares of Series AA preferred stock will convert into 14,273,929 shares of our common stock.

    (h)
    From January 1, 2010 to date, we issued and sold an aggregate of approximately $17,767,728 convertible promissory notes and related warrants to 13 accredited investors.

              The offers, sales and issuances of the securities described in Items 15(e) and (f) were deemed to be exempt from registration under the Securities Act under either (1) Rule 701 promulgated under the Securities Act as offers and sale of securities pursuant to certain compensatory benefit plans and contracts relating to compensation in compliance with Rule 701 or (2) Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the stock certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

              The offer, sale and issuance of the securities described in Items 15(a), (b), (c), (d), (g), and (h) was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act (or Regulation D promulgated thereunder) as a transaction by an issuer not involving a public offering. The recipient of the securities in the transaction acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising. Each of the recipients of securities in these transactions represented that such recipient was an accredited investor under Rule 501 of Regulation D.

Item 16.    Exhibits and Financial Statement Schedules.

(a)         Exhibits.

Exhibit No.	Description of Exhibit
1.1*	Form of Underwriting Agreement.
3.1	Amended and Restated Certificate of Incorporation of CardioDx, Inc., as amended and as currently in effect.
3.2	Form of Amended and Restated Certificate of Incorporation of CardioDx, Inc., to be in effect upon closing of this offering.
3.3	Bylaws of CardioDx, Inc., as amended and as currently in effect.
3.4	Form of Amended and Restated Bylaws of CardioDx, Inc., to be in effect upon closing of this offering.
4.1*	Form of Common Stock Certificate.
4.2	Amended and Restated Investors' Rights Agreement, among CardioDx, Inc. and certain of its security holders, dated as of August 16, 2012.
5.1*	Form of Opinion of Cooley LLP.
10.1+	CardioDx, Inc. 2004 Stock Plan, as amended.
10.2(i)+	Forms of Notice of Stock Option Grant and Stock Option Agreement under the 2004 Stock Plan, as amended.
10.2(ii)+	Forms of Electronic Notice of Stock Option Grant and Stock Option Agreement under the 2004 Stock Plan, as amended.
10.3+	CardioDx, Inc. 2013 Equity Incentive Plan, to be in effect upon closing of this offering.

Exhibit No.	Description of Exhibit
10.4+	Forms of Stock Option Grant Notice, Option Agreement, Notice of Exercise, Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement under the 2013 Equity Incentive Plan.
10.5+	CardioDx, Inc. 2013 Employee Stock Purchase Plan, to be in effect upon closing of this offering.
10.6+	Form of Amended and Restated Indemnification Agreement, between CardioDx, Inc. and each of its directors and executive officers.
10.7+	Offer Letter, between CardioDx, Inc. and David L. Levison, dated as of August 30, 2004.
10.8+	Offer Letter, between CardioDx, Inc. and Steven Rosenberg, Ph.D., dated as of May 18, 2006.
10.9+	Offer Letter, between CardioDx, Inc. and Mark Monane, M.D., dated as of August 31, 2011.
10.10+	Offer Letter, between CardioDx, Inc. and Andrew L. Guggenhime, dated as of August 9, 2011.
10.11+	Offer Letter, between CardioDx, Inc. and Deborah L. Kilpatrick, Ph.D., dated as of June 19, 2006.
10.12+	Offer Letter, between CardioDx, Inc. and Gwen R. Carscadden, dated as of June 13, 2012.
10.13+	Offer Letter, between CardioDx, Inc. and Robert F. Werner, dated as of February 2, 2012.
10.14	Lease, between CardioDx, Inc. and Drawbridge/Faber LLC, dated as of November 27, 2006, as amended by Amendment No. 1, dated as of March 2007.
10.15
Office Lease Agreement, between EOP-Embarcadero Place, L.L.C. and Dyyno, Inc., dated as of October 31, 2008, as amended by First Amendment, dated as of September 22, 2009, Second Amendment, dated as of January 30, 2012, Landlord Consent to Assignment and Assumption of Lease, among EOP-Embarcadero Place, L.L.C., Dyyno, Inc. and CardioDx, Inc., dated as of March 1, 2013, and Third Amendment, between EOP-Embarcadero Place, L.L.C. and CardioDx, Inc., dated as of March 1, 2013.
10.16†	Services Agreement, by and between CardioDx, Inc. and XDx, Inc., dated as of June 24, 2005.
10.17†	Patent License Agreement, by and between CardioDx, Inc. and Roche Molecular Systems, Inc., dated as of November 3, 2008.
10.18†	Fully Paid License Agreement, by and between CardioDx, Inc. and Wescor, Inc., dated as of April 1, 2013.
10.19+	Retention and Severance Benefit Plan.
10.20	Lease, between CardioDx, Inc. and HCP LS Redwood City, LLC, dated as of October 10, 2013.
10.21+	Non-Employee Director Compensation Policy.
23.1*	Consent of Cooley LLP (included in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP, independent registered public accounting firm.

Exhibit No.	Description of Exhibit
24.1	Power of Attorney (see signature page hereto).

*

To be filed by amendment.

#

Previously filed.

+

Indicates management contract or compensatory plan.

†

Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

(b)         Financial statement schedules.

              All schedules have been omitted because the information required to be presented in them is not applicable or is shown in the financial statements or related notes.

Item 17.    Undertakings

              The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

              Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

              The undersigned Registrant hereby undertakes that:

    (1)
    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2)
    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, as amended, we have duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on the 11th day of October, 2013.

CARDIODX, INC.
By:	/s/ DAVID L. LEVISON David L. Levison President and Chief Executive Officer

POWER OF ATTORNEY

              KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David L. Levison, Andrew L. Guggenhime and Robert F. Werner, and each of them, as his true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him and in his name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their, his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

              Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAVID L. LEVISON David L. Levison	President, Chief Executive Officer, and Director (principal executive officer)	October 11, 2013
/s/ ANDREW L. GUGGENHIME Andrew L. Guggenhime	Chief Financial Officer (principal financial officer)	October 11, 2013
/s/ ROBERT F. WERNER Robert F. Werner	Senior Director, Finance and Corporate Controller (principal accounting officer)	October 11, 2013
/s/ BROOK H. BYERS Brook H. Byers	Director	October 11, 2013

Signature	Title	Date

/s/ FRED E. COHEN, M.D., D.PHIL. Fred E. Cohen, M.D., D.Phil.	Director	October 11, 2013
/s/ PATRICK G. ENRIGHT Patrick G. Enright	Director	October 11, 2013
Louis G. Lange, M.D., Ph.D.	Director	, 2013
/s/ ARTHUR M. PAPPAS Arthur M. Pappas	Director	October 11, 2013
/s/ AJIT SINGH, PH.D. Ajit Singh, Ph.D.	Director	October 11, 2013

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
1.1*	Form of Underwriting Agreement.
3.1	Amended and Restated Certificate of Incorporation of CardioDx, Inc., as amended and as currently in effect.
3.2	Form of Amended and Restated Certificate of Incorporation of CardioDx, Inc., to be in effect upon closing of this offering.
3.3	Bylaws of CardioDx, Inc., as amended and as currently in effect.
3.4	Form of Amended and Restated Bylaws of CardioDx, Inc., to be in effect upon closing of this offering.
4.1*	Form of Common Stock Certificate.
4.2	Amended and Restated Investors' Rights Agreement, among CardioDx, Inc. and certain of its security holders, dated as of August 16, 2012.
5.1*	Form of Opinion of Cooley LLP.
10.1+	CardioDx, Inc. 2004 Stock Plan, as amended.
10.2(i)+	Forms of Notice of Stock Option Grant and Stock Option Agreement under the 2004 Stock Plan, as amended.
10.2(ii)+	Forms of Electronic Notice of Stock Option Grant and Stock Option Agreement under the 2004 Stock Plan, as amended.
10.3+	CardioDx, Inc. 2013 Equity Incentive Plan, to be in effect upon closing of this offering.
10.4+	Forms of Stock Option Grant Notice, Option Agreement, Notice of Exercise, Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement under the 2013 Equity Incentive Plan.
10.5+	CardioDx, Inc. 2013 Employee Stock Purchase Plan, to be in effect upon closing of this offering.
10.6+	Form of Amended and Restated Indemnification Agreement, between CardioDx, Inc. and each of its directors and executive officers.
10.7+	Offer Letter, between CardioDx, Inc. and David L. Levison, dated as of August 30, 2004.
10.8+	Offer Letter, between CardioDx, Inc. and Steven Rosenberg, Ph.D., dated as of May 18, 2006.
10.9+	Offer Letter, between CardioDx, Inc. and Mark Monane, M.D., dated as of August 31, 2011.
10.10+	Offer Letter, between CardioDx, Inc. and Andrew L. Guggenhime, dated as of August 9, 2011.
10.11+	Offer Letter, between CardioDx, Inc. and Deborah L. Kilpatrick, Ph.D., dated as of June 19, 2006.
10.12+	Offer Letter, between CardioDx, Inc. and Gwen R. Carscadden, dated as of June 13, 2012.
10.13+	Offer Letter, between CardioDx, Inc. and Robert F. Werner, dated as of February 2, 2012.
10.14	Lease, between CardioDx, Inc. and Drawbridge/Faber LLC, dated as of November 27, 2006, as amended by Amendment No. 1, dated as of March 2007.

Exhibit No.	Description of Exhibit
10.15	Office Lease Agreement, between EOP-Embarcadero Place, L.L.C. and Dyyno, Inc., dated as of October 31, 2008, as amended by First Amendment, dated as of September 22, 2009, Second Amendment, dated as of January 30, 2012, Landlord Consent to Assignment and Assumption of Lease, among EOP-Embarcadero Place, L.L.C., Dyyno, Inc. and CardioDx, Inc., dated as of March 1, 2013, and Third Amendment, between EOP-Embarcadero Place, L.L.C. and CardioDx, Inc., dated as of March 1, 2013.
10.16†	Services Agreement, by and between CardioDx, Inc. and XDx, Inc., dated as of June 24, 2005.
10.17†	Patent License Agreement, by and between CardioDx, Inc. and Roche Molecular Systems, Inc., dated as of November 3, 2008.
10.18†	Fully Paid License Agreement, by and between CardioDx, Inc. and Wescor, Inc., dated as of April 1, 2013.
10.19+	Retention and Severance Benefit Plan.
10.20	Lease, between CardioDx, Inc. and HCP LS Redwood City, LLC, dated as of October 10, 2013.
10.21+	Non-Employee Director Compensation Policy.
23.1*	Consent of Cooley LLP (included in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP, independent registered public accounting firm.
24.1	Power of Attorney (see signature page hereto).

*

To be filed by amendment.

#

Previously filed.

+

Indicates management contract or compensatory plan.

†

Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.